   As filed with the Securities and Exchange Commission on June 7, 1999
                                                     Registration No. 333-74221
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                               THE PANTRY, INC.
            (Exact name of registrant as specified in its charter)

                               ---------------

           Delaware                            5411                          56-1574463
 (State or other jurisdiction      (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)            Identification No.)
         organization)

                                 P.O. Box 1410
                              1801 Douglas Drive
                      Sanford, North Carolina 27331-1410
                                (919) 774-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                WILLIAM T. FLYG
                            Chief Financial Officer
                                 P.O. Box 1410
                              1801 Douglas Drive
                      Sanford, North Carolina 27331-1410
                                (919) 774-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies to:

            CYNTHIA M. DUNNETT, ESQ.                         VALERIE FORD JACOB, ESQ.
              CARRIE WALKER, ESQ.                    Fried, Frank, Harris, Shriver & Jacobson
               Riordan & McKinzie                               One New York Plaza
   300 South Grand Avenue, Twenty-Ninth Floor                New York, New York 10004
         Los Angeles, California 90071                            (212) 859-8000
                 (213) 629-4824

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                 Preliminary Prospectus dated June 7, 1999

PROSPECTUS

                                6,250,000 Shares

                                The Pantry, Inc.

                                  Common Stock

                                 -------------

    This is The Pantry's initial public offering of common stock. All of the shares of common stock are being sold by The Pantry.

    The Pantry expects the public offering price to be between $15.00 and $17.00 per share. Currently, no public market exists for the shares. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "PTRY."

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 12 of this prospectus.

                                 -------------

                                                      Per Share Total
                                                      --------- -----
     Public offering price...........................     $       $
     Underwriting discount...........................     $       $
     Proceeds, before expenses, to The Pantry........     $       $

    The underwriters may also purchase up to an additional 937,500 shares from The Pantry, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about       , 1999.

                                 -------------

Merrill Lynch & Co.
                            Banc of America Securities LLC
                                                           Goldman, Sachs & Co.


                                 -------------

                  The date of this prospectus is      , 1999.

                  1. Map of southeast region showing store locations

                  2. Interior/exterior pictures of convenience stores

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................  12
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  24
Unaudited Pro Forma Financial Data.......................................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  41
Industry Overview........................................................  65
Business.................................................................  67
Management...............................................................  84
Transactions with Affiliates.............................................  92
Principal Shareholders...................................................  94
Description of Capital Stock.............................................  98
Shares Eligible for Future Sale.......................................... 101
Material U.S. Tax Considerations Applicable to Non-U.S. Holders of the
 Common Stock............................................................ 103
Underwriting............................................................. 107
Legal Matters............................................................ 110
Experts.................................................................. 110
Where You Can Find More Information...................................... 111
Index to Financial Statements............................................ F-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

      Industry data included in this prospectus is derived primarily from the National Association of Convenience Stores 1998 State of the Industry report. The Pantry has not independently verified this data.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements. Unless otherwise indicated, all information in this prospectus reflects our 51 for 1 stock split which will occur prior to the completion of the offering and assumes that the underwriters will not exercise their over-allotment option. We use a 52 or 53 week fiscal year ending on the last Thursday in September of each year. References to fiscal year refer to the fiscal year in which the period ends.

                                   The Pantry

      The Pantry is a leading convenience store operator in the southeastern United States. We are the third largest independently operated convenience store chain in the country and the fourteenth largest chain including stores owned by major oil companies and independent refiners. Our stores offer a broad selection of merchandise and gasoline as well as ancillary services designed to appeal to the convenience needs of our customers. Since the arrival of our current management team in 1996, we have experienced significant growth through a combination of management initiatives and strategic acquisitions. As of March 25, 1999, we operated 1,149 stores located in Florida, North Carolina, South Carolina, Kentucky, Indiana, Tennessee and Virginia.

                               Operating Strategy

      In 1996, our current management team implemented a five-pronged operating strategy that has contributed to our strong financial results. Specific elements of our operating strategy include the following:

      Focus on Merchandise. Since 1996, we have increased same store merchandise sales and gross profit dollars by focusing on four key areas:

    . increasing the merchandise SKU count in stores

    . keeping fully stocked positions of brand name, high demand items

    . adding impulse items that carry higher than average margins

    . improving promotional displays, signage and overall store presentation

      Improve Gasoline Offering. We believe that gasoline is an essential product offering and have implemented a number of initiatives that have increased gasoline volume and gasoline gross profit dollars. These initiatives include:

    . increasing the competitiveness of our gasoline pricing

    . upgrading gasoline facilities and equipment

    . consolidating our gasoline purchases

    . adjusting our mix of locations selling branded and unbranded gasoline

    . entering into supply agreements that provide volume rebates and vendor allowances

      Reduce Expenses Through Strengthened Vendor Relationships and Tightened Expense Controls. We have developed strong relationships with our merchandise and gasoline suppliers, which have led to lower purchasing costs and greater allowances and rebates. We have also adhered to a disciplined cost-savings program that has allowed us to reduce operating expenses without sacrificing customer service.

      Increase Capital Expenditures. Since fiscal 1996, we have implemented a capital expenditure program focused on upgrading store facilities and gasoline equipment. We also have focused on upgrading our management information systems and complying with EPA requirements and regulations.

      Grow Through Acquisitions and New Store Development. From April 1997 through February 1999, we acquired 890 convenience stores in 11 major and numerous smaller transactions. Our acquisition strategy is complemented by a disciplined new store development program in select markets.

                                Growth Strategy

      We believe that there is significant opportunity to continue to expand our leadership position in our markets and enhance our sales, productivity and profitability. Specific elements of our growth strategy include the following:

      Improve Same Store Merchandise Sales and Gasoline Volume Growth. We focus on continuous improvement of same store sales and profit growth at existing and newly acquired stores through the continued implementation of our operating strategy. Our merchandise and gasoline gallon sales also benefit from the location of our operations, which are largely in some of the fastest growing demographic markets in the United States.

      Invest in Technology and Store Automation. Over the next two years, we will invest over $15 million on new technology to increase transaction speed at the pump and in the store and to improve customer transaction information.

      Pursue Acquisitions and New Store Growth. The Pantry believes that growth through acquisition is currently more economically attractive than growth through new store development. With over 20,000 convenience stores operating in our existing markets, we believe there are enough attractive acquisition opportunities to double our store base in existing markets and expand into contiguous markets.

      Our acquisition strategy is complemented by a new store development program in existing and contiguous markets. We opened seven new stores in fiscal 1998 and expect to open eight to ten new stores annually.

                              Recent Developments

      Letters of Intent. We have entered into two non-binding letters of intent with respect to the acquisition of an aggregate of 83 convenience stores located in the Southeast. The letters of intent are subject to numerous conditions, including negotiation and execution of definitive purchase agreements and completion of due diligence. There can be no assurance that these acquisitions will be completed.

      ETNA Acquisition. On February 25, 1999, we acquired 60 convenience stores operated under the trade name ETNA located throughout North Carolina and Virginia. Many of these convenience stores are located in markets where we are underrepresented, including Virginia. Gasoline is sold at all locations with 50 stores offering unbranded gasoline and 10 selling gasoline under the CITGO brand.

      Handy Way Acquisition. On January 28, 1999, we acquired 121 convenience stores operated under the name Handy Way located in central Florida. The stores are strategically located in rural and urban fringe market areas with relatively limited competition from major convenience store chains and supermarkets. Gasoline is sold at Handy Way stores under the brand name CITGO. In addition, Handy Way has developed a food service operation, including 76 locations offering quick service restaurants with nationally branded food franchises such as Subway, Church's, Taco Bell and Hardee's.

                          Our Controlling Shareholders

      Freeman Spogli & Co. Incorporated currently controls The Pantry and has five representatives on our seven member board of directors. Chase Manhattan Capital, L.P. is also a significant shareholder of The Pantry and has one representative on our board. After the offering affiliated investment funds of Freeman Spogli will own 9,349,524 shares of common stock and warrants to purchase 2,346,000 shares of common stock, which will represent beneficial ownership of approximately 57.2% of the outstanding shares, including shares underlying the warrants. After the offering, Chase Capital and its affiliates will beneficially own 2,298,438 shares, or 12.7% of the outstanding shares. After the offering, public investors will own 6,250,000 shares of common stock, or 34.5% of the outstanding shares (30.5% assuming the Freeman Spogli warrant is exercised).

      Through their stock ownership and board representation, Freeman Spogli and Chase Capital will be in a position to significantly affect our corporate actions. See "Risk Factors--The interests of Freeman Spogli, our controlling shareholder, may conflict with our interests and the interests of our other shareholders." Freeman Spogli and Chase Capital are parties to a stockholders agreement that provides for various rights relating to the sale of shares of common stock by the parties. See "Transactions with Affiliates--Stockholders' Agreement."

                            Our Corporate Structure

      We conduct our operations directly at The Pantry, Inc. as well as through wholly-owned subsidiaries. The following chart shows our principal subsidiaries.
                       [Chart of Principal Subsidiaries]

Lil' Champ and Miller Enterprises conduct convenience store operations in Florida. Sandhills owns our Pantry trademarks. Global Communications was formed to own and operate video amusement machines in South Carolina.


                                ----------------

      The Pantry was founded in North Carolina in 1967. Our principal executive offices are located at 1801 Douglas Drive, Sanford, North Carolina 27331-1410. Our telephone number is (919) 774-6700.

                                  The Offering

Common stock offered by
 The Pantry.............  6,250,000 shares


Shares outstanding
 after the offering.....  18,111,478 shares


Use of proceeds.........  We estimate that the net proceeds from the offering will be approximately $92.0 million. We intend to use these net proceeds to:

                          .  repay outstanding debt

                          . redeem outstanding preferred stock and pay accrued dividends

                          . make acquisitions during the nine month period following the offering

Nasdaq National Market
 symbol.................  PTRY


 Shares that May Be Issued After the Offering Upon the Exercise of Options and
                                    Warrants

      We are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after the offering. If and when we issue these shares, the percentage of the common stock you own may be diluted. The following is a summary of additional shares of common stock that we have currently approved for issuance upon the exercise of options and warrants after the offering:

    . 576,861 shares issuable upon the exercise of options granted under our 1998 stock option plan and 4,523,139 options available for future awards under our 1998 and 1999 stock option plans after the offering

    . 2,346,000 shares issuable upon the exercise of outstanding warrants at an exercise price of $7.45 per share

    . 937,500 shares issuable upon the exercise of the underwriters' over-allotment option

                             Summary Financial Data

      The following table presents summary consolidated financial and store operating data which is derived from our consolidated financial statements. Our financial results in the periods presented below reflect the operating strategy implemented by our current management team that joined The Pantry in 1996.

      The financial position and results of operations for the six month periods ended March 26, 1998 and March 25, 1999 have been derived from The Pantry's unaudited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. They are not necessarily indicative of the results that may occur for the full fiscal year. Since the information in this table is only a summary, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes.

      The as adjusted balance sheet data reflects the sale of 6,250,000 shares of common stock in the offering and the application of net proceeds from the sale after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

      The statement of operations data includes unusual items and events that affect comparability with other periods:


    . During fiscal 1996, we recorded restructuring charges of $1.6 million pursuant to a formal plan to restructure our corporate offices and impairment of assets of $3.0 million.

    . During fiscal 1998, we recorded a merger integration charge of approximately $1.0 million for costs of combining our existing business with the acquired business of Lil' Champ.

    . During fiscal 1998, The Pantry incurred an extraordinary loss of $8.0 million. This loss related to the cost of the redemption of $51.0 million of senior notes and related consent fee payments and write-off of deferred financing costs.

      The stores included in calculating comparable store sales growth are stores that were under our management and in operation for the comparative periods presented.

      We have provided information in this prospectus relating to EBITDA. EBITDA represents income from operations before depreciation and amortization, merger integration costs, restructuring charges and impairment of long-lived assets. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful. EBITDA as defined may not be comparable to similarly-titled measures reported by other companies.

                               Fiscal Year Ended           Six Months Ended
                          ------------------------------  --------------------
                           Sept.      Sept.    Sept. 24,  March 26,  March 25,
                          26, 1996   25, 1997    1998       1998       1999
                          --------   --------  ---------  ---------  ---------
                               (dollars in thousands, except per share data)
Statement of Operations
 Data:
Total revenue...........  $384,807   $427,393  $ 984,884  $ 415,841  $ 675,399
Gross profit............    91,218     97,279    233,351     98,652    155,941
Income from operations..     1,874     10,771     31,843      9,492     20,540
Interest expense........   (11,992)   (13,039)   (28,946)   (12,851)   (18,873)
Net income (loss) before
 income taxes and
 extraordinary loss.....    (8,114)      (975)     4,673     (2,585)     1,795
Extraordinary loss......       --         --      (7,998)    (6,800)    (3,557)
Net income (loss).......    (8,114)      (975)    (3,325)    (8,469)    (2,480)
Earnings (loss) per
 share before
 extraordinary loss:
 Basic..................  $  (1.89)  $  (1.08) $    0.18  $   (0.36) $   (0.03)
 Diluted................  $  (1.89)  $  (1.08) $    0.16  $   (0.36) $   (0.03)
Weighted-average number
 of shares outstanding:
 Basic..................     5,688      5,815      9,732      8,937     11,857
 Diluted................     5,688      5,815     11,012      8,937     11,857
Other Financial Data:
EBITDA..................  $ 15,626   $ 20,275  $  60,501  $  21,267  $  38,370
Net cash provided by
 (used in):
 Operating activities...  $  5,415   $  7,338  $  48,032  $  17,652  $  13,405
 Investing activities...    (7,204)   (25,079)  (286,493)  (163,153)  (151,288)
 Financing activities...    (3,872)    15,750    269,518    170,698    128,478
Store operating expenses
 as a percentage of
 sales..................      15.0%      14.1%      14.2%      14.9%      14.1%
General and
 administrative expenses
 as a percentage of
 sales..................       4.6%       3.9%       3.3%       3.7%       3.3%
Operating income as a
 percentage of sales....       0.5%       2.5%       3.2%       2.3%       3.0%
Store Operating Data:
Number of stores (end of
 period)................       379        390        954        883      1,149
Average sales per store:
 Merchandise sales......  $  481.1   $  525.8  $   533.3  $   304.2  $   304.3
 Gasoline gallons (in
  thousands)............     450.0      501.2      603.9      329.2      397.5
Comparable store sales
 growth:
 Merchandise sales......       2.8%       8.5%       5.3%       4.4%      11.4%
 Gasoline gallons.......      (4.3)%      7.2%       4.8%       5.8%       6.8%

                                                              March 25, 1999
                                                           ---------------------
                                                            Actual   As Adjusted
                                                           --------  -----------
                                                               (dollars in
                                                                thousands)
Balance Sheet Data:
Working capital (deficiency).............................. $(34,836)  $ 14,827
Total assets..............................................  722,930    772,593
Total debt and capital lease obligations..................  472,446    453,446
Shareholders' equity......................................   36,446    110,946

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Because gasoline sales comprise a substantial portion of our revenues, interruptions in the supply of gasoline and increases in the cost of gasoline could adversely affect our business, financial condition or results of operations

      Gasoline profit margins have a significant impact on our earnings because gasoline revenue has increased as a percentage of our total revenue over the past three fiscal years. Gasoline revenue has averaged 51.4% of our revenues during that period. Several factors beyond our control affect the volume of gasoline we sell and the gasoline profit margins we achieve:

    . the supply and demand for gasoline

    . any volatility in the wholesale gasoline market

    . the pricing policies of competitors in local markets

In particular, a material increase in the price of gasoline could adversely affect demand for our gasoline.

      In addition, sudden increases in the cost of gasoline could adversely affect our business, financial condition or results of operations if gasoline sales volume is reduced. We face this particular risk because:

    . we typically have no more than a seven-day supply of gasoline

    . our gasoline contracts do not guarantee an uninterrupted, unlimited supply of gasoline in the event of a shortage

      Reductions in volume of gasoline sold or our gasoline profit margins could have a material adverse effect on our results of operations. In addition, because gasoline sales generate customer traffic to our stores, decreases in gasoline sales could impact merchandise sales.

If we are unable to pass along price increases of tobacco products to our customers, our business, financial condition or results of operations could be adversely affected because tobacco sales comprise an important part of our revenues

      Sales of tobacco products have averaged approximately 13% of our total revenue over the past three fiscal years. National and local campaigns to discourage smoking in the United States, as well as increases in taxes on cigarettes and other tobacco products, may have a material impact on our sales of tobacco products. The consumer price index for fiscal 1998 on tobacco products increased approximately 15%. In November 1998, major cigarette manufacturers that supply The

Pantry increased prices by $0.45 per pack. However, during December 1998, major cigarette manufacturers offered a rebate to retailers of $0.45 per pack to offset the November 1998 price increase. We passed along this rebate to our customers. Major cigarette manufacturers offered no rebate in January 1999, a $0.30 per pack rebate in February 1999, a $0.55 per pack rebate in March 1999, no rebate in April 1999 and a $0.35 per pack rebate in May 1999. We cannot assure you that major cigarette manufacturers will continue to offer these rebates or that any resulting increase in prices to our customers will not have a material adverse effect on our cigarette sales and gross profit dollars. A reduction in the amount of cigarettes sold by The Pantry could adversely affect our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Our Operations--Merchandise Sales."

Our growth and operating results could suffer if we are unable to identify and acquire suitable companies, obtain financing or integrate acquired stores or if we discover previously undisclosed liabilities

      An important part of The Pantry's growth strategy is to acquire other convenience stores that complement our existing stores or broaden our geographic presence. From April 1997 through April 1999, we acquired 890 convenience stores in 11 major and numerous smaller transactions. We expect to continue to acquire convenience stores as an element of our growth strategy. Acquisitions involve risks that could cause our actual growth or operating results to differ adversely compared to our expectations or the expectations of security analysts. For example:

    . We may not be able to identify suitable acquisition candidates or acquire additional convenience stores on favorable terms. We compete with others to acquire convenience stores. We believe that this competition may increase and could result in decreased availability or increased price for suitable acquisition candidates. It may be difficult to anticipate the timing and availability of acquisition candidates.

    . During the acquisition process we may fail or be unable to discover some of the liabilities of companies or businesses which we acquire. These liabilities may result from a prior owner's noncompliance with applicable federal, state or local laws.

    . We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

    . We may fail to successfully integrate or manage acquired convenience stores.

    . Acquired convenience stores may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate.

If we are unable to complete sufficient acquisitions over the next nine months, unused proceeds of the offering must be used to pay down debt

      Approximately $49.0 million of the net proceeds of this offering will be invested in short term cash instruments pending the completion of additional acquisitions. Such funds may be used to pay for acquisitions for up to nine months after completion of this offering. There can be no assurance that we will complete additional acquisitions in such time period. If the amount of net proceeds is not used to pay for acquisitions within nine months, it must be used instead to repay outstanding bank debt.

Restrictive covenants in our debt agreements may restrict our ability to implement our growth strategy, respond to changes in industry conditions, secure additional financing and engage in acquisitions

      Restrictive covenants contained in our existing bank credit facility and indenture could limit our ability to finance future acquisitions, new locations and other expansion of our operations. Credit facilities entered into in the future likely will contain similar restrictive covenants. These covenants may require us to achieve specific financial ratios and to obtain lender consent prior to completing acquisitions. Any of these covenants could become more restrictive in the future. Our ability to respond to changing business conditions and to secure additional financing may be restricted by these covenants. We also may be prevented from engaging in transactions including acquisitions which are important to our growth strategy. Any breach of these covenants could cause a default under our debt obligations and result in our debt becoming immediately due and payable which would adversely affect our business, financial condition and results of operations.

We are growing rapidly and our failure to effectively manage our growth may adversely affect our business, financial condition and results of operations

      The Pantry is growing rapidly. We have grown from total revenue of $384.8 million in fiscal 1996 to total pro forma revenue of $1.7 billion in fiscal 1998. Our ability to manage the growth of our operations will require us to continue to improve our operational, financial and human resource management information systems and our other internal systems and controls. Failure to make these improvements may affect our business, financial condition and results of operations.

      The Pantry is in the process of upgrading its management information systems. The new systems will fully automate our inventory and management reporting processes. We expect that this upgrade will cost approximately $9.0 million over the next two fiscal years. We expect that the upgrade will be completed prior to the end of fiscal 2000. Any failure to complete our transition to these new systems may inhibit our growth plans.

      In addition, our growth will increase our need to attract, develop, motivate and retain both our management and professional employees. The inability of our management to manage our growth effectively, or the inability of our employees to achieve anticipated performance or utilization levels, could have a material adverse effect on our business, financial condition and results of operations.

We depend on one principal wholesaler for the majority of our merchandise and loss of this supplier could have an adverse impact on our cost of goods and business, financial condition and results of operations

      The Pantry purchases over 50% of its general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane Company, Inc., a wholly-owned subsidiary of Wal-Mart. In addition, McLane supplies health and beauty aids, toys and seasonal items to all of our stores. We have a contract with McLane until 2003, and we may not be able to renew the contract upon expiration. We believe that our arrangements with vendors, including McLane, have enabled us to decrease the operating expenses of acquired companies after we complete an acquisition. Therefore, a change of suppliers could have a material adverse affect on our cost of goods and business, financial condition and results of operations.

Changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and a corresponding decrease in revenues for affected stores

      The convenience store and retail gasoline industries are highly competitive and we may not be able to compete successfully. Changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and a corresponding decrease in revenues for affected stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, inflation, increased labor and benefit costs and the lack of availability of experienced management and hourly employees may adversely affect the profitability of the convenience store industry. Any or all of these factors could create heavy competitive pressures and have an adverse effect on our business, financial condition and results of operations.

      The Pantry competes with numerous other convenience stores and supermarkets. In addition, our stores offering self-service gasoline compete with gasoline service stations and, more recently, supermarkets. Our stores also compete to some extent with supermarket chains, drug stores, fast food operations and other similar retail outlets. In some of our markets our competitors have been in existence longer and have greater financial, marketing and other resources than us. As a result, our competitors may be able to respond better to changes in the economy and new opportunities in our industry.

Because substantially all of our stores are located in the southeastern United States, our revenues could suffer if the economy of that region deteriorates

      Substantially all of our stores are located in the Southeast region of the United States. As a result, our results of operations are subject to general economic conditions in that region. In the event of an economic downturn in the Southeast, our business, financial condition and results of operations could be adversely impacted.

Unfavorable weather conditions in the spring and summer months could adversely affect our business, financial condition and results of operations

      Weather conditions in our operating area impact our business, financial condition and results of operations. During the spring and summer vacation season, customers are more likely to purchase higher profit margin items at our stores, such as fast foods, fountain drinks and other beverages, and more gasoline at our gasoline locations. As a result, we typically generate higher revenues and gross margins during warmer weather months in the Southeast, which fall within our third and fourth quarters. If weather conditions are not favorable during these periods, our operating results and cash flow from operations could be adversely affected.

      In addition, approximately 37% of our stores are concentrated in coastal areas in the southeastern United States, and are therefore exposed to damages associated with hurricanes, tropical storms and other weather conditions in these areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

If our history of losses continues, we may be unable to complete our growth strategy and financing plans

      We have experienced losses during our most recent three fiscal years. Our net losses were $8.1 million in fiscal 1996, $1.0 million in fiscal 1997, $3.3 million in fiscal 1998 and $2.5 million during the six months ended March 25, 1999. We incurred interest expense of $12.0 million in fiscal 1996, $13.0 million in fiscal 1997 and $28.9 million in fiscal 1998 and $18.9 million in the six months ended March 25, 1999. We also incurred an extraordinary loss of $8.0 million in fiscal 1998 and $3.6 million in the six months ended March 25, 1999, in each case related to the early extinguishment of debt.

      If we incur net losses in future periods, we may not be able to implement our growth strategy in accordance with our present plans. Continuation of our net losses may also require us to secure additional financing sooner than anticipated. Such financing may not be available in sufficient amounts, or on terms acceptable to us, and may dilute existing shareholders. If we do achieve profitability, we may not sustain or increase profitability in the future. This may, in turn, cause our stock price to decline.

We are subject to extensive environmental regulation, and increased regulation or our failure to comply with existing regulations could require substantial capital expenditures or affect our business, financial condition and results of operations

      Our business is subject to extensive environmental requirements, particularly environmental laws regulating underground storage tanks. Compliance with these regulations may require significant capital expenditures.

      Federal, state and local regulations governing underground storage tanks were phased in over a period ending in December 1998. These regulations required us to make expenditures for compliance with corrosion protection and leak detection requirements and required spill/overfill equipment by December 1998. We are in material compliance with the December 1998 upgrade requirements. Failure to comply with any environmental regulations or an increase in regulations could affect our business, financial condition and results of operations.

We may incur substantial liabilities for remediation of environmental contamination at our locations

      Under various federal, state and local laws, ordinances and regulations, we may, as the owner or operator of our locations, be liable for the costs of removal or remediation of contamination at these or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. The failure to properly remediate such contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent such property or to borrow money using such property as collateral. Additionally, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at sites where they are located, whether or not such site is owned or operated by such person. Although we do not typically arrange for the treatment or disposal of hazardous substances, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be liable for removal or remediation costs, as well as other related costs, including governmental fines, and injuries to persons, property and natural resources.

      We estimate that our future expenditures for remediation of current locations net of reimbursements will be approximately $4.5 million for which reserves have been established on our financial statements. In addition, The Pantry estimates that up to $12.7 million may be expended for remediation on our behalf by state trust funds established in our operating areas or other responsible third parties including insurers. To the extent third parties do not pay for remediation as we anticipate, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations.

      Reimbursements from state trust funds will be dependent on the continued viability of these funds. The State of Florida trust fund ceased accepting new claims for reimbursement for releases discovered after December 31, 1998. However, the State of Florida trust fund will continue to reimburse claims for remedial work performed on sites that were accepted into its program before December 31, 1998. We have obtained private coverage for remediation and third party claims arising out of releases reported after December 31, 1998. We meet federal and Florida financial responsibility requirements with respect to underground storage tanks in Florida through a combination of private insurance and a letter of credit.

      We may incur additional substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations which we may acquire in the future. We cannot assure you that we have identified all environmental liabilities at all of our current and former locations; that material environmental conditions not known to us do not exist; that future laws, ordinances or regulations will not impose material environmental liability on us; or that a material environmental condition does not otherwise exist as to any one or more of our locations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Liquidity and Capital Resources" and "Business--Government Regulation and Environmental Matters."

The large amount of our total outstanding debt and our obligation to service that debt could divert necessary funds from operations, limit our ability to obtain financing for future needs and expose us to interest rate risks

      We are highly leveraged, which means that the amount of our outstanding debt is large compared to the net book value of our assets, and have substantial repayment obligations under our outstanding debt. As of March 25, 1999 we had:

    . Total consolidated debt including capital lease obligations of approximately $472.4 million

    .  Shareholders' equity of approximately $36.4 million

      As of March 25, 1999, our borrowing availability under our bank credit facility was approximately $56.0 million.

      Our bank credit facility contains numerous financial and operating covenants that limit our ability, and the ability of most of our subsidiaries, to engage in activities such as acquiring or disposing of assets, engaging in mergers or reorganizations, making investments or capital expenditures and paying dividends. These covenants require that we meet interest coverage, net worth and leverage tests. The indenture governing our senior subordinated notes and our bank credit facility permit us and our subsidiaries to incur or guarantee additional debt, subject to limitations.

      Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to our shareholders, including the following:

    . We will have to use a portion of our cash flow from operations for debt service, rather than for our operations or to implement our growth strategy

    . We may not be able to obtain additional debt financing for future working capital, capital expenditures, acquisitions or other corporate purposes

    . We are vulnerable to increases in interest rates because the debt under our bank credit facility is at a variable interest rate

Violations of or changes to government regulations could adversely impact wage rates and other aspects of our business

      Convenience stores, including stores that sell tobacco and alcohol products, are subject to federal and state laws governing such matters as wage rates, overtime, working conditions, citizenship requirements and alcohol and tobacco sales. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance. A violation or change of these laws, or adoption of any these proposals, could have a material adverse effect on our business, financial condition and results of operations.

      There are numerous legislative proposals pending in the South Carolina legislature relating to video gaming, including initiatives to impose additional significant taxes or regulatory measures as well as initiatives to ban video gaming. Enactment of some of these initiatives could adversely impact our results of operations. See "Business--Government Regulation and Environmental Matters."

The interests of Freeman Spogli, our controlling shareholder, may conflict with our interests and the interests of our other shareholders

      As a result of its stock ownership and board representation, Freeman Spogli will be in a position to affect our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our other shareholders. Freeman Spogli will own 9,349,524 shares of common stock and warrants to purchase 2,346,000 shares of common stock after the offering. Based on its ownership of common stock and warrants after the offering, Freeman Spogli will beneficially own 57.2% of the common stock. In addition, five of the seven members of our board of directors will be representatives of Freeman Spogli immediately after the offering.

Because we depend on our senior management's experience and knowledge of our industry, we would be materially affected if senior management left The Pantry

      We are dependent on the continued efforts of our senior management team, including our President and Chief Executive Officer, Peter Sodini. Mr. Sodini's employment contract terminates in September 2001. If, for any reason, our senior executives do not continue to be active in management, our operations could be materially adversely affected. We cannot assure you that we will be able to attract and retain additional qualified senior personnel as needed in the future. We do not maintain key personnel life insurance on our senior executives and other key employees.

Future sales of additional shares into the market may depress the market price of the common stock

      If our existing shareholders sell shares of common stock in the public market following the offering, including shares issued upon the exercise of outstanding options and warrants, or if the market perceives such sales could occur, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

      Upon completion of the offering, we will have 18,111,478 outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 6,250,000 shares sold in the offering are freely tradable. Of the remaining shares, 11,647,962 shares are held by affiliated investment funds of Freeman Spogli and affiliates of Chase Capital, who may be deemed to be affiliates of The Pantry. Pursuant to Rule 144 under the Securities Act, affiliates of The Pantry can resell up to 1% of the aggregate outstanding common stock during any three month period. For more details, see "Shares Eligible for Future Sale." In addition, Freeman Spogli and Chase Capital have registration rights allowing them to require The Pantry to register the resale of their shares. If Freeman Spogli and Chase exercise their registration rights and sell shares of common stock in the public market, the market price of our common stock could fall. See "Shares Eligible for Future Sale--Registration Rights Agreement."

Because our common stock has never been publicly traded, we cannot predict the extent to which a trading market will develop for our common stock

      There was no public market for the common stock prior to the offering, and an active public market for the common stock may not develop or be sustained after the offering. Negotiations between us and representatives of the underwriters will determine the initial public offering price. The price at which the common stock will trade after the offering may be unrelated to the initial public offering price. You may not be able to resell your common stock at favorable prices. The price at which the common stock will trade will depend upon a number of factors, including our historical and anticipated quarterly and annual operating results, variations between such results and analyst and investor expectations, investor perceptions of us and comparable public companies, changes in the convenience store industry and general market and economic conditions. Some of these factors are beyond our control.

You will experience immediate and substantial dilution in the book value of the common stock

      The initial public offering price is expected to be substantially higher than the book value per share of our common stock. If you purchase common stock in the offering, you will experience immediate and substantial dilution of $19.23 per share in the net tangible book value of the common stock from the initial public offering price. This means that if The Pantry were to be liquidated immediately after the offering, there may be no assets available for distribution to public shareholders after satisfaction of all creditors assuming the amount carried as goodwill on our financial statements has no value. See "Dilution."

Our charter includes provisions which may have the effect of preventing or hindering a change in control and adversely affecting the market price of our common stock

      Our certificate of incorporation gives our board of directors the authority to issue up to five million shares of preferred stock and to determine the rights and preferences of the preferred stock without obtaining shareholder approval. The existence of this preferred stock could make more difficult or discourage an attempt to obtain control of The Pantry by means of a tender offer, merger, proxy contest or otherwise. Furthermore, this preferred stock could be issued with other rights, including economic rights, senior to our common stock, and, therefore, issuance of the preferred stock could have an adverse effect on the market price of our common stock. We have no present plans to issue any shares of our preferred stock.

      Other provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to acquire us or hinder a change in management even if doing so would be beneficial to our shareholders. These governance provisions could hurt the market price of our common stock. See "Description of Capital Stock--Antitakeover Provisions."

      We may, in the future, adopt other measures that may have the effect of delaying, deferring or preventing an unsolicited takeover, even if such a change in control were at a premium price or favored by a majority of unaffiliated shareholders. These measures may be adopted without any further vote or action by our shareholders.

The failure of The Pantry, third party vendors or acquired entities to be Year 2000 compliant could adversely impact our operations

      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

      We use a combination of hardware devices run by computers at our support centers and retail locations to process transactions and other data which are essential to our business operations. Because of the overall complexity of the Year 2000 issue and the uncertainty surrounding third party responses to Year 2000 issues, we may experience material unanticipated negative consequences and/or material costs caused by undetected errors or defects in our systems, systems of acquired companies or third party systems or by our failure to adequately prepare for the results of such errors or defects, including costs of related litigation.

      We believe that the worst case scenario in the event of a Year 2000-related failure would be delays in the receipt of payment from credit card processing companies utilized by us and a return to manual accounting processing at our individual stores. The impact of such consequences could have a material adverse effect on our business, financial condition or results of operations. For more details see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Initiative."

                                USE OF PROCEEDS

      The net proceeds to us from the sale of the 6,250,000 shares of common stock at an assumed price of $16.00 per share are estimated to be approximately $92.0 million, after deducting the underwriting discount and estimated offering expenses payable by us. Net proceeds will be $106.0 million if the over-allotment option is exercised in full.

      We expect to use the net proceeds of the offering to repay indebtedness under our bank credit facilities ($19.0 million), to redeem our outstanding preferred stock ($17.5 million), pay accrued dividends on the preferred stock ($6.5 million) and to make acquisitions ($49.0 million). We intend to invest the $49.0 million, pending use for acquisitions, in short term, investment grade money-market instruments. If we have not used any portion of this $49.0 million to make acquisitions within nine months after the offering, our bank credit facility requires that any unused portion must be used to repay term loan indebtedness.

      We continuously evaluate and review acquisition candidates as part of our growth strategy and we are at various stages of evaluation, discussion or negotiation with a number of such candidates. Some of these candidates may be material. At this time we have no definitive agreements to make acquisitions. There can be no assurance that we will complete additional acquisitions in the nine month time period.

      The $19.0 million used to repay indebtedness under the bank credit facility will be applied to the acquisition term facility, which has been amended to permit reborrowing of the $19.0 million after the offering. The acquisition term facility matures in January 2004. As of April 30, 1999 $19.0 million was outstanding under the acquisition term facility and an additional $239.0 million of term indebtedness was outstanding under our bank credit facility. Borrowings under the acquisition term facility bear interest, as of April 30, 1999, at a rate of 7.92%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

      We do not expect to pay cash dividends on our common stock for the foreseeable future. We intend to retain earnings to support operations and to finance expansion. The payment of cash dividends in the future will depend upon our earnings, operations, capital requirements, financial condition and other factors deemed relevant by the board of directors. The payment of any cash dividends is prohibited by the indenture relating to the senior subordinated notes and our bank credit facility.

                                 CAPITALIZATION

      The following table describes our capitalization as of March 25, 1999 on an actual basis and on an as adjusted basis to reflect our receipt of the estimated net proceeds of $92.0 million from the sale of 6,250,000 shares of common stock. The as adjusted amount also assumes the application of $19.0 million of the net proceeds to repay indebtedness under our bank credit facility, $17.5 million to redeem our preferred stock and $5.8 million to pay accrued dividends. The following should be read together with our consolidated financial statements and related notes, "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           At March 25, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Cash and cash equivalents................................ $ 24,999   $ 74,662
                                                          ========   ========
Current debt:
 Current maturities of long-term debt....................    5,431      5,431
 Current maturities of capital lease obligations.........    1,240      1,240
                                                          --------   --------
    Total current debt...................................    6,671      6,671
                                                          --------   --------
Long-term debt:
 Senior subordinated notes...............................  200,000    200,000
 Bank credit facility....................................  252,629    233,629
 Other long-term debt....................................    1,648      1,648
 Capital lease obligations...............................   11,498     11,498
                                                          --------   --------
    Total long-term debt.................................  465,775    446,775
                                                          --------   --------
      Total debt.........................................  472,446    453,446
                                                          --------   --------
Shareholders' equity:
  Preferred stock, par value $.01 per share; 150,000
   shares authorized, actual; 5,000,000 authorized, as
   adjusted; 17,500 Series B shares issued and
   outstanding, actual; no shares issued and outstanding,
   as adjusted...........................................      --         --
  Common stock, par value $.01 per share; 300,000 shares
   authorized, actual (50,000,000 after stock split);
   50,000,000 shares authorized, as adjusted; 11,861,478
   shares issued and outstanding, actual; 18,111,478
   shares issued and outstanding, as adjusted(a).........      119        181
  Additional paid-in capital.............................   70,727    145,165
  Shareholder loans......................................     (937)      (937)
  Retained earnings (deficit)............................  (33,463)   (33,463)
                                                          --------   --------
    Total shareholders' equity...........................   36,446    110,946
                                                          --------   --------
      Total capitalization............................... $508,892   $564,392
                                                          ========   ========

--------
(a) Does not include 2,922,861 shares issuable upon exercise of outstanding stock options and warrants.

                                    DILUTION

      Our net tangible book value as of March 25, 1999 was a deficit of $133.0 million or $(11.21) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets, which excludes goodwill of $169.4 million, less our total liabilities, divided by the total number of outstanding shares of common stock outstanding.

      After giving effect to the sale of 6,250,000 shares at an assumed initial public offering price of $16.00 per share and the receipt and application of the net proceeds (after deducting the underwriting discount and offering expenses) our adjusted net tangible book value as of March 25, 1999 would have been a deficit of approximately $58.5 million or approximately $(3.23) per share. This represents an immediate increase in such net tangible book value of $7.98 per share to existing shareholders and an immediate dilution of $(19.23) per share to new shareholders purchasing shares in the offering. If the initial public offering price is higher or lower, the dilution to the new shareholders will be greater or less. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $16.00
Net tangible book value per share as of March 25, 1999...... $(11.21)
Increase per share attributable to new shareholders.........    7.98
                                                             -------
Adjusted net tangible book value per share as of March 25,
 1999 after the offering....................................            (3.23)
                                                                      -------
Dilution per share to new investors.........................          $(19.23)
                                                                      =======

      The calculations in the table set forth above assume that the underwriters will not exercise their over-allotment option. The calculations do not reflect 5,100,000 shares of common stock reserved for issuance pursuant to options outstanding under our stock option plans and 2,346,000 shares of common stock reserved for issuance pursuant to common stock warrants issued to Freeman Spogli. See "Transactions with Affiliates" and "Management--Stock Option Plans."

      The following table describes, as of March 25, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, before deducting the underwriting discount and estimated offering expenses payable by us, at the assumed initial public offering price of $16.00 per share.

                                               Total Consideration     Average
                           Shares Purchased    Paid (in thousands)      Price
                         --------------------- ---------------------- ---------
                           Number   Percentage  Amount     Percentage Per Share
                         ---------- ---------- --------    ---------- ---------
Existing shareholders... 11,861,478    65.5%   $102,497(a)    50.6%    $ 8.64
New investors(b)........  6,250,000    34.5     100,000       49.4      16.00
                         ----------   -----    --------      -----     ------
  Total................. 18,111,478   100.0%   $202,497      100.0%    $11.18
                         ==========   =====    ========      =====     ======

--------
(a) Includes $26.0 million paid for Series A preferred stock which was contributed to The Pantry in October 1997.
(b) The number of shares held by new public investors will be 6,250,000 or approximately 34.5% of the total number of shares outstanding after the offering. If the underwriters exercise their over-allotment option in full, public investors will own 7,187,500 shares, or approximately 37.7% of the total number of shares of common stock outstanding after the offering.

                            SELECTED FINANCIAL DATA

      The following table presents selected historical consolidated financial data and store operating data that is derived from our consolidated financial statements. Our financial results for the 1996 fiscal year and subsequent periods reflect the operating strategy implemented by our current management team in 1996. The financial position and results of operations for the six month periods ended March 26, 1998 and March 25, 1999 have been derived from our unaudited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. They are not necessarily indicative of the results that may occur for the full fiscal year. Since this table contains only selected financial data, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes.

      The statement of operations data includes unusual items and events that affect comparability with other periods:

    . During 1998, we recorded an integration charge of approximately $1.0 million for costs of combining our existing business with the acquired business of Lil' Champ.

    . On October 23, 1997 in connection with the Lil' Champ acquisition, we completed the offering of our senior subordinated notes and, in a related transaction, redeemed $51.0 million in principal amount of our senior notes at a purchase price of 110% of the aggregate principal amount, plus accrued and unpaid interest, a consent fee and other related fees. In connection with this redemption, we incurred an extraordinary loss of $8.0 million during the year ended September 24, 1998 related to the cost of the redemption of $51.0 million of our senior notes and related consent fee payments and write-off of deferred financing costs.

    . During 1996, we recorded restructuring charges of $1.6 million pursuant to a formal plan to restructure our corporate offices. Also during fiscal 1996, we early-adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In addition, pursuant to SFAS No. 121, we evaluated our long-lived assets for impairment on a store-by-store basis. Based on this evaluation, we recorded an impairment loss of $0.4 million for property and equipment and $2.6 million for goodwill.

    . In fiscal 1995, we adopted SFAS No. 112, "Employer's Accounting for Post Retirement Benefits," and as a result, recorded a cumulative effect for a change in accounting principle of $1.0 million, net of taxes.

    . In fiscal 1994, we recorded an extraordinary loss of $0.7 million, net of taxes, related to the early extinguishment of debt.

      The stores included in calculating same store sales growth are stores that were under our management and in operation for the comparative periods presented.

                                        Fiscal Year Ended                       Six Months  Ended
                          ---------------------------------------------------  --------------------
                           Sept.     Sept.      Sept.      Sept.    Sept. 24,  March 26,  March 25,
                          29, 1994  28, 1995   26, 1996   25, 1997    1998       1998       1999
                          --------  --------   --------   --------  ---------  ---------  ---------
                                    (dollars in thousands, except operating data)
Statement of Operations
 Data:
Revenue:
 Merchandise sales......  $189,244  $187,380   $188,091   $202,440  $ 460,798  $ 193,765  $ 303,962
 Gasoline sales.........   175,083   187,165    192,737    220,166    509,958    215,718    360,917
 Commissions............     4,466     4,516      3,979      4,787     14,128      6,358     10,520
                          --------  --------   --------   --------  ---------  ---------  ---------
Total revenue...........   368,793   379,061    384,807    427,393    984,884    415,841    675,399
Cost of sales:
 Merchandise............   123,142   121,976    125,979    132,846    303,968    126,865    204,825
 Gasoline...............   153,476   161,179    167,610    197,268    447,565    190,324    314,633
                          --------  --------   --------   --------  ---------  ---------  ---------
Gross profit............    92,175    95,906     91,218     97,279    233,351     98,652    155,941

Store operating
 expense................    53,201    56,206     57,841     60,208    140,089     61,853     95,215
General and
 administrative
 expenses...............    17,893    18,159     17,751     16,796     32,761     15,532     22,356
Unusual charges.........       --        --       4,594        --       1,016        --         --
Depreciation and
 amortization...........    10,164    11,470      9,158      9,504     27,642     11,775     17,830
                          --------  --------   --------   --------  ---------  ---------  ---------
Income from operations..    10,917    10,071      1,874     10,771     31,843      9,492     20,540
Interest expense........   (12,047)  (13,240)   (11,992)   (13,039)   (28,946)   (12,851)   (18,873)
Income (loss) before
 income taxes and other
 items..................      (181)   (3,639)   (10,778)      (975)     4,673     (2,585)     1,795
Income (loss) before
 other items............       191    (3,285)    (8,114)      (975)     4,673     (1,669)     1,077
Extraordinary loss......      (671)      --         --         --      (7,998)    (6,800)    (3,557)
Net income (loss).......  $   (480) $ (4,245)  $ (8,114)  $   (975) $  (3,325) $  (8,469) $  (2,480)
Net loss applicable to
 common share holders...  $   (510) $ (4,245)  $(10,768)  $ (6,279) $  (6,267) $ (10,055) $  (3,926)
Earnings (Loss) Per
 Share Before
 Extraordinary Loss:
 Basic..................  $   0.03  $  (0.64)  $  (1.89)  $  (1.08) $    0.18  $   (0.36) $   (0.03)
 Diluted................  $   0.03  $  (0.64)  $  (1.89)  $  (1.08) $    0.16  $   (0.36) $   (0.03)
Weighted-Average Number
 of Shares Outstanding:
 Basic..................     5,100     5,100      5,688      5,815      9,732      8,937     11,857
 Diluted................     5,100     5,100      5,688      5,815     11,012      8,937     11,857

Other Financial Data:
EBITDA..................  $ 21,081  $ 21,541   $ 15,626   $ 20,275  $  60,501  $  21,267  $  38,370
Net cash provided by
 (used in):
 Operating activities...  $ (4,120) $ 11,903   $  5,415   $  7,338  $  48,032  $  17,652  $  13,405
 Investing activities...   (10,612)  (15,281)    (7,204)   (25,079)  (286,493)  (163,153)  (151,288)
 Financing activities...    25,955      (950)    (3,872)    15,750    269,518    170,698    128,478
Capital expenditures....     9,862    32,250     11,134     16,577     48,356     20,462     26,507

Store Operating Data:
Number of stores (end of
 period)................       406       403        379        390        954        883      1,149
Average sales per store:
 Merchandise sales (in
  thousands)............  $  460.4  $  462.7   $  481.1   $  525.8  $   533.3  $   304.2  $   304.3
 Gasoline gallons (in
  thousands)............     423.7     440.3      450.0      501.2      603.9      329.2      397.5
Comparable store sales
 growth:
 Merchandise............       1.3%     (0.8)%      2.8%       8.5%       5.3%       4.4%      11.4%
 Gasoline gallons.......       2.8%      0.5%      (4.3)%      7.2%       4.8%       5.8%       6.8%

Operating Data:
Merchandise gross
 margin.................      34.9%     34.9%      33.0%      34.4%      34.0%      34.5%      32.6%
Gasoline gallons sold
 (in millions)..........     158.5     160.3      160.7      179.4      466.8      189.3      365.3
Average retail gasoline
 price per gallon.......  $   1.10  $   1.17   $   1.20   $   1.23  $    1.09  $    1.14  $    0.99
Average gasoline gross
 profit per gallon......  $  0.136  $  0.162   $  0.156   $  0.128  $   0.134  $   0.134  $   0.127
Store expenses as a
 percentage of sales....      14.4%     14.8%      15.0%      14.1%      14.2%      14.9%      14.1%
General and
 administrative expenses
 as a percentage of
 sales..................       4.9%      4.8%       4.6%       3.9%       3.3%       3.7%       3.3%
Operating income as a
 percentage of sales....       3.0%      2.7%       0.5%       2.5%       3.2%       2.3%       3.0%

Balance Sheet Data (end
 of period):
Working capital
 (deficiency)...........  $  6,652  $   (761)  $ (6,513)  $ (8,245) $  (8,983) $     862  $ (34,836)
Total assets............   124,015   127,720    120,880    142,799    554,828    397,995    722,930
Total debt and capital
 lease obligations......   102,382   101,798    101,431    101,302    340,683    271,473    472,446
Shareholders' equity
 (deficit)..............   (12,087)  (16,332)   (27,547)   (17,873)    39,304     10,517     36,446

                      UNAUDITED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma consolidated financial data have been derived by the application of pro forma adjustments to the historical financial statements of The Pantry for the periods indicated. The adjustments are described in the accompanying notes. The unaudited pro forma financial data give effect to the following:

The Initial Public Offering of our Common Stock:

      The net proceeds from the sale of 6,250,000 shares of our common stock at an assumed price of $16.00 per share are estimated to be $92.0 million, after deducting the underwriting discount and estimated offering expenses payable by us. The pro forma financial data assumes the net proceeds of the offering are used to repay indebtedness under our bank credit facility of $19.0 million, to redeem our outstanding preferred stock of $17.5 million and pay accrued dividends of $5.8 million, with the remaining $49.7 million available to make acquisitions during the nine months following the offering.

Fiscal 1998 Acquisitions:

                                                                                      Number
                                                                                        of
  Date Acquired              Company             Trade Name        Locations          Stores
 ---------------- ------------------------------ ---------- -----------------------   ------
                                                            Central North Carolina,
 July 15, 1998    Stallings Oil Company, Inc.    Zip Mart   Virginia                    42
 July 2, 1998     Quick Stop Food Mart, Inc.     Quick Stop Southeast North
                                                            Carolina, Coastal South
                                                            Carolina                    75
 May 2, 1998      United Fuels Corporation, Inc. Sprint     Gainesville, Florida        10
 March 19, 1998   Wooten Oil Company, Inc.       Kwik Mart  Eastern North Carolina      23
 October 23, 1997 Lil' Champ Food Stores, Inc.   Lil' Champ Northeast Florida          440(a)

--------
(a) Net of the disposition of 48 convenience stores located throughout eastern Georgia.

      The approximate cost of the 1998 acquisitions and the sources of funding are as follows:

         Company       Acquisition Cost             Funding Sources
   ------------------- ---------------- --------------------------------------
                        (in thousands)
   Stallings Oil           $29,300      Proceeds of $25.0 million from our
                                        1998 bank credit facility and cash on
                                        hand
   Quick Stop               56,000      Proceeds of $25.0 million from the
                                        sale of 43,478 shares of our common
                                        stock to existing shareholders, $25.0
                                        million from our 1998 bank credit
                                        facility and cash on hand
   United Fuels             18,300      Proceeds of $19.0 million from our
                                        1998 bank credit facility
   Wooten Oil                9,000      Proceeds of $9.0 million from our 1998
                                        bank credit facility
   Lil' Champ              136,400      Proceeds from the issuance of $200.0
                                        million of senior subordinated notes

Fiscal 1998 Financing Transactions:

    . October 23, 1997--we issued $200.0 million of senior subordinated notes at an interest rate of 10.25%

    . October 23, 1997--we repurchased $51.0 million of senior notes with an interest rate of 12.5% and paid related costs including a 10% repurchase premium, consent fee, accrued interest and other expenses. This issuance of new debt and retirement of existing debt, which results in an annual reduction in interest costs of approximately $1.148 million, was an integral part of our plan to acquire Lil' Champ.

    . March 19, 1998 through July 15, 1998--we borrowed $78.0 million under our bank credit facility

Fiscal 1999 Acquisitions:

                                                                                      Number
                                                                                        of
   Date Acquired            Company            Trade Name          Locations          Stores
 ----------------- -------------------------- ------------ ------------------------   ------
 February 25, 1999 Taylor Oil Company         ETNA         North Carolina, Virginia     60
 January 28, 1999  Miller Enterprises, Inc.   Handy Way    North-central Florida       121
                   and affiliates (a)
 November 5, 1998  Express Stop, Inc.         Express Stop Southeast North
                                                           Carolina, Eastern
                                                           South Carolina               22
 October 22, 1998  A.G. Lee Oil Company, Inc. Dash-N       East-central North
                                                           Carolina                     10

--------
(a) Including real estate assets of Miller Brothers and Circle Investments, Ltd. consisting of land and buildings leased to and used in the convenience store operations of Miller Enterprises, Inc.

      The approximate cost of the 1999 acquisitions and the sources of funding are as follows:

              Company              Acquisition Cost      Funding Sources
 --------------------------------- ---------------- -------------------------
                                    (in thousands)
 Taylor Oil                            $22,850      Proceeds of $19.0 million
                                                    from our 1999 bank credit
                                                    facility and cash on hand
 Miller Enterprises and affiliates      95,100      Proceeds of $95.0 million
                                                    from our 1999 bank credit
                                                    facility and cash on hand
 Express Stop                           21,800      Proceeds of $16.0 million
                                                    from our 1998 bank credit
                                                    facility and cash on hand
 A.G. Lee Oil                            3,750      Cash on hand

Fiscal 1999 Financing Transactions:

    . January 28, 1999--we entered into a new bank credit facility and used the proceeds of $245.0 million plus cash on hand to:

      . repay $94.0 million of existing debt under our 1998 bank credit facility

      . redeem $49.0 million of outstanding senior notes and pay $2.0 million of related premium costs

      . finance $95.0 million of the Miller Enterprises and affiliates acquisition price and

      .  pay related fees and accrued and unpaid interest

    . The 1999 bank credit facility repaid and replaced the 1998 bank credit facility and is comprised of $80.0 million Tranche A and $160.0 million Tranche B term loans, a $45.0 million revolving credit facility and a $50.0 million acquisition facility

    . February 25, 1999--we borrowed $19.0 million on our 1999 revolving credit facility and used the proceeds plus cash on hand to finance the purchase price of the Taylor Oil acquisition

Pro Forma Adjustments:

      The unaudited pro forma balance sheet gives effect to the offering of our common stock and the repayment of $19.0 million of our long-term debt. The fiscal 1998 and 1999 transactions are reflected in our historical unaudited balance sheet as of March 25, 1999.

      The unaudited pro forma statement of operations for the six months ended March 25, 1999 gives effect to the fiscal 1999 acquisitions and the fiscal 1999 financing transactions as if such events occurred at the beginning of fiscal 1998. The fiscal 1998 acquisitions and fiscal 1998 financing transactions are included in our historical results of operations for the six-month period. The periods for which the fiscal 1999 acquisitions have been included in the pro forma statement of operations are as follows:

    . Taylor Oil--the five-month period from October 1, 1998 through February 24, 1999

    . Miller Enterprises--the four-month period from October 1, 1998 through January 27, 1999

    . Express Stop--the one-month period from October 1, 1998 through October 31, 1998

    . A.G. Lee Oil--the one-month period from October 1, 1998 through October 22, 1998

      The unaudited pro forma statement of operations for the year ended September 24, 1998 gives effect to the 1998 acquisitions and disposition, the 1998 financing transactions, the fiscal 1999 acquisitions and the 1999 financing transactions as if such events occurred at the beginning of fiscal 1998. The periods for which the fiscal 1998 and 1999 acquisitions have been included in the pro forma statement of operations are as follows:

      1998 Acquisitions and Disposition:

    . Stallings Oil--the nine-month period from October 1, 1997 through June 30, 1998

    .  Quick Stop--the nine-month period from October 1, 1997 through June
       30, 1998

    . United Fuels--the six-month period from October 1, 1997 through March 31, 1998

    . Wooten Oil--the five-month period from October 1, 1997 through February 28, 1998

    . Lil' Champ--the one-month period from September 28, 1997 through October 23, 1997

    . Lil' Champ disposition--the disposition of 48 convenience stores located throughout eastern Georgia for the eleven-month period from October 25, 1997 through August 31, 1998

      1999 Acquisitions:

    . Taylor Oil--the twelve-month period from January 1, 1998 through December 31, 1998

    . Miller Enterprises--the twelve-month period from October 1, 1997 through September 30, 1998

    . Express Stop--the twelve-month period from October 1, 1997 through September 30, 1998

    . A.G. Lee Oil--the twelve-month period from October 1, 1997 through September 30, 1998

      In connection with the Stallings Oil and Express Stop acquisitions, we did not acquire all operations of these entities. The operations not acquired related primarily to a truckstop owned, operated and retained by Stallings Oil and equity in earnings of affiliates of Express Stop, Inc.

      The unaudited pro forma financial data are provided for informational purposes only and do not represent our results of operations or financial position had the transactions occurred on such dates, nor are they indicative of our results of operations or financial position as of any future date or period.

      The unaudited pro forma financial data and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this prospectus. The financial statements of the following immaterial acquired entities were not audited or reviewed by independent public accountants. The information relating to these immaterial acquired entities is generally based on internal financial statements prepared by the entity:

    .  Wooten Oil

    .  United Fuels

    .  A.G. Lee Oil

                     UNAUDITED PRO FORMA BALANCE SHEET DATA

                                 March 25, 1999

                                The Pantry
                                March 25,        IPO        Total
                                   1999      Adjustments  Pro Forma
                                ----------   -----------  ---------
                                           (dollars in thousands)
Assets

Current assets:
  Cash and cash equivalents....  $ 24,999      $49,663(b) $ 74,662
  Receivables, net.............    14,829          --       14,829
  Inventories..................    61,378          --       61,378
  Income taxes receivable......     4,581          --        4,581
  Prepaid expenses.............     2,634          --        2,634
  Property held for sale.......        82          --           82
  Deferred income taxes........     4,133          --        4,133
                                 --------      -------    --------
    Total current assets.......   112,636       49,663     162,299
                                 --------      -------    --------
Property and equipment, net....   405,727          --      405,727

Other assets:
  Goodwill, net................   169,431(a)       --      169,431
  Deferred lease cost, net.....       247          --          247
  Deferred financing cost,
   net.........................    13,130          --       13,130
  Environmental receivables,
   net.........................    12,732          --       12,732
  Other........................     9,027          --        9,027
                                 --------      -------    --------
    Total other assets.........   204,567          --      204,567
                                 --------      -------    --------
      Total assets.............  $722,930      $49,663    $772,593
                                 ========      =======    ========



              See Notes to Unaudited Pro Forma Balance Sheet Data

                     UNAUDITED PRO FORMA BALANCE SHEET DATA

                                 March 25, 1999

                                            The Pantry
                                            March 25,      IPO          Total
                                               1999    Adjustments    Pro Forma
                                            ---------- -----------    ---------
                                                 (dollars in thousands)
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt......   $  5,431   $    --       $  5,431
Current maturities of capital lease
 obligations..............................      1,240        --          1,240
Accounts payable..........................     74,245        --         74,245
Accrued expenses..........................     66,556        --         66,556
                                             --------   --------      --------
 Total current liabilities................    147,472        --        147,472
                                             --------   --------      --------
Senior subordinated notes.................    200,000        --        200,000
1999 bank credit facility.................    252,629    (19,000)(b)   233,629
Other long-term debt......................      1,648        --          1,648
                                             --------   --------      --------
 Total long-term debt.....................    454,277    (19,000)      435,277
                                             --------   --------      --------
Other non-current liabilities:
Environmental reserve.....................     17,185        --         17,185
Capital lease obligations.................     11,498        --         11,498
Employment obligations....................        749        --            749
Accrued dividends on preferred stock......      5,837     (5,837)(b)       --
Deferred income taxes.....................     23,414        --         23,414
Other non-current liabilities.............     26,052        --         26,052
                                             --------   --------      --------
 Total other non-current liabilities......     84,735     (5,837)       78,898
                                             --------   --------      --------
Shareholders' equity:
Preferred stock, par value $.01 per share;
 150,000 shares authorized, actual;
 5,000,000 authorized, as adjusted; 17,500
 Series B shares issued and outstanding,
 actual; no shares issued and outstanding,
 pro forma................................        --         --            --
Common stock, par value $.01 per share;
 300,000 shares authorized, actual
 (50,000,000 after stock split);
 50,000,000 shares authorized, pro forma;
 11,861,478 shares issued and outstanding,
 actual; 18,111,478 shares issued and
 outstanding, as adjusted.................        119         62 (b)       181
Additional paid-in capital................     70,727     91,938 (b)   145,165
                                                         (17,500)(b)
Shareholder loans.........................       (937)       --           (937)
Retained deficit..........................    (33,463)       --        (33,463)
                                             --------   --------      --------
 Total shareholders' equity...............     36,446     74,500       110,946
                                             --------   --------      --------
 Total liabilities and shareholders'
  equity..................................   $722,930   $ 49,663      $772,593
                                             ========   ========      ========

              See Notes to Unaudited Pro Forma Balance Sheet Data

                NOTES TO UNAUDITED PRO FORMA BALANCE SHEET DATA
                (dollars in thousands except per share amounts)

(a) The 1998 and 1999 acquisitions have been accounted for using the purchase method of accounting. Purchase price allocations for the Lil' Champ acquisition, the Wooten Oil acquisition and the United Fuels acquisition have been finalized. Purchase price allocations for all other 1998 and 1999 acquisitions have not been finalized and are based on available information, internal estimates and assumptions we believe are reasonable.

    For each acquisition, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the time the acquisitions were consummated, pending completion of appraisals of property and equipment acquired. The excess of the purchase price over the historical basis of the net assets acquired has been allocated to the net assets acquired based on preliminary estimates. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein pending the completion of appraisals and other purchase price adjustments.

    The purchase price of the Miller Enterprises and affiliates acquisition is subject to working capital and capital expenditure adjustments pending the completion of a closing balance sheet audit of Miller Enterprises as of January 27, 1999.

    In the Express Stop acquisition, $2,500 of the purchase price was subject to an escrow agreement until March 1999, and was to be forfeited upon the occurrence of specific events or conditions relating to the operations of video poker machines in South Carolina. The events or conditions specified in the purchase agreement did not occur, and the $2,500 held in escrow was paid to Express Stop in March 1999.

(b) Reflects estimated net proceeds of $92,000 from the offering of 6,250,000 shares of our common stock at the assumed offering price of $16.00 per share. Also reflects the application of such proceeds to repay outstanding indebtedness under our bank credit facility of $19,000 and redeem preferred stock of $17,500 and pay accrued dividends of $5,837. The remaining proceeds of $49,663 from the offering will be invested in short-term investments pending use for acquisitions. If such amount has not been used for acquisitions within nine months of the offering, this amount will be used to repay term loan debt under the 1999 bank credit facility.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

                        Six Months Ended March 25, 1999

                                  Historical
                          --------------------------
                          Six Months
                            Ended                    Acquisition
                          March 25,      Fiscal          and
                             1999         1999        Financing                  IPO        Total
                          The Pantry Acquisitions(a) Adjustments   Subtotal  Adjustments  Pro Forma
                          ---------- --------------- -----------   --------  -----------  ---------
                                      (dollars in thousands except per share data)
Revenue:
 Merchandise sales......   $303,962     $ 49,122       $   --      $353,084     $--       $353,084
 Gasoline sales.........    360,917       80,645           --       441,562      --        441,562
 Commissions............     10,520          757           --        11,277      --         11,277
                           --------     --------       -------     --------     ----      --------
  Total revenue.........    675,399      130,524           --       805,923      --        805,923
                           --------     --------       -------     --------     ----      --------
Cost of Sales:
 Merchandise............    204,825       29,666           --       234,491      --        234,491
 Gasoline...............    314,633       70,450           --       385,083      --        385,083
                           --------     --------       -------     --------     ----      --------
  Total cost of sales...    519,458      100,116           --       619,574      --        619,574
                           --------     --------       -------     --------     ----      --------
Gross profit............    155,941       30,408           --       186,349      --        186,349
                           --------     --------       -------     --------     ----      --------
Store operating
 expenses...............     95,215       23,397        (1,507)(c)  118,323      --        118,323
                                                         1,218 (d)
General and
 administrative
 expenses...............     22,356        2,631           --        24,987      --         24,987
Merger integration
 costs..................        --           695           --           695      --            695
Stock compensation
 charge.................        --         2,029(b)        --         2,029      --          2,029
Impairment of long-lived
 assets.................        --            47           --            47      --             47
Depreciation and
 amortization...........     17,830        2,036           497 (e)   20,412      --         20,412
                                                           271 (f)
                                                          (222)(g)
                           --------     --------       -------     --------     ----      --------
 Total operating........    135,401       30,835           257      166,493      --        166,493
                           --------     --------       -------     --------     ----      --------
Income from operations..     20,540         (427)         (257)      19,856      --         19,856
                           --------     --------       -------     --------     ----      --------
Other Income (Expense):
 Interest...............    (18,873)        (131)       (2,743)(h)  (21,747)     784 (l)   (20,963)
 Miscellaneous..........        128           25           (13)(i)      140      --            140 (m)
                           --------     --------       -------     --------     ----      --------
  Total other...........    (18,745)        (106)       (2,756)     (21,607)     784       (20,823)
                           --------     --------       -------     --------     ----      --------
Income (loss) before
 income taxes...........      1,795         (533)       (3,013)      (1,751)     784          (967)
Income tax expense
 (benefit)..............        718         (508)         (911)(j)     (701)     314(j)       (387)
                           --------     --------       -------     --------     ----      --------
Net income (loss) before
 extraordinary loss.....   $  1,077     $    (25)      $(2,102)(k) $ (1,050)    $470      $   (580)
                           ========     ========       =======     ========     ====      ========
Earnings (Loss) Per
 Share Before
 Extraordinary Loss (k):
 Basic..................   $ (0.03)                                                       $  (0.03)
                           ========                                                       ========
 Diluted................   $ (0.03)                                                       $  (0.03)
                           ========                                                       ========
Weighted-Average Number
 of Shares Outstanding
 (k):
 Basic..................     11,857                                                         18,107
                           ========                                                       ========
 Diluted................     11,857                                                         18,107
                           ========                                                       ========

         See Notes to Unaudited Pro Forma Statement of Operations Data

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

                         Year Ended September 24, 1998

                                                   Historical
                          ------------------------------------------------------------
                           Year Ended        1998
                          September 24,  Acquisitions      Fiscal      Acquisition and
                              1998           and            1999          Financing                    IPO         Total
                           The Pantry   Disposition(n) Acquisitions(o)   Adjustments    Subtotal   Adjustments   Pro Forma
                          ------------- -------------- --------------- ---------------  ---------  -----------   ----------
                                                  (dollars in thousands except per share data)
Revenues:
 Merchandise sales......    $460,798       $ 75,593       $156,227        $   (402)(i)  $ 692,216    $  --       $  692,216
 Gasoline sales.........     509,958        181,814        267,481         (15,823)(i)    943,430       --          943,430
 Commissions............      14,128          3,633          5,217            (467)(i)     22,511       --           22,511
                            --------       --------       --------        --------      ---------    ------      ----------
   Total revenues.......     984,884        261,040        428,925         (16,692)     1,658,157       --        1,658,157
                            --------       --------       --------        --------      ---------    ------      ----------
Cost of Sales:
 Merchandise............     303,968         54,219        103,097            (207)(i)    461,077       --          461,077
 Gasoline...............     447,565        161,074        237,327         (13,004)(i)    832,962       --          832,962
                            --------       --------       --------        --------      ---------    ------      ----------
   Total cost of sales..     751,533        215,293        340,424         (13,211)     1,294,039       --        1,294,039
                            --------       --------       --------        --------      ---------    ------      ----------
Gross profit............     233,351         45,747         88,501          (3,481)       364,118       --          364,118
                            --------       --------       --------        --------      ---------    ------      ----------
Store operating
 expenses...............     140,089         27,164         60,021          (3,015)(i)    222,560       --          222,560
                                                                            (4,424)(c)
                                                                             2,725 (d)
General and
 administrative
 expenses...............      32,761          7,506         11,909            (356)(i)     51,778       --           51,778
                                                                               (42)(p)
Merger integration
 costs..................       1,016            --             261             --           1,277       --            1,277
Impairment of long-lived
 assets.................         --             --             188             --             188       --              188
Depreciation and
 amortization...........      27,642          5,189          5,517            (169)(i)     41,259       --           41,259
                                                                             3,160 (e)
                                                                               371 (f)
                                                                              (451)(g)
                            --------       --------       --------        --------      ---------    ------      ----------
Total operating
 expense................     201,508         39,859         77,896          (2,201)       317,062       --          317,062
                            --------       --------       --------        --------      ---------    ------      ----------
Income from operations..      31,843          5,888         10,605          (1,280)        47,056       --           47,056
                            --------       --------       --------        --------      ---------    ------      ----------
Other Income (Expense):
 Interest...............     (28,946)        (1,687)          (430)        (12,483)(h)    (43,546)    1,568 (l)     (41,978)
 Miscellaneous..........       1,776            137            627            (193)(i)      2,347       --            2,347(m)
                            --------       --------       --------        --------      ---------    ------      ----------
   Total other .........     (27,170)        (1,550)           197         (12,676)       (41,199)    1,568         (39,631)
                            --------       --------       --------        --------      ---------    ------      ----------
Income (loss) before
 income taxes...........       4,673          4,338         10,802         (13,956)         5,857     1,568           7,425
Income tax expense......         --             364            915           1,064 (j)      2,343       627 (j)       2,970
                            --------       --------       --------        --------      ---------    ------      ----------
Net income (loss) before
 extraordinary item.....    $  4,673       $  3,974       $  9,887        $(15,020)(k)  $   3,514    $  941      $    4,455
                            ========       ========       ========        ========      =========    ======      ==========
Earnings Per Share
 Before Extraordinary
 Loss (k):
 Basic..................    $   0.18                                                                             $     0.28
                            ========                                                                             ==========
 Diluted................    $   0.16                                                                             $     0.26
                            ========                                                                             ==========
Weighted-Average Number
 of Shares Outstanding
 (k):
 Basic..................       9,732                                                                                 15,982
                            ========                                                                             ==========
 Diluted................      11,012                                                                                 17,262
                            ========                                                                             ==========

         See Notes to Unaudited Pro Forma Statement of Operations Data

           NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                             (dollars in thousands)

(a) The fiscal 1999 acquisitions included in the unaudited pro forma statement of operations for the six months ended March 25, 1999 consist of the historical financial statements of the following entities:

                             One-month  Four-month  Five-month
                               period      period     period
                             October 1, October 1,  October 1,
                                1998       1998        1998
                              through     through    through
                              October   January 28,  February
                              31, 1998     1999      24, 1999
                             ---------- ----------- ----------                 Total
                              Express     Miller      Taylor    Other 1999  Fiscal 1999
                                Stop    Enterprises    Oil     Acquisitions Acquisitions
                             ---------- ----------- ---------- ------------ ------------
                                               (dollars in thousands)
   Revenue:
    Merchandise sales......    $1,698    $ 36,072    $10,737      $  615      $49,122
    Gasoline sales.........     2,407      45,191     32,012       1,035       80,645
    Commissions............       191         404        104          58          757
                               ------    --------    -------      ------      -------
     Total revenue.........     4,296      81,667     42,853       1,708      130,524
                               ------    --------    -------      ------      -------
   Cost of Sales:
    Merchandise............     1,232      20,736      7,237         461       29,666
    Gasoline...............     2,184      39,608     27,701         957       70,450
                               ------    --------    -------      ------      -------
     Total cost of sales...     3,416      60,344     34,938       1,418      100,116
                               ------    --------    -------      ------      -------
   Gross profit............       880      21,323      7,915         290       30,408
                               ------    --------    -------      ------      -------
   Store operating
    expenses...............       433      17,961      4,754         249       23,397
   General and
    administrative
    expenses...............       105       1,503      1,015           8        2,631
   Merger integration
    costs..................       --          695        --          --           695
   Stock compensation
    charge.................       --        2,029        --          --         2,029
   Impairment of long-lived
    assets.................       --          --          47         --            47
   Depreciation and
    amortization...........        61       1,281        685           9        2,036
                               ------    --------    -------      ------      -------
     Total operating
      expense..............       599      23,469      6,501         266       30,835
                               ------    --------    -------      ------      -------
   Income (loss) from
    operations.............       281      (2,146)     1,414          24         (427)
                               ------    --------    -------      ------      -------
   Other Income (Expense):
    Interest...............        (5)       (126)       --          --          (131)
    Miscellaneous..........        13           2        --           10           25
                               ------    --------    -------      ------      -------
     Total other...........         8        (124)       --           10         (106)
                               ------    --------    -------      ------      -------
   Income (loss) before
    income taxes...........       289      (2,270)     1,414          34         (533)
   Income tax expense
    (benefit)..............       --         (508)       --          --          (508)
                               ------    --------    -------      ------      -------
   Net income (loss) before
    extraordinary item.....    $  289    $ (1,762)   $ 1,414      $   34      $   (25)
                               ======    ========    =======      ======      =======

(b) On January 26, 1999, in anticipation of its acquisition by The Pantry, Miller Enterprises redeemed 18,502 shares of its restricted stock. In connection with this redemption of stock, Miller Enterprises recognized a charge to compensation expense of $2,029 for the period October 1, 1998 through January 27, 1999. This non-recurring charge is not reflective of The Pantry's continuing operations after the Miller acquisition and would not have been incurred by The Pantry had it owned Miller Enterprises as of the beginning of fiscal 1998.

(c) Historically, Miller Enterprises incurred rental expense related to stores leased from its affiliates. These stores were acquired by us in connection with the Miller Enterprises acquisition and all leases with Miller Enterprises affiliates were terminated. As a result, rental expenses of $1,507 for the six months ended March 25, 1999 and $4,424 for the year ended September 24, 1998 have been eliminated.

(d) Reflects an increase in store rental expense of $1,218 for Taylor Oil for the six months ended March 25, 1999 and $288 for Quick Stop and $2,437 for Taylor Oil for the year ended September 24, 1998 in connection with an obligation to lease stores from the former owners of Quick Stop and Taylor Oil at current market values at the dates of acquisition. The rent increases were effective concurrent with the Quick Stop acquisition, which occurred on July 2, 1998, and the Taylor Oil acquisition, which occurred on February 25, 1999.

(e) The 1998 and 1999 acquisitions have been accounted for using the purchase method of accounting. Purchase price allocations for the Lil' Champ acquisition, the Wooten Oil acquisition and the United Fuels acquisition have been finalized. Purchase price allocations for all other 1998 and 1999 acquisitions have not been finalized and are based on available information, internal estimates and assumptions we believe are reasonable.

   For each acquisition, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the time the acquisitions were consummated, pending completion of appraisals of property and equipment acquired. The excess of the purchase price over the historical basis of the net assets acquired has been allocated to the net assets acquired based on preliminary estimates. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein pending the completion of appraisals and other purchase price adjustments.

   The purchase price of the Miller Enterprises and affiliates acquisition is subject to working capital and capital expenditure adjustments pending the completion of a closing balance sheet audit of Miller Enterprises as of January 27, 1999.

   In the Express Stop acquisition, $2,500 of the purchase price was subject to an escrow agreement until March 1999, and was to be forfeited upon the occurrence of specific events or conditions relating to the operations of video poker machines in South Carolina. The events or conditions specified in the purchase agreement did not occur, and the $2,500 million held in escrow was paid to Express Stop in March 1999.

   The following table summarizes the additional amortization expense to be incurred in connection with the various 1998 and 1999 transactions described above:

                                       Estimated  Six Months Ended  Year Ended
                             Recorded Useful Life    March 25,     September 24,
   Acquisitions              Goodwill (in years)        1999           1998
   ------------              -------- ----------- ---------------- -------------
   1998 acquisitions:
    Lil' Champ.............  $ 42,622      30           $--           $  118
    Wooten Oil.............       126      30            --              --
    United Fuels...........     7,386      30            --              123
    Quick Stop.............    35,928      30            --              898
    Stallings Oil..........    15,505      30            --              388
   1999 acquisitions:
    A.G. Lee Oil...........       355      30                             12
    Express Stop...........    12,163      30             34             405
    Miller Enterprises and
     affiliates............    25,000      30            278             833
    Taylor Oil.............    13,300      30            185             443
                             --------                   ----          ------
                             $152,385                    497           3,220
                             ========
   Less historical recorded
    predecessor amounts....                              --               60
                                                        ----          ------
   Adjustment..............                             $497          $3,160
                                                        ====          ======

(f) Reflects additional depreciation expense in connection with the various 1998 and 1999 acquisition and financing transactions as follows:

                               Recorded
                             Fair Value of
                             Property and   Estimated  Six Months Ended  Year Ended
                               Equipment   Useful Life    March 25,     September 24,
   Acquisitions                Acquired    (in years)        1999           1998
   ------------              ------------- ----------- ---------------- -------------
   1998 acquisitions:
    Lil' Champ.............     155,382       10-35         $  --          $   985
    Wooten Oil.............       7,600        10              --              317
    United Fuels...........      15,400        10              --              770
    Quick Stop.............      15,000       10-35            --            1,125
    Stallings Oil..........      10,313       10-35            --              773
    Georgia stores
     disposition...........         --                         --             (516)
   1999 acquisitions:
    A.G. Lee Oil...........       2,500        10               63             250
    Express Stop...........       7,095        10              118             711
    Miller Enterprises and
     affiliates............      79,335       10-35          1,928           5,958
    Taylor Oil.............       4,750        10              198             475
                               --------                     ------         -------
                               $297,375                      2,307          10,848
                               ========                     ------         -------
   Less historical recorded
    amounts................                                  2,036          10,477
                                                            ------         -------
   Adjustment..............                                 $  271         $   371
                                                            ======         =======

     As noted in note (i), The Pantry did not acquire a truckstop owned, operated, and retained by Stallings Oil. Included in the historical financial statements of Stallings Oil for the nine months ended June 30, 1998 is $169 of depreciation expense related to the truckstop, which as been eliminated.

(g) Reflects additional amortization of deferred financing costs resulting from entering into our 1999 bank credit facility and the removal of deferred financing costs associated with the repayment of our 1998 bank credit facility and the repurchase of our senior notes as follows:

                                            Straight-
                               Financing       line     Six Months
                                 Costs     Amortization   Ended     Year Ended
                               Incurred       Period    March 25,  September 24,
          Transaction        (Written-off)  (in years)     1999        1998
          -----------        ------------- ------------ ---------- -------------
   Issuance of $200 million
    senior subordinated
    notes and 1998 bank
    credit facility........     $14,044          7        $ --        $   167
   Repurchase of $51
    million of senior
    notes..................      (2,006)         7          --            (24)
   Entering into 1999 bank
    credit facility........       3,210          6          178           535
   Repurchase of $49
    million of outstanding
    senior notes and
    repayment of 1998 bank
    credit facility........      (3,972)         7         (400)       (1,129)
                                                          -----       -------
   Adjustment..............                               $(222)      $  (451)
                                                          =====       =======

     Deferred financing costs relating to the issuance of our $200 million senior subordinated notes and our 1998 credit facility are amortized using the straight line method over the terms of the instruments because the instruments either require interim payments of interest only or require interim interest payments computed using variable interest rates which are periodically revised based on current market conditions. For purposes of the unaudited pro forma financial statements, deferred financing costs related to the 1999 credit facility are amortized using the straight line method, which approximates the results that would be computed using the effective interest method.

(h) Reflects additional interest expense in connection with the various 1998 and 1999 financing and acquisitions transactions as follows:

                             Principal   Interest   Six Months Ended  Year Ended
                             Borrowed      Rate        March 25,     September 24,
   Acquisition/Financing     (Retired)  (per annum)       1999           1998
   ---------------------     ---------  ----------- ---------------- -------------
   Issuance of senior
    subordinated notes.....  $200,000      10.25%       $   --          $ 1,708
   Redemption of senior
    notes in Lil' Champ
    acquisition............   (51,000)     12.50            --             (531)
   1998 acquisitions.......    78,000      8.25             --            4,187
   1999 acquisitions and
    proceeds to redeem
    outstanding senior
    notes .................   186,000      8.25           4,916          15,361
   Redemption of senior
    notes from proceeds of
    1999 bank credit
    facility...............   (49,000)     12.50         (2,042)         (6,125)
                                                        -------         -------
    Subtotal...............                               2,874          14,600
   Less historical recorded
    amounts related to
    indebtedness not
    assumed................                                 131           2,117
                                                        -------         -------
   Adjustment..............                             $ 2,743         $12,483
                                                        =======         =======

    In connection with the 1998 and 1999 acquisitions, The Pantry did not assume debt obligations of the acquired entities totaling approximately $54,700 and having interest rates ranging from 5.75% to 8.75%.

    The interest rates disclosed above are based on the current weighted-average interest rates for which The Pantry has an obligation. Assuming a 0.125% increase or decrease in the variable rate bank credit facility, interest expense, net of taxes, would increase or decrease by $90 for the six months ended March 25, 1999 and $179 for the year ended September 24, 1998.

(i) Reflects the elimination of operations not acquired. These operations relate to a truckstop owned, operated, and retained by Stalling Oil and equity in earnings of affiliates of Express Stop which were not acquired by The Pantry.

                                   Six Months         Year Ended
                                Ended March 25,     September 24,
                                      1999               1998
                               ------------------- -----------------
                               Decrease in expenses (decrease in income)
   Fiscal 1998 Acquisitions:
   Merchandise sales.........       $        --      $           (402)
   Gasoline sales............                --               (15,823)
   Commissions...............                --                  (467)
   Merchandise cost of
    sales....................                --                   207
   Gasoline cost of sales....                --                13,004
   Store operating expenses..                --                 3,015
   General and administrative
    expenses.................                --                   356
   Depreciation and
    amortization.............                --                   169
   Fiscal 1999 Acquisitions:
   Miscellaneous income......                (13)                (193)

(j) Adjusts income tax expense for an assumed tax rate of 40% for each of the periods presented.

(k) For each period presented, net income (loss) excludes an extraordinary loss of $3,557 related to the redemption of $48,995 of senior notes and the amendment of our bank credit facility. In addition, net income (loss) before extraordinary items for the year ended September 24, 1998 excludes an extraordinary loss of $7,998 incurred related to the costs of the redemption of $51,000 of senior notes.

    In addition, for all periods presented, basic and diluted weighted average shares outstanding have been increased by 6,250 shares to arrive at pro forma weighted average shares outstanding as if the offering of 6,250 shares of our common stock had occurred at the beginning of fiscal 1998.

(l) Reflects the application of net proceeds of approximately $19,000 to repay outstanding indebtedness at the weighted-average rate of 8.25%.

(m) Does not reflect interest income of $1,093 for the six months ended March 25, 1999 and $2,185 for the year ended September 24, 1998 from investment of the estimated remaining offering proceeds of $49,663 at an assumed interest rate of 4.4%.

(n) The fiscal 1998 acquisitions and disposition included in the unaudited pro forma statement of operations for the year ended September 24, 1998 consist of the historical financial statements of the following entities:

                               One-month                                                 Eleven-month
                                period       Nine-month      Nine-month                     period
                             September 28,     period          period                   October 1, 1997
                             1997 through  October 1, 1997 October 1, 1997                  through
                              October 23,      through         through                  August 31, 1998
                                 1997       June 30, 1998   June 30, 1998                 Lil' Champ     Total  1998
                             ------------- --------------- ---------------  Other 1998    Disposition   Acquisitions/
                              Lil' Champ     Quick Stop     Stallings Oil  Acquisitions   (48 Stores)    Disposition
                             ------------- --------------- --------------- ------------ --------------- -------------
                                                       (dollars in thousands)
   Revenue:
    Merchandise sales......     $17,752       $ 45,623        $ 20,029       $ 7,265       $(15,076)      $ 75,593
    Gasoline sales.........      21,397         69,277          88,452        16,525        (13,837)       181,814
    Commissions............         570          2,278           1,806           379         (1,400)         3,633
                                -------       --------        --------       -------       --------       --------
     Total revenue.........      39,719        117,178         110,287        24,169        (30,313)       261,040
                                -------       --------        --------       -------       --------       --------
   Cost of Sales:
    Merchandise............      11,421         34,108          14,357         5,018        (10,685)        54,219
    Gasoline...............      18,682         62,691          78,289        13,535        (12,123)       161,074
                                -------       --------        --------       -------       --------       --------
     Total cost of sales...      30,103         96,799          92,646        18,553        (22,808)       215,293
                                -------       --------        --------       -------       --------       --------
   Gross profit............       9,616         20,379          17,641         5,616         (7,505)        45,747
                                -------       --------        --------       -------       --------       --------
   Store operating
    expenses...............       5,957         12,029          12,784         2,429         (6,035)        27,164
   General and
    administrative
    expenses...............       1,698          2,771           1,334         1,703            --           7,506
   Depreciation and
    amortization...........         952          2,233           2,029           491           (516)         5,189
                                -------       --------        --------       -------       --------       --------
     Total operating
      expense..............       8,607         17,033          16,147         4,623         (6,551)        39,859
                                -------       --------        --------       -------       --------       --------
   Income from operations..       1,009          3,346           1,494           993           (954)         5,888
                                -------       --------        --------       -------       --------       --------
   Other Income (Expense):
    Interest...............        (121)          (497)         (1,055)          (14)           --          (1,687)
    Miscellaneous..........         --             137             --            --             --             137
                                -------       --------        --------       -------       --------       --------
     Total other expense...        (121)          (360)         (1,055)          (14)           --          (1,550)
                                -------       --------        --------       -------       --------       --------
   Income before income
    taxes..................         888          2,986             439           979           (954)         4,338
   Income tax expense
    (benefit)..............         364            --              --            --             --             364
                                -------       --------        --------       -------       --------       --------
   Net income before
    extraordinary item.....     $   524       $  2,986        $    439       $   979       $   (954)      $  3,974
                                =======       ========        ========       =======       ========       ========

      In connection with the October 23, 1997 acquisition of Lil' Champ and as contemplated at the consummation date, The Pantry sold all 48 Lil' Champ store operations and idle property in the state of Georgia. The sale was completed on September 1, 1998. As required by Statement of Financial Accounting Standards No. 121, these assets were measured at fair value less costs to sell during the allocation period following the consummation date of the acquisition. The Pantry received cash proceeds of $2,500 from the disposition, which approximated the carrying value of the assets. Accordingly, no gain or loss was recorded on the disposition.

(o) The fiscal 1999 acquisitions included in the unaudited pro forma statement of operations for the year ended September 24, 1998 consist of the historical financial statements of the following entities:

                             Twelve-month Twelve-month Twelve-month
                                period       period       period
                               October      October      January
                               1, 1997      1, 1997      1, 1998
                               through      through      through
                              September    September   December 31,
                               30, 1998     30, 1998       1998
                             ------------ ------------ ------------
                                                                                    Total
                                             Miller                  Other 1999  Fiscal 1999
                             Express Stop Enterprises   Taylor Oil  Acquisitions Acquisitions
                             ------------ ------------ ------------ ------------ ------------
                                                  (dollars in thousands)
   Revenue:
    Merchandise sales......    $20,720      $100,338     $ 25,587     $ 9,582      $156,227
    Gasoline sales.........     27,736       139,734       83,054      16,957       267,481
    Commissions............      2,209         1,988          267         753         5,217
                               -------      --------     --------     -------      --------
     Total revenue.........     50,665       242,060      108,908      27,292       428,925
                               -------      --------     --------     -------      --------
   Cost of Sales:
    Merchandise............     15,747        63,387       17,022       6,941       103,097
    Gasoline...............     24,765       124,258       72,856      15,448       237,327
                               -------      --------     --------     -------      --------
     Total cost of sales...     40,512       187,645       89,878      22,389       340,424
                               -------      --------     --------     -------      --------
   Gross profit............     10,153        54,415       19,030       4,903        88,501
                               -------      --------     --------     -------      --------
   Store operating
    expenses...............      5,284        40,173       11,135       3,429        60,021
   General and
    administrative
    expenses...............        968         8,442        1,926         573        11,909
   Merger integration
    costs..................        --            261          --          --            261
   Impairment of long-lived
    assets.................        --            --           188         --            188
   Depreciation and
    amortization...........        788         3,214        1,400         115         5,517
                               -------      --------     --------     -------      --------
     Total operating
      expense..............      7,040        52,090       14,649       4,117        77,896
                               -------      --------     --------     -------      --------
   Income from operations..      3,113         2,325        4,381         786        10,605
                               -------      --------     --------     -------      --------
   Other Income (Expense):
    Interest...............       (116)         (305)         --           (9)         (430)
    Miscellaneous..........        181           356          --           90           627
                               -------      --------     --------     -------      --------
     Total other ..........         65            51          --           81           197
                               -------      --------     --------     -------      --------
   Income (loss) before
    income taxes...........      3,178         2,376        4,381         867        10,802
   Income tax expense
    (benefit)..............        --            915          --          --            915
                               -------      --------     --------     -------      --------
   Net income (loss) before
    extraordinary item.....    $ 3,178      $  1,461     $  4,381     $   867      $  9,887
                               =======      ========     ========     =======      ========

(p) Historically, Lil' Champ paid Docks U.S.A., Inc., Lil' Champ's parent company, service agreement fees. The service agreement was terminated concurrent with the acquisition of Lil' Champ. Consequently, $42 of service agreement fees have been eliminated for the year ended September 24, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The Pantry is a leading convenience store operator in the southeastern United States. We are the third largest independently operated convenience store chain in the country and the fourteenth largest chain including stores owned by major oil companies and independent refiners. Our stores offer a broad selection of merchandise and gasoline as well as ancillary services designed to appeal to the convenience needs of our customers.

      Since the arrival of our current management team in fiscal 1996, we have experienced compound annual revenue growth of 60.0% and compound annual growth in operating income of 312.2% through a combination of management initiatives and strategic acquisitions including:

    . enhancing our merchandising to increase same store merchandise sales growth and margins

    . improving our gasoline offering in order to increase customer traffic and same store gasoline volume growth

    . reducing expenses through strengthened vendor relationships and tightened expense controls

    . increasing expenditures for facilities improvement and store automation

    .  growing through acquisitions and new store development

      As a result, we have experienced increases in total revenue, same store merchandise sales and gasoline volume growth and income from operations. Additionally, we have expanded the geographic scope of our operations which we believe will result in less seasonality from period to period. We intend to continue our acquisition strategy and, accordingly, future results may not be necessarily comparable to historic results.

      We believe that there is significant opportunity to continue to increase profitability at our existing and new stores. We continue to focus on same store sales and profit growth through upgraded facilities, improved technology, new service offerings, competitive merchandise and gasoline prices and cost savings initiatives. We are upgrading our management information systems and continue to remodel our stores. Finally, we continue to seek acquisitions and believe that there is a large number of attractive acquisition opportunities in our markets.

      We believe that our arrangements with vendors, including McLane, have enabled us to decrease the operating expenses of acquired companies after we complete an acquisition. We purchase over 50% of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane. In addition, McLane supplies health and beauty aids, toys and seasonal items to all of our stores. We have a contract with McLane until 2003. Although we believe there are adequate alternative supply sources, a change of suppliers, especially McLane, could have a material adverse affect on our cost of goods and results of operations.

Acquisition History

      Our acquisition strategy focuses on acquiring convenience stores within or contiguous to our existing market areas. We believe acquiring locations with demonstrated revenue volumes involves lower risk and is an economically attractive alternative to traditional site selection and new store development.

      The table below provides information concerning the eleven largest acquisitions we have completed since fiscal 1996:

                                                                                                  Number of
   Date Acquired              Company              Trade Name               Locations              Stores
 ----------------- ------------------------------ ------------   -------------------------------- ---------
 February 25, 1999 Taylor Oil Company             ETNA           North Carolina, Virginia             60
 January 28, 1999  Miller Enterprises, Inc.       Handy Way      North-central Florida               121
 November 5, 1998  Express Stop, Inc.             Express Stop   Southeast North Carolina,            22
                                                                  Eastern South Carolina
 October 22, 1998  A.G. Oil Company, Inc.         Dash-N         East-central North Carolina          10
 July 15, 1998     Stallings Oil Company, Inc.    Zip Mart       Central North Carolina, Virginia     42
 July 2, 1998      Quick Stop Food Mart, Inc.     Quick Stop     Southeast North Carolina,            75
                                                                  Coastal South Carolina
 May 2, 1998       United Fuels Corporation, Inc. Sprint         Gainesville, Florida                 10
 March 19, 1998    Wooten Oil Company, Inc.       Kwik Mart      Eastern North Carolina               23
 October 23, 1997  Lil' Champ Food Stores, Inc.   Lil' Champ     Northeast Florida                   440(a)
 June 12, 1997     Carolina Ice Company, Inc.     Freshway       Eastern North Carolina               15
 April 17, 1997    Gregorie Oil Co., Inc.         Gregorie Oil   Charleston, South Carolina           15

--------

(a) Net of the disposition of 48 convenience stores located throughout eastern Georgia.

      We seek to improve the productivity and profitability of acquired stores by implementing our merchandising and gasoline initiatives, eliminating duplicative costs, reducing overhead and centralizing functions such as purchasing and information technology. For example, at Lil' Champ, we have, among other things, expanded the merchandise offered at each store, upgraded store and gasoline facilities and centralized merchandise purchasing. These improvements have contributed to an increase in same store EBITDA of 30.3% and a decrease in same store operating expenses of 6.6% at Lil' Champ stores during the twelve month period following the Lil' Champ acquisition. We believe it takes six to twelve months to fully integrate and achieve operational and financial improvements at acquired locations. There can be no assurance, however, that revenue increases or cost savings can be achieved with respect to any acquisition.

Quarterly Results of Operations

     The following table presents the unaudited quarterly net sales, gross profit, operating income, net loss and EBITDA for each of our fiscal quarters in fiscal 1997, 1998 and 1999. In the opinion of our management, this quarterly information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results set forth herein.

                                      1997                                   1998
                       -------------------------------------  -------------------------------------------
                          Q1       Q2        Q3        Q4        Q1           Q2        Q3          Q4
                       --------  -------  --------  --------  --------     --------  --------    --------
                                                            (dollars in thousands)
 Total revenue...      $100,331  $95,910  $111,032  $120,120  $195,171     $220,670  $254,577    $314,466
 Gross profit....        22,200   21,291    25,314    28,474    45,365       53,287    60,365      74,334
 Income from
  operations.....         1,346      484     3,808     5,133     4,877        4,615    10,159      12,192
 Net income
  (loss).........        (1,383)  (1,761)      833     1,336    (6,889)(a)   (1,580)    2,509(a)    2,635(a)
 Earnings (loss)
  per share
  before extraordinary
  loss:
 Basic...........      $  (0.28) $ (0.34) $  (0.27) $  (0.19) $  (0.12)    $  (0.23) $   0.16    $   0.30
 Diluted.........      $  (0.28) $ (0.34) $  (0.27) $  (0.19) $  (0.12)    $  (0.23) $   0.14    $   0.27
 EBITDA..........      $  3,609  $ 2,719  $  6,118  $  7,829  $ 10,028     $ 11,239  $ 16,909    $ 22,325
 EBITDA
  margin(c)......           3.6%     2.8%      5.5%      6.5%      5.1%         5.1%      6.6%        7.1%
 Cash flows
  provided by
  (used in):
 Operating
  activities.....        (5,147)   3,753     3,319     5,413     5,064       12,588     9,458      20,922
 Investing
  activities.....        (1,077)  (2,280)  (19,229)   (2,493) (139,103)     (24,050)  (34,990)    (88,350)
 Financing
  activities.....         5,400   10,501     5,556    (5,707)  162,514        8,184    18,438      80,382
                                      1997                                   1998
                       -------------------------------------  -------------------------------------------
                          Q1       Q2        Q3        Q4        Q1           Q2        Q3          Q4
                       --------  -------  --------  --------  --------     --------  --------    --------
                                             (percent of annual total)
 Total revenue...          23.5%    22.4%     26.0%     28.1%     19.8%        22.4%     25.8%       32.0%
 Gross profit....          22.8%    21.9%     26.0%     29.3%     19.4%        22.8%     25.9%       31.9%
 Income from
  operations.....          12.5%     4.5%     35.3%     47.7%     15.3%        14.5%     31.9%       38.3%
 EBITDA..........          17.8%    13.4%     30.2%     38.6%     16.6%        18.6%     27.9%       36.9%
                             1999
                       ----------------------
                          Q1        Q2
                       --------- ------------
 Total revenue...      $315,607  $359,792
 Gross profit....        72,380    83,561
 Income from
  operations.....        10,493    10,047
 Net income
  (loss).........         1,065    (3,545)(b)
 Earnings (loss)
  per share
  before extraordinary
  loss:
 Basic...........      $   0.03  $  (0.06)
 Diluted.........      $   0.03  $  (0.06)
 EBITDA..........      $ 18,683  $ 19,687
 EBITDA
  margin(c)......           5.9%      5.5%
 Cash flows
  provided by
  (used in):
 Operating
  activities.....        (3,510)   16,915
 Investing
  activities.....       (34,508) (116,780)
 Financing
  activities.....        18,683   109,795
 Total revenue...
 Gross profit....
 Income from
  operations.....
 EBITDA..........

-------
(a) Includes extraordinary loss of $6,800, net of a tax benefit, in Q1 related to the repayment of $51 million of our senior notes. The estimated tax benefit related to this extraordinary loss was increased by $289 in Q3 and reduced by $1,487 in Q4. These adjustments were made to reflect changes in expected effective income tax rates. Also included in Q4 is a charge of $1,016 relating to our formal plan to integrate the acquired businesses of Lil' Champ with our operations.

(b) Includes an extraordinary loss of $3,557 in Q2 in connection with the issuance of our 1999 bank credit facility and the retirement of $49.0 million of our outstanding senior notes.

(c) EBITDA margin represents EBITDA, as defined, as a percentage of total revenue.

(d) EBITDA represents income from operations before depreciation, amortization and extraordinary and unusual items. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful. EBITDA as defined may not be comparable to similarly-titled measures reported by other companies.

Results of Operations

      The following table sets forth our results in absolute dollars and as a percentage of total revenue for the periods indicated:

                              Fiscal Year Ended             Six Months Ended
                          ------------------------------   ---------------------
                           Sept.      Sept.      Sept.     March 26,   March 25,
                          26, 1996   25, 1997   24, 1998     1998        1999
                          --------   --------   --------   ---------   ---------
                                      (dollars in thousands)
Revenue:
  Merchandise sales.....  $188,091   $202,440   $460,798   $193,765    $303,962
  Gasoline sales........   192,737    220,166    509,958    215,718     360,917
  Commissions...........     3,979      4,787     14,128      6,358      10,520
                          --------   --------   --------   --------    --------
Total revenue...........  $384,807   $427,393   $984,884   $415,841    $675,399
                          ========   ========   ========   ========    ========
Gross profit............  $ 91,218   $ 97,279   $233,351   $ 98,652    $155,941
Total operating
 expenses...............    80,186     77,004    173,866     77,385     117,571
Depreciation and
 amortization...........     9,158      9,504     27,642     11,775      17,830
                          --------   --------   --------   --------    --------
Income from operations..  $  1,874   $ 10,771   $ 31,843   $  9,492    $ 20,540
                          ========   ========   ========   ========    ========
Net income (loss).......  $ (8,114)  $   (975)  $ (3,325)  $ (8,469)   $ (2,480)
                          ========   ========   ========   ========    ========
                              Fiscal Year Ended             Six Months Ended
                          ------------------------------   ---------------------
                           Sept.      Sept.      Sept.     March 26,   March 25,
                          26, 1996   25, 1997   24, 1998     1998        1999
                          --------   --------   --------   ---------   ---------
Revenue:
  Merchandise sales.....      48.9 %     47.4 %     46.8 %     46.6 %      45.0 %
  Gasoline sales........      50.1       51.5       51.8       51.9        53.4
  Commissions...........       1.0        1.1        1.4        1.5         1.6
                          --------   --------   --------   --------    --------
Total revenue...........     100.0 %    100.0 %    100.0 %    100.0 %     100.0 %
                          ========   ========   ========   ========    ========
Gross profit............      23.7 %     22.7 %     23.7 %     23.7 %      23.1 %
Total operating
 expenses...............      20.8       18.0       17.7       18.6        17.4
Depreciation and
 amortization...........       2.4        2.2        2.8        2.8         2.6
                          --------   --------   --------   --------    --------
Income from operations..       0.5 %      2.5 %      3.2 %      2.3 %       3.0 %
                          ========   ========   ========   ========    ========

      The Lil' Champ acquisition and other acquisitions have had a significant impact on our financial condition and results of operations since their respective transaction dates. Due to the method of accounting for fiscal 1998 acquisitions, the consolidated statements of operations for the fiscal year ended September 24, 1998 and the six months ended March 26, 1998 include results from operations for each of the acquisitions from the date of each acquisition only. Due to the method of accounting for fiscal 1999 acquisitions, the consolidated statements of operations for the six months ended March 25, 1999 include the results of operations for each of the fiscal 1999 acquisitions from the date of each acquisition only. Moreover, the consolidated balance sheet as of September 24, 1998 and the consolidated statements of operations for fiscal years ended September 25, 1997 and September 26, 1996 do not include the assets, liabilities, and results of operations relating to acquisitions completed after the last day of each fiscal period. As a result, comparisons to prior operating results and prior balance sheets are impacted materially.

Six Months Ended March 25, 1999 Compared to the Six Months Ended March 26, 1998

      Total Revenue. Total revenue for the six months ended March 25, 1999 was $675.4 million compared to $415.8 million during the six months ended March 26, 1998, an increase of $259.6 million or 62.4%. The increase in total revenue is primarily attributable to the revenue from stores acquired or opened since March 26, 1998 of $213.0 million, as well as an additional month of Lil' Champ revenue of $38.0 million and same store merchandise sales growth of 11.4% (or $10.9 million). Our total revenue increase was partially offset by a lower average retail gasoline price of $0.99 for the six months ended March 25, 1999 compared to $1.14 for the six months ended March 26, 1998.

      Merchandise Revenue. Merchandise revenue for the six months ended March 25, 1999 was $304.0 million compared to $193.8 million during the six months ended March 26, 1998, an increase of $110.2 million or 56.9%. The increase in merchandise revenue is primarily attributable to the revenue from stores acquired or opened since March 26, 1998 of $77.5 million, as well as an additional month of Lil' Champ merchandise revenue of $17.3 million and same store merchandise sales growth of $10.9 million. Same store merchandise revenue for the six months ended March 25, 1999 increased 11.4% over the six months ended March 26, 1998. The increase in same store merchandise revenue is primarily attributable to increased customer traffic, higher average transaction size and general economic and market conditions. The increases in store traffic and average transaction size are primarily attributable to focused store merchandising, more competitive gasoline pricing, enhanced store appearance and increased in-store promotional activity.

      Gasoline Revenue and Gallons. Gasoline revenue for the six months ended March 25, 1999 was $360.9 million compared to $215.7 million during the six months ended March 26, 1998, an increase of $145.2 million or 67.3%. The increase in gasoline revenue is primarily attributable to the revenue from stores acquired or opened since March 26, 1998 of $132.5 million, as well as an additional month of Lil' Champ gasoline revenue of $20.1 million. Gasoline revenue growth was partially offset by a $0.15 or 13.3% decrease in average gasoline retail prices compared to the six months ended March 26, 1998. The revenue impact of the average retail price decline was approximately $54.8 million.

      In the six months ended March 25, 1999, gasoline gallons sold were
365.3 million compared to 189.3 million during the six months ended March 26, 1998, an increase of 176.0 million gallons or 93.0%. The increase is primarily attributable to the gasoline gallons sold by stores acquired or opened since March 26, 1998 of 136.9 million, as well as an additional month of Lil' Champ gasoline gallons of 18.5 million and same store gallon growth of 6.3 million. Same store gasoline gallon sales for the six months ended March 25, 1999 increased 6.8% over the six months ended March 26, 1998. The same store gallon increase is primarily attributable to increased customer traffic resulting from more competitive gasoline pricing, rebranding and promotional activity, gasoline equipment upgrades, enhanced store appearance and general economic and market conditions.

      Commission Revenue. Commission revenue for the six months ended March 25, 1999 was $10.5 million compared to $6.4 million during the six months ended March 26, 1998, an increase of $4.1 million or 64.1%. The increase in commission revenue is primarily attributable to the revenue from stores acquired or opened since March 26, 1998 of $3.0 million, as well as an additional month of Lil' Champ lottery commissions of $0.6 million. Commission revenue includes lottery commissions, video gaming income, money order commissions, telephone income and revenue from other ancillary product and service offerings.

      Total Gross Profit. Total gross profit for the six months ended March 25, 1999 was $155.9 million compared to $98.7 million for the six months ended March 26, 1998, an increase of $57.2 million or 58.0%. The increase in gross profit is primarily attributable to the profits from stores acquired or opened since March 26, 1998 of $43.7 million, as well as an additional month of Lil' Champ gross profit of approximately $8.7 million and same store gross profit increases of approximately $3.6 million. The total gross profit increases were achieved despite a decrease in total gross margin to 23.1% for the six months ended March 25, 1999 from 23.7% for the six months ended March 26, 1998.

      Merchandise Gross Profit and Margin. Merchandise gross profit was $99.1 million for the six months ended March 25, 1999 compared to $66.9 million for the six months ended March 26, 1998, an increase of $32.2 million or 48.1%. This increase is primarily attributable to the profits from stores acquired or opened since March 26, 1998 of $24.5 million, as well as an additional month of Lil' Champ merchandise gross profit of $5.9 million and same store profit increases of $1.7 million. The decline in merchandise gross margin to 32.6% for the six months ended March 25, 1999 from 34.5% for the six months ended March 26, 1998 is attributable to the addition of stores acquired or opened since March 26, 1998 which, on average reported merchandise margins of 31.6% for the six months ended March 25, 1999 and the impact of product cost increases in our tobacco category.

      Gasoline Gross Profit and Per Gallon Margin. Gasoline gross profit was $46.3 million for the six months ended March 25, 1999 compared to $25.4 million for the six months ended March 26, 1998, an increase of $20.9 million or 82.3%. This increase is primarily attributable to the profits from stores acquired or opened since March 26, 1998 of $16.2 million, as well as an additional month of Lil' Champ gasoline gross profit of $2.2 million and same store profit increases of $0.9 million. The gasoline gross profit per gallon was $0.127 for the six months ended March 25, 1999 compared to $0.134 for the six months ended March 26, 1998, a 5.2% decrease in gasoline margin per gallon.

      Store Operating and General and Administrative Expenses. Store operating expenses for the six months ended March 25, 1999 were $95.2 million compared to $61.9 million for the six months ended March 26, 1998, an increase of $33.3 million or 53.8%. The increase in store operating expenses is primarily attributable to the personnel and lease expenses associated with the stores acquired or opened since March 26, 1998 of $25.8 million, as well as an additional month of Lil' Champ store operating expenses of $5.1 million. As a percentage of total revenue, store operating expenses decreased to 14.3% in the six months ended March 25, 1999 from 14.9% in the six months ended March 26, 1998.

      General and administrative expenses for the six months ended March 25, 1999 were $22.4 million compared to $15.5 million during the six months ended March 26, 1998, an increase of $6.9 million or 44.5%. The increase in general and administrative expenses is attributable to increased administrative expenses associated with the stores acquired or opened since March 26, 1998 of $5.4 million, as well as an additional month of Lil' Champ general and administrative expenses of $1.0 million. As a percentage of total revenue, general and administrative expenses decreased to 3.3% in the six months ended March 25, 1999 from 3.7% in the six months ended March 26, 1998.

      Income from Operations. Income from operations was $20.5 million for the six months ended March 25, 1999 compared to $9.5 million during the six months ended March 26, 1998, an increase of $11.0 million or 115.8%. The increase in operating income was partially offset by a $6.1 million increase in depreciation and amortization. The increase in depreciation and amortization expense is primarily attributed to an additional amount of Lil' Champ depreciation and amortization expense of $1.2 million, the depreciation and amortization of goodwill expense associated with other businesses acquired, as well as increases in depreciation associated with other capital improvements and the amortization of deferred financing costs. As a percentage of total revenue, income from operations increased to 3.0% in the six months ended March 25, 1999 from 2.3% in the six months ended March 26, 1998.

      EBITDA. EBITDA represents income from operations before depreciation, amortization and extraordinary and unusual items. EBITDA for the six months ended March 25, 1999 was $38.4 million compared to $21.3 million for the six months ended March 26, 1998, an increase of $17.1 million or 80.3%. The increase is attributable to the items discussed above.

      EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful. EBITDA as defined may not be comparable to similarly-titled measures reported by other companies.

      Interest Expense. Interest expense is primarily interest on our senior subordinated notes, borrowings under our bank credit facility and our previously outstanding senior notes. Interest expense for the six months ended March 25, 1999 was $18.9 million compared to $12.9 million for the six months ended March 26, 1998, an increase of $6.0 million or 46.5%. The increase in interest expense is attributable to an additional month of interest on the senior subordinated notes of $1.6 million and interest on borrowings under our bank credit facility of $5.9 million. The interest expense increase is partially offset by:

    . the interest savings of $0.1 million associated with the October 23, 1997 redemption and refinancing of $51.0 million of our 12% senior notes with proceeds from our senior subordinated notes

    . the interest savings of approximately $0.3 million associated with the January 28, 1999 redemption and refinancing of the remaining $49.0 million of our 12% senior notes; the $49.0 million in principal was refinanced with proceeds from our bank credit facility at a floating interest rate currently set at 8.3%

      Income Tax Benefit (Expense). The income tax expense for the six months ended March 25, 1999 was $0.7 million compared to income tax benefit of $0.9 million for the six months ended March 26, 1998. This increase was primarily attributable to the increase in income before income taxes. Income tax benefit (expense) is recorded net of a change in valuation allowance to reduce federal and state deferred tax assets to a net amount which we believe more likely than not will be realized based on estimates of future earnings and the expected timing of temporary difference reversals.

      Extraordinary Item. In the six months ended March 25, 1999, we recognized an extraordinary loss, net of taxes, of approximately $3.6 million in connection with the January 28, 1999 redemption of the remaining $49.0 million in outstanding principal amount of our senior notes and the restructuring of our bank credit facility. The loss was the sum, net of taxes, of a $1.2 million call premium and the write-off of deferred financing costs associated with the senior notes and the bank credit facility of $2.4 million.

      In the six months ended March 26, 1998, we recognized an extraordinary loss, net of taxes, of approximately $6.8 million in connection with the October 23, 1997 redemption of $51.0 million in principal amount of our outstanding senior notes and related consents obtained from the holders of the senior notes to amendments and waivers to covenants contained in the indenture. The senior notes indenture contained covenants including restrictions on The Pantry's ability to incur additional debt and to make acquisitions. The loss was the sum, net of taxes, of the premium paid for the early redemption of $51.0 million in principal amount of the senior notes, the respective portion of the consent fees paid, and the write-off of a respective portion of the deferred financing cost associated with the senior notes set forth below.

      Net Loss. The net loss for the six months ended March 25, 1999 was $2.5 million compared to a net loss of $8.5 million for the six months ended March 26, 1998. In the six months ended March 25, 1999 and March 26, 1998, we recognized extraordinary losses as discussed above. The Pantry's income before extraordinary loss was $1.1 million for the six months ended March 25, 1999 compared to a loss of $1.7 million during the six months ended March 26, 1998, an increase of $2.8 million.

      Fiscal 1998 Compared to Fiscal 1997

      Total Revenue. Total revenue for fiscal 1998 was $984.9 million compared to $427.4 million for fiscal 1997, an increase of $557.5 million or 130.4%. The increase in total revenue is primarily attributable to Lil' Champ revenue of $451.4 million for the eleven month period ended September 24, 1998, the revenue from stores acquired or opened in fiscal 1998 of $92.2 million and same store merchandise sales growth of 5.3% (or $9.7 million).

      Merchandise Revenue. Merchandise revenue for fiscal 1998 was $460.8 million compared to $202.4 million for fiscal 1997, an increase of $258.4 million or 127.7%. The increase in merchandise revenue is primarily attributable to Lil' Champ merchandise revenue of $212.2 million for the eleven month period ended September 24, 1998, the revenue from stores acquired or opened in fiscal 1998 of $30.5 million and same store merchandise sales growth of $9.7 million. Fiscal 1998 same store merchandise revenue growth increased 5.3% over fiscal 1997. Same store sales increases at The Pantry locations are primarily attributable to increased customer counts and average transaction size resulting from more competitive gasoline pricing, enhanced store appearance and store merchandising and increased in-store promotional activity.

      Gasoline Revenue and Gallons. Gasoline revenue for fiscal 1998 was $510.0 million compared to $220.2 million for fiscal 1997, an increase of $289.8 million or 131.6%. The increase in gasoline revenue is primarily attributable to Lil' Champ gasoline revenue of $231.7 million for the eleven month period ended September 24, 1998 and the revenue from stores acquired or opened in fiscal 1998 of $61.1 million. Overall, gasoline revenue growth was partially offset by lower average gasoline retail prices in fiscal 1998 versus fiscal 1997. In fiscal 1998, our average retail price of gasoline was $0.14 or 11.4% lower than in fiscal 1997. The decrease in average retail price is primarily attributable to lower wholesale gasoline pricing.

      In fiscal 1998, total gasoline gallons were 466.8 million gallons compared to 179.4 million gallons in fiscal 1997, an increase of 287.4 million gallons or 160.2%. The increase in gasoline gallons is primarily attributable to Lil' Champ gallon volume of 204.9 million and same store gasoline volume increases of 7.9 million. Fiscal 1998 same store gallon sales growth was 4.8% and is primarily attributable to more competitive gasoline pricing, rebranding and promotional activity, enhanced store appearance and local market and economic conditions.

      Commission Revenue. Total commission revenue for fiscal 1998 was $14.1 million compared to $4.8 million for fiscal 1997, an increase of $9.3 million or 193.8%. The increase in commission revenue is primarily attributable to Lil' Champ revenue of $7.5 million for the eleven month period ended September 24, 1998 and revenue from stores acquired or opened in fiscal 1998 of $0.5 million. Lil' Champ's commission revenue is principally lottery revenue in locations throughout Florida and Georgia.

      Total Gross Profit. Total gross profit for fiscal 1998 was $233.4 million compared to $97.3 million for fiscal 1997, an increase of $136.1 million or 139.9%. The increase in gross profit is primarily attributable to Lil' Champ gross profit of $108.5 million for the eleven month period ended September 24, 1998, the gross profit from stores acquired or opened in fiscal 1998 of $15.7 million and same store gross profit increases of $5.8 million.

      Merchandise Gross Margin. Merchandise gross margins in fiscal 1998 remained relatively constant compared to fiscal 1997, decreasing only 4.0 basis points despite cost inflation in the tobacco category.

      Gasoline Gross Profit per Gallon. The gasoline gross profit per gallon increased to $0.134 in fiscal 1998 from $0.128 in fiscal 1997 as the result of more favorable retail price and wholesale cost conditions in Lil' Champ's markets and improved gasoline market conditions in our other primary markets. This increase occurred in spite of decreases in retail gasoline prices to $1.09 in fiscal 1998 from $1.23 in fiscal 1997.

      Store Operating and General and Administrative Expenses. Store operating expenses for fiscal 1998 were $140.1 million compared to $60.2 million for fiscal 1997, an increase of $79.9 million or 132.7%. The increase in store expenses is primarily attributable to Lil' Champ expenses of $63.6 million for the eleven month period ended September 24, 1998 and the operating and lease expenses associated with the stores acquired or opened in fiscal 1998 of $9.6 million. As a percentage of total revenue, store operating expenses increased to 14.2% in fiscal 1998 from 14.1% in fiscal 1997.

      General and administrative expenses for fiscal 1998 were $32.8 million compared to $16.8 million for fiscal 1997, an increase of $16.0 million or 95.2%. The increase in general and administrative expenses is primarily attributable to Lil' Champ expenses of $16.0 million for the eleven month period ended September 24, 1998. Operating, general and administrative expenses in total decreased as a percentage of total revenue. As a percentage of total revenue, general and administrative expenses decreased to 3.3% in fiscal 1998 from 3.9% in fiscal 1997.

      Merger Integration Costs. In connection with the Lil' Champ acquisition, we incurred merger integration costs of approximately $1.0 million related to the combination of our existing business with the acquired business of Lil' Champ. These costs include $0.3 million related to the relocation of personnel, $0.6 million related to the provision for duplicated contracted services that provide no future economic benefit and $0.1 million for other consolidation and related expenses.

      Income from Operations. Income from operations for fiscal 1998 was $31.8 million compared to $10.8 million for fiscal 1997, an increase of $21.0 million or 194.4%. The increase is primarily attributable to Lil' Champ income from operations of $16.7 million. As a percentage of total revenue, income from operations increased to 3.2% in fiscal 1998 from 2.5% in fiscal 1997.

      EBITDA. EBITDA for fiscal 1998 was $60.5 million compared to $20.3 million for fiscal 1997, an increase of $40.2 million or 198.0%. The increase is primarily attributable to Lil' Champ EBITDA of $31.4 million for the eleven month period ended September 24, 1998 and the items discussed above. Excluding Lil' Champ, EBITDA increased 43.3% in fiscal 1998 compared to fiscal 1997.

      Interest Expense. Interest expense in fiscal 1998 was $28.9 million compared to $13.0 million for fiscal 1997, an increase of $15.9 million or 122.3%. This increase is primarily attributable to interest on our senior notes of $6.5 million, our senior subordinated notes of $18.9 million and borrowing under the bank credit facility of approximately $2.0 million, which was partially offset by $0.8 million in interest savings related to the redemption and refinancing of $51.0 million in principal amount of our senior notes.

      Income Tax Benefit (Expense). We did not record an income tax benefit for fiscal 1998 or fiscal 1997. Income tax benefit (expense) is recorded net of a valuation allowance to provide for operating loss carryforwards and available tax credits based on estimated future earnings and for temporary differences based on expected timing of reversals. In fiscal 1998, the valuation allowance increased $620,000, which resulted primarily from the allowance for 1998 federal net operating loss benefits, offset by a $1.2 million allowance adjustment related to a corresponding reduction of $1.2 million of deferred tax assets which resulted from a preliminary settlement of a North Carolina tax assessment.

      Extraordinary Item. We recognized an extraordinary loss, net of taxes, of approximately $8.0 million in fiscal 1998 in connection with the redemption of a portion of our senior notes and related consent solicitation. The extraordinary item relates to the purchase of $51.0 million in principal amount of senior notes and includes the tender offer costs of $5.1 million, the consent solicitation costs of $0.9 million, and the write-off of a respective portion of recorded deferred financing costs of $2.0 million. The extraordinary item also reflects an income tax benefit of approximately $1.2 million.

      Net Loss. Net loss for fiscal 1998 was $3.3 million compared to $1.0 million for fiscal 1997, an increase of $2.3 million or 230.0%. The increase is primarily attributable to the extraordinary loss, net of taxes, of $8.0 million in connection with the redemption of our senior notes and related consent fees. The Pantry's income before extraordinary loss was $4.7 million for fiscal 1998 compared to a loss of $1.0 million during fiscal 1997, an increase of $5.7 million. The income before extraordinary loss for fiscal 1998 represents an increase of $12.8 million over fiscal year 1996.

Fiscal 1997 Compared to Fiscal 1996

      Total Revenue. Total revenue for fiscal 1997 was $427.4 million compared to $384.8 million for fiscal 1996, an increase of $42.6 million or 11.1%. This increase is attributable to significant revenue increases in merchandise of $14.3 million, gasoline of $27.4 million and commissions of $0.8 million despite a reduction in average store count compared to the prior year.

      Merchandise Revenue. Merchandise revenue for fiscal 1997 was $202.4 million compared to $188.1 million for fiscal 1996, an increase of $14.3 million or 7.6%. The increase is primarily attributable to same store merchandise sales increase of $14.8 million which is partially offset by a decrease in merchandise revenues due to a decrease in average store count compared to the prior year. The increase in same store merchandise sales of 8.5% is primarily attributable to increased volume in major merchandise categories, a general increase in the price of cigarettes and growth in new merchandise programs.

      Gasoline Revenue and Gallons. Total gasoline revenue for fiscal 1997 was $220.2 million compared to $192.7 million for fiscal 1996, an increase of $27.5 million or 14.3%, primarily due to same store gasoline revenue of $17.7 million. Additionally, the average retail price per gallon in fiscal 1997 was $1.23 versus an average retail price per gallon in fiscal 1996 of $1.20. In fiscal 1997 total gasoline gallons were 179.4 million gallons compared to 160.7 million gallons for fiscal 1996, an increase of 18.7 million gallons or 11.6%. Our same store gasoline volume increase of 7.2% or 11.0 million gallons in fiscal 1997 can be attributed to more competitive pricing and a relatively mild 1996-1997 winter season compared to the prior year.

      Commission Revenue. Total commission revenue for fiscal 1997 was $4.8 million compared to $4.0 million for fiscal 1996, an increase of $0.8 million or 20.0% due to the expansion and enhancement of existing commission related programs and the introduction of new programs in selected markets.

      Total Gross Profit. Total gross profit for fiscal 1997 was $97.3 million compared to $91.2 million for fiscal 1996, an increase of $6.1 million or 6.7%. The increase in gross profit is primarily attributable to the same store gross profit increase of $4.2 million. In addition, merchandise gross profit margin increased to 34.4% in fiscal 1997 from 33.0% in fiscal 1996. Overall gross profit margin declined to 22.8% in fiscal 1997 from 23.7% in fiscal 1996 due to the decrease in gasoline margin per gallon to $0.128 in fiscal 1997 from $0.156 in fiscal 1996. The decrease in gasoline gross profit margin is attributable to a shift in our pricing practices and less favorable conditions in the wholesale and retail gasoline markets.

      Store Operating and General and Administrative Expenses. Store operating expenses in fiscal 1997 were $60.2 million compared to $57.8 million in fiscal 1996, an increase of $2.4 million, or 4.2%, but decreased as a percentage of merchandise sales. Store expenses increased due to increases in store personnel related expenses of $1.0 million, real estate lease expense of $0.8 million and equipment rental expense of $0.5 million. The increase in store personnel related expenses is attributable to increased customer traffic and transaction volume. The increase in real estate leases is attributable to the consummation of several sale/leaseback transactions. The increase in equipment rental expense is primarily attributable to our roll-out of a frozen drink program to a majority of stores. As a percentage of total revenue, store operating expenses decreased to 14.1% in fiscal 1997 from 15.0% in fiscal 1996.

      General and administrative expenses for fiscal 1997 were $16.8 million compared to $17.8 million in fiscal 1996, a decrease of $1.0 million, or 6.0%. The decrease in both total dollar terms and as a percentage of merchandise sales is attributable to improved fiscal management of major expense categories. As a percentage of total revenue, general and administrative expenses decreased to 3.9% in fiscal 1997 from 4.6% in fiscal 1996.

      Restructuring Charges. As a result of the change in ownership that occurred during fiscal 1996, The Pantry restructured its corporate offices. These charges included $0.8 million for involuntary termination benefits paid to 51 employees and $0.8 million for the termination of the

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

former chairman and chief executive officer's employment agreement, including related expenses. These amounts were expended during 1996. As a result of these terminations, approximately $1.9 million in annual salaries were eliminated.

      Income from Operations. Income from operations for fiscal 1997 was $10.8 million compared to $1.9 million for fiscal 1996, an increase of $8.9 million or 468.4%. The increase is attributable to the items discussed above, as well as nonrecurring restructuring charges of $1.6 million and charges for impairment of long-lived assets of $3.0 million in fiscal 1996 which were not present in fiscal 1997. As a percentage of total revenue, income from operations increased to 2.5% in fiscal 1997 from 0.5% in fiscal 1996.

      EBITDA. EBITDA for fiscal 1997 was $20.3 million compared to $15.6 million in fiscal 1996, an increase of $4.7 million or 30.1%, due to the items discussed above.

      Interest Expense. Interest expense for fiscal 1997 was $13.0 million compared to $12.0 million in fiscal 1996, an increase of $1.0 million or 8.3%, due to a temporary interest rate increase on our senior notes from 12% to 12 1/2% and a nonrecurring decrease of $0.6 million related to an interest accrual that was reversed in fiscal 1996 and did not occur in fiscal 1997. The accrual had been recorded related to a potential income tax issue that was resolved in our favor in fiscal 1996. For the twelve months ended December 26, 1997, the Pantry's consolidated fixed charge coverage ratio fell below 1.63 to 1, as required in the senior notes indenture, resulting in an increase in the interest rate on the senior notes from 12% to 12 1/2%. On June 26, 1998, the Pantry exceeded the coverage ratio requirement and the interest rate was changed back to 12%.

      Income Tax Benefit (Expense). Our income tax benefit decreased in fiscal 1997 due to a $9.8 million decrease in pre-tax loss compared to the prior year and the computation of our tax liability for fiscal 1997. Additionally, no income tax benefit was recorded in fiscal 1997, which was principally attributable to an increase in the valuation allowance to provide for operating loss carryforwards and available tax credits based on estimated future earnings and for temporary differences based on expected timing of reversals. In 1997, the valuation allowance increased $325,000.

      Net Loss. Net loss for fiscal 1997 was $1.0 million compared to $8.1 million for fiscal 1996, a decrease of $7.1 million or 87.7%. The decrease is attributable to the items discussed above, as well as nonrecurring restructuring charges of $1.6 million and charges for impairment of long-lived assets of $3.0 million in fiscal 1996 not present in fiscal 1997. The Pantry's loss before extraordinary loss was $1.0 million for fiscal 1997 compared to a loss of $8.1 million during fiscal 1996, an improvement of $7.1 million.

Liquidity and Capital Resources

      Cash Flows from Operations. Due to the nature of our business, substantially all sales are for cash, and cash provided by operations is our primary source of liquidity. Capital expenditures, acquisitions and interest expense represent our primary uses of funds. We rely primarily upon cash provided by operating activities, supplemented as necessary from time to time by borrowings under our bank credit facility, sale-leaseback transactions, asset dispositions and equity investments to finance our operations, pay interest, and fund capital expenditures and acquisitions. Cash provided by operating activities was $5.4 million in fiscal 1996, $7.3 million in fiscal 1997 and $48.0 million in fiscal 1998. Cash provided by operating activities decreased from $17.7 million for the six months

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

ended March 26, 1998 to $13.4 million for the six months ended March 25, 1999, due to increases in inventory and receivables and a decrease in accrued interest. We had $25.0 million of cash and cash equivalents on hand at March 25, 1999.

      1998 Acquisitions and Disposition. In fiscal 1998 we acquired a total of 641 convenience stores in eight transactions for approximately $250.6 million. These acquisitions were funded with the proceeds from the sale of our senior subordinated notes, borrowings under our bank credit facility, equity investments by existing shareholders and management and cash on hand. In connection with the Lil' Champ acquisition we sold 48 Lil' Champ convenience stores, representing all of our convenience store operations and idle property in Georgia. The sale was completed September 1, 1998. As required by SFAS No. 121, these assets were measured at fair value less costs to sell during the allocation period following the consummation date of the acquisition. Accordingly, no gain or loss was recorded on disposition.

      1999 Acquisitions. To date in fiscal 1999, we have acquired a total of 214 convenience stores in five transactions for approximately $145.2 million. These acquisitions were funded with borrowings under our bank credit facility and cash on hand.

      Capital Expenditures. Capital expenditures (excluding all acquisitions) for fiscal 1998 were $48.4 million. Capital expenditures (excluding all acquisitions) were approximately $20.5 million in the six months ended March 26, 1998 and approximately $23.2 million in the six months ended March 25, 1999. Capital expenditures are primarily expenditures for existing store improvements, store equipment, new store development, information systems and expenditures to comply with regulatory statutes, including those related to environmental matters.

      We finance our capital expenditures and new store development through cash flow from operations, a sale-leaseback program or similar lease activity, vendor reimbursements and asset dispositions. Our sale-leaseback program includes the packaging of our owned convenience store real estate, both land and buildings, for sale to investors in return for their agreement to leaseback the property to The Pantry under long-term leases. Generally, the leases are operating leases at market rates with terms of twenty years with four five-year renewal options. The lease payment is based on market rates ranging from 10.5% to 11.5% applied to the cost of each respective property. We retain ownership of all personal property and gasoline marketing equipment. Our bank credit facility limits or caps the proceeds of sale-leasebacks that The Pantry can use to fund its operations or capital expenditures. Vendor reimbursements primarily relate to oil company payments to either enter into long term supply agreements or to upgrade gasoline marketing equipment, including canopies, gasoline dispensers and signs. Under our sale-leaseback program The Pantry received $1.5 million during the six months ended March 25, 1999 and $4.8 million during fiscal 1998.

      In fiscal 1998, we received approximately $20.7 million in sale-leaseback proceeds, asset dispositions and vendor reimbursements for capital improvements. As a result, net capital expenditures, excluding all acquisitions, for fiscal 1998 were $27.7 million. In the six months ended March 25, 1999, we received approximately $4.5 million from sale-leaseback proceeds, asset dispositions, and vendor reimbursements for capital improvements. Net capital expenditures, excluding all acquisitions, for the six months ended March 25, 1999 were $18.7 million. We anticipate net capital expenditures for fiscal 1999 will be approximately $45.0 million, of which $23.2 million has been expended to date.

      Long-term Debt. At April 30, 1999, our long-term debt consisted primarily of $200.0 million of senior subordinated notes and $258.0 million outstanding under our bank credit facility. We are currently in compliance with our debt covenants.

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

      In January 1999, we restructured and expanded our bank credit facility in connection with the Handy Way acquisition and the redemption of our senior notes. Our current bank credit facility consists of:

    . a $45.0 million revolving credit facility available for working capital financing, general corporate purposes and issuing commercial and standby letters of credit

    . a $79.1 million Tranche A term loan facility and a $159.9 million Tranche B term loan facility, both of which are borrowed

    . a $50.0 million acquisition term facility which is available through January 31, 2001 to finance acquisitions of related businesses, $19.0 million of which was drawn in connection with the ETNA acquisition and will be repaid with the proceeds of this offering

      As of April 30, 1999, we had $15.7 million in letters of credit outstanding and $29.3 million available for borrowing or additional letters of credit under the revolving credit facility and $31.0 million available for borrowing under the acquisition term facility.

      Our lenders have agreed, subject to completion of the offering, to amend the bank credit facility to:

    . permit the use of offering proceeds to redeem preferred stock and pay the accrued dividends on such stock

    . permit us to use up to $50.5 of offering proceeds for acquisitions during the nine month period after the offering; any of the $50.5 million of offering proceeds that has not been used for acquisitions prior to the end of the nine months must be used to reduce the term loans under our bank credit facility

    . permit reborrowing of the $19.0 million repaid on the acquisition term facility

    .  permit the authorization of preferred stock

    . amend the debt to pro forma EBITDA ratio to 4.75 to 1.00 in fiscal 1999 and 2000, 4:25 to 1:00 in fiscal 2001, 4:00 to 1:00 in fiscal
       2002, 3:50 to 1:00 in fiscal 2003 and 3:25 to 1:00 in fiscal 2004 and thereafter

    . increase our maximum permitted capital expenditures to $46.0 million for fiscal 1999 and $40.0 million in fiscal 2000 and thereafter

      On January 31, 2001, all amounts then outstanding under the acquisition term loan facility convert into a three year term loan. The Tranche A and acquisition term loan facilities mature in January 2004, and the Tranche B term loan facility matures in January 2006. The Tranche A and Tranche B term loan facilities require quarterly payments of principal beginning in April 1999, with annual payments of principal totaling approximately $2.6 million in fiscal 1999, $10.3 million in fiscal 2000, $17.6 million in fiscal 2001, $20.6 million in fiscal 2002, $23.9 million in fiscal 2003, $45.1 million in fiscal 2004, $76.0 million in fiscal 2005, and $44.0 million in fiscal 2006. The acquisition term facility requires quarterly payments of principal beginning in April 2001 in an amount equal to 8.33%, or 8.37% with respect to the installment payable in January 2004, of the aggregate acquisition term loans outstanding at January 31, 2001.

      We are also required to pay down our bank credit facility as follows:

    . with net proceeds from asset sales, subject to exceptions for sale-leaseback transactions

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

    . with 50% of the proceeds from the issuance of any of our equity securities other than this offering and sales of our equity securities to our management employees

    . with all of the proceeds from the issuance of new debt other than debt of the types permitted under our bank credit facility

    .  with 50% of our excess cash flow

       The loans under our bank credit facility are secured by a first priority security interest in most of our tangible and intangible assets including the stock of our subsidiaries whether we own these assets now or acquire them in the future. In addition, all of our subsidiaries except PH Holding and its subsidiaries guaranteed our obligations under the bank credit facility and these guarantees are secured by a first priority security interest in most of the tangible and intangible assets of each of the guarantors.

       The interest rates we pay on borrowings under our bank credit facility are variable and are based, at our option, on either a Eurodollar rate plus a percentage or a base rate plus a percentage. If we choose the Eurodollar base rate, we pay 3.0% per year in addition to the Eurodollar base rate for our revolving credit facility, our acquisition term loan facility, and our Tranche A term loan facility. For our Tranche B term loan facility, we pay 3.5% per year in addition to the Eurodollar base rate. If we opt for the base rate, we pay 1.5% per year in addition to the base rate for our revolving credit facility, our acquisition term loan facility, and our Tranche A term loan facility. For our Tranche B term loan facility, we pay 2.0% per year in addition to the base rate. On March 2, 1999, we entered into an interest rate swap arrangement to reduce our exposure to interest rate fluctuations with respect to $45.0 million of borrowings under our Tranche A and Tranche B term loan facilities. The interest rate swap arrangement fixes the interest rate on these borrowings at 8.62% for the Tranche A facility and 9.12% for the Tranche B facility for approximately two years.

       The bank credit facility contains covenants restricting our ability to, among other things:

    . declare dividends or redeem or repurchase capital stock, except that we may repurchase common stock owned by our employees upon their termination in an amount not to exceed $0.5 million

    .  prepay, redeem or purchase debt

    . incur liens, except liens incurred under the bank credit facility itself, liens arising from acquisitions or capital leases otherwise allowed under the bank credit facility and liens to secure indebtedness, so long as the amount does not exceed $3.0 million

    .  make loans and investments, except that

    . we may make additional investments in PH Holding and its subsidiaries, so long as the amount of these investments does not exceed $4.5 million

    . we may make loans to our employees, so long as the amount of the loans does not exceed a total of $1.0 million, so they can purchase our common stock and

    .  we may make other investments in a total amount of $1.0 million

    .  engage in mergers, acquisitions or asset sales, except that

    . we may sell assets with a fair market value that does not exceed $10.0 million and we may engage in sale/leaseback transactions otherwise permitted by the bank credit facility, in either case so long as we receive cash consideration for the fair market value of the assets and we use the proceeds to prepay our indebtedness under the bank credit facility

      . we may make acquisitions so long as the consideration we pay does not exceed $50.0 million, including any assumption of debt

      . we may transfer properties or assets in transactions where 80% of the consideration we receive consists of assets we will use in our business, so long as the fair market value of the assets we transfer does not exceed $20.0 million in any one year

      .  engage in transactions with affiliates

      Our bank credit facility also provides that our revenues and assets related to gaming may not exceed 4% of our total revenues. Also, our bank credit facility limits our capital expenditures to $46.0 million in fiscal 1999 and $34.0 million each year thereafter. It also prohibits us from incurring debt, other than under the bank credit facility itself, except for:

      .  up to $3.0 million for contingent obligations

      . up to $30.0 million for capital leases used or debt incurred to acquire, construct or improve our business assets

      .  intercompany debt

      .  $0.7 million of pre-existing debt

      .  up to $200.0 million of debt under our senior subordinated notes

      . up to $50.0 million for other similar subordinated debt we may wish to incur in the future

      .  up to $5.0 million in any type of debt

      Our bank credit facility requires us to remain in compliance with various financial ratios. Our EBITDA for any consecutive four-quarter period must be at least $82.0 million in fiscal 1999, increasing each year to $100.0 million in fiscal 2004. Our debt to pro forma EBITDA ratio must not exceed 5 to 1 in fiscal 1999, decreasing each year to 3.25 to 1 in fiscal 2004. Our ratio of EBITDA plus rental payments, to interest expense plus rental payments, must be at least 1.5 to 1 in fiscal 1999, increasing each year to 2 to 1 in fiscal 2004.

      We also have outstanding $200.0 million of 10 1/4% senior subordinated notes due 2007. Interest on the senior subordinated notes is due on October 15 and April 15 of each year. The senior subordinated notes are unconditionally guaranteed, on an unsecured basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by our subsidiaries, except for PH Holding and its subsidiaries. The senior subordinated notes contain covenants that, among other things, restrict our ability and any restricted subsidiary's ability to:

    .  pay dividends or make distributions, except

      . in amounts not in excess of a percentage of our net income or proceeds of debt or equity issuances

      .  in amounts not in excess of $5.0 million

    .  issue stock of subsidiaries

    .  make investments in non affiliated entities, except

      .  employee loans of up to $3.0 million

    .  repurchase stock, except

       . common stock owned by employees in amounts not in excess of $2 million

       .  with the proceeds from debt or equity issuances

    . incur liens not securing debt permitted under the senior subordinated notes

    .  enter into transactions with affiliates

    .  enter into sale-leaseback transactions

    .  engage in mergers or consolidations

      We can incur debt under the senior subordinated notes if our ratio of pro forma EBITDA to fixed charges, after giving effect to such incurrence, is at least 2 to 1. Even if we don't meet this ratio we can incur:

    . bank credit facility debt of up to $50 million of acquisition debt and other debt in an amount equal to the greater of $45 million or an amount equal to 4.0% times our annualized revenues

    . capital leases or acquisition debt in amounts not to exceed in the aggregate 10% of our tangible assets at time of incurrence

    .  intercompany debt

    .  pre-existing debt

    .  up to $15.0 million in any type of debt

    .  debt for refinancing of the above described debt

Our senior subordinated notes also place conditions on the terms of asset sales or transfers and require us either to reinvest the proceeds of an asset sale or transfer, or, if we do not reinvest those proceeds, to pay down our bank credit facility or other senior debt or to offer to redeem our senior subordinated notes with any asset sale proceeds not so used. Up to 35% of the senior subordinated notes may be redeemed prior to October 15, 2000 at a redemption price of 110.25% plus accrued interest with the net proceeds of one or more public equity offerings. All of the senior subordinated notes may be redeemed after October 15, 2002 at a redemption price which begins at 105.125% and decreases to 100.0% after October 2005.

      Restrictive covenants in our debt agreements may restrict our ability to implement our acquisition strategy. See "Risk Factors--Restrictive Covenants in our debt agreements may restrict our ability to implement our growth strategy, respond to changes in industry conditions, secure additional financing and engage in acquisitions."

      On January 28, 1999, we redeemed all remaining $49.0 million of our senior notes at 104% of their principal amount plus accrued and unpaid interest. These payments were financed with proceeds from the bank credit facility. We recognized an extraordinary loss, net of taxes, of approximately $3.6 million resulting from the refinancing of our debt. This loss included the payment of the call premium, fees paid in connection with the amendment of our bank credit facility and the write-off of deferred financing costs.

      Pro forma for the offering and the application of the net proceeds, our long-term debt will consist of $200.0 million of senior subordinated notes and approximately $239.0 million outstanding under our bank credit facility.

      Cash Flows From Financing Activities. During fiscal 1998, we financed the Lil' Champ acquisition purchase price of $136.4 million, the refinancing of existing Lil' Champ debt of $10.7 million, the repurchase of $51.0 million of the senior notes, the total purchase price of all acquisitions and all related fees and expenses with the proceeds from the offering of the senior subordinated notes of $200.0 million, proceeds from our bank credit facility of $78.0 million, cash on hand and the net proceeds of approximately $57.0 million from the sale of common stock to our existing stockholders and management.

      During the six months ended March 25, 1999, we financed our 1999 acquisitions and the redemption of $49.0 million of senior notes and the related fees and expenses with proceeds from our bank credit facility, cash on hand and the net proceeds of approximately $1.1 million from the sale of common stock to employees under our stock subscription plan.

      Cash Requirements. We believe that cash on hand, together with the proceeds of this offering, cash flow anticipated to be generated from operations, short-term borrowing for seasonal working capital needs and permitted borrowings under our credit facilities will be sufficient to enable us to satisfy anticipated cash requirements for operating, investing and financing activities, including debt service, for the next twelve to sixteen months. To continue our acquisition strategy after that time, we will have to obtain additional debt or equity financing. There can be no assurance that such financing will be available on favorable terms, or at all.

      Shareholders' Equity. As of March 25, 1999, our shareholders' equity totaled $36.4 million. The $2.9 million decrease in shareholders' equity compared to shareholders' equity at September 24, 1998 is attributed to our net loss of $2.5 million and dividends and interest on the Series B preferred stock of $1.5 million. The decrease was partially offset by the net proceeds of approximately $1.1 million from the sale of common stock to employees under our stock subscription plan.

      Additional paid-in-capital is impacted by the accounting treatment applied to the 1987 leveraged buyout of the outstanding common stock of our predecessor which resulted in a debit to equity of $17.1 million. This debit had the effect, among others, of offsetting $7.0 million of equity capital invested by our former shareholders.

      The accumulated deficit as of March 25, 1999 includes the cumulative effect of the accrued dividends on previously outstanding preferred stock of $5.0 million, the accrued dividends on the series B preferred stock of $5.8 million, the net cost of equity transactions and the cumulative results of operations, which include extraordinary losses and cumulative effect of accounting changes, interest expense of $17.2 million on previously outstanding subordinated debentures and preferred stock obligations. This interest and the related subordinated debt and these dividends and the related preferred stock were paid or redeemed in full with a portion of the proceeds from the fiscal 1994 sale of the senior notes.

Environmental Considerations

      We are required by federal and state regulations to maintain evidence of financial responsibility for taking corrective action and compensating third parties in the event of a release from our underground storage tank systems. In order to comply with this requirement, as of April 30, 1999, we maintain surety bonds in the aggregate amount of approximately $900,000 in favor of state environmental enforcement agencies in the states of North Carolina, South Carolina and Virginia and a letter of credit in the aggregate amount of approximately $1.1 million issued by a commercial bank in favor of state environmental enforcement agencies in the states of Florida, Tennessee, Indiana and Kentucky and rely on reimbursements from applicable state trust funds. In Florida, we also meet such financial responsibility requirements through private commercial liability insurance.

      All states in which we operate or have operated underground storage tank systems have established trust funds for the sharing, recovering, and reimbursing of cleanup costs and liabilities incurred as a result of releases from underground storage tank systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of underground storage tank systems, are funded by an underground storage tank registration fee and a tax on the wholesale purchase of motor fuels within each state. We have paid underground storage tank registration fees and gasoline taxes to each state where we operate to participate in these programs and have filed claims and received reimbursement in North Carolina, South Carolina, Kentucky, Indiana, Georgia, Florida and Tennessee. The coverage afforded by each state fund varies but generally provides from $150,000 to $1.0 million per site or occurrence for the cleanup of environmental contamination, and most provide coverage for third party liabilities.

      Costs for which we do not receive reimbursement include but are not limited to the per-site deductible; costs incurred in connection with releases occurring or reported to trust funds prior to their inception; removal and disposal of underground storage tank systems; and costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds. The trust funds require us to pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of our underground storage tank system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. The Florida trust fund will not cover releases first reported after December 31, 1998. We meet Florida financial responsibility requirements for remediation and third party claims arising out of releases reported after December 31, 1998 through a combination of private insurance and a letter of credit. In addition to up to $4.5 million that we may expend for remediation, The Pantry estimates that up to $12.7 million may be expended for remediation on our behalf by state trust funds established in our operating areas and other responsible third parties including insurers. To the extent such third parties do not pay for remediation as we anticipate, we will be obligated to make such payments, which could materially adversely affect our financial condition and results of operations. Reimbursement from state trust funds will be dependent upon the maintenance and continued solvency of the various funds.

      Environmental reserves of $17.2 million as of March 25, 1999 represent estimates for future expenditures for remediation, tank removal and litigation associated with 207 known contaminated sites as a result of releases, e.g., overfills, spills and underground storage tank releases, and are based on current regulations, historical results and other factors. Although we can make no assurances, we anticipate that we will be reimbursed for a portion of these expenditures from state insurance funds and private insurance. As of March 25, 1999, amounts which are probable of reimbursement (based on our experience) from those sources total $12.7 million and are recorded as long-term environmental receivables. These receivables are expected to be collected within a period of twelve to eighteen months after the reimbursement claim has been submitted. In Florida, remediation of such contamination reported before January 1, 1999 will be performed by the state and we expect that substantially all of the costs will be paid by the state trust fund. We will perform remediation in other states through independent contractor firms that we have engaged. We do have locations where the applicable trust fund does not cover a deductible or has a co-pay which may be less than the cost of such remediation. Although we are not aware of releases or contamination at other locations where we currently operate or have operated stores, any such releases or contamination could require substantial remediation expenditures, some or all of which may not be eligible for reimbursement from state trust funds.

      We have reserved $500,000 to cover third party claims for environmental conditions at adjacent real properties that are not covered by state trust funds or by private insurance. This reserve is based on management's best estimate of losses that may be incurred over the next several years based on, among other things, the average remediation cost for contaminated sites and our historical claims experience.

      Several of our locations identified as contaminated are being cleaned up by third parties who have assumed responsibility for such clean up matters. Additionally, we are awaiting closure notices on several other locations which will release us from responsibility related to known contamination at those sites. These sites continue to be included in our environmental reserve until a final closure notice is received.

Year 2000 Initiative

      The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year in respective date fields. We use a combination of hardware devices run by computer programs at our support centers and retail locations to process transactions and other data which are essential to our business operations. The Year 2000 issue and its impact on data integrity could result in system interruptions, miscalculations or failures causing disruption of operations.

      The following discussion about the implementation of our Year 2000 program, the costs expected to be associated with the program and the results we expect to achieve constitute forward-looking information. As noted below, there are many uncertainties involved with the Year 2000 issue, including the extent to which we will be able to adequately provide for contingencies that may arise, as well as the broader scope of the Year 2000 issue as it may affect third parties and our trading partners. Accordingly, the costs and results of our Year 2000 program and the extent of any impact on our results of operations could vary materially from that stated herein.

      We completed 90% of our assessment phase of Year 2000 vulnerability early in fiscal 1998, after a formal third-party assessment was completed in November 1997. Assessment activities found that 30% of our systems would require remediation and 20% of our systems were planned for replacement or would be best served if replaced. Based on this third-party assessment, internal assessment and project results as of March 25, 1999, we believe all system modifications, hardware and software replacements or upgrades and related testing will be completed by September 1999. In order to meet this date, we have engaged outside consultants and contractors to assist in the overall project and remediation effort.

      We have tested, modified or replaced, or plan to modify or replace our existing systems and related hardware which did not properly interpret dates beyond December 31, 1999 to ensure Year 2000 compliance. We have assessed software and technology infrastructures, embedded systems such as microchips in point-of-sale systems, fuel consoles and office equipment, and building facilities such as telephone-related systems, HVAC and security. Our testing methodology includes, but is not limited to, rolling dates forward to critical dates in the future and simulating transactions, inclusion of several critical date scenarios and utilizing software programs which test for compliance on equipment. To date 20% of our applications requiring remediation have been tested and 75% of the systems being replaced have been implemented and are in use.

      We have initiated communications with our vendors, suppliers and financial institutions to determine the extent to which we are vulnerable to those third parties' failure to be Year 2000 compliant. To date, 80% of those surveyed have responded. The replies indicate that all anticipate they will be Year 2000 compliant before the end of the calendar year. Specifically, our grocery wholesaler, McLane, has stated in their "Year 2000 Readiness Disclosure" that they are "committed to identifying and correcting all business critical Year 2000 problems by June 1, 1999." Based on these communications and presently available information, we do not anticipate any material effects related to vendor, supplier, third-party credit card processing company or financial institution compliance. Additionally, due to the nature of our business, Year 2000 compliance with respect to our customers is not relevant. Noncompliance by vendors, suppliers, credit card processing companies and financial institutions utilized by us could result in a material adverse effect on our financial condition and results of operations. The Pantry will continue to update its assessment of the readiness of key vendors, suppliers and financial institutions until they are compliant. If during this ongoing assessment, we determine a third party's level of compliance will have an adverse effect on The Pantry, we will seek an alternate third party to provide similar products or services. We believe that the worst case scenario in the event of a Year 2000 related failure would be delays in the receipt of payment from credit card processing companies and a return to manual accounting processing at our individual stores.

      In addition, we have reviewed the assets acquired since our original assessment for Year 2000 compliance. This includes the acquisition of other companies, as well as procurement and service arrangements. We believe that our recently acquired assets will be Year 2000 compliant by September 1999. The assessments have been conducted through the due diligence process, vendor compliance communications and requests for disclosure statements as part of contract negotiations. In most instances with the acquisition of other companies, the systems and suppliers of these companies are the same as those used in our existing operations.

                    State of Readiness as of April 22, 1999

                                                Estimated         Estimated
                   Phase                     Percent Complete Completion Date(a)
-------------------------------------------- ---------------- ------------------
Awareness...................................       95%          December 1999
Assessment..................................       90%            June 1999
Remediation.................................       55%          September 1999
Replacement.................................       75%          September 1999
Testing.....................................       35%          September 1999
Contingency Planning........................        5%          September 1999

--------
(a) Indicates work should be substantially completed. We will continue to reevaluate awareness, assess acquired assets and update contingency plans as needed.

      We do not believe either the direct or indirect costs of Year 2000 compliance will be material to our operations or operating results. Our expenditures, which will be funded through operating cash flow, consist primarily of internal costs and expenses associated with third-party contractors. To date, our spending with contractors and consultants has been $75,000. We anticipate spending for the remainder of the fiscal year to be approximately $300,000.

      While we believe our planning efforts are adequate to address our Year 2000 concerns, there can be no assurances that the systems of other companies on which our systems and operations rely will be converted on a timely basis and will not have a material impact on us. We are in the process of formulating a contingency plan to address possible noncompliance by our vendors, suppliers, financial institutions and credit card processors. These plans will be drafted and in place by September 1999, leaving the fourth calendar quarter to address low priority and low impact issues.

Recently Issued Accounting Standards Not Yet Adopted

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Financial Accounting Standards No. 133 is effective for the first fiscal quarter of fiscal 2000; earlier application is encouraged. As of March 25, 1999, we have not determined the effect of Statement of Financial Accounting Standards No. 133 on our consolidated financial statements.

Inflation

      General inflation has not had a significant impact on The Pantry over the past three years. As reported by the Bureau of Labor Statistics for the six months ended March 25, 1999, the consumer price index increased less than one percent. For the same period, the producer price index, a measure of wholesale cost inflation decreased approximately one percent. We do not expect general inflation to have a significant impact on our results of operations or financial condition in the foreseeable future.

      As reported by the Bureau of Labor Statistics for the six months ended March 25, 1999, the consumer price index for the category labeled "cigarettes" increased approximately 19.3%. For the same period, the producer price index for the category labeled "cigarettes" increased 30.9%. On November 23, 1998, major cigarette manufacturers that supply The Pantry increased prices by $0.45 per pack. During the first fiscal quarter 1999, the cigarette cost increase was directly offset by cigarette manufacturer support, including cigarette rebates and other incentives. Since December 24, 1998, these increases have been passed on in higher retail prices throughout the chain. Because we expect to pass cigarette cost increases on to our customers through higher retail prices, these cost increases are expected to reduce our gross margin percentage for the cigarette category, but are not expected to have a material impact on the cigarette category gross profit dollars. Although it is too early to determine the potential impact on cigarette unit volume, management believes it can pass along these and other cost increases to our customers over the long term and, therefore, does not expect cigarette inflation to have a significant impact on our results of operations or financial condition in the foreseeable future.

Quantitative and Qualitative Disclosures about Market Risk

      Quantitative Disclosures. We are exposed to market risks inherent in our financial instruments. These instruments arise from transactions entered into in the normal course of business and, in some cases, relate to our acquisitions of related businesses. We are subject to interest rate risk on our existing long-term debt and any future financing requirements. Our fixed rate debt consists primarily of outstanding balances on our senior subordinated notes and our variable rate debt relates to borrowings under our bank credit facility.

      The following tables presents the future principal cash flows and weighted-average interest rates expected on our existing long-term debt instruments. Fair values have been determined based on quoted market prices as of April 30, 1999.

                                             Expected Maturity Date (as of September 24, 1998)
                         -------------------------------------------------------------------------------------------
                         Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003 Thereafter  Total    Fair Value
                         ----------- ----------- ----------- ----------- ----------- ---------- --------  ----------
                                                           (dollars in thousands)
Long-term debt..........   $   67      $   39      $49,038      $ 47       $78,049    $200,074  $327,314   $336,814
Weighted average
 interest rate..........    10.06%      10.06%        9.76%     9.72%        10.19%      10.25%    10.06%

      On January 28, 1999, we refinanced our senior notes and outstanding borrowings under our previous bank credit facility with proceeds from new term loan facilities under our amended bank credit facility. On January 28, 1999 and in connection with the Handy Way acquisition and debt refinancing, we borrowed approximately $97.0 million under the term loan facilities and $5.0 million under the revolving credit facility. The term loan facilities requires quarterly principal and interest payments with interest based on a spread over LIBOR, a variable interest rate. This refinancing and the additional borrowings increased our annual principal and interest requirements. However, the lower borrowing rates under our term loan facilities reduced our weighted average interest rate.

      On March 2, 1999, we entered into an interest rate swap arrangement with respect to $45.0 million of borrowings under our outstanding Tranche A and Tranche B term loan facilities. The interest rate swap arrangement fixes the interest rate on these borrowings at 8.62% for the Tranche A facility and 9.12% for the Tranche B facility for approximately two years.

      The following table presents the future principal cash flows and weighted-average interest rates expected on our existing long-term debt instruments. Fair values have been determined based on quoted market prices as of April 30, 1999.

                                               Expected Maturity Date (as of March 25, 1999)
                         -------------------------------------------------------------------------------------------
                         Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003 Thereafter  Total    Fair Value
                         ----------- ----------- ----------- ----------- ----------- ---------- --------  ----------
                                                           (dollars in thousands)
Long-term debt..........   $2,896      $10,686     $17,939     $20,943     $37,931    $369,313  $459,708   $469,208
Weighted average
 interest rate..........     9.08%        9.10%       9.14%       9.20%       9.27%       9.38%     9.07%

      The following table presents the future principal cash flows and weighted average interest rates assuming completion of the offering and application of offering proceeds to repay $19.0 million outstanding under the bank credit facility.

                                  Expected Maturity Date (as of March 25, 1999 pro forma for the offering)
                         -------------------------------------------------------------------------------------------
                         Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003 Thereafter  Total    Fair Value
                         ----------- ----------- ----------- ----------- ----------- ---------- --------  ----------
                                                           (dollars in thousands)
Long-term debt..........   $2,896      $10,686     $17,939     $20,943     $18,931    $369,313  $440,708   $450,208
Weighted average
 interest rate..........     9.13%        9.15%       9.20%       9.27%       9.34%       9.38%     9.12%

      Qualitative Disclosures. Our primary exposure relates to:

    .  interest rate risk on long-term and short-term borrowings

    . our ability to pay or refinance long-term borrowings at maturity at market rates

    . the impact of interest rate movements on our ability to meet interest expense requirements and exceed financial covenants

    . the impact of interest rate movements on our ability to obtain adequate financing to fund future acquisitions

      We manage interest rate risk on our outstanding long-term and short-term debt through our use of fixed and variable rate debt. The interest rate swap mentioned above will reduce our exposure to short-term interest rate fluctuations. While we can not predict or manage our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, management evaluates our financial position on an ongoing basis.

Forward-Looking Statements

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to numerous risks, uncertainties, and assumptions about The Pantry, include, among other things:

    . our anticipated acquisition and growth strategies, including our strategy to double our store base

    .  anticipated trends in our businesses

    . future expenditures for capital projects including the cost of environmental compliance

    . our ability to pass along cigarette price increases to our customers without a decrease in cigarette sales

    . our ability to successfully deal with Year 2000 issues that may arise in our or third party operations

    . our ability to control costs, including our ability to achieve cost savings in connection with our acquisitions

      These forward-looking statements are subject to numerous risks and uncertainties, including risks related to our dependance on gasoline and tobacco sales, our acquisition strategy, our rapid growth since 1996, our dependence on one principal wholesaler, the intense competition in the convenience store and retail gasoline industries, our dependence on favorable weather conditions in spring and summer months, the concentration of our stores in the southeastern United States, our history of losses, extensive environmental regulation of our business, governmental regulation, control of The Pantry by one principal stockholder, our dependence on senior management, the failure of The Pantry and others to be year 2000 compliant and other risk factors identified in this prospectus under the caption "Risk Factors." As a result of these risks actual results may differ from these forward looking statements included in this prospectus.

                               INDUSTRY OVERVIEW

      The United States convenience store industry is large and growing. In 1997 over 95,700 convenience stores operating throughout the United States generated sales of $156.2 billion. The convenience store industry is larger in size than many other retail sectors, including the home improvement, drug store and department store sectors, which had 1997 sales of approximately $150 billion, $100 billion, and $76 billion, respectively. Over the last ten years, industry sales have grown at a 6.4% compound annual growth rate, outpacing the 3.1% compound annual growth rate in the consumer price index. We believe the convenience store industry exhibits several characteristics that have historically tended to insulate it from seasonality and global and domestic economic trends. These characteristics include:

    . a high percentage of sales from necessity items, including gasoline, consumables and food

    .  a small average transaction size

    .  the industry's convenience format

       The convenience store business consists of two primary categories: merchandise, with 1997 sales of $72.4 billion, and gasoline, with 1997 sales of $83.8 billion. The trend to combine gasoline, a key necessity item, with merchandise-selling stores has played an important role in the growth of the industry. Major merchandise categories include cigarettes, beer, packaged beverages, food service and candy. Average merchandise margins have remained relatively stable over the last five years, but have increased approximately 2% as a percentage of merchandise revenue. The convenience store industry has steadily increased its market share of gasoline sales from 29.3% in 1988 to 56.3% in 1997. This trend can be attributed to an increase in the number of convenience stores selling gasoline, consumer preferences and a decrease in the number of gasoline service stations. Gasoline margins have remained relatively stable over the past three years despite fluctuations in retail gas prices. Other sources of revenue at convenience stores include lottery commissions, money order commissions, and public telephone income.

       The convenience store industry provides opportunities for a large, well-managed operator to realize cost savings and operating efficiencies and increase sales and profitability due to the industry's high degree of fragmentation, lack of merchandising focus and insufficient capital investment.

    . Highly Fragmented Industry. The convenience store industry is highly fragmented. The five largest operators represent approximately 20% of the total store base and the 50 largest operators represent approximately 50% of the total store base. Industry participants have historically consisted of oil and gas operators, smaller independent chains, "mom-and-pop" stores and sole proprietorships. Several factors will continue to drive consolidation in the industry. These factors include:

    .  independent operators' desire for liquidity

    . oil and gas operators' divestiture of assets as a result of oil industry consolidation

    . noncompetitiveness of small operators as other industry participants become larger and efficiently spread costs over a greater store base

    . increasing environmental regulations that have resulted in higher capital costs

    .  higher new-store development costs

      . Lack of Merchandising Focus. The background of many convenience store operators has been in the gasoline business, with little focus on merchandising. Major oil companies control nine of the ten largest convenience store operators and are focused primarily on gasoline sales. Smaller independent chains and "mom-and-pop" operators generally lack sophisticated merchandising capabilities due to their limited size, capital constraints and technological limitations. These smaller chains and operators are further constrained by low sales volume, which limits their ability to obtain discounts, vendor-paid store fixtures and promotional displays and vendor advice on merchandising trends.

      . Insufficient Capital Investment. Many convenience store operators have made only limited capital investments in facility improvements and technological advances. Such improvements and innovations, which can increase sales and profits, include:

      . Attractive Well-Lit Facilities. Improvements to signage, lighting, canopies, paint, in-store restrooms, interior decor and fixtures and overall exterior appearance enhance store visibility and create a greater sense of security, which attract customers.

      . Pay-at-the-Pump Credit Card Readers. Pay-at-the pump credit card readers enable the customer to refuel and pay automatically at the pump. We believe that pay-at-the-pump credit card readers improve customer traffic because of increased safety and convenience and increase both gasoline and merchandise sales. While pay-at-the-pump credit card readers have gained popularity with customers, they were installed at only 37% of convenience stores by 1997.

      . Multi-Product Dispensers. Multi-product dispensers allow customers to access all fuel options at one pump, and consequently increase traffic throughput and gasoline volume potential. We also believe that convenience stores with multi-product dispensers typically sell a higher percentage of higher grade, higher margin gasoline than other convenience stores.

      . Technology and Store Automation. These systems can improve an operator's ability to adjust merchandise margin and mix, monitor inventory levels, implement pricing by geographic area, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication between individual stores, field personnel and headquarters.

      The current industry environment has created growth opportunities for a large industry player with an experienced management team, strong merchandise focus and access to capital. Since the arrival of the current management team in 1996, we have capitalized on these opportunities and have grown from 379 stores in fiscal 1996 to 1,149 stores as of March 25, 1999 and from $384.8 million in total revenue in fiscal 1996 to $1.7 billion in total pro forma revenue for fiscal 1998.

                                    BUSINESS

      The Pantry is a leading convenience store operator in the southeastern United States. We are the third largest independently operated convenience store chain in the country and the fourteenth largest chain including stores owned by major oil companies and independent refiners.

      Our stores are generally situated in suburban areas of rapidly growing markets, coastal/resort areas and smaller towns. Over 90% of our stores are located in northern and central Florida, North Carolina and South Carolina, which are among the fastest growing states in terms of population, employment and gross state product. We believe that we have the number one market share in each of our principal regions based on number of stores. On a pro forma basis for fiscal 1998 we generated total revenue of $1.7 billion, EBITDA of $89.8 million and net income of $4.5 million before an extraordinary charge of approximately $11.6 million, $3.6 million of which was recorded in the second quarter of fiscal 1999. In fiscal 1998 we generated cash from operations of $48.0 million, used cash in investing activities of $286.5 million and generated cash from financing activities of $269.5 million.

      Approximately 34% of our stores are located in Raleigh, Charlotte, Jacksonville and Orlando, which are four of the ten fastest growing major metropolitan areas in the United States, as determined by 1997 Census Bureau estimates. Approximately 42% of our stores are strategically located in coastal/resort areas such as Jacksonville, Orlando/Disney World, Myrtle Beach, Charleston, St. Augustine, Hilton Head and the North Carolina Outer Banks. These locations attract a large number of tourists who are prone to exhibit liberal spending habits, tend to be less price sensitive than the local populations and value convenience shopping. Furthermore, these locations generally benefit from limited competition from large convenience store chains and oil company owned and operated stores.

Operating Strategy

      In February 1996, Freeman Spogli recruited our current management team headed by Peter Sodini, an experienced food retailing executive. Mr. Sodini and his team, with an average of 32 years of food retailing experience, implemented a five-pronged operating strategy. This strategy includes:

    . enhancing our merchandising to increase same store merchandise sales growth and margins

    . improving our gasoline offering in order to increase customer traffic and same store gasoline volume growth

    . reducing expenses through strengthened vendor relationships and tightened expense controls

    . increasing expenditures for facilities improvement and store automation

    .  growing through acquisitions and new store development

These initiatives contributed to the following financial results:

                                              Fiscal Year Ended        Compound
                                        ------------------------------  Annual
                                        Sept. 26,  Sept. 25, Sept. 24,  Growth
                                          1996        1997      1998     Rate
                                        ---------  --------- --------- --------
Total revenue (in millions)...........   $384.8     $427.4    $ 984.9    60.0%
EBITDA (in millions)..................   $ 15.6     $ 20.3    $  60.5    96.9%
Income from operations (in millions)..   $  1.9     $ 10.8    $  31.8   312.2%
Net income (loss) (in millions).......   $ (8.1)    $ (1.0)   $  (3.3)    --
EBITDA margin.........................      4.1%       4.7%       6.1%    --
Operating margin......................      0.5%       2.5%       3.2%    --
Net cash provided by (used in):
  Operating activities (in millions)..   $  5.4     $  7.3    $  48.0     --
  Investing activities (in millions)..   $ (7.2)    $(25.1)   $(286.5)    --
  Financing activities (in millions)..   $ (3.9)    $ 15.8    $ 269.5     --
Average merchandise sales per store
 (in thousands).......................   $481.1     $525.8    $ 533.3     5.3%
Average gallons sold per store (in
 thousands)...........................    450.0      501.2      603.9    15.8%
Same store merchandise sales growth...      2.8%       8.5%       5.3%    --
Same store gasoline gallon growth.....     (4.3)%      7.2%       4.8%    --
Number of stores (end of period)......      379        390        954     --

We have achieved these results through implementation of the following operating strategies:

      Focus on Merchandise. Since 1996, we have increased same store merchandise sales growth and gross profit dollars by focusing on four key areas:

    . increasing the merchandise SKU count in stores from 3,900 to 4,750 currently

    . keeping fully stocked positions of and prominently displaying brand name, high demand items that customers expect to find in our stores

    .  adding impulse items that carry higher than average margins

    . improving promotional displays, signage and overall store presentation

      We seek to increase customer traffic by providing a greater product selection than our competitors. Our stores now offer a broader, more locally defined variety of nationally branded and regionally branded products than is typically provided by other convenience stores. Our broad product selection is complemented by a breadth of ancillary products and services such as ATMs, lottery tickets, video games, public telephones and money orders, which serve to attract additional customers into our stores and increase gross profit dollars.

      We also seek to attract customers by consistently stocking brand name, high volume items such as cigarettes, beer, soft drinks and coffee at competitive prices. Another important component of our merchandising strategy is to attract the customer to the store with these high demand items, and then offer a broad assortment of high margin, impulse items to increase gross profit dollars. Finally, we are able to improve customer traffic through promotional displays and improved signage that enhance the presentation of our product offerings. Since the implementation of our merchandising strategy, same store merchandise sales have improved from 2.8% in fiscal 1996 to 8.5% in fiscal 1997, 5.3% in fiscal 1998 and 11.4% for the first six months of 1999. Average merchandise gross profit dollars per store have improved from $158,300 in fiscal 1996 to $181,900 in fiscal 1998.

      Improve Gasoline Offering. We believe that gasoline is an essential product offering and have implemented a number of initiatives that have increased gasoline volume and gasoline gross profit dollars. These initiatives involve increasing the competitiveness of our gasoline pricing while maintaining acceptable profit margins and upgrading gasoline facilities and equipment. We believe that an attractive gasoline offering increases customer traffic which positively impacts both gasoline volume and merchandise sales.

      We have increased the competitiveness of our gasoline pricing by closely monitoring gasoline prices across markets and competitors in each market and giving pricing authority to our regional managers. This permits regional managers to react more quickly to any changes in their respective markets. We monitor the gasoline pricing of each of our competitors on a daily basis and are able to reprice any market or location almost immediately.

      We also improve sales and customer traffic by upgrading gasoline facilities and equipment. Our upgrading program typically includes improving exterior signage, canopies and lighting, and installing multi-purpose dispensers and pay-at-the-pump credit card readers. We have funded these improvements in part by concentrating our gasoline purchases with a more narrow group of suppliers, including BP-Amoco, Chevron, Shell and Texaco. We have also entered into supply agreements that provide volume rebates and vendor allowances for advertising, remodeling and gasoline facility and equipment upgrades. We also seek to improve our gasoline offering by adjusting our mix of locations selling branded and unbranded gasoline based on customer demand. These initiatives have contributed to increases in same store gallon growth from -4.3% in fiscal 1996 to 7.2% in fiscal 1997, 4.8% in fiscal 1998 and 6.8% for the six months ended March 25, 1999.

      Reduce Expenses Through Strengthened Vendor Relationships and Tightened Expense Controls. We have developed strong relationships with our merchandise and gasoline suppliers. We represent an attractive distribution channel to suppliers because of our geographically concentrated store base and our demonstrated ability to increase merchandise sales and gasoline volumes. Since the arrival of our current management team, we have renegotiated purchasing terms with each of our major vendors to obtain greater allowances for retail displays, marketing and other promotional rebates. The Pantry selected McLane as its primary wholesale supplier in 1996 and through ongoing negotiations has continued to benefit from improved terms and service as its volume of purchases has increased. Our contract with McLane extends until 2003. We have also reduced gasoline purchasing costs and received allowances for facility and gasoline equipment upgrades by concentrating gasoline purchases among a select group of suppliers. Our gasoline supply agreements range from seven to thirteen years. As we continue to grow and expand our store base, we should enhance our ability to obtain increasingly favorable terms from our key suppliers. Average gross profit per store has increased 15.8% from $233,294 in fiscal 1996 to $270,082 in fiscal 1998.

      Since 1996, we have also adhered to a disciplined cost-savings program that has allowed us to reduce operating expenses without sacrificing customer service. We have eliminated redundant overhead expenses, renegotiated supply and service agreements, improved employee retention, implemented inventory shrink reduction procedures, reduced insurance and workers compensation costs and outsourced functions such as payroll, maintenance and inventory-taking to third parties. As a result of these initiatives, total operating expenses as a percentage of total revenue have declined from 23.2% in fiscal 1996 to 20.5% in fiscal 1998.

      Increase Capital Expenditures. Since fiscal 1996, we have implemented a capital expenditure program focused on:

    .  store facility and gasoline equipment upgrades

    .  technology and store automation improvements

    .  environmental regulatory compliance

      Our store remodel program, which includes both major and minor projects, focuses on improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers, exterior lighting and signage, canopies, pavement and landscape and gasoline equipment upgrades, including the installation of pay-at-the-pump credit card readers and multi-product dispensers. Based on data from 105 of our stores that have been remodeled, average merchandise sales increased 10.1%, gasoline gallons increased 17.9% and EBITDA increased 37.1% during the twelve months following remodeling. We have remodeled more than 200 stores since fiscal 1996, and currently approximately 49% of our stores that sell gasoline have pay-at-the-pump credit card readers and approximately 77% have multi-product dispensers. The total cost of these remodels and upgrades was $42.7 million, $11.2 million which was reimbursed by our gasoline suppliers.

      We are currently upgrading our management information systems, including store, corporate accounting and management reporting systems. We have recently begun implementation of a leading convenience store software package that has been used successfully in our Handy Way stores. Implementation of this system into all of our individual stores will take place in phases through fiscal 2000. We spent $1.8 million on management information system upgrades in fiscal 1998.

      The gasoline dispensing business is subject to strict environmental regulations. We must adhere to various federal, state and local environmental laws and regulations governing underground petroleum storage tanks. We have invested approximately $12.8 million since fiscal 1995 to comply with environmental requirements and do not expect any further significant unreimbursable environmental expenditures relating to existing locations. Currently, all our locations that sell gasoline are in material compliance with EPA requirements and regulations.

      Grow Through Acquisitions and New Store Development. Beginning in fiscal 1997, the new management team implemented a disciplined and ongoing acquisition program. From April 1997 through February 1999, we acquired 890 convenience stores in 11 major and numerous smaller transactions. Acquired stores are rapidly integrated into our operations with minimal disruption. We have increased same store EBITDA at our Lil' Champ stores by 30.3% during the twelve month period following the Lil' Champ Acquisition and believe there are opportunities to continue to improve results at these and other acquired locations. Our acquisition strategy is complemented by a new store development program in select markets. In addition, we continuously evaluate store performance trends to determine whether any particular store should be closed or sold.

Growth Strategy

      We believe that there is significant opportunity to continue to increase sales, productivity and profitability through both the continued implementation of our operating strategy at existing and newly acquired stores and our strategy to double our store base in existing markets and expand into contiguous markets. Specific elements of our growth strategy include the following:

      Improve Same Store Merchandise Sales and Gasoline Volume Growth. We focus on continuous improvement of same store sales and profit growth at existing and newly acquired stores through:

      .  key merchandising initiatives

      .  competitive gasoline prices

      .  upgraded facilities

      .  new service offerings

      .  improved technology

      .  improved customer service

      .  targeted cost savings initiatives

      Our merchandise and gasoline gallon sales also benefit from the location of our operations, which are largely in some of the fastest growing demographic markets in the United States. We continue to add new services to our stores to increase traffic and margins, including ATMs, lottery tickets, video games, public telephones and money orders. We also plan to remodel approximately 100 additional stores annually and to continue to refine our balance of branded and unbranded gasoline sales to increase our market share in areas where we operate. In addition, since April 1997 we have acquired a total of 890 stores. We have implemented our operating strategy in these stores and expect continued improvement in merchandise sales and gasoline gallon sales.

      Invest in Technology and Store Automation. Over the next two years, we will invest over $25 million on new technology at the gasoline pump, in the store and in our corporate offices. Our investments in gasoline dispensing technology are targeted at making fueling faster and increasing overall customer traffic at our stores. Our store and corporate technology investments include point of sale systems, computer hardware and computer software programs that provide us with better management information and the ability to communicate on-line with our individual stores and field personnel. We expect this technology to be fully implemented by the end of fiscal 2000. This information will allow us to track product movement data by location and better control inventory and expenses at the store level. We believe these investments will increase transaction speed at the pump and in the store and improve customer transaction information, which will allow us to continuously adjust the merchandise mix and gross margin and to monitor inventory levels at each of our stores.

      Pursue Acquisitions and New Store Growth. We believe that growth through acquisition is currently more economically attractive than growth through new store development because:

      . acquired stores provide an instant installed base of revenue and cash flow

      . we are able to grow more rapidly, thus providing increased benefits of larger size

      . we are able to enter new markets without adding merchandise square footage or additional gasoline outlets to these markets

      . acquisitions provide access to established high quality locations and to markets that restrict new store development through stringent environmental and zoning regulations

      .  acquiring stores is a lower cost alternative to developing new stores

      With over 20,000 convenience stores operating in our existing markets, we believe there are enough attractive acquisition opportunities to double our store base in existing markets and expand into contiguous markets. We also believe that the creation of a public market for our common stock through this offering will enable us to offer our common stock as consideration for acquisitions and will further enhance our ability to make acquisitions on favorable terms. In addition, the consolidation trend among oil companies continues to result in divestitures of additional oil company owned and operated convenience stores. In evaluating potential acquisition candidates, we consider a number of factors, including:

      .  strategic fit and desirability of location

      .  price

      . ability to improve productivity and profitability of a location through the implementation of our operating strategy

      .  financial impact

      Our strategy is to continue to realize growth and cost savings from acquisitions through:

      .  remerchandising acquired stores with more SKUs and branded merchandise

      .  upgrading store facilities and gasoline equipment

      .  changing selected sites to branded gasoline suppliers

      .  negotiating better terms with our suppliers

      . spreading costs over a greater store base, eliminate duplicative overhead and centralize functions such as purchasing, accounting, payroll and other administrative functions

      These initiatives provide for significant improvement in the performance of newly acquired stores and typically yield results within the first six to twelve months following the acquisition. For example, in the twelve month period following the acquisition of Lil' Champ, we were able to increase same store gross profit by 2.7%, decrease same store operating expenses by 6.6% and increase EBITDA by 30.3%. Since the beginning of fiscal 1999, we have acquired 214 stores, which are at various stages of integration and implementation of the key initiatives of our operating strategy. We believe that our strategy should result in significant improvements in the performance of these stores.

      Our acquisition strategy is complemented by a new store development program in existing and contiguous markets. In opening new stores, we have focused on selecting store sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access to store locations. We opened seven new stores in fiscal 1998 and expect to open eight to ten new stores annually.

      We are not currently party to any definitive agreements relating to future acquisitions. However, we are continually investigating and evaluating acquisition candidates. Some of these candidates may be material.

      Acquisitions involve risks that could cause our actual growth or operating results to differ adversely from our expectations or the expectations of securities analysts. In addition, restrictive covenants in our debt agreements may restrict our ability to implement our acquisition strategy. See "Risk Factors--Our growth and operating results could suffer if we are unable to identify and acquire suitable companies, discover undisclosed liabilities, obtain financing and integrate acquired stores" and "-- Restrictive covenants in our debt agreements may restrict our ability to implement our growth strategy, respond to changes in industry conditions, secure additional financing and engage in acquisitions."

Our Operations

      We operate our stores under a variety of names, including The Pantry in North Carolina, South Carolina, Indiana, Tennessee and Kentucky, and Lil' Champ and Handy Way in Florida. We also operate under the names Kwik Mart, Sprint, Quick Stop, Zip Mart, Dash-N, Express Stop and ETNA.

Merchandise Sales

      For the year ended September 24, 1998, our merchandise sales, including commissions from services, were 48.2% of total revenue. The following table highlights information with respect to our merchandise sales for the last two fiscal years and for the six months ended March 26, 1998 and March 25, 1999:

                                          Fiscal Year Ended   Six Months Ended
                                         ------------------- -------------------
                                         Sept. 25, Sept. 24, March 26, March 25,
                                           1997      1998      1998      1999
                                         --------- --------- --------- ---------
   Merchandise sales (in millions).....   $202.4    $460.8    $193.8    $304.0
   Average merchandise sales per store
    (in thousands).....................   $525.8    $533.3    $304.2    $304.3
   Comparable store merchandise sales..      8.5%      5.3%      4.4%     11.4%
   Merchandise gross margins (after
    purchase rebates, mark-downs,
    inventory spoilage and inventory
    shrinkage).........................     34.4%     34.0%     34.5%     32.6%

      Our stores generally carry approximately 4,750 SKUs and offer a full line of convenience products. These products include:

   . tobacco products                             . snack foods
   . beer                                         . dairy products
   . soft drinks                                  . canned goods and groceries
   . newspapers and magazines                     . health and beauty aids
   . self-service fast foods, including fountain  . other immediate consumables beverages and coffee

      We have developed an in-house food service program featuring breakfast biscuits, fried chicken, deli and other hot food offerings. We also operate approximately 142 locations offering quick service restaurants inside our stores with nationally branded food franchises such as Subway, Church's, Taco Bell and Hardee's. Our merchandise mix is influenced by the mix of the stores we acquire.

      The Pantry does not record merchandise sales by detailed categories. However, based upon our merchandise purchases, we estimate merchandise sales by category for the last two years are as follows:

                      Percentage of Merchandise Purchases

                                                        Fiscal Year Ended
                                                  -----------------------------
                                                  Sept. 25, 1997 Sept. 24, 1998
                                                  -------------- --------------
   Tobacco products..............................      26.6%          27.6%
   Beer..........................................      15.1           17.2
   Packaged beverages............................      17.0           16.0
   Self-service fast foods and beverages.........       7.1            6.5
   General merchandise/health and beauty care....       6.3            6.4
   Candy.........................................       5.0            4.6
   Salty snacks..................................       4.4            4.5
   Newspapers and magazines......................       5.2            3.8
   Dairy products................................       2.9            3.5
   Bread/cake....................................       2.2            2.1
   Grocery and other.............................       8.2            7.8
                                                      -----          -----
     Total.......................................     100.0%         100.0%
                                                      =====          =====

      We purchase over 50% of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane. In addition, McLane supplies health and beauty aids, toys and seasonal items to all our stores. Our arrangement with McLane is governed by a distribution service agreement, pursuant to which we purchase all of our requirements of wholesale food, non-food and general merchandise products. The products are purchased at McLane's cost plus an agreed upon percentage, reduced by any promotional allowances offered by manufacturers and volume rebates offered by McLane. In addition, we receive per store annual service allowances from McLane which are amortized over the remaining term of the agreement, which is four years. McLane may terminate the agreement upon a default in payment or if we become insolvent. However, adequate alternative sources are available to purchase this merchandise should a change from the current wholesaler become necessary or desirable. We purchase the balance of our merchandise from a variety of other distributors under contracts with terms of up to four years. With a number of these vendors we do not have contracts.

      Cigarette prices have increased 15.4% during fiscal 1998 and 19.3% for the six months ended March 25, 1999. The most recent increase occurred on November 23, 1998, when major cigarette manufacturers increased prices by $0.45 per pack. However, during December 1998, major cigarette manufacturers offered a rebate to retailers of $0.45 per pack to offset the November 1998 price increase. We passed along this rebate to our customers. Major cigarette manufacturers offered no rebate in January 1999, a $0.30 per pack rebate in February 1999, a $0.55 per pack rebate for March 1999, no rebate in April 1999 and a $0.35 per pack rebate in May 1999. We cannot assure you that major cigarette manufacturers will continue to offer these rebates or that any resulting increase in prices to our customers will not have a material adverse effect on our cigarette sales and gross profit dollars. Despite increases in price, which have been passed on for the most part to our customers, we have increased cigarette unit sales and gross profit dollars. We believe that convenience stores in general, and The Pantry in particular, will benefit as customers shift their cigarette buying patterns from less frequent carton purchases to more frequent pack purchases and as other retailers stop selling cigarettes. We expect that cigarette cost increases will reduce our gross margin percentage for the cigarette category, but will not have a material impact on the cigarette category gross profit dollars. Although it is too early to determine the potential impact on cigarette unit volume, we believe we can continue to pass along cost increases to our customers over the long term and, therefore, we do not expect cigarette inflation to have a significant impact on our results of operations or financial condition in the foreseeable future.

      Our commission revenue is derived from ATMs, lottery ticket sales, video gaming, money orders, public telephones and other ancillary product and service offerings. This category is an important aspect of our merchandise operations because it attracts new customers and provides additional services for existing customers.

Gasoline Operations

      For the year ended September 24, 1998, our revenue from sales of gasoline were 51.8% of total revenue. The following table highlights information regarding our gasoline operations for the last two fiscal years and the six months ended March 26, 1998 and March 25, 1999:

                                         Fiscal Year Ended   Six Months Ended
                                        ------------------- -------------------
                                        Sept. 25, Sept. 24, March 26, March 25,
                                          1997      1998      1998      1999
                                        --------- --------- --------- ---------
Gasoline sales (in millions)..........   $220.2    $510.0    $215.7    $360.9
Gasoline gallons sold (in millions)...    179.4     466.8     189.3     365.3
Average gallons sold per store (in
 thousands)...........................    501.2     603.9     329.2     397.5
Average retail price per gallon.......   $ 1.23    $ 1.09    $ 1.14    $ 0.99
Average gross profit per gallon.......   $0.128    $0.134    $0.134    $0.127
Locations selling gasoline............      364       884       789     1,068
Number of company-owned branded
 locations............................      300       667       505       768
Number of company-owned unbranded
 locations............................       35       192       258       278
Number of third-party locations
 (branded and unbranded)..............       29        25        26        22
Number of locations with pay-at-the-
 pump credit card readers.............      125       379       208       525
Number of locations with multi-product
 dispensers...........................      142       697       465       817

      The increase in gross profit per gallon in fiscal 1998 was primarily due to the addition of Lil' Champ and the relatively higher gasoline margins in Florida. Although gasoline gross margins in any particular location or market may vary from time to time, since fiscal 1997 our gross margins on a consolidated basis have been relatively stable due to our size and geographic diversity. Historically, we have not entered into gasoline futures contracts which may lock in gasoline prices for a period of time or reduce the volatility in our gasoline costs.

      Of the 1,068 stores that sold gasoline as of March 25, 1999, 778 or 72.8%, including third-party locations selling under these brands, were branded under the Ashland, BP-Amoco, Chevron, Citgo, Exxon, Mobil, Shell or Texaco brand names. We operate a mix of branded and unbranded locations and evaluate our gasoline offerings on a local market level.

      As of March 25, 1999, we owned the gasoline operations at 1,046 locations and at 22 locations had gasoline operations that were operated under third-party arrangements. At company-operated locations, we own the gasoline storage tanks, pumping equipment and canopies and retain 100% of the gross profit received from gasoline sales. In fiscal 1998, these locations accounted for approximately 98% of total gallons sold by us. Under third-party arrangements, an independent gasoline distributor owns and maintains the gasoline storage tanks and pumping equipment at the site, prices the gasoline and pays us approximately 50% of the gross profit. In fiscal 1998, third-party locations accounted for approximately 2% of the total gallons sold by us. We have been phasing out third-party arrangements because our company-operated locations are more profitable.

      We purchase our gasoline from major oil companies and independent refiners. As of March 25, 1999, 72.8% of our locations selling fuel sell under a major oil company brand name. Our arrangements with major oil companies are governed by supply agreements pursuant to which we purchase gasoline and diesel fuel for our branded locations. The fuel is purchased at the stated rack price, or market price, quoted at each terminal. The terms of these supply agreements range from seven to thirteen years and generally contain minimum annual purchase requirements as well as provisions for various payments to The Pantry, based on volume of purchases and vendor allowances. We purchase the balance of our gasoline from a variety of independent fuel distributors. There are 20 gasoline terminals in our operating areas, enabling us to choose from more than one distribution point for most of our stores. Our inventories of both branded and unbranded gasoline turn approximately every nine days.

Store Locations

      As of March 25, 1999, we operated 1,149 convenience stores located primarily in suburban areas of rapidly growing markets, coastal/resort areas and smaller towns. Approximately 34% of our stores are located in Raleigh, Charlotte, Jacksonville and Orlando, which are four of the ten fastest growing metropolitan areas in the United States. Approximately 42% of our stores are strategically located in coastal/resort areas such as Jacksonville, Orlando/Disney World, Myrtle Beach, Charleston, St. Augustine, Hilton Head and the North Carolina Outer Banks. Substantially all of our stores are free standing structures averaging approximately 2,400 square feet and provide ample customer parking. The following table shows the geographic distribution by state of our stores as of March 25, 1999:

                                                         Number of  Percent of
                                                          Stores   Total Stores
                                                         --------- ------------
     Florida............................................     548       47.7%
     North Carolina.....................................     338       29.4
     South Carolina.....................................     161       14.0
     Kentucky...........................................      45        3.9
     Indiana............................................      20        1.7
     Tennessee..........................................      19        1.7
     Virginia...........................................      18        1.6
                                                           -----      -----
     Total..............................................   1,149      100.0%
                                                           =====      =====

      Since fiscal 1996, we have developed a limited number of new stores and closed or sold a substantial number of underperforming stores. Beginning in 1997, we turned our attention from developing new stores to commencing our acquisition program. The following table summarizes these activities:

                                       Fiscal Year Ended            Six Months
                            ---------------------------------------   Ended
                            Sept. 28, Sept. 26, Sept. 25, Sept. 24, March 25,
                              1995      1996      1997      1998       1999
                            --------- --------- --------- --------- ----------
   Number of stores at
    beginning of period....    406       403       379       390        954
   Acquired or opened......     10         4        36       653        216
   Closed or sold..........    (13)      (28)      (25)      (89)       (21)
                               ---       ---       ---       ---      -----
   Number of stores at end
    of period..............    403       379       390       954      1,149
                               ===       ===       ===       ===      =====

      We continually evaluate the performance of each of our stores to determine whether any particular store should be closed or sold based on its sales trends and profitability. In deciding to close or sell an underperforming store, we consider such factors as store location, gasoline volumes and margins, merchandise sales and gross profits, lease term, rental rate and other obligations and the store's contribution to corporate overhead. Although closing or selling underperforming stores reduces revenue, our operating results typically improve since these stores were generally unprofitable.

Acquisition Activity and Selection

      Since April 1997, we have acquired 890 convenience stores in 11 major and numerous smaller transactions located in Florida, North Carolina, South Carolina and Virginia. With these acquisitions, we expanded our geographic reach within the southeast to Florida and Virginia and enhanced our market position in North Carolina and South Carolina.

      We focus on acquiring chains within our existing and contiguous marketing areas. In evaluating potential acquisition candidates, we consider a number of factors including:

      .  strategic fit and desirability of location

      .  price

      . ability to improve productivity and profitability of a location through the implementation of our operating strategy

      .  financial impact

      We believe the advantages of these acquired locations include demonstrated revenue, growth and market characteristics. We also believe the acquired stores have a lower risk profile and higher average return on investment than traditional new store development programs.

Site Selection

      In opening new stores in recent years, we have focused on selecting store sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access to store locations. In selecting sites for new stores, we use an evaluation process designed to enhance our return on investment by focusing on market area demographics, population density, traffic volume, visibility, ease of access and economic development in the market area. We also review the location of competitive stores and customer activity at those stores.

Upgrading Store Facilities and Equipment

      We have upgraded the facilities and equipment at many of our existing and acquired store locations, including gasoline equipment upgrades, at a cost of approximately $8.7 million in fiscal 1997 and $34.0 million in fiscal 1998. During this period, $11.2 million was reimbursed through long-term contracts with our gasoline suppliers. Our store renovation program is an integral part of our operating strategy. We continually evaluate the performance of individual stores and periodically upgrade store facilities and equipment based on sales volumes, the lease term for leased locations and management's assessment of the potential return on investment.

      Typical upgrades for many stores include improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers and exterior lighting and signage. The upgrading program for our gasoline operations includes multi-product dispensers and pay-at-the-pump credit card readers to enhance customer convenience and service and the installation of underground storage tank, leak detection and other equipment in accordance with applicable EPA regulations. For further discussion of EPA and other environmental regulations see "--Government Regulation and Environmental Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Store Operations

      Each convenience store is staffed with a manager, an assistant manager and sales associates who work various shifts to enable most stores to remain open 24 hours a day, seven days a week. Our field operations organization is comprised of a network of regional, divisional and district managers who, with our corporate management, evaluate store operations. District managers typically oversee from eight to ten stores. We also monitor store conditions, maintenance and customer service through a regular store visitation program by district and regional management.

Technology and Store Automation

      We utilize information systems and application programs for our core business systems, such as accounting, financial reporting and payroll. Within the past two years, we installed newer and more reliable mid-range system hardware to support these applications and our continued growth. These systems continue to be enhanced through modification and redesign in order to meet management reporting requirements and operational needs.

      Over the last year, we have expanded our computer system infrastructure with the addition of new local area network systems, improved end user computer hardware and software and replacement of older point of sale systems. This has helped to streamline operations and improve productivity at our corporate office, among our field management staff and at our stores.

      In addition, these new and expanding systems have laid the foundation for a strategic information systems initiative that will bring a new store and corporate accounting and management reporting system. We selected and began implementation of a leading convenience store systems package, Resource Management Series from Professional Datasolutions, Inc., a wholly-owned subsidiary of McLane. Handy Way has the Resource Management Series system in place and has kept pace with upgrades. Handy Way also has a well-developed system in place that provides centralized management reporting for their food service operations. We expect to benefit from Handy Way's experience and knowledge as we implement this technology at The Pantry.

      During fiscal 1999, the Resource Management Series will be implemented in phases. We will continue to accelerate the store level implementation that began with all of the stores we acquired in 1998. We expect to have the entire store base fully integrated by the end of fiscal 2000. To complete this program, we plan to spend $5.8 million in fiscal 1999 and $3.0 million in fiscal 2000. In addition to facilitating integration of future acquisitions, these upgrades will enable us to adjust merchandise margin and mix, monitor inventory levels, implement pricing by geographic area, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication between individual stores and headquarters.

Competition

      The convenience store and retail gasoline industries are highly competitive. Changes in traffic patterns and the type, number and location of competing stores can affect the performance of individual stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, factors such as inflation, increased labor and benefit costs and the lack of availability of experienced management and hourly employees may adversely affect the convenience store industry.

      We compete with numerous other convenience stores and supermarkets. In addition, our stores offering self-service gasoline compete with gasoline service stations and, more recently, supermarkets. Our stores also compete to some extent with supermarket chains, drug stores, fast food operations and other similar retail outlets. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than us.

Trade Names, Service Marks and Trademarks

      We have registered or applied for registration of a variety of trade names, service marks and trademarks for use in our business, including The Pantry(R), Worth(R), Bean Street Coffee Company(TM), Bean Street Market(TM), Big Chill(R), ETNA, Handy Way, Lil' Champ(R), Quick Stop, Zip Mart(TM), Express Stop, Sprint(TM), and Smokers Express(TM). We regard our intellectual property as being an important factor in the marketing of the company and our convenience stores. We are not aware of any facts which would negatively impact our continuing use of any of our trade names, service marks or trademarks.

Government Regulation and Environmental Matters

      Many aspects of our operations are subject to regulation under federal, state and local laws. We are currently in material compliance with all EPA regulations and requirements that affect our locations that sell gasoline. The most significant of the regulations that impact all aspects of our operations are described below.

Storage and Sale of Gasoline

      We are subject to various federal, state and local environmental laws. Federal, state, and local regulatory agencies have adopted regulations governing underground storage tanks that require us to make expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976 requires the EPA to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking underground storage tanks.

      Federal and state regulations require us to maintain evidence of the financial responsibility necessary to take corrective action and compensate third parties in the event of a release from our underground storage tank systems. In order to comply with the applicable requirements, as of April 30, 1999, we maintain surety bonds in the aggregate amount of approximately $900,000 in favor of state environmental agencies in North Carolina, South Carolina and Virginia and a letter of credit in the aggregate amount of approximately $1.1 million issued by a commercial bank in favor of state environmental agencies in the states of Florida, Tennessee, Kentucky and Indiana. We also rely upon the reimbursement provisions of applicable state trust funds. In Florida, we also meet such financial responsibility requirements through private commercial liability insurance. We have sold all of our Georgia stores but have retained responsibility for pre-closing environmental remediation. The cost of such remediation and third party claims should be covered by the state trust fund, subject to applicable deductibles and caps on reimbursement.

      Regulations enacted by the EPA in 1988 established requirements for:

    .  installing underground storage tank systems

    .  upgrading underground storage tank systems

    .  taking corrective action in response to releases

    .  closing underground storage tank systems

    .  keeping appropriate records

    . maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases

      These regulations permit states to develop, administer and enforce their own regulatory programs, incorporating requirements which are at least as stringent as the federal standards. The Florida rules for 1998 upgrades are more stringent than the 1988 EPA regulations. Our facilities in Florida all meet or exceed such rules. The following is an overview of the requirements imposed by these regulations:

    . Leak Detection. We utilize several approved leak detection methods for all company-owned underground storage tank systems. Daily and monthly inventory reconciliations are completed at the store level and at the corporate support center. The daily and monthly reconciliation data is also analyzed using statistical inventory reconciliation which compares the reported volume of gasoline purchased and sold with the capacity of each underground storage tank system and highlights discrepancies. We believe we are in material compliance with the leak detection requirements applicable to our underground storage tanks.

    . Corrosion Protection. The 1988 EPA regulations require that all underground storage tank systems have corrosion protection by December 22, 1998. We began installing non-corrosive fiberglass tanks and piping in 1982. All of the underground storage tank systems at our stores are in material compliance with these 1988 EPA regulations.

    . Overfill/Spill Prevention. The 1988 EPA regulations require that all sites have overfill/spill prevention devices by December 22, 1998. All of the company-owned underground storage tank systems are in material compliance with these EPA regulations.

State Trust Funds

      All states in which we operate underground storage tank systems have established trust funds for the sharing, recovering and reimbursing of cleanup costs and liabilities incurred as a result of releases from underground storage tank systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of underground storage tank systems, are funded by a underground storage tank registration fee and a tax on the wholesale purchase of motor fuels within each state. We pay underground storage tank registration fees and gasoline taxes to each state where we operate to participate in these trust programs and we have filed claims and received reimbursement in North Carolina, South Carolina, Kentucky, Indiana, Georgia, Florida and Tennessee. The coverage afforded by each state fund varies but generally provides from $150,000 to $1.0 million per site or occurrence for the cleanup of environmental contamination, and most provide coverage for third-party liabilities.

      Costs for which we do not receive reimbursement include but are not limited to:

    .  the per-site deductible

    . costs incurred in connection with releases occurring or reported to trust funds prior to their inception

    .  removal and disposal of underground storage tank systems

    . costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds

      The trust funds require that we pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of our underground storage tank system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. The Florida trust fund will not cover releases first reported after December 31, 1998. We have obtained private coverage for remediation and third party claims arising out of releases reported after December 31, 1998.

      In addition to up to $4.5 million that we may expend for remediation, The Pantry estimates that up to $12.7 million may be expended for remediation on our behalf by state trust funds established in our operating areas or other responsible third parties including insurers. To the extent such third parties do not pay for remediation as we anticipated, we will be obligated to make such payments, which could materially adversely affect our financial condition and results of operations. Reimbursements from state trust funds will be dependent upon the continued maintenance and viability of the various funds.

      The Pantry has been reimbursed, at rates of approximately 97%, for expenses filed with the state trust funds or other responsible third parties including insurers in the amounts of $3.1 million during the past three fiscal years. We anticipate our reimbursement rate to increase as we have entered into agreements with our primary environmental contractors whereby these contractors guarantee 100% reimbursement from the state trust funds for the work they perform. The Pantry maintains a 5% bad debt allowance for environmental receivables.

Sale of Alcoholic Beverages

      In areas where our stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages and to impose various restrictions and sanctions. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure to us for damage claims as a seller of alcoholic beverages is substantial, we have adopted employee training procedures intended to minimize such exposure. In addition, we maintain general liability insurance which may mitigate the cost of any liability.

Video Poker Licenses

      Stores in South Carolina operating video poker machines are subject to extensive local and state regulations regarding the operation and ownership of video poker machines. Furthermore, state and local laws limit the manner in which video poker machines may be operated. In addition, state and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for, and renewal of, the applicable licenses for video poker machines. There are numerous legislative proposals pending in the South Carolina legislature relating to video gaming, including initiatives to impose additional significant taxes or regulatory measures as well as initiatives to ban video gaming. Enactment of some of these initiatives could adversely impact our results of operations.

Store Operations

      Our stores are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of convenience stores, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new store in a particular area.

      Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance which could affect our results of operations.

Employees

      As of March 31, 1999, we employed 6,701 full-time and 1,548 part-time employees. We employ fewer part-time employees during the winter months than during the peak spring and summer seasons. Of our employees, approximately 7,686 are employed in our stores and 563 are corporate and field management personnel. We have not been adversely impacted by recent increases in the minimum wage because the majority of our employees are paid more than the minimum wage. None of our employees are represented by unions. We consider our employee relations to be good.

Properties

      As of March 25, 1999 we owned 378 of our stores and leased the real property at 771 of our stores. Management believes that none of these leases is individually material to us. Most of our leases are net leases requiring us to pay taxes, insurance and maintenance costs. The aggregate rental paid for fiscal 1998 was $23.6 million. The following table lists the expiration dates of our leases, including renewal options:

             Lease Expiration         Number of Stores
             ----------------         ----------------
             1999-2001...............        46
             2002-2008...............       145
             2009-2013...............       119
             2014-2018...............        72
             2019-2023...............        30
             2024-2028...............        61
             2029 and thereafter.....       298

Of our leases that expire prior to the end of 2003, management anticipates that we will be able to negotiate acceptable extensions of the leases for those locations that it intends to continue operating. Beyond payment of our contractual lease obligations through the end of term, early termination of these leases would result in no significant penalty to The Pantry.

      When appropriate, we have chosen to sell and then lease-back properties. Factors leading to this decision include alternative desires for use of cash, beneficial taxation, and minimization of the risks associated with owning the property, especially changes in valuation due to population shifts, urbanization, and/or proximity to high volume streets, and the economic terms of such sale-leaseback transactions.

      We own our corporate headquarters, a three-story, 51,000 square foot office building in Sanford, North Carolina, and a regional operations center in central Florida. We lease our Lil' Champ corporate headquarters in Jacksonville, Florida. Management believes that our headquarters facilities are adequate for our present and foreseeable needs.

      All of our real estate, both owned and leased, is pledged as collateral under our bank credit facility.

Legal Proceedings

      We are party to various legal actions which we believe are routine in nature and incidental to the operation of our business. While the outcome of such actions cannot be predicted with certainty, we believe that the resolution of these matters, individually or in the aggregate, will not have a material adverse impact on our business, financial condition or prospects. We make routine applications to state trust funds for the sharing, recovering and reimbursement of cleanup costs and liabilities incurred as a result of releases from underground storage tank systems. See "--Government Regulation and Environmental Matters."

                                   MANAGEMENT

Directors and Executive Officers

      The following is a list of our directors and executive officers:

Name                      Age Position with The Pantry
----                      --- ------------------------
Peter J. Sodini.........   58 President, Chief Executive Officer and Director
Dennis R. Crook.........   56 Senior Vice President, Administration and Gasoline Marketing
William T. Flyg.........   56 Senior Vice President and Chief Financial Officer
Douglas M. Sweeney......   60 Senior Vice President, Operations
Daniel J. McCormack.....   56 Vice President, Marketing
William M. Wardlaw......   52 Director
Charles P. Rullman......   50 Director
Todd W. Halloran........   36 Director
Jon D. Ralph............   34 Director
Christopher C. Behrens..   38 Director
Peter M. Starrett.......   51 Director

      Peter J. Sodini has served as our President and Chief Executive Officer since June 1996 and served as our Chief Operating Officer from February 1996 until June 1996. Mr. Sodini has served as a director since November 1995. Mr. Sodini is a director of Transamerica Income Shares Inc. and Pamida Holding Corporation. From December 1991 to November 1995, Mr. Sodini was Chief Executive Officer and a director of Purity Supreme, Inc., a chain of grocery stores located in New England. Prior to 1991, Mr. Sodini held executive positions at several supermarket chains including Boys Markets, Inc. and Piggly Wiggly Southern, Inc.

      Dennis R. Crook has served as our Senior Vice President, Administration and Gasoline Marketing since March 1996. From December 1987 to November 1995, Mr. Crook was Senior Vice President, Human Resources and Labor Relations of Purity.

      William T. Flyg has served as our Senior Vice President, Finance and Chief Financial Officer since January 1997. He was employed by Purity as Chief Financial Officer from January 1992 until Purity was sold in November 1995, at which time he continued as an employee of Purity until December 1996.

      Douglas M. Sweeney has served as our Senior Vice President, Operations since March 1996. From December 1991 to December 1995, Mr. Sweeney was Senior Vice President, Operations of Purity.

      Daniel J. McCormack has served as our Vice President, Marketing since March 1996. From 1989 to February 1996, Mr. McCormack was Director of Purchasing of Purity.

      William M. Wardlaw has served as a director since August 1998. Mr. Wardlaw joined Freeman Spogli in 1988 and became a Principal in 1991. From 1984 to 1988, Mr. Wardlaw was Managing Partner in the Los Angeles law firm of Riordan & McKinzie. Prior to 1984, he served as a partner in the law firm of O'Melveny & Myers. Mr. Wardlaw is also a director of AFC Enterprises, Inc.

      Charles P. Rullman has served as a director since November 1995. Mr. Rullman joined Freeman Spogli as a Principal in 1995. From 1992 to 1995, Mr. Rullman was a General Partner of Westar Capital, a private equity investment firm specializing in middle market transactions. Prior to joining Westar, Mr. Rullman spent twenty years at Bankers Trust Company and its affiliate BT Securities Corporation where he was a Managing Director and Partner. Mr. Rullman is also a director of Hudson Respiratory Care Inc. and River Holding Corp.

      Todd W. Halloran has served as a director since November 1995. Mr. Halloran joined Freeman Spogli in 1995 and became a Principal in 1998. From 1990 to 1995, Mr. Halloran was a Vice President and Associate at Goldman, Sachs & Co., where he worked in the Principal Investment Area and the Mergers and Acquisition Department.

      Jon D. Ralph has served as a director since November 1995. Mr. Ralph joined Freeman Spogli in 1989 and became a Principal in 1998. Prior to joining Freeman Spogli, Mr. Ralph spent three years at Morgan Stanley & Co. where he served as an analyst in the Investment Banking Division. Mr. Ralph is also a director of Envirosource, Inc., Hudson Respiratory Care Inc., River Holding Corp. and Century Maintenance Supply, Inc.

      Christopher C. Behrens has served as a director since February 1996. Since 1994, he has been a principal of Chase Capital Partners, the private equity investment affiliate of Chase Manhattan Capital Corporation. From 1990 to 1994, Mr. Behrens was a Vice President in The Chase Manhattan Corporation's Merchant Banking Group. Mr. Behrens is a director of Portola Packaging and Patina Oil & Gas, as well as other private companies.

      Peter M. Starrett has served as a director since January 1999. Since August 1998, Mr. Starrett has served as a consultant to Freeman Spogli. Prior to August 1998, Mr. Starrett was President of Warner Bros. Studio Stores Worldwide and had been employed by Warner Bros. since May 1990. Mr. Starrett is also a director of Petco Animal Supplies, Inc., Brylane, Inc., AFC Enterprises, Inc., Advance Stores Company, Incorporated, Advance Holding Corporation and Guitar Center, Inc.

      Our directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Pursuant to the stockholder's agreement, Chase Capital is entitled to nominate one director as long as it owns at least 10% of the common stock. Upon consummation of the offering or soon thereafter, we expect that two additional directors who are not our affiliates will be appointed to the board of directors.

Board Committees

      The board of directors has authorized the creation of an audit committee to review the results and scope of the annual audit and the services provided by our independent accountants. We anticipate that independent directors will be appointed to the audit committee following consummation of the offering.

      We historically have not used a compensation committee. We anticipate that the board of directors will create a compensation committee in connection with the offering.

Compensation Committee Interlocks and Insider Participation

      Our board of directors determines the compensation of executive officers. During fiscal 1997, Mr. Sodini participated in board of director deliberations regarding the compensation of our executive officers.

Compensation of Directors

      Our directors receive no compensation as directors. Directors are reimbursed for their reasonable out-of-pocket expenses in attending meetings.

Executive Compensation

      The following table summarizes fiscal 1996, 1997 and 1998 compensation for services in all capacities of our Chief Executive Officer and our four other most highly compensated executive officers.

                           Summary Compensation Table

                                                                   Long Term
                                                                  Compensation
                                       Annual Compensation           Awards
                                --------------------------------- ------------
                                                       Other       Securities
   Name and Principal    Fiscal                       Annual       Underlying     All Other
        Position          Year   Salary   Bonus   Compensation(a) Options/SARs Compensation(b)
   ------------------    ------ -------- -------- --------------- ------------ ---------------
Peter J. Sodini ........  1998  $475,000 $250,000     $42,337       266,271        $2,500
 President and Chief      1997   305,218  150,000      98,892           --          2,500
 Executive Officer        1996   124,086   50,000       3,392           --            --
Dennis R. Crook.........  1998   175,000   87,000       7,471        60,078         4,253
 Senior Vice President,   1997   151,832   70,000       1,025           --          2,019
 Administration and       1996    82,933   20,000      41,250           --            --
  Gasoline Marketing
William T. Flyg.........  1998   175,000   75,000       6,041        57,528           --
 Senior Vice President,   1997   109,615   54,000       3,076           --            --
 Finance and Chief
  Financial Officer
Douglas Sweeney.........  1998   180,000   90,000      10,174        71,910         4,651
 Senior Vice President,   1997   149,983   72,000       2,593           --          2,014
 Operations               1996    91,334   20,000       1,352           --
Daniel J. McCormack.....  1998   110,000   60,000      10,412        60,078         2,645
 Vice President,
  Marketing               1997    95,488   45,000       4,269           --          1,279
                          1996    45,334   15,000       5,934           --            --

--------
(a) Consists primarily of executive medical, moving and relocation reimbursements.

(b) Consists of matching contributions to our 401(k) Savings Plan. See "-- Benefit Plan" below.

Option Grants

      The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during the year ended September 24, 1998:

                     Options/SAR Grants in Last Fiscal Year
                              (Individual Grants)

                                       Individual Grants                 Potential Realizable
                         -----------------------------------------------         Value
                                                                           at Assumed Annual
                          Number of     % of Total  Exercise             Rates of Stock Price
                          Securities   Options/SARs Price or               Appreciation for
                          Underlying    Granted to    Base                    Option Term
                         Options/SARs  Employees in   Price   Expiration ---------------------
          Name            Granted(#)   Fiscal Year  ($/Share)    Date      5%($)      10%($)
          ----           ------------  ------------ --------- ---------- ---------- ----------
Peter J. Sodini.........   207,111(a)      35.9      $ 8.82    01/15/08  $3,212,036 $5,282,695
                            59,160(b)      10.3       11.27    08/31/08     820,047  1,621,004
Dennis R. Crook.........    47,328(a)       8.2        8.82    01/15/08     733,999  1,207,176
                            12,750(b)       2.2       11.27    08/31/08     176,734    349,354
William T. Flyg.........    47,328(a)       8.2        8.82    01/15/08     733,999  1,207,176
                            10,200(b)       1.8       11.27    08/31/08     141,387    279,483
Douglas Sweeney.........    59,160(a)      10.3        8.82    01/15/08     917,499  1,508,970
                            12,750(b)       2.2       11.27    08/31/08     176,734    349,354
Daniel J. McCormack.....    47,328(a)       8.2        8.82    01/15/08     733,999  1,207,176
                            12,750(b)       2.2       11.27    08/31/08     176,734    349,354

--------

(a) This option vests and becomes exercisable in three equal, annual installments beginning on the first anniversary of the vesting commencement date and expires to the extent not exercised by January 15, 2008.

(b) This option vests and becomes exercisable in three equal, annual installments beginning on the first anniversary of the vesting commencement date and expires to the extent not exercised by August 31, 2008.

Aggregate Option Exercises and Option Values

      The following table sets forth information with respect to our Chief Executive Officer and our four other most highly compensated executive officers concerning option exercises for the fiscal year ended September 24, 1998 and exercisable and unexercisable options held as of September 24, 1998:

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                             Number of
                                                       Securities Underlying     Value of Unexercised
                                                      Unexercised Options at    In-the-Money Options at
                                                       September 24, 1998(#)   September 24, 1998($)(a)
                         Shares Acquired    Value    ------------------------- -------------------------
   Name                  on Exercise(#)  Realized($) Exercisable Unexercisable Exercisable Unexercisable
   ----                  --------------- ----------- ----------- ------------- ----------- -------------
Peter J. Sodini.........        --            --       207,111      59,160      $507,422      $     0
Dennis R. Crook.........        --            --        15,776      44,302        38,651       77,302
William T. Flyg.........        --            --        15,776      41,752        38,651       77,302
Douglas Sweeney.........        --            --        19,720      52,190        48,314       96,628
Daniel J. McCormack.....        --            --        15,776      44,302        38,651       77,302

--------
(a) These values are calculated using a share price of $11.27 per share, less the exercise price of the options. This price was the price at which The Pantry sold shares in July 1998.

Executive Employment Contracts

      On October 1, 1997, we entered into an employment agreement with Mr. Sodini. The term of this agreement has recently been extended until September 30, 2001. This agreement contains customary employment terms and provides for an annual base salary of $475,000, subject to annual adjustment by the board of directors, participation in any of our benefit or bonus programs, participation in an incentive bonus program which provides for a payout of a minimum of 25% upon the achievement of goals determined by the board of directors, and other perquisites. Mr. Sodini's bonus arrangement is not tied to specific objectives. Principal factors considered by the board of directors are EBITDA improvement, comparable sales growth, acquisition quality and future outlook.

      Pursuant to the terms of the agreement, if Mr. Sodini is terminated by us prior to a change in control with just cause or upon death or disability, Mr. Sodini shall be entitled to his then effective compensation and benefits through the last day of his actual employment by us for termination for just cause or upon death or his effective date of termination, as determined by the board of directors for termination upon disability. In addition, if Mr. Sodini is terminated because of death or disability, we will pay to the estate of Mr. Sodini or to Mr. Sodini, as the case may be, one year's pay less amounts paid under any disability plan. If Mr. Sodini is terminated by us prior to a change in control without cause, Mr. Sodini shall be entitled to severance pay including regular benefits through the term of the agreement until such time as he engages in other employment. If Mr. Sodini is terminated by us following a change in control without cause or Mr. Sodini terminates his employment for good reason, Mr. Sodini shall generally be entitled to severance pay including regular benefits for a period of 18 months from the termination date.

      For purposes of Mr. Sodini's employment agreement, a change of control would occur if any person, other than the existing stockholders, becomes the beneficial owner of more than 50% of The Pantry's outstanding voting securities, whether by merger or otherwise, or upon liquidation of The Pantry. Good reason includes the occurrence of a reduction in Mr. Sodini's compensation or benefits, the inability of Mr. Sodini to discharge his duties effectively or moving Mr. Sodini's employment base more than 25 miles from its current location. Just cause includes a willful and continued failure to perform, engaging in conduct injurious to The Pantry, or being convicted of a felony or any crime of moral turpitude.

      This agreement contains covenants prohibiting Mr. Sodini, through the period ending on the latter of 18 months after termination or such time at which he no longer received severance benefits from us, from competing with us or soliciting employment from our employees. This offering will not cause a change of control under Mr. Sodini's contract.

      We have severance arrangements with each of Mr. Crook, Mr. Sweeney and Mr. McCormack that remain in effect so long as each continues to be employed by us. Pursuant to these arrangements, if the employee is terminated by us prior to a change of control without cause, he shall be entitled to severance pay for one year from the termination date. If the employee is terminated by us following a change of control without cause or if the employee terminates his employment for good reason, he shall be entitled to severance pay including regular benefits for a period of two years from the termination date. For purposes of these severance arrangements, a change of control would occur if Freeman Spogli and Chase Capital no longer had voting control of The Pantry's board of directors. Good reason includes the reduction in the employee's compensation or benefits, the inability of the employee to discharge his duties effectively or moving the employee's employment base outside of North Carolina. This offering will not cause a change of control under these arrangements.

Benefit Plan

      We sponsor a 401(k) employee retirement savings plan with Diversified Investment Advisors for eligible employees. Employees must be at least nineteen years of age and have one year of service working at least 1,000 hours to be eligible to participate in the 401(k) plan. Employees may contribute up to 15% of their annual compensation and contributions are matched by us on the basis of 50% of the first 5% contributed. Matching contribution expense was $330,000 in fiscal 1996, $305,000 in fiscal 1997 and $396,000 in fiscal 1998.

Stock Option Plans

      We adopted a stock option plan in January 1998. The 1998 stock option plan provides for the grant of incentive stock options and nonqualified stock options, as appropriate, to our officers, employees, consultants and members of our board of directors. An aggregate of 1,275,000 shares of common stock has been reserved for issuance under the 1998 stock option plan. As of March 25, 1999, 576,861 options to purchase shares of common stock were outstanding, and 698,139 shares were available for future grant. In granting stock options, the board of directors considers the individual and collective performance of the management team. Key items considered are EBITDA improvements, comparable store sales growth, acquisition results and base store operating efficiency, such as expense ratios and shrink losses. This offering will not trigger the termination provisions of the stock option plan.

      Prior to the consummation of the offering, we intend to adopt a new 1999 stock option plan providing for the grant of incentive stock options and non-qualified stock options to our officers, directors, employees and consultants. An aggregate of 3,825,000 shares of common stock will be reserved for issuance under the 1999 stock option plan. Effective upon consummation of the offering, a grant of approximately 200,000 shares will be made to officers and employees. While all shares have not been allocated, we intend to grant incentive stock options for 33,800 shares to Mr. Sodini, 13,000 shares to Mr. Crook, 13,000 shares to Mr. Flyg, 13,000 shares to Mr. Sweeney and 13,000 shares to Mr. McCormack. These options will vest in three annual installments, expire in seven years and be exercisable at the initial public offering price.

      The stock option plans are (or will be) administered by the board of directors, although the board of directors may designate a committee to undertake the administration. The stock option plans provide that the administrator may, among other things, select the participants in the stock option plans, determine the number of options which may be granted to such participants, and determine the vesting schedule of the options granted. The exercise price of options granted under the stock option plans will be determined by the administrator, although the exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The stock option plans will terminate in the event of acquisitions of The Pantry as set forth in the stock option plans, and in such event, the administrator may determine whether unvested options will accelerate. This offering will not cause the stock option plans to be terminated. The stock option plans will terminate when all shares authorized thereunder have been issued, unless terminated earlier pursuant to the terms of the stock option plans or by the board of directors. Freeman Spogli has the right to require the sale of all shares purchased under the stock option plans in the event it sells all its holdings of common stock.

Stock Subscription Plan

      We adopted a stock subscription plan in August 1998. This plan permits our employees, including directors and executive officers, to purchase up to an aggregate of 158,100 shares of common stock at fair market value. The purchase price for all common stock purchased under our stock subscription plan was $11.27 per share and was paid in cash and/or the delivery to us of a secured promissory note payable to us or one of our subsidiaries. As of March 25, 1999, we have issued 134,436 shares of common stock to 38 employees under our stock subscription plan. Freeman Spogli has the right to require the sale of all shares purchased under the stock subscription plan in the event it sells all its holdings of common stock. We have the right to repurchase shares purchased under this plan upon an employee's termination of employment. This right terminates on the first anniversary of the purchase date.

      The following table sets forth for our Chief Executive Officer and our four other most highly compensated executive officers the number of shares purchased pursuant to the stock subscription plan and the amount borrowed, if any, to finance the purchase of such shares:

                          Number of      Amount of
                          Shares of   Purchase Price                   Interest Rate
                         Common Stock   Subject to      Due Date of         of
Name                      Purchased   Promissory Note Promissory Note Promissory Note
----                     ------------ --------------- --------------- ---------------
Peter J. Sodini.........    17,748       $100,100        8/31/2003          8.5%
Dennis R. Crook.........     4,437         50,025        8/31/2003          8.5%
William T. Flyg.........       --             --            --               --
Douglas Sweeney.........     8,874            --            --               --
Daniel J. McCormack.....     4,437         50,025        8/31/2003          8.5%

Key Personnel Life Insurance

      We are not the beneficiary of any key personnel life insurance policy on any of our key management personnel.

Indemnification of Directors and Officers

      Under Section 145 of the Delaware General Corporation Law, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Prior to the consummation of the offering, our directors and officers have been indemnified to the full extent permitted by Delaware law under our certificate of incorporation and bylaws. Upon consummation of the offering our bylaws will provide that The Pantry may indemnify its directors and officers and we intend to enter into agreements to indemnify our directors to the full extent permitted by law. These agreements, among other things, will indemnify our directors for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including but not limited to any action by or in the right of The Pantry, on account of services as a director of The Pantry, or as a director or officer of any other company or enterprise to which the person provides services at our request. We have also purchased liability insurance covering our directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by The Pantry of expenses incurred or paid by a director or officer or of The Pantry in the successful defense of any action, suit or proceeding, is asserted by such director or officer in connection with the securities being registered, The Pantry will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Our certificate of incorporation provides that our directors shall not be liable for monetary damages for breach of such director's fiduciary duty of care to us and our stockholders except for liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal or state securities or environmental laws.

      There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                          TRANSACTIONS WITH AFFILIATES

Stock Issuances

      In November 1995, Freeman Spogli purchased 2,320,551 shares of our common stock and 10,374.228 shares of our Series A preferred stock for an aggregate purchase price of approximately $17.2 million and Chase Capital purchased 698,700 shares of our common stock and 3,123.6 shares of our Series A preferred stock for an aggregate purchase price of approximately $5.2 million. The purchase price for the common stock was $2.98 per share and the purchase price for the Series A preferred stock was $1,000.00 per share. A portion of these shares were purchased from us and the rest from existing stockholders.

      In August 1996, Freeman Spogli and Chase Capital purchased the outstanding common stock and Series A preferred stock held by other stockholders. Freeman Spogli purchased 2,152,812 shares of common stock and 9,624.336 shares of Series A preferred stock for an aggregate purchase price of approximately $16.0 million and Chase Capital purchased 643,416 shares of common stock and 2,876.448 shares of Series A preferred stock for an aggregate purchase price of approximately $4.8 million. The purchase price for the common stock was $2.98 per share and the purchase price for the Series A preferred stock was $1,000.00 per share.

      In December 1996, Freeman Spogli purchased 17,500 shares of our Series B preferred stock and warrants to purchase 2,346,000 shares of common stock for approximately $17.5 million. The purchase price for the Series B preferred stock was $1,000.00 per share and the purchase price for the warrants was $1.00. The warrants are exercisable at $7.45 per share until December 30, 2006 and contain adjustment provisions in the event we declare dividends or distributions, make stock splits or engage in mergers, reorganizations or reclassifications. In connection with this offering, we will repurchase the Series B preferred stock from Freeman Spogli for $17.5 million, plus approximately $6.5 million in accrued dividends.

      In October 1997, in connection with the Lil' Champ acquisition, Freeman Spogli purchased 3,030,471 shares of common stock and Chase Capital purchased 596,190 shares of common stock for an aggregate purchase price of approximately $32.0 million. Peter J. Sodini purchased 45,339 shares of common stock for an aggregate purchase price of $400,050, payable $185,000 in cash and $215,050 in the form of a secured promissory note in our favor. The purchase price for the common stock was $8.82 per share. All of our Series A preferred stock was contributed back to The Pantry and cancelled at this time.

      In July 1998, in connection with the acquisition of Quick Stop and the acquisition of Stallings, Freeman Spogli purchased 1,845,690 shares of common stock and Chase Capital purchased 371,688 shares of common stock for an aggregate purchase price of $25.0 million. The purchase price for the common stock was $11.27 per share.

      In November 1998, Peter Starrett, a director of The Pantry, purchased 22,185 shares of common stock for a purchase price of $250,125. Freeman Spogli has the right to require the sale of Mr. Starrett's shares in the event it sells all of its holdings of common stock. In addition, we have the right to repurchase Mr. Starrett's shares in the event he ceases to serve as a director. This right terminates on the first anniversary of the purchase date.

      See "Management--Stock Subscription Plan" for a description of loans made to our Chief Executive Officer and our four other most highly compensated executive officers for purchases of common stock under our stock subscription plan.

Payments to Freeman Spogli

      Since November 1995, we have paid transaction fees in the amount of $5.5 million to Freeman Spogli in connection with previous investments and assistance with analyzing acquisition candidates and obtaining financing.

Stockholders' Agreement

      We have entered into a stockholders' agreement with Freeman Spogli, Chase Capital and Peter J. Sodini in which:

    . Freeman Spogli has a right of first offer enabling it to purchase shares held by Chase Capital or Mr. Sodini prior to transfers of shares of common stock to non-affiliates, other than transfers pursuant to a registration statement or under Rule 144

    . Freeman Spogli has the right to require Chase Capital and Mr. Sodini to sell their shares of common stock to a third party buyer on the same terms as Freeman Spogli if Freeman Spogli is selling all of its shares

    . Freeman Spogli, Chase Capital and Mr. Sodini have rights to be included in sales of common stock by the other stockholders

    . Freeman Spogli has agreed, as long as Chase Capital holds 10% of The Pantry's common stock, to vote for a director nominated by Chase Capital

    .  we have agreed to provide financial and other information to Chase
       Capital

    . we have agreed that all our transactions with affiliates will be on terms no less favorable to The Pantry than would be obtained in an arms length transaction and to limit the fees payable to Freeman Spogli to fees paid in connection with a material acquisition, merger, divestiture, reorganization or restructuring, provided that such fees are no more favorable to Freeman Spogli than would be available from a nationally recognized investment banking firm

      There is no termination provision in the stockholders' agreement.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth information, as of April 15, 1998, with respect to the beneficial ownership of capital stock by each person who beneficially owns more than 5% of such shares, our Chief Executive Officer and each of our four other most highly compensated executive officers, each of our directors and all of our executive officers and directors as a group.

                                           Percentage of                     Percentage of
                           Shares of           Class          Shares of          Class
                          Common Stock   ----------------- Preferred Stock -----------------
   Name and Address of    Beneficially    Before   After    Beneficially    Before   After
   Beneficial Owner(1)       Owned       Offering Offering      Owned      Offering Offering
   -------------------    ------------   -------- -------- --------------- -------- --------
Freeman Spogli(2).......   11,695,524(2)   82.3%    57.2%      17,500(3)      100%    --
  William M. Wardlaw(2).          --        --       --           --          --      --
  Charles P. Rullman(2).          --        --       --           --          --      --
  Jon D. Ralph(2).......          --        --       --           --          --      --
  Todd W. Halloran(2)...          --        --       --           --          --      --
Chase Capital(4)........    2,030,025      17.1     11.2          --          --      --
  Christopher C.
   Behrens(4)(5)........      268,413       2.3      1.5          --          --      --
Peter J. Sodini(6)......      270,198       2.2      1.5          --          --      --
Dennis R. Crook(7)......       20,213        *        *           --          --      --
William T. Flyg(8)......       15,776        *        *           --          --      --
Douglas Sweeney(9)......       28,594        *        *           --          --      --
Daniel J.
 McCormack(10)..........       20,213        *        *           --          --      --
Peter M. Starrett(11)...       22,185        *        *           --          --      --
All directors and
 executive officers as a
 group
 (11 individuals).......   14,371,141      99.2%    69.3%      17,500       100.0%    --

--------
  *  Less than 1.0%.

 (1) Unless indicated otherwise, the address of the shareholder is c/o The Pantry, P.O. Box 1410, 1801 Douglas Drive, Sanford, North Carolina 27331. Unless indicated otherwise, each shareholder has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

 (2) Includes 2,346,000 shares issuable on the exercise of currently exercisable warrants. 7,213,491 shares, 1,845,690 shares and 290,343 shares of common stock are held of record by FS Equity Partners III, L.P., FS Equity Partners IV, L.P. and FS Equity Partners International, L.P., respectively.

 (3) Includes 16,823 and 677 shares of preferred stock are held of record by FSEP III and FSEP International, respectively. Each share of preferred stock is entitled to ten votes on all matters on which holders of the common stock vote. All of the preferred stock will be redeemed with the proceeds of the offering.

 (4) Includes 1,073,703 shares held of record by Chase Manhattan Capital, L.P. and 956,322 shares held by CB Capital Investors, L.P.

 (5) Includes 268,413 shares held of record by Baseball Partners, a New York general partnership.

 (6) Includes 207,111 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 1999.

 (7) Includes 15,776 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 1999.

 (8) Includes 15,776 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 1999.

 (9) Includes 19,720 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 1999.

(10) Includes 15,776 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 1999.

(11) Mr. Starrett's business address is c/o Freeman Spogli & Co. Incorporated, 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

Information Concerning Our Principal Shareholders

      Freeman Spogli

      FSEP III and FSEP International.


  . FS Holdings, Inc. has the sole power to vote and dispose of the shares owned by FSEP III.

  . FS International Holdings Limited has the sole power to vote and dispose of the shares owned by FSEP International.

  . Bradford M. Freeman, Ronald P. Spogli, J. Frederick Simmons, William M.
    Wardlaw, John M. Roth and Mr. Rullman are the sole directors, officers and shareholders of FS Holdings and FS International Holdings and may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by, FSEP III and FSEP International.

      FSEP IV.


  . As general partner of FSEP IV, FS Capital Partners LLC has the sole power to vote and dispose of the shares owned by FSEP IV.

  . Messrs. Freeman, Spogli, Wardlaw, Rullman, Ralph, Halloran, Roth and Mark
    J. Doran are the sole directors, officers and beneficial owners of FS Capital Partners and may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by, FSEP IV.

      The business address of Freeman Spogli, FSEP III, FSEP IV, FS Capital, FS Holdings and FS Capital Partners and their directors, officers and beneficial owners is 11100 Santa Monica

Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International and FS International Holdings is
c/o Padget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

      Chase Capital


  . The general partner of Chase Manhattan Capital is Chase Manhattan Capital
    Corporation, a New York corporation.

  . The general partner of CB Capital Investors is CB Capital Investors,
    Inc., a New York corporation.

  . Each of Chase Manhattan Capital Corporation and CB Capital Investors,
    Inc. is a wholly owned subsidiary of The Chase Manhattan Bank, which is a wholly owned subsidiary of The Chase Manhattan Corporation.

  . The directors of each of Chase Manhattan Capital Corporation and CB
    Capital Investors, Inc. are general partners of Chase Capital Partners, which is also the limited partner of each of Chase Manhattan Capital and CB Capital Investors and the investment manager of each of Chase Manhattan Capital Corporation and CB Capital Investors, Inc.

  . The individual general partners of Chase Capital Partners are John R.
    Baron, Christopher C. Behrens, Mitchell J. Blutt, Arnold L. Chavkin, Michael R. Hannon, Donald J. Hofmann, Stephen P. Murray, John M.B. O'Connor, Brian J. Richmand, Jonas Steinman, Shahan D. Soghikian, Jeffrey
    C. Walker and Damion E. Wicker, each of whom is a U.S. citizen, whose principal occupation is general partner of Chase Capital Partners.

  . The remaining general partners of Chase Capital Partners are Chase
    Capital Corporation, a New York corporation, CCP Principals, L.P. and CCP European Principals, L.P., each a Delaware limited partnership.

  . Beneficial ownership of the shares held by Chase Capital and CB Capital
    Investors may be deemed to be attributable to each of Chase Manhattan Capital Corporation, CB Capital Investors, Inc., Chase Capital Partners and each of the general partners of Chase Capital Partners. Beneficial ownership of a portion of such shares may be deemed to be attributable to Mr. Behrens as a general partner of Chase Capital Partners, which is the limited partner of, and which acts as the investment manager for, each of Chase Capital and CB Capital Investors. The actual pro rata portion of such beneficial ownership by each such entity or individual is subject to several variables, including rates of return, and is not readily determinable.

  . Mr. Behrens is the managing general partner of Baseball Partners, which may be deemed to be an affiliate of Chase Capital Partners, Chase Capital and CB Capital Investors. Each of Chase Capital Partners, Chase Capital and CB Capital Investors disclaims any beneficial ownership interest in the shares held by Baseball Partners that may be attributable to it as a result of any such affiliation.

      The business address of Chase Capital, CB Investors, Chase Manhattan Capital Corporation, CB Capital Investors, Inc., Chase Capital Partners and the individual general partners of Chase Capital Partners is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York, 10017. The business address of The Chase Manhattan Bank and The Chase Manhattan Corporation is 270 Park Avenue, New York, New York 10017. The business address of Mr. Soghiklan is c/o Chase Capital Partners, 50 California Street, Suite 2940, San Francisco, California 94111.

      Baseball Partners

  . Mr. Behrens is the managing general partner of Baseball Partners. Mr.
    Behrens disclaims beneficial ownership of the shares held by Baseball Partners except to the extent of his pecuniary interest therein.

  . Baseball Partners is party to a Stockholders Agreement with Chase Capital that contains various provisions pertaining to the voting, acquisition and disposition of such shares, including Baseball Partner's grant to Chase Capital of a proxy to vote such shares and restrictions on Baseball Partner's ability to transfer such shares. Chase Capital disclaims any beneficial ownership interest in such shares that may be attributable to it as a result of such provisions.

                          DESCRIPTION OF CAPITAL STOCK

      The following is a summary description of our capital stock.

Authorized Capital Stock

      Upon consummation of the offering, our authorized capital stock will consist of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. Of the 50,000,000 shares of common stock authorized, 5,100,000 shares have been reserved for issuance pursuant to our stock option plans and 2,346,000 have been reserved for issuance pursuant to warrants held by Freeman Spogli.

Common Stock

      Each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy."

      In the event of a liquidation, dissolution or winding up of The Pantry, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock or any class or series of stock ranking prior to the common stock. There are no preemptive rights or redemption or sinking fund provisions applicable to the shares of common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

      We intend to use $24.0 million of the proceeds of the offering to redeem all shares of Series B preferred stock currently outstanding and pay accrued dividends. However, the board of directors will have the authority, without further action by the shareholders, to issue from time to time up to five million shares of preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative participating, optional or other special rights and the qualifications or restrictions thereof. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of The Pantry. We have no present plan to issue any shares of preferred stock.

Common Stock Warrants


      We have outstanding warrants to purchase a total of 2,346,000 shares of common stock at a purchase price of $7.45 per share that will expire December 30, 2006. The warrants contain adjustment provisions in the event we declare dividends or distributions, make stock splits or engage in mergers, reorganizations or reclassifications. These warrants are held by Freeman Spogli.

Antitakeover Provisions

  Charter and Bylaw Provisions. Upon consummation of the offering our certificate of incorporation and bylaws will contain the following provisions which may have the effect of preventing or hindering an unsolicited acquisition or delaying removal of incumbent directors and officers:

    . Preferred Stock. As noted above, our board of directors has the authority to issue preferred stock with rights or preferences that could impede the success of any attempt to change control of The Pantry

    . Action by Written Consent. Shareholders of The Pantry may not act by written consent after such time as no person holds more than 25% of the common stock

    . Special Meetings. Special meetings of shareholders may only be called by the board of directors, the Chairman of the Board or the President of The Pantry

    . Advance Notification. Advance notice is required in the bylaws with respect to shareholder proposals and the nomination of candidates for election of directors, other than nominations made by the board of directors or a committee thereof

    . Vacancies. Newly created directorships and vacancies in board seats may be filled only by the board of directors prior to an annual meeting of shareholders

    . Amendments. Amendments to the provisions described above and to our bylaws require approval of holders of at least 66% of the outstanding shares

      Delaware Antitakeover Statute. Our certificate of incorporation currently provides that we are not subject to Section 203 of the Delaware General Corporation Law. After consummation of the offering our certificate of incorporation will provide that we will be subject to Section 203 after such time as no person holds more than 25% of the common stock. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    . prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

    . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

    . on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person:

    .  owns 15% or more of the corporation's voting stock; or

    . is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is First Union National Bank.

Listing

      The common stock has been approved for quotation on the Nasdaq National Market under the symbol "PTRY."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offering, we will have outstanding 18,111,478 shares of common stock, assuming no exercise of options granted under our stock option plans or of warrants held by Freeman Spogli. We have reserved 5,100,000 shares of common stock for issuance under our stock option plans, of which options to purchase 576,861 shares are outstanding. We have also reserved 2,346,000 shares of common stock for issuance upon the exercise of the warrants.

      The shares of common stock sold in the offering will be freely tradable without restriction or limitation under the Securities Act, except for any shares held by our "affiliates," as defined under Rule 144 of the Securities Act. Of our remaining 11,861,478 shares:

    . 11,727,042 shares are "restricted securities," as defined under Rule 144, that we issued and sold in private transactions and that may be sold publicly only if registered under the Securities Act or exempt from registration

    . 134,436 shares that we sold to our employees in transactions registered under the Securities Act are freely tradeable

Rule 144

      In general, under Rule 144, as currently in effect, a person, including an "affiliate" of The Pantry, who has beneficially owned "restricted securities" for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    .  one percent of the then outstanding shares of common stock or

    . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding filing of notice of the sale with the Securities and Exchange Commission provided that we satisfy various manner of sale and notice requirements and make available current public information about The Pantry.

      Under Rule 144(k), a holder of "restricted securities" who is not an "affiliate" of The Pantry who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above. As defined under Rule 144, an "affiliate" of an issuer is a person who directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, the issuer. Freeman Spogli and Chase Capital (as over 10% shareholders) and our directors and our executive officers may be considered our affiliates under this definition.

Lock-Up Agreements

      We and our executive officers and directors and all of our existing stockholders have agreed not to sell or otherwise dispose of any shares of the common stock for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch.

Registration Rights Agreement

      We have entered into a registration rights agreement with Freeman Spogli, Chase Capital and Mr. Sodini obligating us:

    . on up to three occasions at the request of holders of at least 50% of the common stock held by the parties to the agreement, to register the resale of all common stock held by the requesting holders

    . at any time commencing six months after this offering, to register the resale of shares of common stock having a value of more than $5 million at the request of any party

    . at any time, to allow any party to include shares in any registration of common stock by us

      Under the registration rights agreement, Freeman Spogli, Chase Capital and Mr. Sodini have the right to purchase their pro rata portion of additional shares issued by us. This right will terminate upon consummation of this offering.

Registration Statement

      We intend to register the shares of common stock issued, issuable or reserved for issuance under the stock option plans as soon as practicable following the date of this prospectus. These shares then will be freely tradable in the open market, subject to the lock-up agreements described above and, in the case of sales by "affiliates," to the requirements of Rule 144. As of April 15, 1999, options to purchase approximately 285,991 shares of common stock were vested, all of which will be subject to the 180-day lock-up period. See "Management--Stock Option Plans."

Market Price

      We cannot estimate the number of shares that may be sold in the future by our stockholders or the effect that sales of shares by our stockholders will have on the market price of the common stock. Sales of substantial amounts of common stock, or the prospect of these sales, could materially adversely affect the market price of the common stock.

                 MATERIAL U.S. TAX CONSIDERATIONS APPLICABLE TO
                      NON-U.S. HOLDERS OF THE COMMON STOCK

      The following discussion summarizes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the common stock held by non-U.S. holders. A "non-U.S. holder" means a beneficial owner of common stock who is not a U.S. holder. A U.S. holder means a beneficial owner of common stock who, for U.S. federal income tax purposes, is

    .  A citizen or resident of the United States;

    . A corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any of its political subdivisions, other than a partnership treated as foreign under U.S. Treasury regulations;

    . An estate whose income is includable in gross income for United States federal income tax purposes regardless of its source;

    . A trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

    . A person whose worldwide income or gain is subject to U.S. federal income tax on a net basis.

      An individual may, among other ways, be deemed to be a resident of the United States in any calendar year by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two preceding calendar years. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

      This discussion is based upon the U.S. federal tax law now in effect. This law could change, possibly retroactively, which could affect the continued validity of this discussion.

      The tax treatment of the holders of the common stock may vary depending on their particular situation. The rules discussed below do not apply to U.S. holders acquiring common stock. In addition, this discussion does not consider special tax rules applicable to non-U.S. holders such as insurance companies, tax-exempt organizations, financial institutions, subsequent purchasers of our common stock, U.S. expatriates, traders in securities, and broker-dealers. This discussion also does not consider the tax consequences for any person who is a shareholder, partner or beneficiary of a holder of the common stock. Moreover, the effect of any applicable state, local or foreign taxing jurisdiction is not discussed.

      In general, this discussion assumes that a non-U.S. holder holds the common stock as a capital asset and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment. We urge prospective investors to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Dividends

      As described above, we do not expect to pay dividends. However in the event we pay dividends to a non-U.S. holder, we will be required to withhold a U.S. withholding tax at a rate of 30%, or a lower rate under a relevant treaty, from the gross amount of the dividend, unless the dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. Prior to January 1, 2001, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, we ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of that country. After December 31, 2000, non-U.S. holders will have to satisfy certification requirements in order for us to withhold tax at a reduced treaty rate. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Except as otherwise provided under an applicable income tax treaty, dividends that are effectively connected with the conduct of a trade or business in the United States are taxed on a net income basis at the rates and in the manner applicable to United States persons. In such case, we would not be required to withhold U.S. withholding tax if the holder complies with the applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be taxed on gain recognized on a disposition of the common stock unless:

    . The gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or, alternatively, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In these cases, the gain will be taxed on a net income basis at the rates and in the manner applicable to United States persons and, if the holder is a foreign corporation, the branch profits tax described above may also apply;

    . In the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale and other requirements are met, unless an applicable tax treaty provides otherwise; or

    . We are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition and the period that the common stock was held by the non-U.S. holder.

      In general, we will be treated as a U.S. real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the total fair market value of our U.S. and non-U.S. real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a U.S. real property holding corporation at any given time will depend on the particular facts and circumstances applicable at the time.

      Currently, it is our best estimate that the fair market value of our U.S. real property interests is approximately 50% of the fair market value of our U.S. and non-U.S. real property interests and our other assets used or held for use in our trade or business. Therefore, we believe that it is likely that we currently are a U.S. real property holding corporation. Because the determination of whether we are a U.S. real property holding corporation is based on the fair market value of our U.S. real property interests and our other assets, it is difficult to predict whether we will be a U.S. real property holding corporation in the future.

      However, even if we are or have been a U.S. real property holding corporation a "non-5% holder" that is not otherwise taxed under any other circumstance described above will not be taxed on any gain realized on the disposition of our common stock if, at any time during the calendar year of the disposition, our common stock was regularly traded on an established securities market. A non-5% holder is a non-U.S. holder that did not beneficially own, directly or indirectly, more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition and the period that the common stock was held by the non-U.S. holder.

      We have applied to have the common stock quoted on the Nasdaq National Market. Although the matter is not free from doubt, our common stock should be considered to be regularly traded on an established securities market during the time it is regularly quoted on Nasdaq. If the common stock were not considered to be regularly quoted on Nasdaq and we are treated as a U.S. real property holding corporation, then

    . a non-5% holder would be taxed on any gain realized on the disposition of its common stock on a net income basis at the rates and in the manner applicable to United States persons and,

    . the person acquiring the common stock from a non-5% holder generally would be required to withhold a withholding tax at the rate of 10% from the gross amount of the proceeds of the disposition. This withholding tax may be reduced or eliminated by obtaining a withholding certificate from the Internal Revenue Service in accordance with applicable U.S. Treasury regulations.

All non-U.S. holders should consult their own tax advisors regarding application of the foregoing rules to them.

Federal Estate Taxes

      Common stock owned or treated as owned by a non-U.S. holder at the time of death, or common stock of which the non-U.S. holder made lifetime transfers, will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

United States Information Reporting Requirements and Backup Withholding Tax

      We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld from such dividends, regardless of whether any tax was actually withheld. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

      United States backup withholding is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish information under the United States information reporting requirements. Additional information reporting generally will not apply to dividends paid on the common stock before January 1, 2001, that we either

    .  Were required to withhold a withholding tax from; or

    .  Paid to an address outside the United States.

      After December 31, 2000, the gross amount of any dividend payment generally will be reduced for backup withholding unless the non-U.S. holder provides a Form W-8 or is a corporation or other exempt recipient.

      In general, payment of the proceeds of a sale of common stock to or through a United States office of a broker generally must be reduced for backup withholding and reported to the Internal Revenue Service unless either

    .  The non-U.S. holder is a corporation or other exempt recipient; or

    .  The non-U.S. holder provides a Form W-8.

      Payment of the proceeds of a sale of common stock to or through a foreign office of a foreign broker generally will neither be reduced for backup withholding nor reported to the Internal Revenue Service unless the foreign broker is a "U.S. related person." In general, payments of proceeds from the disposition of common stock to or through a foreign office of a foreign broker that is a "U.S. related person" will be reported to the Internal Revenue Service and, after December 31, 2000, may be reduced for backup withholding unless the broker has documentary evidence in its files that the owner is a non-U.S. holder.

      For this purpose, a "U.S. related person" is:

    .  A United States person;

    . A controlled foreign corporation for U.S. federal income tax purposes; or

    . A foreign person 50% or more of whose gross income is effectively connected with a United States trade or business,

    . After December 31, 2000, a foreign partnership if, at any time during the taxable year, at least 50% of the interests in the partnership are owned by United States persons or the partnership is engaged in a U.S. trade or business.

      Prospective investors should consult with their own tax advisors regarding these rules, and in particular with respect to whether the use of a particular broker would cause any payment to be reduced for backup withholding or reported to the Internal Revenue Service.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. The Pantry and the underwriters have entered into a purchase agreement in connection with this offering. Under this purchase agreement The Pantry has agreed to sell to the underwriters, and each of the underwriters has agreed to purchase from The Pantry, the number of shares of common stock listed opposite its name below.

                                                                          Number
                                                                            of
          Underwriter                                                     Shares
          -----------                                                     ------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated.............................................
     Banc of America Securities LLC....................................
     Goldman, Sachs & Co. .............................................
          Total........................................................

      In the purchase agreement, the underwriters have agreed to purchase all of the shares of common stock being sold in this offering if any of the shares of common stock being sold through the purchase agreement are purchased. If an underwriter defaults and does not purchase common stock, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      The Pantry has agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act. The Pantry has also agreed to contribute to payments the underwriters may be required to make.

Commissions and Discounts

      The representatives have advised The Pantry that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price described on the cover page of this prospectus, and to
dealers at such price less a concession of up to $   per share of common stock.
The underwriters may allow, and dealers may reallow, a discount of up to $ per share of common stock to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and total public offering price, underwriting discount to be paid by The Pantry to the underwriters and the proceeds before expenses to The Pantry. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
    Public offering price..................................  $      $      $
    Underwriting discount..................................  $      $      $
    Proceeds, before expenses, to The Pantry...............  $      $      $

      The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by The Pantry.

      The offering is subject to customary closing conditions, including delivery of legal opinions and certificates. The underwriters reserve the right to withdraw, cancel or modify offers of the common stock and to reject all or part of orders.

Over-allotment Options

      The Pantry has granted options to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 937,500 additional shares of common stock at the public offering price described on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise these options only to cover over-allotments, if any, made on the sale of the common stock. To the extent that the underwriters exercise these options, each underwriter will be obligated, subject to customary closing conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial amount reflected in the above table.

Reserved Shares

      At the request of The Pantry, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares to be sold to directors, officers, employees, business associates and related persons of The Pantry. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered to the public.

No Sales of Similar Securities

      The Pantry and its executive officers and directors and all existing shareholders have agreed not to sell or transfer any of their shares of common stock for 180 days after the date of the prospectus unless they first obtain the written consent of Merrill Lynch. In particular, The Pantry and all of these individuals have agreed that they will not directly or indirectly

  .  offer, pledge, sell or contract to sell any of the common stock
  .  sell any option or contract to purchase the common stock
  .  purchase any option or contract to sell the common stock
  .  grant any option, right or warrant for the sale of the common stock
  . request or demand that The Pantry file a registration statement related to the common stock
  . enter into any agreement or transaction that transfers all or any part of the ownership of the common stock

      This lockup provision applies to common stock as well as any securities which are convertible into or exchangeable or exercisable for common stock. The provision applies to common stock currently held as well as common stock acquired in the future.

      However, a shareholder may without the consent of Merrill Lynch transfer the common stock to trusts or similar entities for estate planning purposes or to affiliates as defined in Rule 144 as long as any transferee agrees in writing to be bound by the terms of the lockup agreement. See "Shares Eligible for Future Sale."

Nasdaq National Market Listing

      The common stock has been approved for quotation on the Nasdaq National Market under the symbol "PTRY."

Initial Public Offering Price

      Prior to the offering, there has been no public market for the common stock of The Pantry. The initial public offering price will be determined through negotiations between The Pantry and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are

  . price-earnings ratios of publicly traded companies that the representatives believe to be comparable to The Pantry
  .  financial information of The Pantry
  . the history of, and the prospects for, The Pantry and the industry in which it competes
  . an assessment of its management, its past and present operations, the prospects for, and timing of, future revenue of The Pantry, and the present state of its development

      An active trading market may not develop for the common stock and the common stock may not trade in the public market subsequent to the offering at or above the initial public offering price.

Qualified Independent Underwriter

      We will use part of the proceeds of the offering to repay our debt. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering as an underwriter or selling group member, the offering will be conducted in accordance with NASD Conduct
Rule 2710(c)(8). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter with respect to the offering. The price of the common stock will be no higher than the price recommended by Merrill Lynch.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase the common stock. As an exception to these rules, the representatives of the underwriters are permitted to engage in transactions that stabilize the price of the common stock. Such stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are listed on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

      The representatives may also impose a penalty bid on other underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it discourages resales of the common stock.

      Neither The Pantry nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, The Pantry and the underwriters cannot assure you that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for The Pantry by Riordan & McKinzie, a Professional Corporation, Los Angeles, California and for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Principals and employees of Riordan & McKinzie are limited partners in a partnership which is a limited partner of a Freeman Spogli investment fund that owns a majority of The Pantry's equity interests. See "Principal Shareholders."

                                    EXPERTS

      The consolidated financial statements of The Pantry, Inc. as of September 25, 1997 and September 24, 1998 and for each of the three years in the period ended September 24, 1998, included in the prospectus, and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which include an explanatory paragraph relating to the adoption of statement of Financial Accounting Statements No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of) appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Lil' Champ Food Stores, Inc. as of December 30, 1995 and December 28, 1996 and for the years then ended, included in the prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Quick Stop Food Mart, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Express Stop, Inc. as of December 31, 1997 and the year then ended included in this prospectus have been audited by Griffin, Maxwell & Frazelle, P.A., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Taylor Oil Company as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Edwards, Falls & Renegar, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The combined financial statements of Miller Enterprises, Inc. and Peninsular Petroleum Company as of April 2, 1997 and April 1, 1998 and for each of the three years ended March 27, 1996, April 2, 1997 and April 1, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

      The statement of net assets acquired from Miller Brothers and Circle Investments, Ltd. as of January 28, 1999 of The Pantry, Inc. included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      The Pantry has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the Registration Statement, portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to The Pantry and the common stock, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and prospective investors are referred to the copy of the applicable document filed with the Commission.

      The Pantry currently files periodic reports in accordance with the Securities Exchange Act with the Commission. Upon consummation of the offering The Pantry will be subject to the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information, with the Commission. You may read and copy any document we file, at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

THE PANTRY, INC.:
  Independent Auditors' Report............................................  F-3
  Consolidated Balance Sheets as of September 25, 1997 and September 24,
   1998, and March 25, 1999 (unaudited)...................................  F-4
  Consolidated Statements of Operations for the years ended September 26,
   1996, September 25, 1997 and September 24, 1998, and the six months ended March 26, 1998 and March 25, 1999 (unaudited)....................  F-6
  Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
   the years ended September 26, 1996, September 25, 1997 and September
   24, 1998, and the six months ended March 25, 1999 (unaudited)..........  F-7
  Consolidated Statements of Cash Flows for the years ended September 26,
   1996, September 25, 1997 and September 24, 1998, and the six months ended March 26, 1998 and March 25, 1999 (unaudited)....................  F-8
  Notes to Consolidated Financial Statements.............................. F-10
LIL' CHAMP FOOD STORES, INC.:
  Independent Auditors' Report............................................ F-56
  Balance Sheets as of December 30, 1995 and December 28, 1996, and
   September 27, 1997 (unaudited)......................................... F-57
  Statements of Operations for the years ended December 30, 1995 and
   December 28, 1996, and the nine months ended September 28, 1996 and
   September 27, 1997 (unaudited)......................................... F-58
  Statements of Shareholder's Equity for the years ended December 30, 1995 and December 28, 1996, and the nine months September 27, 1997
   (unaudited)............................................................ F-59
  Statements of Cash Flows for the years ended December 30, 1995 and
   December 28, 1996, and the nine months ended September 28, 1996 and
   September 27, 1997 (unaudited)......................................... F-60
  Notes to Financial Statements........................................... F-61
QUICK STOP FOOD MART, INC.:
  Report of Independent Certified Public Accountants...................... F-72
  Balance Sheets as of December 31, 1996 and 1997, and June 30, 1998
   (unaudited)............................................................ F-73
  Statements of Income for the years ended December 31, 1995, 1996 and
   1997, and the six months ended June 30, 1997 and 1998 (unaudited)...... F-74
  Statements of Stockholders' Equity for the years ended December 31,
   1995, 1996 and 1997, and the six months ended June 30, 1998
   (unaudited)............................................................ F-75
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and
   1997, and the six months ended June 30, 1997 and 1998 (unaudited)...... F-76
  Notes to Financial Statements........................................... F-77
EXPRESS STOP, INC.:
  Report of Independent Auditors.......................................... F-84
  Balance Sheets as of December 31, 1997 and September 30, 1998
   (unaudited)............................................................ F-85
  Statements of Income for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)................... F-86
  Statements of Retained Earnings for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)...... F-87

  Statements of Cash Flows for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited).............  F-88
  Notes to Financial Statements..........................................  F-89
MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY
  Report of Independent Certified Public Accountants.....................  F-96
  Combined Balance Sheets as of April 2, 1997 and April 1, 1998, and
   December 30, 1998.....................................................  F-97
  Combined Statements of Income for the years ended March 27, 1996, April
   2, 1997, April 1, 1998 and for the nine months ended December 25, 1997 and December 30, 1998.................................................  F-98
  Combined Statements of Stockholders' Equity for the years ended March
   27, 1996, April 2, 1997, and April 1, 1998............................  F-99
  Combined Statements of Cash Flows for the years ended March 27, 1996,
   April 2, 1997, and April 1, 1998, and for the nine months ended
   December 25, 1997, and December 30, 1998.............................. F-100
  Notes to Combined Financial Statements................................. F-101
STATEMENT OF NET ASSETS ACQUIRED FROM MILLER BROTHERS AND CIRCLE
 INVESTMENTS, LTD.
  Independent Auditors' Report........................................... F-110
  Statement of Net Assets Acquired from Miller Brothers and Circle
   Investments, Ltd. as of January 28, 1999.............................. F-111
  Notes to Statement of Net Assets Acquired.............................. F-112
TAYLOR OIL COMPANY:
  Independent Auditors' Report........................................... F-113
  Statement of Assets Sold .............................................. F-114
  Statements of Income from Retail Operations for the years ended
   December 31, 1996, 1997 and 1998...................................... F-115
  Statements of Cash Flows from Retail Operations for the years ended
   December 31, 1996, 1997 and 1998...................................... F-116
  Notes to Financial Statements.......................................... F-117

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Shareholders of
The Pantry, Inc.
Sanford, North Carolina

      We have audited the accompanying consolidated balance sheets of The Pantry, Inc. and subsidiaries as of September 25, 1997 and September 24, 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended September 24, 1998. These financial statements are the responsibility of The Pantry's management. Our responsibility is to express an opinion on the financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Pantry, Inc. and subsidiaries as of September 25, 1997 and September 24, 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 24, 1998 in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, in fiscal 1996 The Pantry adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

Raleigh, North Carolina
December 18, 1998 (June 4, 1999 as to the first paragraph of Note 12)

                                THE PANTRY, INC.

                          CONSOLIDATED BALANCE SHEETS
                  (Unaudited as to March 25, 1999 information)
                             (Dollars in Thousands)

                                        September 25, September 24,  March 25,
                                            1997          1998         1999
                                        ------------- ------------- -----------
                                                                    (Unaudited)
                 ASSETS
                 ------
Current assets:
 Cash and cash equivalents.............   $  3,347      $ 34,404     $ 24,999
 Receivables (net of allowance for
  doubtful accounts of $150 at
  September 25, 1997; $280 at
  September 24, 1998 and $395 at March
  25, 1999)............................      2,101         9,907       14,829
 Inventories (Note 3)..................     17,161        47,809       61,378
 Income taxes receivable (Note 6)......        --            488        4,581
 Prepaid expenses......................      1,204         2,216        2,634
 Property held for sale................      3,323         3,761           82
 Deferred income taxes, net (Note 6)...      1,142         3,988        4,133
                                          --------      --------     --------
    Total current assets...............     28,278       102,573      112,636
                                          --------      --------     --------
Property and equipment, net (Notes 4,
 5, 7 and 10)..........................     77,986       300,978      405,727
                                          --------      --------     --------
Other assets:
 Goodwill (net of accumulated
  amortization of $9,705 at September
  25, 1997, $11,940 at September 24,
  1998 and $13,854 at March 25, 1999)
  (Notes 2 and 10).....................     20,318       120,025      169,431
 Deferred lease costs (net of
  accumulated amortization of $8,956
  at September 25, 1997, 9,001 at
  September 24, 1998 and $9,024 at
  March 25, 1999) .....................        314           269          247
 Deferred financing costs (net of
  accumulated amortization of $4,345
  at September 25, 1997, $4,871 at
  September 24, 1998 and $5,840 at
  March 25, 1999) (Note 5).............      4,578        14,545       13,130
 Environmental receivables (Note 8)....      6,511        13,187       12,732
 Deferred income taxes (Note 6)........        156           --           --
 Escrow for Lil' Champ acquisition
  (Note 2).............................      4,049           --           --
 Other.................................        609         3,243        9,027
                                          --------      --------     --------
    Total other assets.................     36,535       151,269      204,567
                                          --------      --------     --------
Total assets...........................   $142,799      $554,820     $722,930
                                          ========      ========     ========

                                THE PANTRY, INC.

                  (Unaudited as to March 25, 1999 information)
                             (Dollars in Thousands)

                                              September 25, September 24,  March 25,
                                                  1997          1998         1999
                                              ------------- ------------- -----------
                                                                          (Unaudited)
       LIABILITIES AND SHAREHOLDERS'
             EQUITY (DEFICIT):
       -----------------------------
Current liabilities:
  Current maturities of long-term debt (Note
   5).......................................    $     33      $     45     $  5,431
  Current maturities of capital lease
   obligations (Note 7).....................         285         1,240        1,240
  Accounts payable:
    Trade...................................      16,035        49,559       66,280
    Money orders............................       3,022         5,181        7,965
  Accrued interest (Note 5).................       4,592        11,712       10,794
  Accrued compensation and related taxes....       3,323         6,719        7,862
  Income taxes payable (Note 6).............         296           --           --
  Other accrued taxes.......................       2,194         7,007        8,538
  Accrued insurance.........................       3,887         5,745        8,501
  Other accrued liabilities.................       2,856        24,348       30,861
                                                --------      --------     --------
      Total current liabilities.............      36,523       111,556      147,472
                                                --------      --------     --------
Long-term debt (Note 5).....................     100,305       327,269      454,277
                                                --------      --------     --------
Other noncurrent liabilities:
  Environmental costs (Note 8)..............       7,806        17,137       17,185
  Deferred income taxes (Note 6)............         --         20,366       23,414
  Capital lease obligations (Note 7)........         679        12,129       11,498
  Employment obligations....................       1,341           934          749
  Accrued dividends on preferred stock
   (Notes 2 and 13).........................       7,958         4,391        5,837
  Other.....................................       6,060        21,734       26,052
                                                --------      --------     --------
      Total other non-current liabilities...      23,844        76,691       84,735
                                                --------      --------     --------
Commitments and contingencies (Notes 5, 7, 8
 and 15)....................................
Shareholders' Equity (Deficit):
  Preferred stock, $.01 par value, 150,000
   shares authorized; 43,499 issued and
   outstanding at September 25, 1997 and
   17,500 issued and outstanding at
   September 24, 1998 and March 25, 1999
   (aggregate liquidation value: September
   25, 1997--$43,499; September 24, 1998 and
   March 25, 1999--$17,500) (Notes 2 and 13)         --            --           --
  Common stock, $.01 par value, 300,000
   shares authorized (50,000,000 authorized
   after stock split); 5,815,479 issued and
   outstanding at September 25, 1997,
   11,704,857 issued and outstanding at
   September 24, 1998 and 11,861,478 issued
   and outstanding at March 25, 1999
   (Note 12)................................          58           117          119
  Additional paid-in capital................       5,339        68,939       70,727
  Shareholder loans.........................         --           (215)        (937)
  Accumulated deficit.......................     (23,270)      (29,537)     (33,463)
                                                --------      --------     --------
      Total shareholders' equity (deficit)..     (17,873)       39,304       36,446
                                                --------      --------     --------
Total liabilities and shareholders' equity
 (deficit)..................................    $142,799      $554,820     $722,930
                                                ========      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE PANTRY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in Thousands, except per share amounts)

                                                                       Six Months Ended
                                                                    -----------------------
                                                                     March 26,   March 25,
                          September 26, September 25, September 24,    1998        1999
                              1996          1997          1998      (Unaudited) (Unaudited)
                          ------------- ------------- ------------- ----------- -----------
                           (52 weeks)    (52 weeks)    (52 weeks)   (26 weeks)  (26 weeks)
Revenues:
  Merchandise sales.....    $188,091      $202,440      $460,798     $193,765    $303,962
  Gasoline sales........     192,737       220,166       509,958      215,718     360,917
  Commissions...........       3,979         4,787        14,128        6,358      10,520
                            --------      --------      --------     --------    --------
   Total revenues.......     384,807       427,393       984,884      415,841     675,399
                            --------      --------      --------     --------    --------
Cost of sales:
  Merchandise...........     125,979       132,846       303,968      126,865     204,825
  Gasoline..............     167,610       197,268       447,565      190,324     314,633
                            --------      --------      --------     --------    --------
   Total cost of sales..     293,589       330,114       751,533      317,189     519,458
                            --------      --------      --------     --------    --------
Gross profit............      91,218        97,279       233,351       98,652     155,941
                            --------      --------      --------     --------    --------
Operating expenses:
  Store expenses........      57,841        60,208       140,089       61,853      95,215
  General and
   administrative
   expenses.............      17,751        16,796        32,761       15,532      22,356
  Merger integration
   costs (Note 2).......         --            --          1,016          --          --
  Restructuring charges
   (Note 11)............       1,560           --            --           --          --
  Impairment of long-
   lived assets
   (Note 10)............       3,034           --            --           --          --
  Depreciation and
   amortization.........       9,158         9,504        27,642       11,775      17,830
                            --------      --------      --------     --------    --------
   Total operating
    expenses............      89,344        86,508       201,508       89,160     135,401
                            --------      --------      --------     --------    --------
Income from operations..       1,874        10,771        31,843        9,492      20,540
                            --------      --------      --------     --------    --------
Other income (expense):
  Interest expense......     (11,992)      (13,039)      (28,946)     (12,851)    (18,873)
  Miscellaneous.........        (660)        1,293         1,776          774         128
                            --------      --------      --------     --------    --------
   Total other expense..     (12,652)      (11,746)      (27,170)     (12,077)    (18,745)
                            --------      --------      --------     --------    --------
Income (loss) before
 income taxes and
 extraordinary loss.....     (10,778)         (975)        4,673       (2,585)      1,795
Income tax benefits
 (expense) (Note 6).....       2,664           --            --           916        (718)
                            --------      --------      --------     --------    --------
Income (loss) before
 extraordinary loss.....      (8,114)         (975)        4,673       (1,669)      1,077
Extraordinary loss (Note
 5).....................         --            --         (7,998)      (6,800)     (3,557)
                            --------      --------      --------     --------    --------
Net loss................      (8,114)         (975)       (3,325)      (8,469)     (2,480)
Preferred dividends.....      (2,654)       (5,304)       (2,942)      (1,586)     (1,446)
                            --------      --------      --------     --------    --------
Net loss applicable to
 common shareholders....    $(10,768)     $ (6,279)     $ (6,267)    $(10,055)   $ (3,926)
                            ========      ========      ========     ========    ========
Earnings per share (Note
 16):
  Basic:
   Income (loss) before
    extraordinary loss..    $  (1.89)     $  (1.08)     $   0.18     $  (0.36)   $  (0.03)
   Extraordinary loss...    $    --       $    --       $  (0.82)    $  (0.77)   $  (0.30)
   Net income (loss)....    $  (1.89)     $  (1.08)     $  (0.64)    $  (1.13)   $  (0.33)
  Diluted:
   Income (loss) before
    extraordinary loss..    $  (1.89)     $  (1.08)     $   0.16     $  (0.36)   $  (0.03)
   Extraordinary loss...    $    --       $    --       $  (0.73)    $  (0.77)   $  (0.30)
   Net income (loss)....    $  (1.89)     $  (1.08)     $  (0.57)    $  (1.13)   $  (0.33)

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE PANTRY, INC.

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                         SHAREHOLDERS' EQUITY (DEFICIT)
         (Unaudited as to Six Months Ended March 25, 1999 information)
                             (Dollars in Thousands)

                            Preferred Stock         Common Stock        Additional
                          -------------------- ------------------------  Paid in
                           Shares   Par Value    Shares      Par Value   Capital
                          --------  ---------- -----------  ----------- ----------
Balance, September 28,
 1995...................       --    $    --    5,100,000    $     51    $  6,948
Net loss................       --         --          --          --          --
Issuances of common and
 preferred stock........    25,999        --      715,479           7        (453)
Dividends on preferred
 stock..................       --         --          --          --          --
                          --------   --------  ----------    --------    --------
Balance, September 26,
 1996...................    25,999        --    5,815,479          58       6,495
Net loss................       --         --          --          --          --
Net proceeds from stock
 issue..................    17,500        --          --          --       15,953
Dividends on preferred
 stock..................       --         --          --          --          --
                          --------   --------  ----------    --------    --------
Balance, September 25,
 1997...................    43,499        --    5,815,479          58      22,448
                          --------   --------  ----------    --------    --------
Net loss................       --         --          --          --          --
Issuances of common
 stock..................       --         --    5,889,378          59      57,092
Contribution of Series A
 Preferred Stock and
 related dividends to
 Additional Paid in
 Capital................   (25,999)       --          --          --        6,508
Dividends on preferred
 stock..................       --         --          --          --          --
                          --------   --------  ----------    --------    --------
Balance, September 24,
 1998...................    17,500        --   11,704,857         117      86,048
Net income..............       --         --          --          --          --
Issuances of common
 stock..................       --         --      156,621           2       1,788
Dividends on preferred
 stock..................       --         --          --          --          --
                          --------   --------  ----------    --------    --------
Balance, March 25,
 1999...................    17,500   $    --   11,861,478    $    119    $ 87,836
                          ========   ========  ==========    ========    ========
                                      Total
                                    Additional
                                     Paid in   Shareholder  Accumulated
                          Other(1)   capital      Loans       Deficit     Total
                          --------  ---------- -----------  ----------- ----------
Balance, September 28,
 1995...................  $(17,109)  $(10,161) $      --     $ (6,223)   $(16,333)
Net loss................       --         --          --       (8,114)     (8,114)
Issuances of common and
 preferred stock........       --        (453)        --          --         (446)
Dividends on preferred
 stock..................       --         --          --       (2,654)     (2,654)
                          --------   --------  ----------    --------    --------
Balance, September 26,
 1996...................   (17,109)   (10,614)        --      (16,991)    (27,547)
Net loss................       --         --          --         (975)       (975)
Net proceeds from stock
 issue..................       --      15,953         --          --       15,953
Dividends on preferred
 stock..................       --         --          --       (5,304)     (5,304)
                          --------   --------  ----------    --------    --------
Balance, September 25,
 1997...................   (17,109)     5,339         --      (23,270)    (17,873)
                          --------   --------  ----------    --------    --------
Net loss................       --         --          --       (3,325)     (3,325)
Issuances of common
 stock..................       --      57,092        (215)        --       56,936
Contribution of Series A
 Preferred Stock and
 related dividends to
 Additional Paid in
 Capital................       --       6,508         --          --        6,508
Dividends on preferred
 stock..................       --         --          --       (2,942)     (2,942)
                          --------   --------  ----------    --------    --------
Balance, September 24.
 1998...................   (17,109)    68,939        (215)    (29,537)     39,304
                          --------   --------  ----------    --------    --------
Net loss................       --         --          --       (2,480)     (2,480)
Issuances of common
 stock..................       --       1,788        (722)        --        1,068
Dividends on preferred
 stock..................       --         --          --       (1,446)     (1,446)
                          --------   --------  ----------    --------    --------
Balance, March 25,
 1999...................  $(17,109)  $ 70,727  $     (937)   $(33,463)   $ 36,446
                          ========   ========  ==========    ========    ========

--------
(1) Represents excess of amount paid in 1987 leveraged buy-out over net book value for "carry over" shareholders. See Note 1.

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE PANTRY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                         Year Ended                    Six Months Ended
                          ----------------------------------------- -----------------------
                                                                     March 26,   March 25,
                          September 26, September 25, September 24,    1998        1999
                              1996          1997          1998      (Unaudited) (Unaudited)
                          ------------- ------------- ------------- ----------- -----------
                           (52 weeks)    (52 weeks)    (52 weeks)   (26 weeks)  (26 weeks)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................     $(8,114)     $   (975)     $  (3,325)   $  (8,469)  $  (2,480)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
 Extraordinary loss.....          --           --           2,006        6,800       3,405
 Impairment of long-
  lived assets..........       3,034           --             --           --          --
 Depreciation and
  amortization..........       9,158         9,504         27,642       11,775      17,830
 Provision for deferred
  income taxes..........      (1,558)          371            138       (1,415)        120
 (Gain) loss on sale of
  property and
  equipment.............         470        (1,054)           531          209        (410)
 Provision for
  environmental
  expenses..............         512         1,574          6,181           57          48
 Provision for closed
  stores................         673           (11)            50          --          --
 Write-off of property
  held for sale.........         168           --             --           --          --
Changes in operating
 assets and liabilities,
 net of effects of
 acquisitions:
 Receivables............        (539)         (527)        (8,512)      (3,758)       (948)
 Inventories............        (937)       (2,273)        (4,518)        (781)     (4,628)
 Prepaid expenses.......          20          (429)           390          879         (18)
 Other non-current
  assets................         432        (4,295)         5,111        5,366      (2,216)
 Accounts payable.......       2,104           603         13,896        1,397       7,911
 Other current
  liabilities and
  accrued expenses......        (639)        3,393          2,241        1,559      (5,686)
 Employment
  obligations...........        (255)         (698)          (407)        (185)       (185)
 Other noncurrent
  liabilities...........         886         2,155          6,608        4,218         662
                             -------      --------      ---------    ---------   ---------
Net cash provided by
 operating activities...       5,415         7,338         48,032       17,652      13,405
                             -------      --------      ---------    ---------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Additions to property
 held for sale..........      (4,050)       (1,828)        (5,203)      (2,648)        (93)
Additions to property
 and equipment..........      (7,084)      (14,749)       (43,153)     (17,814)    (23,166)
Proceeds from sale of
 property held for
 sale...................       2,462         1,345          4,807        2,025       1,495
Proceeds from sale of
 property and
 equipment..............       1,468         2,315          7,648          682         376
Acquisitions of related
 businesses, net of cash
 acquired...............         --        (12,162)      (250,592)    (145,398)   (129,900)
                             -------      --------      ---------    ---------   ---------
Net cash used in
 investing activities...      (7,204)      (25,079)      (286,493)    (163,153)   (151,288)
                             -------      --------      ---------    ---------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Principal repayments
 under capital leases...        (347)         (303)        (1,424)        (577)       (631)
Proceeds from issuance
 of capital leases......         --            --           1,086          --          --
Principal repayments of
 long-term debt.........         (20)          (26)       (51,543)     (57,009)   (143,999)
Net proceeds from
 issuance of long-term
 debt...................         --            200        278,508      209,022     275,000
Net proceeds from equity
 issues.................         --         15,953         56,935       31,936       1,068
Other financing costs...      (3,505)          (74)       (14,044)     (12,674)     (2,960)
                             -------      --------      ---------    ---------   ---------
Net cash provided by
 (used in) financing
 activities.............      (3,872)       15,750        269,518      170,698     128,478
                             -------      --------      ---------    ---------   ---------
Net increase (decrease)
 in cash................      (5,661)       (1,991)        31,057       25,197      (9,405)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....      10,999         5,338          3,347        3,347      34,404
                             -------      --------      ---------    ---------   ---------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD ................     $ 5,338      $  3,347      $  34,404    $  28,544   $  24,999
                             =======      ========      =========    =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SUPPLEMENTAL DISCLOSURE OF CASH FLOW

                                        Year Ended                    Six Months Ended
                         ----------------------------------------- -----------------------
                                                                    March 26,   March 25,
                         September 26, September 25, September 24,    1998        1999
                             1996          1997          1998      (unaudited) (unaudited)
                         ------------- ------------- ------------- ----------- -----------
                                                                   (26 weeks)  (26 weeks)
Cash paid (refunded)
 during the year:
  Interest..............    $12,719       $12,863       $21,826      $6,570      $19,791
                            =======       =======       =======      ======      =======
  Taxes.................    $  (403)      $  (917)      $   784      $  670      $   302
                            =======       =======       =======      ======      =======

            SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES

      During fiscal 1997 and 1998, The Pantry entered into several business acquisitions and divestitures. See Note 2--Business Acquisitions and Note 12-- Common Stock. In connection with the Lil' Champ acquisition, the holders of The Pantry's Series A preferred stock contributed all outstanding shares of Series A preferred stock and related accrued and unpaid dividends to the capital of The Pantry, resulting in an increase in paid in capital of $6,508.

                                THE PANTRY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Unaudited as to March 26, 1998 and March 25, 1999 information)

NOTE 1--HISTORY OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Pantry

      The consolidated financial statements include the accounts of The Pantry, Inc. and its wholly-owned subsidiaries, Sandhills, Inc., Lil' Champ Food Stores, Inc., and its wholly-owned subsidiary, Miller Enterprises Inc., Global Communications, Inc., PH Holding Corporation and PH Holding's wholly-owned subsidiaries, TC Capital Management, Inc. and Pantry Properties, Inc. All intercompany transactions and balances have been eliminated in consolidation. The Pantry owns and operates approximately 1,149 convenience stores in North Carolina, South Carolina, Florida, Tennessee, Kentucky, Indiana and Virginia.

      Prior to November 2, 1993, The Pantry was a wholly-owned subsidiary of Montrose Pantry Acquisition Corporation, an entity formed to affect the 1987 leveraged buy-out of The Pantry. On November 2, 1993, The Pantry was merged into Montrose and Montrose's name was changed to The Pantry. Montrose had no assets or operations other than its investment in The Pantry.

      On November 30, 1995, Freeman Spogli & Co. Incorporated, through its affiliates, FS Equity Partners III, L.P., and FS Equity Partners International, L.P., acquired a 39.9% interest in The Pantry and Chase Manhattan Capital Corporation acquired a 12.0% interest in The Pantry through a series of transactions which included the purchase of common stock from certain shareholders and the purchase of newly issued common and preferred stock. The Freeman Spogli entities and Chase Capital subsequently acquired the remaining interests of approximately 37.0% and 11.1%, respectively, on August 19, 1996 through the purchase of common and preferred stock from certain shareholders. On December 30, 1996, the Freeman Spogli entities purchased additional preferred stock of The Pantry.

      On October 23, 1997, The Pantry acquired 100% of the outstanding common stock of Lil' Champ from Docks U.S.A., Inc. Also during fiscal 1998, The Pantry acquired several smaller convenience store chains. See the discussion of 1998 acquisitions at Note 2--Business Acquisitions. As of September 24, 1998, The Pantry was owned 76.4% and 17.0% by the Freeman Spogli entities and Chase Capital, respectively.

      Unaudited Financial Statements--Information subsequent to December 18, 1998 (the date of our independent auditors' report) is unaudited (except for the first paragraph of Note 12, for which the auditor's report is dated June 4,
1999). In the opinion of management, the unaudited consolidated balance sheet at March 25, 1999, and the unaudited consolidated statements of operations, shareholders' equity, and cash flows for the six months ended March 26, 1998 and March 25, 1999 include all adjustments, which include only normal recurring adjustments, necessary to present the financial position and results of operations and cash flows for the periods then ended in accordance with generally accepted accounting principles.

      The results of operations for the six months ended March 25, 1999 and March 26, 1998 are not necessarily indicative of results to be expected for the full fiscal years. The results of operations and comparisons with prior and subsequent interim periods are materially impacted by the results of operations of businesses acquired since September 25, 1997. These acquisitions have been accounted for under the purchase method. See "Note 2--Businesses Acquisitions." Furthermore, the

                               THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information) convenience store industry in The Pantry's marketing areas experiences higher levels of revenues and profit margins during the summer months than during the winter months. Historically, The Pantry has achieved revenues and earnings in its third and fourth quarters.

Acquisition Accounting

      Montrose acquired all of The Pantry's common stock in a leveraged buy-out as of August 13, 1987. Certain individuals and entities which held an ownership interest in The Pantry retained approximately 45% of ownership interest after the August 13, 1987 transaction. A new basis of accounting was established as a result of the acquisition to the extent of the "new" equity interests, resulting in a partial step-up in basis. The original basis of accounting was retained for those shareholders that retained an equity interest in Montrose after the acquisition. To the extent of ownership change, the excess amount paid over The Pantry's net book value was allocated to property and equipment, inventories, deferred lease cost and goodwill based on relative fair market values. To the extent that certain individuals and entities maintained their equity interests, the excess amount paid over net book value was recorded as a debit in shareholders' deficit ($17,109,000). Had there not been a partial step-up, this amount would have been allocated to property and equipment, inventories, deferred lease cost and goodwill based on relative fair market values.

Accounting Period

      The Pantry operates on a 52 or 53 week fiscal year ending on the last Thursday in September. For 1996, 1997 and 1998, each of The Pantry's fiscal years contained 52 weeks.

Cash and Cash Equivalents

      For purposes of the consolidated financial statements, cash and cash equivalents include

  . cash

  . deposits in interest bearing accounts

  . other financial instruments with original maturities of less than three months

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out method, except for gasoline inventories maintained by Lil' Champ, for which cost is determined using the first-in, first-out method.

Property Held for Sale

      Property is classified as current assets when management's intent is to sell these assets in the ensuing fiscal year, and is recorded at the lower of cost or fair value less cost to sell.

Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided primarily by the straight-line method over the estimated useful lives of the assets for financial statement purposes and by accelerated methods for income tax purposes.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      Estimated useful lives for financial statement purposes are as follows:

       Buildings............................................. 20 to 33 1/2 years
       Gasoline equipment.................................... 7 to 10 years
       Other equipment, furniture and fixtures............... 3 to 10 years
       Automobiles........................................... 3 to 5 years

      Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Leased buildings capitalized in accordance with Statement of Accounting Financial Standards No. 13, Accounting for Leases, are recorded at the lesser of fair value or the discounted present value of future lease payments at the inception of the leases. Amounts capitalized are amortized over the estimated useful lives of the assets or terms of the leases (generally 5 to 20 years) using the straight-line method.

Goodwill

      Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over periods of 20 to 40 years. The Pantry considers legal, contractual, regulatory, obsolescence and competitive factors in determining the useful life and amortization period of this intangible asset. Additions to goodwill and increases in goodwill amortization expense primarily relate to our acquisition of the stock or assets of convenience store operators. The useful life of the associated goodwill is either indefinite for real property purchased or tied directly to leases with terms, including renewal options of 30 to 40 years.

      The Pantry assesses the recoverability of this intangible asset by determining whether amortization of the goodwill balance over its remaining life can be recovered through estimated undiscounted future operating results. Estimated future results are based on a trend of historical results for the trailing three fiscal years and management's estimate of future results which indicate that the goodwill balances will be recovered over the various periods remaining to be benefited.

Long-Lived Assets

      In 1996, The Pantry early-adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. Accordingly, long-lived assets are reviewed for impairment on a store-by-store basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When an evaluation is required, the projected future undiscounted cash flows attributable to each store are compared to the carrying value of the long-lived assets, including an allocation of goodwill if appropriate, of that store to determine if a write-down to fair value is required. See Note 10-- Impairment of Long-Lived Assets.

Deferred Lease Cost

      Deferred lease cost represents the value assigned to favorable leases acquired. Such amounts are being amortized over the remaining term of the respective leases.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

Deferred Financing Cost

      Deferred financing cost represents expenses related to issuing The Pantry's long-term debt, obtaining its lines of credit and obtaining lease financing. See Note 5--Long Term Debt and Note 7--Leases. Such amounts are being amortized over the remaining term of the respective financing.

Vendor Allowances, Rebates and Other Vendor Payments

      The Pantry receives payments for vendor allowances, volume rebates and other supply arrangements in connection with various programs. The Pantry records these payments as a reduction to cost of sales or expenses to which the particular vendor payment relates. For unearned payments, The Pantry records deferred income and amortizes the balance, as earned, over the term of the respective agreement. The amounts recorded against cost at sales for fiscal year 1997, fiscal year 1998, and the six months ended March 25, 1999 were $9.0 million, $20.7 million, and $18.7 million, respectively.

Environmental Costs

      The Pantry accounts for the cost incurred to comply with federal and state environmental regulations as follows:

  . The environmental reserve reflected in the financial statements is based on internal and external estimates of the costs to remediate sites relating to the operation of underground storage tanks. Factors considered in the estimates of the reserve are

   . the expected cost to remediate each contaminated site

   . the estimated length of time to remediate each site

  . Future remediation costs for amounts of deductibles under or amounts not covered by state trust fund programs and third party insurance arrangements and for which the timing of payments can be reasonably estimated are discounted using a ten-percent rate. All other environmental costs are provided for on a discounted basis.

  . Amounts which are probable of reimbursement under state trust fund programs or third party insurers, based on The Pantry's experience, are recognized as receivables and are expected to be collected within a period of twelve to eighteen months after the reimbursement claim has been submitted. These receivables exclude all deductibles and an estimate for uncollectible reimbursements. The Pantry's reimbursement experience exceeds a 95% collection rate. The adequacy of the liability and uncollectible receivable reserve is evaluated quarterly and adjustments are made based on updated experience at existing sites, newly identified sites and changes in governmental policy.

  . Annual fees for tank registration and environmental compliance testing are expensed as incurred.

  . Expenditures for upgrading tank systems including corrosion protection, installation of leak detectors and overfill/spill devices are capitalized and depreciated over the remaining useful life of the asset or the respective lease term, whichever is less.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

  . The tank removal costs associated with locations which The Pantry plans to sell or dispose of in the near future are estimated annually and a liability is established through a charge to expense. The costs to remove tanks at active locations are expensed as incurred.

Income Taxes

      All operations of The Pantry and its subsidiaries are included in a consolidated Federal income tax return. Pursuant to Statement of Accounting Financial Standards No. 109, Accounting for Income Taxes, The Pantry recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the related tax bases.

Excise and Use Taxes

      The Pantry collects and remits various federal and state excise taxes on petroleum products. Sales and cost of sales included approximately $52,676,000, $61,192,000, and $154,954,000 for 1996, 1997, and 1998, respectively.

      Sales and cost of sales included $61,129,000 and $130,219,000 of such taxes for the six months ended March 26, 1998 and March 25, 1999, respectively (unaudited).

Advertising costs

      Advertising costs are expensed as incurred. Advertising expense was approximately $1,047,000, $581,000 and $1,019,000 for fiscal 1996, 1997 and
1998, respectively.

Stock Based Compensation

      The Pantry's stock option plan is accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Pantry follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications

      Certain amounts in the fiscal 1996 and 1997 consolidated financial statements have been reclassified to conform to the current year presentation.

Newly Adopted Accounting Standards and Recently Issued Accounting Standards Not Yet Adopted

      In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities. Statement of Position 96-1 contains authoritative guidance on specific accounting issues

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information) that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The adoption of Statement of Position 96-1 in fiscal 1998 did not have a material effect on The Pantry's 1998 consolidated financial statements.

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement of Financial Accounting Standards No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Statement of Financial Accounting Standards No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that an enterprise

   . classify items of other comprehensive income by their nature in a financial statement

   . display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position

      Statement of Financial Accounting Standards No. 130 is effective for fiscal 1999. The adoption of Statement of Financial Accounting Standards No. 130 during the three months ended December 24, 1998 did not have an impact on The Pantry's net income or stockholder's equity as The Pantry had no differences between net loss and comprehensive income.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as

  . a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment

  . a hedge of the exposure to variable cash flows of a forecasted transaction

  . a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction

Under Statement of Financial Accounting Standards No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. Statement of Financial Accounting Standards No. 133 is effective for the first quarter of fiscal 2000. Earlier application of all of the provisions of Statement of Financial Accounting Standards No. 133 is encouraged. As of September 24, 1998, The Pantry has not determined the effect of Statement of Financial Accounting Standards No. 133 on its consolidated financial statements.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

NOTE 2--BUSINESS ACQUISITIONS:

Fiscal 1998 Acquisitions:

      During fiscal 1998, The Pantry acquired the businesses described below, which were accounted for by the purchase method of accounting:

  . The October 23, 1997 acquisition of all of the common stock of Lil' Champ for $136.4 million (including direct acquisition costs, net of cash acquired), including the repayment of $10.7 million in outstanding indebtedness of Lil' Champ. Lil' Champ is a leading operator of convenience stores in Florida and the largest convenience store operator in northern Florida. Lil' Champ's 488 stores are located primarily in northern Florida and Georgia. The purchase price, the refinancing of existing Lil' Champ debt, and the fees and expense of the Lil' Champ acquisition were financed with the proceeds from the offering of $200.0 million principal amount of senior subordinated notes due 2007, cash on hand and the purchase by existing shareholders and management of The Pantry of an additional $32.4 million of The Pantry's capital stock.

  . The March 19, 1998 acquisition of the operating assets of Wooten Oil
    Company, Inc., located in eastern North Carolina, for approximately $9.0 million, which was financed primarily from The Pantry's 1998 bank credit facility and cash on hand.

  . The May 2, 1998 acquisition of 10 convenience stores from United Fuels
    Corporation, Inc. for approximately $18.3 million. These stores are located in the Gainesville, Florida area and were financed from The Pantry's 1998 bank credit Facility.

  . The July 2, 1998 acquisition of assets of Quick Stop Food Mart, Inc.
    including 75 convenience stores located throughout North Carolina and South Carolina. Total consideration paid was approximately $56.0 million, and was funded by proceeds of $25.0 million from The Pantry's 1998 bank credit facility, an equity investment of $25.0 million by existing shareholders of The Pantry, and cash on hand.

  . The July 15, 1998 acquisition of assets of Stallings Oil Company, Inc.
    including 42 convenience stores located throughout North Carolina and Virginia. Total consideration paid was approximately $29.3 million. The Stallings acquisition was financed by proceeds of $25.0 million from The Pantry's 1998 bank credit facility and cash on hand.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      The purchase prices have been allocated to the assets purchased and the liabilities assumed based upon the fair values on the dates of the acquisitions, as follows (amounts in thousands):

                                                           Stallings,
                                                           Quick Stop
                                                Lil' Champ and Others  Total
                                                ---------- ---------- --------
ASSETS ACQUIRED:
Receivables, net...............................  $  1,617   $  2,100  $  3,717
Inventories....................................    20,113      8,758    28,871
Deferred income taxes..........................     2,992        --      2,992
Prepaid expenses and other current assets......     1,402        --      1,402
Property and equipment.........................   155,382     48,682   204,064
Other noncurrent assets........................     3,696        --      3,696
                                                 --------   --------  --------
Total assets acquired..........................   185,202     59,540   244,742
                                                 --------   --------  --------
LIABILITIES ASSUMED:
Short-term capital lease obligations...........     1,027        --      1,027
Accounts payable--trade........................    10,870        228    11,098
Other liabilities and accrued expenses.........    36,093        --     36,093
Long-term capital lease obligations............    11,716        --     11,716
Environmental remediation liabilities..........     3,150        --      3,150
Noncurrent deferred income taxes...............    20,530        --     20,530
Other noncurrent liabilities...................     8,070        996     9,066
                                                 --------   --------  --------
Total liabilities assumed......................    91,456      1,224    92,680
                                                 --------   --------  --------
Net tangible assets acquired...................    93,746     58,316   152,062
Goodwill.......................................    42,622     55,908    98,530
                                                 --------   --------  --------
Total consideration paid, including direct
 costs, net of cash acquired...................  $136,368   $114,224  $250,592
                                                 ========   ========  ========

      The Stallings and Quick Stop purchase price allocations are preliminary estimates, based on available information, internal estimates and certain assumptions management believes are reasonable. Accordingly, the purchase price allocations are subject to finalization pending the completion of internal and external appraisals of assets acquired. The purchase price allocations for other 1998 acquisitions have been finalized. The excess of the purchase prices over fair values of the net assets acquired for all 1998 acquisitions, $98,530,000 has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.

Fiscal 1999 Acquisitions (Unaudited):

      Subsequent to September 24, 1998, The Pantry acquired the businesses described below, which were accounted for by the purchase method of accounting:

    . The October 22, 1998 acquisition of assets of A.G. Lee Oil Company,
      Inc., located in eastern and central North Carolina, for $3.8 million, financed by cash on hand.

    . The November 5, 1998 acquisition of assets of Express Stop, Inc.
      including 22 convenience stores located throughout North and South Carolina. Total consideration paid was approximately $21.8 million, and was financed by proceeds of $16.0 million from The Pantry's 1998 bank credit facility and cash on hand.

    . The January 28, 1999 acquisition of all of the outstanding common stock of Miller Enterprises, Inc. and real estate assets of affiliates of Miller Enterprises. Miller Enterprises

                               THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

     is a leading operator of convenience stores, operating 121 stores located in central Florida and operated under the name "Handy Way." Total consideration paid was $95.1 million and was financed with proceeds from The Pantry's 1999 bank credit facility and cash on hand.

    . The February 25, 1999 acquisition of certain assets of 60 convenience stores of Taylor Oil Company. The stores are located throughout North Carolina and Virginia and are operated under the name "ETNA." Total consideration was approximately $22.8 million and was financed by proceeds of $19.0 million from The Pantry's 1999 bank credit facility and cash on hand.

The purchase price of the Miller Enterprises and affiliates acquisition is subject to working capital and capital expenditure adjustments pending the completion of a closing balance-sheet audit of Miller Enterprises as of January 28, 1999. $2.5 million of the purchase price of the Express Stop, Inc. acquisition was subject to an escrow agreement until March 1999, and was to be forfeited upon the occurrence of specific events or conditions relating to the operations of video poker machines in the State of South Carolina. The events or conditions specified in the purchase agreement did not occur, and the $2.5 million held in escrow was paid to Express Stop, Inc. in March 1999.

      Goodwill associated with the 1999 acquisitions is being amortized over 30 years using the straight-line method.

      The following unaudited pro forma information presents a summary of consolidated results of operations of The Pantry and acquired businesses as if the 1998 and 1999 transactions occurred at the beginning of the fiscal year for each of the periods presented (amounts in thousands):

                                                           Six Months Ended
                                                          --------------------
                                                          March 26,  March 25,
                                     1997        1998       1998       1999
                                  ----------  ----------  ---------  ---------
Total revenues................... $1,716,779  $1,658,157  $827,185   $805,923
Income (loss) before
 extraordinary loss.............. $   (9,220) $    3,514  $  1,207   $ (1,050)
Net loss......................... $   (9,220) $   (3,286) $ (5,593)  $ (4,607)

      In management's opinion, the unaudited pro forma information is not necessarily indicative of actual results that would have occurred had the acquisitions been consummated at the beginning of fiscal 1997 or fiscal 1998, or of future operations of the combined companies.

      In connection with the Lil' Champ acquisition, The Pantry recorded an integration charge of approximately $1.0 million for costs of combining its existing businesses with the acquired businesses of Lil' Champ. The charge includes

  . $.3 million for relocation costs

  . $.6 million for elimination of duplicated contractual services for which there is no future economic benefit

  . $.1 million for other consolidation and related expenses

The Pantry's integration plan includes

  . the relocation of approximately 11 employees

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

  . the elimination of duplicate contractual services

  . conforming Lil' Champ's corporate and field operations to The Pantry's policies and procedures

  . the disposal of unprofitable and unstrategic locations and operations

The integration plan is substantially complete as of September 24, 1998. In accordance with generally accepted accounting principles, these integration costs were not included as part of the purchase price allocation for the Lil' Champ acquisition.

      In connection with the October 23, 1997 acquisition of Lil' Champ and as contemplated at the consummation date, The Pantry sold all 48 Lil' Champ store operations and idle property in the state of Georgia. The sale was completed on September 1, 1998. As required by Statement of Financial Accounting Standards No. 121, these assets were measured at fair value less costs to sell during the allocation period following the consummation date of the acquisition. The Pantry received cash proceeds of $2.5 million from the disposition, which approximated the carrying value of the assets. Accordingly, no gain or loss was recorded on the disposition. Revenues and net loss before taxes related to the 48 stores disposed of and included in our historical financial statements totaled approximately $30,313,000 and $(954,000), respectively, for the year ended September 24, 1998.

      During fiscal 1997, The Pantry acquired 35 stores, acquired the gasoline operations at 23 third-party locations and disposed of 21 stores. The net assets acquired and liabilities assumed are as follows (in thousands):

                                                                    Year Ended
                                                                   September 25,
                                                                       1997
                                                                   -------------
       Inventories................................................    $ 1,665
       Property and equipment.....................................      6,374
       Other noncurrent assets....................................          9
       Accrued expenses...........................................        (43)
                                                                      -------
                                                                        8,005
       Goodwill...................................................      4,157
                                                                      -------
       Total consideration, including direct costs................    $12,162
                                                                      =======

NOTE 3--INVENTORIES:

      At September 25, 1997 and September 24, 1998, inventories consisted of the following (in thousands):

                                                                1997     1998
                                                               -------  -------
       Inventories at FIFO cost:
         Merchandise.......................................... $16,877   41,967
         Gasoline.............................................   4,969   11,510
                                                               -------  -------
                                                                21,846   53,477
       Less adjustment to LIFO cost:
         Merchandise..........................................  (4,203)  (5,668)
         Gasoline.............................................    (482)     --
                                                               -------  -------
       Inventories at LIFO cost............................... $17,161  $47,809
                                                               =======  =======

      Total inventories at September 24, 1998 include $5,213,000 of gasoline inventories held by Lil' Champ that are recorded under the FIFO method.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      The positive effect on cost of sales of LIFO inventory liquidations was $68,000, $4,141 and $482,000 for fiscal years 1996, 1997 and 1998, respectively.

NOTE 4--PROPERTY AND EQUIPMENT:

      At September 25, 1997 and September 24, 1998, property and equipment consisted of the following (in thousands):

                                                               1997      1998
                                                             --------  --------
   Land..................................................... $ 16,109    62,183
   Buildings................................................   29,928    85,278
   Gasoline equipment.......................................   50,362    95,729
   Other equipment, furniture and fixtures..................   26,657    96,874
   Leasehold improvements...................................   10,743    28,286
   Automobiles..............................................      134       516
   Construction in progress.................................    1,471     9,443
                                                             --------  --------
                                                              135,404   378,309
   Less--accumulated depreciation and amortization..........  (57,418)  (77,331)
                                                             --------  --------
                                                             $ 77,986  $300,978
                                                             ========  ========

NOTE 5--LONG-TERM DEBT:

      At September 25, 1997, September 24, 1998 and March 25, 1999, long-term debt consisted of the following (in thousands):

                                                                      March
                                                   1997      1998    25, 1999
                                                 --------  --------  --------
   Senior notes payable; due November 15, 2000;
    interest payable semi-annually at 12%....... $ 99,995  $ 48,995  $    --
   Senior subordinated notes payable; due
    October 15, 2007; interest payable semi-
    annually at 10.25%..........................      --    200,000   200,000
   Term loan facility--Tranche A; interest
    payable monthly at LIBOR (4.94 at March 25,
    1999) plus 3.0%; principal due in quarterly
    installments beginning April 30, 1999
    through April 30, 2003......................      --        --     79,086
   Term loan facility--Tranche B; interest
    payable monthly at LIBOR (4.94 at March 25,
    1999) plus 3.5%; principal due in quarterly
    installments beginning April 30, 1999
    through April 30, 2004......................      --        --    159,939
   Acquisition facility; interest payable
    monthly at LIBOR (4.94% at March 25, 1999)
    plus 2.5%; principal due in quarterly
    installments through October 31, 2002.......      --     78,000    19,000
   Notes payable to McLane Company, Inc.; zero
    (0.0%) interest, with principal due in
    annual installments through February 26,
    2003........................................      --        --      1,380
   Other notes payable; various interest rates
    and maturity dates..........................      343       319       303
                                                 --------  --------  --------
                                                  100,338   327,314   459,708
   Less--current maturities.....................      (33)      (45)   (5,431)
                                                 --------  --------  --------
                                                 $100,305  $327,269  $454,277
                                                 ========  ========  ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      While the senior notes are unsecured, the terms of the senior notes contain certain covenants restricting
  . the use of proceeds from the offering

  . the placing of liens on properties

  . "restricted payments" as defined in the agreement, including dividends

  . the incurrance of additional debt

  . the sale of assets

  . any merger, consolidation or change in control

  . lines of business and

  . transactions with affiliates

In addition, the indenture requires certain positive covenants including the maintenance of a consolidated fixed charge ratio of greater than 1.69 to 1.0. On January 28, 1999, The Pantry redeemed $49.0 million in principal of the senior notes.

      On October 23, 1997 in connection with the Lil' Champ acquisition, The Pantry completed the offering of the senior subordinated notes and, in a related transaction, completed the tender offer and consent solicitation with respect to the senior notes. The tender offer resulted in The Pantry's purchase of $51 million in principal amount of the senior notes at a purchase price of 110% of the aggregate principal amount plus accrued and unpaid interest and other related fees. In connection with this repurchase, The Pantry incurred an extraordinary loss of approximately $8.0 million related to costs of the tender offer and consent solicitation and write-off of deferred financing costs.

      The senior subordinated notes are unconditionally guaranteed, on an unsecured senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by all guarantors. See Note 17-- Supplemental Guarantors Information. The senior subordinated notes contain covenants that, among other things, restrict the ability of The Pantry and any restricted subsidiary to:
  . incur additional indebtedness

  . pay dividends or make distributions

  . issue stock of subsidiaries

  . make certain investments

  . repurchase stock

  . create liens

  . enter into transactions with affiliates

  . enter into sale-leaseback transactions

  . merge or consolidate The Pantry or any of its subsidiaries

  . transfer and sell assets

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      On October 23, 1997 in connection with the Lil' Champ acquisition, The Pantry entered into the 1998 bank credit facility consisting of a $45.0 million revolving credit facility and a $30 million acquisition facility.

      Under the terms of the 1998 bank credit facility, the acquisition facility is available to finance acquisition of related businesses. See Note 2--Business Acquisitions. The 1998 bank credit facility contains covenants restricting the ability of The Pantry and any of its subsidiaries to among other things:

  . incur additional indebtedness

  . declare dividends or redeem or repurchase capital stock

  . prepay, redeem or purchase debt

  . incur liens

  . make loans and investments

  . make capital expenditures

  . engage in mergers, acquisitions or asset sales

  . engage in transactions with affiliates

The Pantry is also required to comply with financial covenants with respect to

  . a minimum coverage ratio

  . a minimum pro forma cash flow

  . a maximum pro forma leverage ratio

  . a maximum capital expenditure allowance



      During fiscal 1998, the 1998 bank credit facility was amended to increase the amount available to The Pantry for acquisitions from $30.0 million to $85.0 million. In addition, amendments were made to certain of The Pantry's financial covenants under the bank credit facility, including

  . the minimum coverage ratio

  . the minimum pro forma cash flow

  . the maximum pro forma leverage ratio

  . the maximum capital expenditure allowance

As of September 24, 1998, there was $78,000,000 outstanding under the acquisition line. The Pantry had outstanding letters of credit of $13,545,000 at September 24, 1998, issued under the revolving credit facility.

      On January 28, 1999, The Pantry entered into the 1999 bank credit facility, replacing the 1998 bank credit facility, consisting of

  . a $45.0 million revolving credit facility available for working capital financing, general corporate purposes and issuing commercial and standby letters of credit

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)
   . a $50.0 million acquisition facility available to finance acquisition of related businesses

   . term loan facilities with outstanding borrowings of $240.0 million

      The 1999 bank credit facility contains covenants restricting the ability of The Pantry and any of its subsidiaries to among other things:

   . incur additional indebtedness

   . declare dividends or redeem or repurchase capital stock

   . prepay, redeem or purchase debt

   . incur liens

   . make loans and investments

   . make capital expenditures

   . engage in mergers, acquisitions or asset sales

   . engage in transactions with affiliates

      The Pantry is also required to comply with financial covenants with respect to

   . a minimum coverage ratio

   . a minimum pro forma cash flow, as defined in the 1999 bank credit facility

   . a maximum pro forma leverage ratio

   . a maximum capital expenditure allowance

      The Pantry used the proceeds of the term loan facilities and a $5.0 million initial draw under its revolving credit facility, along with cash on hand, to

   . finance the Miller acquisition (described below)

   . repay $94.0 million outstanding under the prior bank credit facility, and replace outstanding letters of credit

   . redeem its outstanding senior notes in the aggregate principal amount of $49.0 million

   . pay related transaction costs

      On January 28, 1999, The Pantry redeemed $49.0 million in principal amount of senior notes and paid accrued and unpaid interest up to, but not including, the date of purchase and a 4% call premium. The repurchase of 100% of the senior notes outstanding, the payment of accrued interest and the call premium were financed with proceeds from The Pantry's term loan facilities, and a draw under its revolving credit facility.



      The Pantry recognized an extraordinary loss of approximately $5.9 million in connection with the repurchase of the senior notes including the payment of the 4% call premium of $2.0 million, fees paid in connection with the amendments and commitments under the bank credit facility, and the write-off of deferred financing costs related to our repayment of our former credit facility.

      As of September 24, 1998 and March 25, 1999, The Pantry was in compliance with all covenants and restrictions relating to all its outstanding borrowings.

                               THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1998 information)

     As of September 24, 1998 and March 25, 1999, substantially all of The Pantry's and its subsidiaries' net assets are restricted as to payment of dividends and other distributions.

     The annual maturities of notes payable at September 24, 1998 are as follows (in thousands):

       Year Ending September:
       1999............................................................ $     67
       2000............................................................       39
       2001............................................................   49,038
       2002............................................................       47
       2003............................................................   78,049
       Thereafter......................................................  200,074
                                                                        --------
       Total........................................................... $327,314
                                                                        ========

NOTE 6--INCOME TAXES:

     The components of income tax expense (benefit) are summarized below (in thousands):

                                                           1996    1997   1998
                                                          -------  -----  -----
   Current:
     Federal............................................. $(1,111) $ 163  $ --
     State...............................................       5   (534)   138
                                                          -------  -----  -----
                                                           (1,106)  (371)   138
                                                          -------  -----  -----
   Deferred:
     Federal.............................................  (1,074)   371    --
     State...............................................    (484)   --    (138)
                                                          -------  -----  -----
                                                           (1,558)   371   (138)
                                                          -------  -----  -----
                                                          $(2,664) $ --   $ --
                                                          =======  =====  =====

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      As of September 25, 1997 and September 24, 1998, deferred tax liabilities (assets) are comprised of the following (in thousands):

                                                               1997      1998
                                                              -------  --------
   Depreciation.............................................. $ 6,513  $ 32,921
   Deferred lease cost.......................................      27        17
   Inventory.................................................     940     3,417
   Other.....................................................     469     1,672
                                                              -------  --------
   Gross deferred tax liabilities............................   7,949    38,027
                                                              -------  --------
   Capital lease obligations.................................    (321)   (1,207)
   Allowance for doubtful accounts...........................     (58)     (108)
   Environmental expenses....................................    (500)   (2,114)
   Accrued insurance reserves................................  (1,607)   (4,482)
   Exit and employee termination costs.......................     --     (1,860)
   Accrued compensation......................................    (667)      --
   Other.....................................................    (616)   (3,154)
                                                              -------  --------
   Gross deferred tax assets.................................  (3,769)  (12,925)
   Net operating loss carryforwards..........................  (2,622)   (6,836)
   General business credits..................................  (1,846)   (1,832)
   AMT Credits...............................................  (2,696)   (2,492)
   Deferred tax assets valuation allowance...................   1,686     2,436
                                                              -------  --------
                                                              $(1,298) $ 16,378
                                                              =======  ========

      As of September 25, 1997 and September 24, 1998, net current deferred income tax assets totaled $1,142,000 and $3,988,000, respectively, and net noncurrent deferred income tax assets (liabilities) totaled $156,000 and $(20,366,000), respectively.

      Reconciliations of income taxes at the Federal statutory rate (34%) to actual taxes provided are as follows (in thousands):

                                                       1996    1997    1998
                                                      -------  -----  -------
   Tax benefit at Federal statutory rate............. $(3,665) $(332) $(1,131)
   Tax benefit at state rate, net of Federal income
    tax benefit......................................    (316)  (325)    (153)
   Permanent differences:
     Amortization of goodwill........................   1,127    235      474
     Other...........................................      14    248      190
   Tax benefit from creation of general business
    credits..........................................     --    (151)     --
   Valuation allowance...............................     176    325      620
                                                      -------  -----  -------
   Net income tax benefit............................ $(2,664) $ --   $   --
                                                      =======  =====  =======

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      As of September 24, 1998 The Pantry had net operating loss carryforwards, general business credits and AMT credits which can be used to offset future Federal income taxes. The benefit of these carryforwards is recognized, net of a valuation allowance for a portion of the net operating losses and credits which The Pantry believes may expire unused, as deferred tax assets. Loss carryforwards as of September 24, 1998 have the following expiration dates (in thousands):

                                                                Federal  State
                                                                ------- -------
   2009........................................................ $   --  $ 3,158
   2010........................................................     --    2,974
   2011........................................................     --   10,919
   2012........................................................   2,332   5,101
   2013........................................................     --   12,820
   2018........................................................  12,022     --
                                                                ------- -------
   Total loss carryforwards.................................... $14,354 $34,972
                                                                ======= =======

      The valuation allowance increased $176,000 and $325,000 in 1996 and 1997, primarily to provide for operating loss carryforwards and available tax credits that more likely than not will not be realized, based on estimates of future earnings and expected timing of reversals of temporary differences. The valuation allowance increased $620,000 in 1998, which was primarily attributable to federal net operating losses, net of a decrease for state tax net economic loss carryovers (as discussed below).

      The State of North Carolina and the State of Tennessee have assessed Sandhills, Inc., a subsidiary of The Pantry, with additional taxes plus penalties and accrued interest totaling approximately $5 million, for the periods February 1, 1992 to September 26, 1996. In December 1998, The Pantry reached a preliminary settlement with the State of North Carolina, which is pending final approval by the State. Under the proposed settlement, The Pantry will reduce State net economic loss carryforwards and pay a de minimis amount of additional tax. The expected settlement is reflected in the financial statements as a reduction to State net economic losses and a reduction of deferred tax assets of approximately $1.2 million, which is fully offset by a corresponding reduction to the valuation allowance. The Pantry is contesting the Tennessee assessment and believes that, in the event of a mutual settlement, the assessment amount and related penalties (approximately $250,000) would be substantially reduced. Based on this, The Pantry believes the outcome of the audits will not have a material adverse effect on The Pantry's financial condition or financial statements.

NOTE 7--LEASES:

      The Pantry leases store buildings, office facilities and store equipment under both capital and operating leases. The asset balances related to capital leases at September 25, 1997, and September 24, 1998 are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
     Buildings................................................ $ 2,196  $12,344
     Less--accumulated amortization...........................  (1,649)  (2,142)
                                                               -------  -------
                                                               $   547  $10,202
                                                               =======  =======

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      Amortization expense related to capitalized leased assets was $261,000, $185,000, and $1,249,000 for fiscal 1996, 1997, and 1998 respectively.

      Future minimum lease payments as of September 24, 1998, for capital leases and operating leases that have initial or remaining terms in excess of one year are as follows (in thousands):

                                                               Capital Operating
     Fiscal Year                                               Leases   Leases
     -----------                                               ------- ---------
     1999..................................................... $ 2,507 $ 21,462
     2000.....................................................   2,396   20,179
     2001.....................................................   2,309   18,203
     2002.....................................................   2,307   16,954
     2003.....................................................   2,307   15,817
     Thereafter...............................................   5,022   38,083
                                                               ------- --------
     Net minimum lease payments...............................  16,848 $130,698
                                                                       ========
     Amount representing interest (8% to 20%).................   3,479
                                                               -------
     Present value of net minimum lease payments..............  13,369
     Less--current maturities.................................   1,240
                                                               -------
                                                               $12,129
                                                               =======

      Rental expense for operating leases was approximately $8,126,000, $9,618,000 and $23,758,000 for fiscal years 1996, 1997 and 1998, respectively.
Some of The Pantry's leases require contingent rental payments; such amounts are not material for the fiscal years presented.

      During 1996, 1997, and 1998, The Pantry entered into sale-leaseback transactions with unrelated parties with net proceeds of $2,462,000, $1,345,000 and $4,807,000, respectively. The assets sold in these transactions consisted of newly constructed or acquired convenience stores. The Pantry retained ownership of all personal property and gasoline marketing equipment at these locations. The net proceeds from these transactions approximated the carrying value of the assets at the time of sale; accordingly, any gains or losses recognized on these transactions were insignificant for all periods presented. Generally, the leases are operating leases at market rates with terms of twenty years with four five-year renewal options. There were no continuing involvement provisions or other conditions placed upon The Pantry under the sale or lease agreements.

NOTE 8--COMMITMENTS AND CONTINGENCIES:

      As of September 24, 1998, The Pantry was contingently liable for outstanding letters of credit in the amount of $13.5 million related primarily to several areas in which The Pantry is self-insured. The letters of credit are not to be drawn against unless The Pantry defaults on the timely payment of related liabilities.

      The Pantry is involved in certain legal actions arising in the normal course of business. In the opinion of management, based on a review of such legal proceedings, the ultimate outcome of these actions will not have a material effect on the consolidated financial statements.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

Unamortized Liabilities Associated with Vendor Payments

      In accordance with the terms of each service or supply agreement and in accordance with generally accepted accounting principles, service and supply allowances are amortized over the life of each agreement in accordance with the specific terms. The unamortized liabilities associated with these payments as of September 25, 1997, September 24, 1998, and March 25, 1999 were
$5.0 million, $23.4 million, and $27.2 million, respectively.

      McLane Company, Inc.--The Pantry purchases over 50% of our general merchandise from a single wholesaler, McLane. The Pantry's arrangement with McLane is governed by a five-year distribution service agreement under which McLane supplies general merchandise, including tobacco products, grocery items, health and beauty aids and other products. The Pantry receives annual service allowances based on the number of stores operating on each contract anniversary date. If The Pantry were to default under the contract or terminate the distribution service agreement prior to March 28, 2003, The Pantry must reimburse McLane the unearned, unamortized portion of the service allowance payments received to date. In accordance with the terms of the distribution service agreement and in accordance with generally accepted accounting principles, the original service allowances received and all future service allowances are amortized to cost of goods sold on a straight-line method over the life of the agreement.

      Major Oil Companies--The Pantry has entered into product purchase agreements with numerous oil companies to buy specified quantities of gasoline at market prices. The length of these contracts range from seven to thirteen years and in some cases include minimum annual purchase requirements. In connection with these agreements, The Pantry may receive upfront vendor allowances, volume incentive payments and other vendor assistance payments. If The Pantry were to default under the terms of any contract or terminate the supply agreement prior to the end of the initial term, The Pantry must reimburse the respective oil company for the unearned, unamortized portion of the payments received to date. In accordance with generally accepted accounting principles, these payments are amortized using the specific amortization periods in accordance with the terms of each agreement, either using the straight-line method or based on gasoline volume purchased. The Pantry has exceeded the minimum required annual purchases each year and expects to exceed the minimum required annual purchase levels in future years.

Environmental Liabilities and Contingencies

      The Pantry is subject to various federal, state and local environmental laws and regulations governing underground petroleum storage tanks that require The Pantry to make certain expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention, and cleanup of leaking underground storage tanks. Regulations enacted by the EPA in 1988 established requirements for

  . installing underground storage tank systems

  . upgrading underground storage tank systems

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)


  . taking corrective action in response to releases

  . closing underground storage tank systems

  . keeping appropriate records

  . maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases

These regulations permit states to develop, administer and enforce their own regulatory programs, incorporating requirements which are at least as stringent as the federal standards. The Florida rules for 1998 upgrades are more stringent than the 1988 EPA regulations. The Pantry facilities in Florida all meet or exceed such rules. The following is an overview of the requirements imposed by these regulations:

  . Leak Detection: The EPA and states' release detection regulations were phased in based on the age of the underground storage tanks. All underground storage tanks were required to comply with leak detection requirements by December 22, 1993. The Pantry utilizes several approved leak detection methods for all company-owned underground storage tank systems. Daily and monthly inventory reconciliations are completed at the store level and at the corporate support center. The daily and monthly reconciliation data is also analyzed using statistical inventory reconciliation which compares the reported volume of gasoline purchased and sold with the capacity of each underground storage tank system and highlights discrepancies. The Pantry believes it is in full or substantial compliance with the leak detection requirements applicable to underground storage tanks.

  . Corrosion Protection: The 1988 EPA regulations require that all underground storage tank systems have corrosion protection by December 22, 1998. All of The Pantry's underground storage tanks have been protected from corrosion either through the installation of fiberglass tanks or upgrading steel underground storage tanks with interior fiberglass lining and the installation of cathodic protection.

  . Overfill/Spill Prevention: The 1988 EPA regulations require that all sites have overfill/spill prevention devices by December 22, 1998. The Pantry has installed spill/overfill equipment on all company-owned underground storage tank systems to meet these regulations.

      In addition to the technical standards, The Pantry is required by federal and state regulations to maintain evidence of financial responsibility for taking corrective action and compensating third parties in the event of a release from its underground storage tank systems. In order to comply with this requirement, The Pantry maintains surety bonds in the aggregate amount of approximately $900,000 in favor of state environmental enforcement agencies in the states of North Carolina, Virginia and South Carolina and a letter of credit in the aggregate amount of approximately $1.1 million issued by a commercial bank in favor of state environmental enforcement agencies in the states of Florida, Tennessee, Indiana and Kentucky and relies on reimbursements from applicable state trust funds. In Florida, The Pantry meets such financial responsibility requirements by state trust fund coverage through December 31, 1998 and will meet such requirements thereafter through private commercial liability insurance. The Pantry has sold all of its Georgia stores but has retained responsibility for pre-closing environmental remediation. The costs of such remediation and third

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

party claims should be covered by the state trust fund, subject to applicable deductibles and caps on reimbursements.

      All states in which The Pantry operates or has operated underground storage tank systems have established trust funds for the sharing, recovering, and reimbursing of certain cleanup costs and liabilities incurred as a result of releases from underground storage tank systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of underground storage tank systems, are funded by a underground storage tank registration fee and a tax on the wholesale purchase of motor fuels within each state. The Pantry has paid underground storage tank registration fees and gasoline taxes to each state where it operates to participate in these programs and has filed claims and received reimbursement in North Carolina, South Carolina, Kentucky, Indiana, Florida, Georgia, and Tennessee. The coverage afforded by each state fund varies but generally provides from $150,000 to $1.0 million per site or occurrence for the cleanup of environmental contamination, and most provide coverage for third party liabilities.

      Costs for which The Pantry does not receive reimbursement include but are not limited to, the per-site deductible, costs incurred in connection with releases occurring or reported to trust funds prior to their inception, removal and disposal of underground storage tank systems, and costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds. The trust funds require The Pantry to pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of its underground storage tank system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. The Florida trust fund will not cover releases first reported after December 31, 1998. The Pantry will meet Florida financial responsibility requirements for remediation and third party claims arising out of releases reported after December 31, 1998 through a combination of private insurance and a letter of credit. In addition to material amounts to be spent by The Pantry, a substantial amount will be expended for remediation on behalf of The Pantry by state trust funds established in The Pantry's operating areas or other responsible third parties (including insurers). To the extent such third parties do not pay for remediation as anticipated by The Pantry, The Pantry will be obligated to make such payments, which could materially adversely affect The Pantry's financial condition and results of operations. Reimbursement from state trust funds will be dependent upon the maintenance and continued solvency of the various funds.

      Environmental reserves of $7.8 million, $17.1 million and $17.2 million as of September 25, 1997, September 24, 1998 and March 25, 1999, respectively, represent estimates for future expenditures for remediation, tank removal and litigation associated with 92, 205 and 207 known contaminated sites, respectively, as a result of releases (e.g., overfills, spills and underground storage tank releases) and are based on current regulations, historical results and certain other factors. As of March 25, 1999 the current average remediation cost per site is $70,000. Remediation costs for known sites are expected to be incurred over the next one to ten years. Environmental reserves have been established on an undiscounted basis with remediation costs based on internal and external estimates for each site. Future remediation costs for amounts of deductibles under, or amounts not covered by, state trust fund programs and third party insurance arrangements and for which the timing of payments can be reasonably estimated are discounted using a ten-percent rate. The

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information) undiscounted amount of future estimated payments for which The Pantry does not expect to be reimbursed for each of the five years and thereafter at September 24, 1999 are as follows:

                                                                       Expected
      Fiscal Year                                                      Payments
      -----------                                                      --------
      1999............................................................ $   433
      2000............................................................     424
      2001............................................................     248
      2002............................................................      68
      2003............................................................      38
      Thereafter......................................................      43
                                                                       -------
      Total undiscounted amounts not covered by a third party.........   1,254
      Other current cost amounts......................................  16,158
                                                                       -------
      Amount representing interest (10%)..............................    (227)
                                                                       -------
      Environmental reserve........................................... $17,185
                                                                       -------

The increase in the environmental reserve between September 25, 1997 and September 24, 1998 related primarily to sites acquired in connection with the Lil' Champ, Quick Stop and Stallings acquisitions.

      The Pantry anticipates that it will be reimbursed for a portion of these expenditures from state insurance funds and private insurance. As of September 24, 1998, and March 25, 1999, these anticipated reimbursements of $13.2 million and $12.7 million, respectively, are recorded as long-term environmental receivables. In Florida, remediation of such contamination reported before January 1, 1999 will be performed by the state and substantially all of the costs will be paid by the state trust fund. The Pantry will perform remediation in other states through independent contractor firms engaged by The Pantry. For certain sites the trust fund does not cover a deductible or has a copay which may be less than the cost of such remediation. Although The Pantry is not aware of releases or contamination at other locations where it currently operates or has operated stores, any such releases or contamination could require substantial remediation expenditures, some or all of which may not be eligible for reimbursement from state trust funds.

      The Pantry has reserved $500,000 to cover third party claims for environmental conditions at adjacent real properties that are not covered by state trust funds or by private insurance. This reserve is based on management's best estimate of losses that may be incurred over the next several years based on, among other things, the average remediation cost for contaminated sites and our historical claims experience.

      Several of the locations identified as contaminated are being cleaned up by third parties who have indemnified The Pantry as to responsibility for clean up matters. Additionally, The Pantry is awaiting closure notices on several other locations which will release The Pantry from responsibility related to known contamination at those sites. These sites continue to be included in our environmental reserve until a final closure notice is received.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

NOTE 9--BENEFIT PLANS:

      The Pantry sponsors a 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least nineteen years of age and have one year of service with at least 1,000 hours worked to be eligible to participate in the plan. Employees may contribute up to 15% of their annual compensation, and contributions are matched by The Pantry on the basis of 50% of the first 5% contributed. Matching contribution expense was $330,000, $305,000 and $396,000 for fiscal years 1996, 1997 and 1998, respectively.

NOTE 10--IMPAIRMENT OF LONG-LIVED ASSETS:

      In fiscal year 1996, The Pantry early-adopted Statement of Financial Accounting Standards No. 121, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived and certain identifiable intangible assets to be disposed of.

      Pursuant to Statement of Financial Accounting Standards No. 121, The Pantry evaluated its long-lived assets for impairment on a store-by-store basis by comparing the sum of the projected future undiscounted cash flows attributable to each store to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store. Projected future cash flows for each store were estimated for a period approximating the remaining lives of that store's long-lived assets, based on earnings history, lease expiration dates and renewal periods, market conditions and assumptions reflected in internal operating plans and strategies. Based on this evaluation, The Pantry determined that certain long-lived assets were impaired and recorded an impairment loss based on the difference between the carrying value and the fair value of the assets. Fair value was determined based on an evaluation of each property's value. The impairment related to stores that will continue to be operated and consisted of the following assets (in thousands):

       Property, plant and equipment.................................... $  415
       Goodwill.........................................................  2,619
                                                                         ------
       Total............................................................ $3,034
                                                                         ======

NOTE 11--RESTRUCTURING CHARGES:

      As a result of the change in ownership that occurred during fiscal 1996, The Pantry restructured its corporate offices. These charges include $0.8 million for involuntary termination benefits paid to 58 employees and $0.8 million for the termination of the former Chairman and Chief Executive Officer's employment agreement, including related expenses. These amounts were expended during 1996.

NOTE 12--COMMON STOCK:

      The Pantry has filed a Form S-1, amended June 4, 1999, for the sale of 6,250,000 shares of stock in an initial public offering. In connection with this offering, also on June 4, 1999, The Pantry effected a 51-for-1 stock split of its common stock. The accompanying financial statements reflect The Pantry's anticipated 51-for-1 stock split, retroactively applied to all periods presented. In connection with the stock split, the number of authorized shares of common stock was increased to 50,000,000 (300,000 shares previously). There was no change in par values of the common stock as a result of the stock split.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)


      Upon completion of the planned initial public offering, Freeman Spogli will own approximately 9,349,524 shares, or approximately 51.6% of the shares of Common stock expected to be outstanding after the offering, and will own warrants for the purchase of an additional 2,346,000 shares.

      In connection with the Lil' Champ acquisition and related transactions, The Pantry issued 3,672,000 shares of common stock, par value $0.01, to certain existing shareholders and a member of management for $32.4 million. Prior to the purchase of common stock, Freeman Spogli and Chase Capital contributed all outstanding shares of Series A Preferred Stock and related accrued and unpaid dividends to the capital of The Pantry. As a result, preferred stock and accrued dividends were reduced by $260 and $6,508,000 respectively, and additional paid in capital was increased by $6,508,260.

      On July 2, 1998 in connection with two acquisitions completed in July 1998, The Pantry issued 2,217,378 shares of common stock, par value $0.01 per share, to certain existing shareholders for an aggregate purchase price of $25.0 million.

NOTE 13--PREFERRED STOCK:

   As of September 24, 1998, preferred stock consists of 150,000 authorized shares. As discussed in Note 12--Common Stock, holders of The Pantry's 25,999 shares of Series A contributed all outstanding shares of Series A and related accrued and unpaid dividends to the capital of The Pantry in connection with the Lil' Champ acquisition. Issued and outstanding shares at September 24, 1998 include 17,500 shares designated as Series B, all of which is held by the Freeman Spogli entities. The Pantry is limited from paying dividends under the terms and conditions of the senior notes indenture, senior subordinated notes indenture and the certificate of designation for the Series B preferred stock.

      In addition, the certificate of designation for the Series B preferred stock, without consent of the holders of a majority of the outstanding shares of Series B preferred stock, voting separately as a single class, restricts the following:

  . the issuance of any securities with equal or superior rights with respect to dividends or liquidation preferences

  . the repurchase of any shares of, making of any dividend or distribution to, or any reclassification with respect to, any of The Pantry's outstanding shares of capital stock

  . amendment or modification of The Pantry's certificate of incorporation or bylaws so as to adversely affect the relative rights, preferences, qualification, limitations or restrictions or the Series B preferred stock

  . amendment of the related paragraph regarding restrictions and limitations in the certificate of designation for the Series B preferred stock

      At all meetings of the stockholders of The Pantry and in the case of any actions of shareholders in lieu of a meeting date, the holders of the Series B preferred stock shall be entitled to ten (10) votes per share and, except as required by Delaware law, shall vote together with the holders of common stock as a single class. The holders of Series B preferred stock are entitled to cumulative dividends from The Pantry on each share of Series B preferred stock at a quarterly rate equal to $32.5 per share plus an amount determined by applying a thirteen percent (13%) annual rate compounded quarterly to any accrued but unpaid dividend. Except as limited by both the senior notes

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information) and senior subordinated notes indentures, such dividends on the outstanding shares of Series B preferred stock shall be payable at such intervals as the board of directors of The Pantry may from time to time determine and may be paid in cash or by issuing additional shares, including fractional shares of Series B preferred stock, at the rate of one share for each $1,000 of dividends outstanding. As of September 24, 1998, substantially all of The Pantry's and its subsidiaries' net assets are restricted as to payment of dividends and other distributions.

      Upon the dissolution, liquidation or winding up of The Pantry, whether voluntary or involuntary, the holders of outstanding shares of Series B preferred stock, shall be entitled to be paid out of the assets of The Pantry available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other class or series of The Pantry's capital stock, including without limitation, shares of common stock, an amount equal to $1,000 per share of Series B preferred stock then outstanding, plus all accrued but unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon the dissolution, liquidation or winding up of The Pantry, whether voluntary or involuntary, the assets to be distributed among the holders of outstanding shares of Series B preferred stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of The Pantry are to be distributed ratably among the holders of outstanding shares of Series B preferred stock based on the full preferential amounts for the number of outstanding shares of Series B preferred stock held by each holder.

NOTE 14--STOCK OPTIONS AND OTHER EQUITY INSTRUMENTS:

      On January 1, 1998, The Pantry adopted an incentive and non-qualified stock option plan. Pursuant to the provisions of the plan, options may be granted to officers, key employees and consultants of The Pantry or any of its subsidiaries and certain members of the board of directors to purchase up to 1,275,000 shares of The Pantry's common stock. The plan is administered by the board of directors or a committee of the board of directors. Options are granted at prices determined by the board of directors and may be exercisable in one or more installments. Additionally, the terms and conditions of awards under the plan may differ from one grant to another. Under the plan, incentive stock options may only be granted to employees with an exercise price at least equal to the fair market value of the related common stock on the date the option is granted. Fair values are based on the most recent common stock sales. During 1998, options to acquire 576,861 shares of common stock were granted under the plan with exercise prices ranging from $8.82-$11.27 per share (weighted-average exercise price of $9.39 per share).

      The following table summarizes information about stock options outstanding at September 24, 1998:

                                   Number
                               Outstanding at Weighted-Average
                        Date   September 24,     Remaining     Weighted-Average
     Exercise Prices   Issued       1998      Contractual Life  Exercise Price
     ---------------   ------- -------------- ---------------- ----------------
   $8.82..............  1/1/98    443,751         9 years           $ 8.82
   $11.27............. 8/25/98    133,110         9 years           $11.27
                                  -------
     Total............            576,861

                               THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)


      All options granted in 1998 vest over a three-year period, with one-third of each grant vesting on the anniversary of the initial grant. None of the options outstanding at September 24, 1998 had vested as of that date. All stock options are granted at estimated fair market value of the common stock at the grant date. Had compensation cost for the plan been determined consistent with Statement of Financial Accounting Standards 123, The Pantry's pro-forma net loss for 1998 would have been approximately $3,395,000. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                                                          1998
                                                                          -----
   Weighted-average grant date fair value................................ $9.39
   Weighted-average expected lives (years)...............................  2.33
   Risk-free interest rate...............................................   5.5%
   Dividend yield........................................................  0.00%

      On August 31, 1998, The Pantry adopted a stock subscription plan. The subscription plan allows The Pantry to offer to certain employees the right to purchase shares of common stock at a purchase price equal to the fair market value on the date of purchase. A purchaser may not sell, transfer or pledge their shares

    . prior to the first anniversary of the date on which the purchaser acquires the shares

    . after the first anniversary, except in compliance with the provisions of the subscription agreement and a pledge agreement if part of the consideration for such shares includes a secured promissory note

In the event that the purchaser's employment with The Pantry and all of its subsidiaries terminates for any reason, The Pantry shall have the option to repurchase from the purchaser all or any portion of the shares acquired by the purchaser under the subscription agreement for a period of six months after the effective date of such termination. The repurchase option shall terminate upon the later to occur of

    . the first anniversary of the date the shares were originally acquired

    . an initial public offering of common stock by The Pantry registered under the Securities Act (other than an offering registered on Form
      S-4 or Form S-8) resulting in gross proceeds to The Pantry in excess of $25 million

After the first anniversary of the date the shares were originally acquired by the purchaser, the purchaser may transfer the shares for cash (only) to a third party, subject to The Pantry's right of first refusal with respect to such sale. Finally, under certain circumstances, a purchaser of shares under the subscription plan may be forced to sell all or part of the shares purchased under such plan if Freeman Spogli finds a third-party buyer for all or part of the shares of common stock held by Freeman Spogli. No issuances of shares under the subscription plan had been made at September 24, 1998. On September 25, 1998 and November 30, 1999, 134,436 shares, net of subsequent repurchases of 6,273 shares, were sold under the subscription plan. These shares were sold at fair value ($11.27), as determined by the most recent equity investment (July 1998). In connection with these sales, The Pantry received $722,000 of secured promissory notes receivable, bearing an interest rate of 8.5%, due August 31, 2003.

      In December 1996, in connection with its purchase of 17,500 shares of Series B preferred stock, Freeman Spogli acquired warrants to purchase 2,346,000 shares of common stock. The

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information) warrants are exercisable at $7.45 per share until December 30, 2006, and contain adjustment provisions in the event The Pantry declares dividends or distributions, makes stock splits, or engages in mergers, reorganizations or reclassifications. None of these warrants had been exercised at March 25, 1999.

      On June 3, 1999, The Pantry adopted a new 1999 stock option plan providing for the grant of incentive stock options and non-qualified stock options to officers, directors, employees and consultants. An aggregate of 3,825,000 shares of common stock has been reserved for issuance under the 1999 stock option plan. Effective upon consummation of the initial public offering discussed in note 12, The Pantry intends to grant options for approximately 200,000 shares to officers and employees. While all options under this grant have not been allocated, The Pantry intends to grant incentive stock options for 33,800 shares to Mr. Sodini, 13,000 shares to Mr. Crook, 13,000 shares to Mr. Flyg, 13,000 shares to Mr. Sweeney and 13,000 shares to Mr. McCormack. These options will vest in three annual installments, expire in seven years and be exercisable at the initial public offering price.

NOTE 15--RELATED PARTIES:

Leases

      Certain of The Pantry's leases are with partnerships and corporations controlled by individuals who were shareholders, officers and directors of The Pantry during 1996. Rents under these leases were approximately $1,274,000 for fiscal year 1996. Such leases expire at various intervals over the next twenty years. Such individuals were no longer related parties subsequent to 1996.

Transactions With Affiliates

Stock Issuances

      In November 1995, Freeman Spogli purchased 2,320,551 shares of common stock and 10,374.228 shares of Series A preferred stock for an aggregate purchase price of approximately $17.2 million. Of the shares purchased by Freeman Spogli, 16,779 common shares and 75.012 shares of Series A preferred stock were purchased from us for $125,020 and the remaining shares were purchased from existing shareholders. Chase Capital purchased from us 698,700 shares of common stock and 3,123.6 shares of Series A preferred stock for an aggregate purchase price of approximately $5.2 million. The purchase price for the common stock was $2.98 per share and the purchase price for the Series A preferred stock was $1,000.00 per share. In connection with these transactions, total costs incurred by The Pantry exceeded the net proceeds received from the sale of new shares by $447,000, which resulted in a charge to equity.

      In August 1996, Freeman Spogli and Chase Capital purchased the outstanding common stock and Series A preferred stock held by other shareholders. Freeman Spogli purchased 2,152,812 shares of common stock and 9,624.336 shares of Series A preferred stock for an aggregate purchase price of approximately $16.0 million and Chase Capital purchased 643,416 shares of common stock and 2,876.448 shares of Series A preferred stock for an aggregate purchase price of approximately $4.8 million. The purchase price for the common stock was $2.98 per share and the purchase price for the Series A preferred stock was $1,000.00 per share.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

      In December 1996, Freeman Spogli purchased 17,500 shares of Series B preferred stock and warrants to purchase 2,346,000 shares of common stock for approximately $17.5 million. The purchase price for the Series B preferred stock was $1,000.00 per share and the purchase price for the warrants was $1.00. The warrants are exercisable at $7.45 per share until December 30, 2006 and contain adjustment provisions in the event The Pantry declares dividends or distributions, makes stock splits or engages in mergers, reorganizations or reclassifications. In connection with this offering, The Pantry will repurchase the Series B preferred stock from Freeman Spogli for $17.5 million, plus approximately $6.0 million in accrued dividends.

      In October 1997, in connection with the Lil' Champ acquisition, Freeman Spogli purchased 3,030,471 shares of common stock and Chase Capital purchased 596,190 shares of common stock for an aggregate purchase price of approximately $32.0 million. Peter J. Sodini, The Pantry's Chief Executive Officer, purchased 45,339 shares of common stock for an aggregate purchase price of $400,050, payable $185,000 in cash and $215,050 in the form of a secured promissory note in our favor. The purchase price for the common stock was $8.82 per share. All of the outstanding Series A preferred stock was contributed back to The Pantry and cancelled at this time.

      In July 1998, in connection with the acquisition of Quick Stop and the acquisition of Stallings, Freeman Spogli purchased 1,845,690 shares of common stock and Chase Capital purchased 371,688 shares of common stock for an aggregate purchase price of $25.0 million. The purchase price for the common stock was $11.27 per share.

      In November 1998, Peter Starrett, a director of The Pantry, purchased 22,185 shares of common stock for a purchase price of $250,125. Freeman Spogli has the right to require the sale of Mr. Starrett's shares in the event it sells all of its holdings of common stock. In addition, The Pantry has the right to repurchase Mr. Starrett's shares in the event he ceases to serve as a director. This right terminates on the first anniversary of the purchase date.

Payments to Freeman Spogli

      Transaction fees of $1.0 million, $1.5 million and $3.0 million, for the fiscal years ended September 26, 1996, September 25, 1997 and September 24, 1998, respectively, were paid to Freeman Spogli in connection with previous investments and assistance with analyzing acquisition candidates and obtaining financing.

Stockholders' Agreement

      The Pantry has a stockholders' agreement, as amended July 1998, with Freeman Spogli, Chase Capital and Peter J. Sodini in which:

    . Freeman Spogli has a right of first offer enabling it to purchase shares held by Chase Capital or Mr. Sodini prior to transfers of shares of common stock to non-affiliates, other than transfers pursuant to a registration statement or under Rule 144

    . Freeman Spogli has the right to require Chase Capital and Mr. Sodini to sell their shares of common stock to a third party buyer on the same terms as Freeman Spogli if Freeman Spogli is selling all of its shares

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

    . Freeman Spogli, Chase Capital and Mr. Sodini have rights to be included in sales of common stock by the other stockholders

    . Freeman Spogli has agreed, as long as Chase Capital holds 10% of The Pantry's common stock, to vote for a director nominated by Chase Capital

    . Transactions with affiliates will be on terms no less favorable to The Pantry than would be obtained in an arms length transaction and to limit the fees payable to Freeman Spogli

NOTE 16--EARNINGS PER SHARE:

      The Pantry computes earnings per share data in accordance the requirements of SFAS No. 128, Earnings per Share. The following table reflects the calculation of basic and diluted earnings per share. The table also gives retroactive effect to The Pantry's anticipated 51-for-1 stock split of its common stock (in thousands):

                                       Year Ended           Six Months Ended
                                --------------------------  ------------------
                                                             March,    March,
                                  1996     1997     1998      1998      1999
                                --------  -------  -------  ---------  -------
Net loss applicable to common
 shareholders:
  Income (loss) before
   extraordinary loss.......... $ (8,114) $  (975) $ 4,673  $  (1,669) $ 1,077
  Dividends on preferred
   stock.......................   (2,654)  (5,304)  (2,942)    (1,586)  (1,446)
                                --------  -------  -------  ---------  -------
  Income (loss) applicable to
   common shareholders before
   extraordinary items.........  (10,768)  (6,279)   1,731     (3,255)    (369)
  Extraordinary loss...........      --       --    (7,998)    (6,800)  (3,557)
                                --------  -------  -------  ---------  -------
  Net loss applicable to common
   shareholders                 $(10,768) $(6,279) $(6,267) $ (10,055) $(3,926)
                                ========  =======  =======  =========  =======
Earnings per share--basic:
  Weighted-average shares
   outstanding.................    5,668    5,815    9,732      8,937   11,857
  Income (loss) before
   extraordinary loss per
   share--basic................ $  (1.90) $ (1.08) $  0.18  $   (0.36) $ (0.03)
  Extraordinary loss per
   share--basic................      --       --     (0.82)     (0.77)   (0.30)
                                --------  -------  -------  ---------  -------
  Loss per share--basic........ $  (1.90) $ (1.08) $ (0.64) $   (1.13) $ (0.33)
                                ========  =======  =======  =========  =======
Earnings per share--assuming
 dilution:
  Weighted-average shares
   outstanding.................    5,668    5,815    9,732      8,937   11,857
  Dilutive impact of options
   and warrants outstanding....      --       --     1,280        --       --
                                --------  -------  -------  ---------  -------
  Weighted-average shares and
   potential dilutive shares
   outstanding.................    5,668    5,815   11,012      8,937   11,857
                                ========  =======  =======  =========  =======
  Income (loss) before
   extraordinary loss per
   share--assuming dilution.... $  (1.90) $ (1.08) $  0.16  $   (0.36) $ (0.03)
  Extraordinary loss per
   share--assuming dilution....      --       --     (0.73)     (0.77)   (0.30)
                                --------  -------  -------  ---------  -------
  Net income (loss) per share--
   assuming dilution........... $  (1.90) $ (1.08) $ (0.57) $   (1.13) $ (0.33)
                                ========  =======  =======  =========  =======

      Warrants to purchase 2,346,000 shares of common stock at $7.45 per share were outstanding during 1997 and the six month periods ended March 26, 1998 and March 25, 1999, but were

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

excluded from the computation of diluted earnings per share because the impact of their inclusion would be anti-dilutive. Options to purchase 576,861 shares of common stock at prices from $8.82 to $11.27 per share were outstanding for the six months ended March 25, 1999, but were also excluded from the computations of diluted earnings per share for that period as their inclusion would also be anti-dilutive.

NOTE 17--SUPPLEMENTAL GUARANTORS INFORMATION:

      In connection with the Lil' Champ acquisition and commitments under the Bank Credit Facility, Lil' Champ, Sandhills, Inc. and Global Communications, Inc. (the "Guarantors") jointly and severally, unconditionally guaranteed, on an unsecured senior subordinated basis, the full and prompt performance of The Pantry's obligations under its Senior Subordinated Notes, its Senior Notes Indenture and its Bank Credit Facility.

      The senior subordinated notes are unconditionally guaranteed, on an unsecured senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by all current direct and indirect restricted subsidiaries (currently, Sandhills and Lil Champ, wholly-owned subsidiaries of The Pantry) and future direct and indirect restricted subsidiaries. The senior subordinated notes contain covenants that, among other things, restrict the ability of The Pantry and any restricted subsidiary to:

  .incur additional indebtedness
  .pay dividends or make distributions
  .issue stock of subsidiaries
  .make certain investments
  .repurchase stock
  .create liens
  .enter into transaction with affiliates
  .enter into sale-leaseback transactions;
  .merge or consolidate The Pantry or any of its subsidiaries
  .transfer and sell assets

      As of September 24, 1998, substantially all of The Pantry's and its subsidiaries' net assets are restricted as to payment of dividends and other distributions.

      Management has determined that separate, full financial statements of the guarantors (Sandhills and Lil' Champ as of September 24, 1998 and Miller Enterprises as of March 25, 1999) would not be material to investors and therefore such financial statements are not provided. The following supplemental combining financial statements present information regarding the guarantors and The Pantry.

      The Pantry accounts for its wholly-owned subsidiaries on the equity basis. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Operations

                         Year Ended September 26, 1996
                             (Dollars in Thousands)

                            The     Guarantor  Non-Guarantor
                           Pantry   Subsidiary  Subsidiary   Eliminations  Total
                          --------  ---------- ------------- ------------ --------
Revenues:
  Merchandise sales.....  $188,091   $   --        $ --        $    --    $188,091
  Gasoline sales........   192,737       --          --             --     192,737
  Commissions...........     3,979       --          --             --       3,979
                          --------   -------       -----       --------   --------
    Total revenues......   384,807       --          --             --     384,807
                          --------   -------       -----       --------   --------
Cost of sales:
  Merchandise...........   125,979       --          --             --     125,979
  Gasoline..............   167,610       --          --             --     167,610
                          --------   -------       -----       --------   --------
    Total cost of
     sales..............   293,589       --          --             --     293,589
                          --------   -------       -----       --------   --------
Gross profit............    91,218       --          --             --      91,218
                          --------   -------       -----       --------   --------
Operating expenses:
  Store expenses........    69,605       --         (293)       (11,471)    57,841
  General and
   administrative
   expenses.............    17,648        80          23            --      17,751
  Restructuring
   charges..............     1,560       --          --             --       1,560
  Impairment of long-
   lived assets.........     3,034       --          --             --       3,034
  Depreciation and
   amortization.........     9,138        14           6            --       9,158
                          --------   -------       -----       --------   --------
    Total operating
     expenses...........   100,985        94        (264)       (11,471)    89,344
                          --------   -------       -----       --------   --------
Income from operations..    (9,767)      (94)        264         11,471      1,874
                          --------   -------       -----       --------   --------
Equity in earnings of
 subsidiaries...........    14,597       --          --         (14,597)       --
                          --------   -------       -----       --------   --------
Other income (expense):
  Interest expense......   (14,540)      --          (14)         2,562    (11,992)
  Miscellaneous.........    (1,068)   14,243         198        (14,033)      (660)
                          --------   -------       -----       --------   --------
    Total other
     expense............   (15,608)   14,243         184        (11,471)   (12,652)
                          --------   -------       -----       --------   --------
Income (loss) before
 income taxes...........   (10,778)   14,149         448        (14,597)   (10,778)
Income tax benefit
 (expense)..............     2,664    (4,811)       (128)         4,939      2,664
                          --------   -------       -----       --------   --------
Net income (loss).......    (8,114)    9,338         320         (9,658)    (8,114)
Preferred dividends.....    (2,654)      --          --             --      (2,654)
                          --------   -------       -----       --------   --------
Net income (loss)
 applicable to common
 shareholders...........  $(10,768)  $   --        $ --        $    --    $(10,768)
                          ========   =======       =====       ========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                         Year Ended September 26, 1996
                             (Dollars in Thousands)

                                    Guarantor  Non-Guarantor
                         The Pantry Subsidiary  Subsidiary   Eliminations  Total
                         ---------- ---------- ------------- ------------ -------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net Income (loss)......  $(8,114)   $ 9,339      $  319       $(9,658)   $(8,114)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
   Impairment of long-
    lived assets........    3,034        --           --            --      3,034
   Depreciation and
    amortization........    9,152        --            6            --      9,158
   Provision for
    deferred income
    taxes...............   (1,558)       --           --            --     (1,558)
   Loss on sale of
    property and
    equipment...........      470        --           --            --        470
   Provision for
    environmental
    expenses............      512        --           --            --        512
   Provision for closed
    stores..............      673        --           --            --        673
   Write-off of property
    held for sale.......      168        --           --            --        168
   Equity earnings of
    affiliates..........   (9,658)       --           --         9,658         --
 Changes in operating
  assets and
  liabilities, net:
   Receivables..........     (627)      (392)         (8)          488       (539)
   Inventories..........     (937)       --           --            --       (937)
   Prepaid expenses.....       19         (1)          2            --         20
   Other non-current
    assets..............      448        (17)          1            --        432
   Accounts payable.....    2,104        --           --            --      2,104
   Other current
    liabilities and
    accrued expenses....     (641)       125         (27)          (96)      (639)
   Employment
    obligations.........     (255)       --           --            --       (255)
   Other noncurrent
    liabilities.........    1,279        --           (1)         (392)       886
                          -------    -------      ------       -------    -------
Net cash provided by
 (used in) operating
 activities.............   (3,931)     9,054         292            --      5,415
                          -------    -------      ------       -------    -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........   (3,301)       --         (799)           50     (4,050)
 Additions to property
  and equipment.........   (7,070)       --          (14)           --     (7,084)
 Proceeds from sale of
  property held for
  sale..................    2,462        --           50           (50)     2,462
 Proceeds from sale of
  property and
  equipment.............    1,458        --           10            --      1,468
 Intercompany notes
  receivable
  (payable).............   12,502    (12,502)                       --         --
 Acquisition of related
  businesses............      --         --           --            --         --
                          -------    -------      ------       -------    -------
Net cash provided by
 (used in) investing
 activities.............    6,051    (12,502)       (753)           --     (7,204)
                          -------    -------      ------       -------    -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital lease
  obligations...........     (347)       --           --            --       (347)
 Principal repayments
  of long-term debt.....       (5)       --          (15)           --        (20)
 Net proceeds from
  equity issue..........      --         --           --            --         --
 Other financing
  costs.................   (3,505)       --           --            --     (3,505)
                          -------    -------      ------       -------    -------
Net cash provided by
 (used in) financing
 activities.............   (3,857)       --          (15)           --     (3,872)
                          -------    -------      ------       -------    -------
Net increase (decrease)
 in cash................   (1,737)    (3,448)       (476)           --     (5,661)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR......    3,247      3,584       4,168            --     10,999
                          -------    -------      ------       -------    -------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR...................  $ 1,510    $   136      $3,692       $    --    $ 5,338
                          =======    =======      ======       =======    =======

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                     Supplemental Combining Balance Sheets

                               September 25, 1997
                             (Dollars in Thousands)

                           The    Guarantor  Non-Guarantor
                          Pantry  Subsidiary  Subsidiary   Eliminations  Total
                         -------- ---------- ------------- ------------ --------
         ASSETS
         ------
Current assets:
 Cash and cash
  equivalents........... $  2,247  $   279      $  821       $    --    $  3,347
 Receivables, net.......    4,056    4,562          30         (6,547)     2,101
 Inventories............   17,161      --          --             --      17,161
 Prepaid expenses.......    1,195        6           3            --       1,204
 Property held for
  sale..................    3,323      --          --             --       3,323
 Deferred income
  taxes.................    1,142      --          --             --       1,142
                         --------  -------      ------       --------   --------
     Total current
      assets............   29,124    4,847         854         (6,547)    28,278
                         --------  -------      ------       --------   --------
Investment in
 subsidiaries...........   47,225      --          --         (47,225)       --
                         --------  -------      ------       --------   --------
Property and equipment,
 net....................   77,641      --          345            --      77,986
                         --------  -------      ------       --------   --------
Other assets:
 Goodwill, net..........   20,318      --          --             --      20,318
 Deferred lease cost,
  net...................      314      --          --             --         314
 Deferred financing
  cost, net.............    4,578      --          --             --       4,578
 Environmental
  receivables...........    6,511      --          --             --       6,511
 Deferred income
  taxes.................      156      --          --             --         156
 Escrow for Lil' Champ
  acquisition...........      --       --        4,049            --       4,049
 Intercompany notes
  receivable............      --    39,434         --         (39,434)       --
 Other..................      534       74           1            --         609
                         --------  -------      ------       --------   --------
     Total other
      assets............   32,411   39,508       4,050        (39,434)    36,535
                         --------  -------      ------       --------   --------
     Total assets....... $186,401  $44,355      $5,249       $(93,206)  $142,799
                         ========  =======      ======       ========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                     Supplemental Combining Balance Sheets

                               September 25, 1997
                             (Dollars in Thousands)

                                 The     Guarantor  Non-Guarantor
                                Pantry   Subsidiary  Subsidiary   Eliminations  Total
                               --------  ---------- ------------- ------------ --------
LIABILITIES AND SHAREHOLDERS'
      EQUITY (DEFICIT):
-----------------------------

Current liabilities:
 Current maturities of long-
  term debt..................  $     17   $   --       $   16       $    --    $     33
 Current maturities of
  capital lease
  obligations................       285       --          --             --         285
 Accounts payable:
   Trade.....................    16,032         3         --             --      16,035
   Money orders..............     3,022       --          --             --       3,022
 Accrued interest............     5,564       --            1           (973)     4,592
 Accrued compensation and
  related taxes..............     3,322       --            1            --       3,323
 Income taxes payable........       313     1,560         235         (1,812)       296
 Other accrued taxes.........     2,194       --          --             --       2,194
 Accrued insurance...........     3,887       --          --             --       3,887
 Other accrued liabilities...     6,382       113         122         (3,761)     2,856
                               --------   -------      ------       --------   --------
     Total current
      liabilities............    41,018     1,676         375         (6,546)    36,523
                               --------   -------      ------       --------   --------
Long-term debt...............   100,168       --          137            --     100,305
                               --------   -------      ------       --------   --------
Other non-current
 liabilities:
 Environmental reserve.......     7,806       --          --             --       7,806
 Capital lease obligations...       679       --          --             --         679
 Employment obligations......     1,341       --          --             --       1,341
 Accrued dividends on
  preferred stock............     7,958       --          --             --       7,958
 Intercompany note payable...    39,434       --          --         (39,434)       --
 Other.......................     5,870       150          40            --       6,060
                               --------   -------      ------       --------   --------
     Total other non-current
      liabilities............    63,088       150          40        (39,434)    23,844
                               --------   -------      ------       --------   --------
Shareholders' Equity
 (Deficit):
Preferred stock..............       --        --          --             --         --
Common stock.................        58       --          --             --          58
Additional paid-in capital...     5,339        25       5,001         (5,026)     5,339
Retained earnings (deficit)..   (23,270)   42,504        (304)       (42,200)   (23,270)
                               --------   -------      ------       --------   --------
     Total shareholders'
      equity (deficit).......   (17,873)   42,529       4,697        (47,226)   (17,873)
                               --------   -------      ------       --------   --------
     Total liabilities and
      shareholders' equity
      (deficit)..............  $186,401   $44,355      $5,249       $(93,206)  $142,799
                               ========   =======      ======       ========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                         Year Ended September 25, 1997
                             (Dollars in Thousands)

                                     Guarantor  Non-Guarantor
                          The Pantry Subsidiary  Subsidiary   Eliminations  Total
                          ---------- ---------- ------------- ------------ --------
Revenues:
  Merchandise sales.....   $202,440    $  --        $ --        $   --     $202,440
  Gasoline sales........    220,166       --          --            --      220,166
  Commissions...........      4,787       --          --            --        4,787
                           --------    ------       -----       -------    --------
    Total revenues......    427,393       --          --            --      427,393
                           --------    ------       -----       -------    --------
Cost of sales:
  Merchandise...........    132,846       --          --            --      132,846
  Gasoline..............    197,268       --          --            --      197,268
                           --------    ------       -----       -------    --------
    Total cost of
     sales..............    330,114       --          --            --      330,114
Gross profit............     97,279       --          --            --       97,279
                           --------    ------       -----       -------    --------
Operating expenses:
  Store expenses........     73,225       --         (291)      (12,726)     60,208
  General and
   administrative
   expenses.............     16,731        42          23           --       16,796
  Depreciation and
   amortization.........      9,485        13           6           --        9,504
                           --------    ------       -----       -------    --------
    Total operating
     expenses...........     99,441        55        (262)      (12,726)     86,508
                           --------    ------       -----       -------    --------
Income from operations..     (2,162)      (55)        262        12,726      10,771
                           --------    ------       -----       -------    --------
Equity in earnings of
 subsidiaries...........     16,605       --          --        (16,605)        --
Other income (expense):
  Interest expense......    (16,095)      --          (13)        3,069     (13,039)
  Miscellaneous.........        677    16,207         204       (15,795)      1,293
                           --------    ------       -----       -------    --------
    Total other
     expense............    (15,418)   16,207         191       (12,726)    (11,746)
                           --------    ------       -----       -------    --------
Income (loss) before
 income taxes...........       (975)   16,152         453       (16,605)       (975)
Income tax benefit
 (expense)..............        --     (5,492)       (155)        5,647         --
                           --------    ------       -----       -------    --------
Net income (loss).......       (975)   10,660         298       (10,958)       (975)
Preferred dividends.....     (5,304)      --          --            --       (5,304)
                           --------    ------       -----       -------    --------
Net loss applicable to
 common shareholders....   $ (6,279)      --          --            --     $ (6,279)
                           ========    ======       =====       =======    ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                         Year Ended September 25, 1997
                             (Dollars in Thousands)

                                     Guarantor  Non-Guarantor
                          The Pantry Subsidiary  Subsidiary   Eliminations  Total
                          ---------- ---------- ------------- ------------ --------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net Income (loss).......   $   (975)  $10,660      $  298       $(10,958)  $   (975)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization.........      9,499       --            5            --       9,504
  Provision for deferred
   income taxes.........        371       --          --             --         371
  Gain on sale of
   property and
   equipment............     (1,054)      --          --             --      (1,054)
  Provision for
   environmental
   expenses.............      1,574       --          --             --       1,574
  Provision for closed
   stores...............        (11)      --          --             --         (11)
  Equity earnings of
   affiliates...........    (10,958)      --          --          10,958        --
 Changes in operating
  assets and
  liabilities, net:
  Receivables...........        129      (664)          8            --        (527)
  Inventories...........     (2,273)      --          --             --      (2,273)
  Prepaid expenses......       (426)       (3)        --             --        (429)
  Other non-current
   assets...............     (5,378)       14           1          1,068     (4,295)
  Accounts payable......        600         3         --             --         603
  Other current
   liabilities and
   accrued expenses.....      3,396       246         135           (384)     3,393
  Employment
   obligations..........       (698)      --          --             --        (698)
  Other noncurrent
   liabilities..........      2,970      (131)        --            (684)     2,155
                           --------   -------      ------       --------   --------
Net cash provided by
 (used in) operating
 activities.............     (3,234)   10,125         447            --       7,338
                           --------   -------      ------       --------   --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........     (1,874)      --           (4)            50     (1,828)
 Additions to property
  and equipment.........    (14,749)      --          --             --     (14,749)
 Proceeds from sale of
  property held for
  sale..................        642       --          753            (50)     1,345
 Proceeds from sale of
  property and
  equipment.............      2,315       --          --             --       2,315
 Intercompany notes
  receivable (payable)..      9,982    (9,982)        --             --         --
 Acquisition of related
  businesses............    (12,162)      --          --             --     (12,162)
                           --------   -------      ------       --------   --------
Net cash provided by
 (used in) investing
 activities.............    (15,846)   (9,982)        749            --     (25,079)
                           --------   -------      ------       --------   --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital lease
  obligations...........       (303)      --          --             --        (303)
 Principal repayments of
  long-term debt........        (10)      --          (16)           --         (26)
 Proceeds from issuance
  of long-term debt.....        200       --          --             --         200
Net proceeds from equity
 issue..................     15,953       --          --             --      15,953
 Other financing costs..        (74)      --          --             --         (74)
                           --------   -------      ------       --------   --------
Net cash provided by
 (used in) financing
 activities.............     15,766       --          (16)           --      15,750
                           --------   -------      ------       --------   --------
Net increase (decrease)
 in cash................     (3,314)      143       1,180            --      (1,991)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR......      1,512       136       3,690            --       5,338
                           --------   -------      ------       --------   --------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR...................   $ (1,802)  $   279      $4,870       $    --    $  3,347
                           ========   =======      ======       ========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                       The Pantry, Inc. and Subsidiaries

                     Supplemental Combining Balance Sheets

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                           The                    Non-
                          Pantry   Guarantor   Guarantor
                         (Issuer) Subsidiaries Subsidiary Eliminations  Total
                         -------- ------------ ---------- ------------ --------
         ASSETS
         ------
Current assets:
  Cash and cash
   equivalents.......... $ 24,031   $  6,300     $4,073    $     --    $ 34,404
  Receivables, net......   11,211      9,263      1,030      (11,597)     9,907
  Inventories...........   24,933     22,876        --           --      47,809
  Income taxes
   receivable...........      270     (2,098)      (472)       2,788        488
  Prepaid expenses......    1,206      1,007          3          --       2,216
  Property held for
   sale.................    3,761        --         --           --       3,761
  Deferred income
   taxes................    1,262      2,726        --           --       3,988
                         --------   --------     ------    ---------   --------
    Total current
     assets.............   66,674     40,074      4,634       (8,809)   102,573
                         --------   --------     ------    ---------   --------
Investment in
 subsidiaries...........   69,317        --         --       (69,317)       --
                         --------   --------     ------    ---------   --------
Property and equipment,
 net....................  125,340    175,298        340          --     300,978
                         --------   --------     ------    ---------   --------
Other assets:
  Goodwill, net.........   72,375     47,650        --           --     120,025
  Deferred lease cost,
   net..................      269        --         --           --         269
  Deferred financing
   cost, net............   14,545        --         --           --      14,545
  Environmental
   receivables, net.....   11,566      1,621        --           --      13,187
  Intercompany notes
   receivable...........   19,803     49,705        --       (69,508)       --
  Other.................      155      3,088        --           --       3,243
                         --------   --------     ------    ---------   --------
    Total other assets..  118,713    102,064        --       (69,508)   151,269
                         --------   --------     ------    ---------   --------
    Total assets........ $380,044   $317,436     $4,974    $(147,634)  $554,820
                         ========   ========     ======    =========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                       The Pantry, Inc. and Subsidiaries

               Supplemental Combining Balance Sheets--(Continued)

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                           The                     Non-
                          Pantry    Guarantor   Guarantor
                         (Issuer)  Subsidiaries Subsidiary Eliminations  Total
                         --------  ------------ ---------- ------------ --------
    LIABILITIES AND
      SHAREHOLDERS'
    EQUITY (DEFICIT):
    -----------------
Current liabilities:
  Current maturities of
   long-term debt....... $     17    $     10     $   18    $     --    $     45
  Current maturities of
   capital lease
   obligations..........      213       1,027        --           --       1,240
  Accounts payable:
    Trade...............   28,563      20,996        --           --      49,559
    Money orders........    4,112       1,069        --           --       5,181
  Accrued interest......   11,564       1,283          1       (1,136)    11,712
  Accrued compensation
   and related taxes....    4,366       2,352          1          --       6,719
  Other accrued taxes...    3,108       3,899        --           --       7,007
  Accrued insurance.....    3,188       2,557        --           --       5,745
  Other accrued
   liabilities..........   11,118      18,877        122       (5,769)    24,348
                         --------    --------     ------    ---------   --------
      Total current
       liabilities......   66,249      52,070        142       (6,905)   111,556
                         --------    --------     ------    ---------   --------
Long-term debt..........  188,151     139,000        118          --     327,269
                         --------    --------     ------    ---------   --------
Other non-current
 liabilities:
  Environmental
   reserve..............   13,487       3,650        --           --      17,137
  Deferred income
   taxes................      (36)     22,001        --        (1,599)    20,366
  Capital lease
   obligations..........    1,534      10,595        --           --      12,129
  Employment
   obligations..........      934         --         --           --         934
  Accrued dividends on
   preferred stock......    4,391         --         --           --       4,391
  Intercompany note
   payable..............   50,705      20,822        --       (71,527)
  Other.................   15,325       5,737         38          634     21,734
                         --------    --------     ------    ---------   --------
Total other non-current
 liabilities............   86,340      62,805         38      (72,492)    76,691
                         --------    --------     ------    ---------   --------
Shareholders' Equity
 (Deficit):
  Preferred stock.......      --          --         --           --         --
  Common stock..........      117           1        --            (1)       117
  Additional paid-in
   capital..............   68,939       6,758      5,001      (11,759)    68,939
  Shareholder loan......     (215)        --         --           --        (215)
  Accumulated earnings
   (deficit)............  (29,537)     56,802       (325)     (56,477)   (29,537)
                         --------    --------     ------    ---------   --------
      Total
       shareholders'
       equity
       (deficit)........   39,304      63,561      4,676      (68,237)    39,304
                         --------    --------     ------    ---------   --------
      Total liabilities
       and shareholders'
       equity
       (deficit)........ $380,044    $317,436     $4,974    $(147,634)  $554,820
                         ========    ========     ======    =========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                          ---------- ------------ ------------- ------------ --------
Revenues:
  Merchandise sales.....   $245,402    $215,396       $ --        $    --    $460,798
  Gasoline sales........    269,865     240,093         --             --     509,958
  Commissions...........      6,838       7,290         --             --      14,128
                           --------    --------       -----       --------   --------
    Total revenues......    522,105     462,779         --             --     984,884
                           --------    --------       -----       --------   --------
Cost of sales:
  Merchandise...........    162,027     141,941         --             --     303,968
  Gasoline..............    238,381     209,184         --             --     447,565
                           --------    --------       -----       --------   --------
    Total cost of
     sales..............    400,408     351,125         --             --     751,533
                           --------    --------       -----       --------   --------
Gross profit............    121,697     111,654         --             --     233,351
                           --------    --------       -----       --------   --------
Operating expenses:
  Store expenses........     89,774      66,046        (240)       (15,491)   140,089
  General and
   administrative
   expenses.............     18,398      14,341          22            --      32,761
  Merger integration
   costs................        --        1,016         --             --       1,016
  Depreciation and
   amortization.........     14,003      13,633           6            --      27,642
                           --------    --------       -----       --------   --------
    Total operating
     expenses...........    122,175      95,036        (212)       (15,491)   201,508
                           --------    --------       -----       --------   --------
Income (loss) from
 operations.............       (478)     16,618         212         15,491     31,843
                           --------    --------       -----       --------   --------
Equity in earnings of
 subsidiaries...........     22,864         --          --         (22,864)       --
                           --------    --------       -----       --------   --------
Other income (expense):
  Interest expense......    (18,241)    (14,926)        (12)         4,233    (28,946)
  Miscellaneous.........        528      20,943          29        (19,724)     1,776
                           --------    --------       -----       --------   --------
    Total other income
     (expense)..........    (17,713)      6,017          17        (15,491)   (27,170)
                           --------    --------       -----       --------   --------
Income (loss) before
 income taxes and
 extraordinary loss.....      4,673      22,635         229        (22,864)     4,673
Income tax benefit
 (expense)..............        --       (8,337)       (250)         8,587        --
                           --------    --------       -----       --------   --------
Net income (loss) before
 extraordinary item.....      4,673      14,298         (21)       (14,277)     4,673
Extraordinary loss......     (7,998)        --          --             --      (7,998)
                           --------    --------       -----       --------   --------
Net income (loss).......     (3,325)     14,298         (21)       (14,277)    (3,325)
Preferred dividends.....     (2,942)        --          --             --      (2,942)
                           --------    --------       -----       --------   --------
Net loss applicable to
 common shareholders....   $ (6,267)   $    --        $ --        $    --    $ (6,267)
                           ========    ========       =====       ========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                         Year Ended September 24, 1998
                             (Dollars in Thousands)

                                       Guarantor   Non-Guarantor
                          The Pantry  Subsidiaries  Subsidiary   Eliminations   Total
                          ----------  ------------ ------------- ------------ ---------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net Income (loss).......  $  (3,325)   $  14,298      $   (21)     $(14,277)  $  (3,325)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Extraordinary loss.....      2,006          --           --            --        2,006
 Depreciation and
  amortization..........     14,014       13,623            5           --       27,642
 Change in deferred
  income taxes..........        --         1,737          --         (1,599)        138
 (Gain) loss on sale of
  property and
  equipment.............         88          443          --            --          531
 Provision for
  environmental
  expenses..............      5,681          500          --            --        6,181
 Provision for closed
  stores................         50          --           --            --           50
 Equity earnings of
  affiliates............    (15,359)         --           --         15,359         --
Changes in operating
 assets and liabilities,
 net:
 Receivables............    (10,380)      (2,165)      (1,017)        5,050      (8,512)
 Inventories............        986       (5,504)         --            --       (4,518)
 Prepaid expenses.......        (11)         401          --            --          390
 Other noncurrent
  assets................        379          681        4,050             1       5,111
 Accounts payable.......     13,393          503          --            --       13,896
 Other current
  liabilities and
  accrued expenses......     11,632       (6,497)         254        (3,148)      2,241
 Employment
  obligations...........       (407)         --           --            --         (407)
 Other noncurrent
  liabilities...........      8,459       (2,483)          (2)          634       6,608
                          ---------    ---------      -------      --------   ---------
Net cash provided by
 operating activities...     27,206       15,537        3,269         2,020      48,032
                          ---------    ---------      -------      --------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........     (5,203)         --           --            --       (5,203)
 Additions to property
  and equipment.........    (27,569)     (15,584)         --            --      (43,153)
 Proceeds from sale of
  property held for
  sale..................      4,807          --           --            --        4,807
 Proceeds from sale of
  property and
  equipment.............      2,102        5,546          --            --        7,648
 Intercompany notes
  receivable (payable)..     (8,532)      10,551          --         (2,019)        --
 Acquisition of related
  businesses, net of
  cash acquired.........   (102,684)    (147,908)         --            --     (250,592)
                          ---------    ---------      -------      --------   ---------
Net cash used in
 investing activities...   (137,079)    (147,395)         --         (2,019)   (286,493)
                          ---------    ---------      -------      --------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital leases..       (303)      (1,121)         --            --       (1,424)
 Proceeds from issuance
  of capital leases.....      1,086          --           --            --        1,086
 Principal repayments of
  long-term debt........    (51,516)         (10)         (17)          --      (51,543)
 Proceeds from issuance
  of long-term debt.....    139,499      139,010          --             (1)    278,508
 Net proceeds from
  equity issue..........     56,935          --           --            --       56,935
 Other financing costs..    (14,044)         --           --            --      (14,044)
                          ---------    ---------      -------      --------   ---------
Net cash provided by
 (used in) financing
 activities.............    131,657      137,879          (17)           (1)    269,518
                          ---------    ---------      -------      --------   ---------
Net increase in cash....     21,784    $   6,021        3,252           --       31,057
Cash and Cash
 Equivalents at
 Beginning of Year......      2,247          279          821           --        3,347
                          ---------    ---------      -------      --------   ---------
Cash and Cash
 Equivalents at End of
 Year...................  $  24,031    $   6,300      $ 4,073      $    --    $  34,404
                          =========    =========      =======      ========   =========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                        Six Months Ended March 26, 1998
                                  (Unaudited)

                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                          ---------- ------------ ------------- ------------ --------
                                            (Dollars in Thousands)
Revenues:
  Merchandise sales.....   $ 99,613    $ 94,152       $ --         $  --     $193,765
  Gasoline sales........    105,466     110,252         --            --      215,718
  Commissions...........      2,915       3,443         --            --        6,358
                           --------    --------       -----        ------    --------
    Total revenues......    207,994     207,847         --            --      415,841
                           --------    --------       -----        ------    --------
Cost of sales:
  Merchandise...........     64,374      62,491         --            --      126,865
  Gasoline..............     93,984      96,340         --            --      190,324
                           --------    --------       -----        ------    --------
    Total cost of
     sales..............    158,358     158,831         --            --      317,189
                           --------    --------       -----        ------    --------
Gross profit............     49,636      49,016         --            --       98,652
                           --------    --------       -----        ------    --------
Operating expenses:
  Store expenses........     37,962      30,212        (119)       (6,202)     61,853
  General and
   administrative
   expenses.............      8,481       7,039          12           --       15,532
  Depreciation and
   amortization.........      6,187       5,585           3           --       11,775
                           --------    --------       -----        ------    --------
    Total operating
     expenses...........     52,630      42,836        (104)       (6,202)     89,160
                           --------    --------       -----        ------    --------
Income from operations..     (2,994)      6,180         104         6,202       9,492
                           --------    --------       -----        ------    --------
Equity in earnings of
 subsidiaries...........      8,071         --          --         (8,071)        --
                           --------    --------       -----        ------    --------
Other income (expense):
  Interest expense......     (8,125)     (6,785)         (6)        2,065     (12,851)
  Miscellaneous.........        463       8,562          15        (8,266)        774
                           --------    --------       -----        ------    --------
    Total other
     expense............     (7,662)      1,777           9        (6,201)    (12,077)
                           --------    --------       -----        ------    --------
Income (loss) before
 income taxes and
 extraordinary loss.....     (2,585)      7,957         113        (8,070)     (2,585)
Income tax benefit
 (expense)..............        916      (2,755)       (132)        2,887         916
                           --------    --------       -----        ------    --------
Income (loss) before
 extraordinary loss.....     (1,669)      5,202         (19)       (5,183)     (1,669)
Extraordinary loss, net
 of taxes...............     (6,800)        --          --            --       (6,800)
                           --------    --------       -----        ------    --------
Net income (loss).......     (8,469)      5,202         (19)       (5,183)     (8,469)
Preferred dividends.....     (1,586)        --          --            --       (1,586)
                           --------    --------       -----        ------    --------
Net loss applicable to
 common shareholders....   $(10,055)   $    --        $ --         $  --     $(10,055)
                           ========    ========       =====        ======    ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)
                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                        Six Months Ended March 26, 1998
                                  (Unaudited)

                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations   Total
                          ---------- ------------ ------------- ------------ ---------
                                             (Dollars in Thousands)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss).......   $ (8,469)  $   5,202       $(19)       $(5,183)   $  (8,469)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Extraordinary loss....      6,800         --         --             --         6,800
  Depreciation and
   amortization.........      6,193       5,580          2            --        11,775
  Provision for deferred
   income taxes.........     (1,398)        --         (17)           --        (1,415)
  (Gain) loss on sale of
   property and
   equipment............        100         109        --             --           209
  Reserves for
   environmental
   issues...............         57         --         --             --            57
  Equity earnings of
   affiliates...........     (5,183)        --         --           5,183          --
Changes in operating
 assets and liabilities,
 net:
  Receivables...........     (3,068)     (6,891)        26          6,175       (3,758)
  Inventories...........      1,501      (2,282)       --             --          (781)
  Prepaid expenses......        423         462         (6)           --           879
  Other noncurrent
   assets...............        (15)       (386)       --           5,767        5,366
  Accounts payable......       (661)      2,056        --               2        1,397
  Other current
   liabilities and
   accrued expenses.....      5,883       3,462        136         (7,922)       1,559
  Employment
   obligations..........       (185)        --         --             --          (185)
  Other noncurrent
   liabilities..........      2,675       1,543        --             --         4,218
                           --------   ---------       ----        -------    ---------
Net cash provided by
 operating activities...      4,653       8,855        122          4,022       17,652
                           --------   ---------       ----        -------    ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Additions to property
 held for sale..........     (2,648)        --         --             --        (2,648)
Additions to property
 and equipment..........    (11,324)     (6,490)       --             --       (17,814)
Proceeds from sale of
 property held for
 sale...................      2,025         --         --             --         2,025
Proceeds from sale of
 property and
 equipment..............        316         366        --             --           682
Intercompany notes
 receivable (payable)...      4,048         --         (26)        (4,022)         --
Acquisitions of related
 businesses, net of cash
 acquired of $10,487....     (9,500)   (135,898)       --             --      (145,398)
                           --------   ---------       ----        -------    ---------
Net cash used in
 investing activities...    (17,083)   (142,022)       (26)        (4,022)    (163,153)
                           --------   ---------       ----        -------    ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Principal repayments
 under capital leases...       (151)       (426)       --             --          (577)
Principal repayments of
 long-term debt.........    (57,000)        --          (9)           --       (57,009)
Proceeds from issuance
 of long-term debt......     63,267     145,755        --             --       209,022
Net proceeds from equity
 issue..................     31,936         --         --             --        31,936
Other financing costs...    (12,674)        --         --             --       (12,674)
                           --------   ---------       ----        -------    ---------
Net cash provided by
 (used in) financing
 activities.............     25,378     145,329         (9)           --       170,698
                           --------   ---------       ----        -------    ---------
NET INCREASE IN CASH....     12,948      12,162         87            --        25,197
CASH & CASH EQUIVALENTS,
 BEGINNING OF YEAR......      2,247         279        821            --         3,347
                           --------   ---------       ----        -------    ---------
CASH & CASH EQUIVALENTS,
 END OF QUARTER.........   $ 15,195   $  12,441       $908        $   --     $  28,544
                           ========   =========       ====        =======    =========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                     Supplemental Combining Balance Sheets

                                 March 25, 1999
                                  (Unaudited)

                         The Pantry  Guarantor   Non-Guarantor
                          (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                         ---------- ------------ ------------- ------------ --------
                                           (Dollars in thousands)
         ASSETS
         ------

Current assets:
 Cash and cash
  equivalents...........  $  9,686    $ 11,089      $4,224      $     --    $ 24,999
 Receivables, net.......    19,281      25,878       1,030        (31,360)    14,829
 Inventories............    32,163      29,215         --             --      61,378
 Income taxes
  receivable
  (payable).............     1,883      (2,634)       (551)         5,883      4,581
 Prepaid expenses.......     1,297       1,329           8            --       2,634
 Property held for
  sale..................        82         --          --             --          82
 Deferred income
  taxes.................     1,366       2,767         --             --       4,133
                          --------    --------      ------      ---------   --------
     Total current
      assets............    65,758      67,644       4,711        (25,477)   112,636
                          --------    --------      ------      ---------   --------
Investment in
 subsidiaries...........    77,188         968         --         (78,156)       --
                          --------    --------      ------      ---------   --------
Property and equipment,
 net....................   147,662     257,728         337            --     405,727
                          --------    --------      ------      ---------   --------
Other assets:
 Goodwill, net..........    97,555      71,876         --             --     169,431
 Deferred lease cost,
  net...................       247         --          --             --         247
 Deferred financing
  cost, net.............    13,130         --          --             --      13,130
 Environmental
  receivables, net......    11,566       1,166         --             --      12,732
 Intercompany note
  receivable............   257,465      49,705         --        (307,170)       --
 Other..................     3,214       4,845         --             968      9,027
                          --------    --------      ------      ---------   --------
     Total other
      assets............   383,177     127,592         --        (306,202)   204,567
                          --------    --------      ------      ---------   --------
     Total assets.......  $673,785    $453,932      $5,048      $(409,835)  $722,930
                          ========    ========      ======      =========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

               Supplemental Combining Balance Sheets--(Continued)

                                 March 25, 1999
                                  (Unaudited)

                               The Pantry  Guarantor   Non-Guarantor
                                (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                               ---------- ------------ ------------- ------------ --------
                                                 (Dollars in thousands)
LIABILITIES AND SHAREHOLDERS'
      EQUITY (DEFICIT):
-----------------------------
Current liabilities:
 Current maturities of long-
  term debt..................   $  5,117    $    296      $   18      $     --    $  5,431
 Current maturities of
  capital lease
  obligations................        213       1,027         --             --       1,240
 Short-term debt.............        --          --          --             --         --
 Accounts payable:
   Trade.....................     35,009      31,297         --             (26)    66,280
   Money orders..............      4,620       3,345         --             --       7,965
 Accrued interest............     14,373         --            1         (3,580)    10,794
 Accrued compensation and
  related taxes..............      4,019       3,842           1            --       7,862
 Income taxes payable........        --          --          --             --         --
 Other accrued taxes.........      2,529       6,009         --             --       8,538
 Accrued insurance...........      3,825       4,676         --             --       8,501
 Other accrued liabilities...     24,634      23,464         121        (17,358)    30,861
                                --------    --------      ------      ---------   --------
     Total current
      liabilities............     94,339      73,956         141        (20,964)   147,472
                                --------    --------      ------      ---------   --------
Long-term debt...............    453,072       1,097         108            --     454,277
                                --------    --------      ------      ---------   --------
Other noncurrent liabilities:
 Environmental reserves......     13,566       3,619         --             --      17,185
 Deferred income taxes.......     (1,667)     25,081         --             --      23,414
 Capital lease obligations...      1,413      10,085         --             --      11,498
 Employment obligations......        749         --          --             --         749
 Accrued dividends on
  preferred stock............      5,837         --          --             --       5,837
 Intercompany note payable...     51,705     259,961         --        (311,666)       --
 Other.......................     18,325       7,690          37            --      26,052
                                --------    --------      ------      ---------   --------
     Total other noncurrent
      liabilities............     89,928     306,436          37       (311,666)    84,735
                                --------    --------      ------      ---------   --------
SHAREHOLDERS' EQUITY
 (DEFICIT):
Preferred stock..............        --          --          --             --         --
Common stock.................        119           1       5,001         (5,002)       119
Additional paid-in capital...     70,727       6,882         --          (6,882)    70,727
Shareholder loans............       (937)        --          --             --        (937)
Accumulated earnings
 (deficit)...................    (33,463)     65,560        (239)       (65,321)   (33,463)
                                --------    --------      ------      ---------   --------
     Total shareholders'
      equity (deficit).......     36,446      72,443       4,762        (77,205)    36,446
                                --------    --------      ------      ---------   --------
     Total liabilities and
      shareholders' equity
      (deficit)..............   $673,785    $453,932      $5,048      $(409,835)  $722,930
                                ========    ========      ======      =========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)
                                The Pantry, Inc.

                 Supplemental Combining Statement of Operations

                        Six Months Ended March 25, 1999
                                  (Unaudited)

                                        Total
                          The Pantry  Guarantor   Non-Guarantor
                           (Issuer)  Subsidiaries  Subsidiary   Eliminations  Total
                          ---------- ------------ ------------- ------------ --------
                                            (dollars in thousands)
Revenues:
  Merchandise sales.....   $170,297    $133,655       $ --        $    --    $303,962
  Gasoline sales........    212,186     148,731         --             --     360,917
  Commissions...........      6,294       4,226         --             --      10,520
                           --------    --------       -----       --------   --------
    Total revenues......    388,777     286,622         --             --     675,399
                           --------    --------       -----       --------   --------
Cost of sales:
  Merchandise...........    115,711      89,114         --             --     204,825
  Gasoline..............    186,555     128,078         --             --     314,633
                           --------    --------       -----       --------   --------
    Total cost of
     sales..............    302,266     217,192         --             --     519,458
                           --------    --------       -----       --------   --------
Gross profit............     86,511      69,430         --             --     155,941
                           --------    --------       -----       --------   --------
Operating expenses:
  Store expenses........     65,635      41,158        (121)       (11,457)    95,215
  General and
   administrative
   expenses.............     11,849      10,496          11            --      22,356
  Depreciation and
   amortization.........      9,119       8,708           3            --      17,830
                           --------    --------       -----       --------   --------
    Total operating
     expenses...........     86,603      60,362        (107)       (11,457)   135,401
                           --------    --------       -----       --------   --------
Income (loss) from
 operations.............        (92)      9,068         107         11,457     20,540
                           --------    --------       -----       --------   --------
Equity in earnings of
 subsidiaries...........     13,677          16         --         (13,693)       --
                           --------    --------       -----       --------   --------
Other income (expense):
  Interest expense......    (11,564)     (9,819)         (5)         2,515    (18,873)
  Miscellaneous.........       (226)     14,237          72        (13,955)       128
                           --------    --------       -----       --------   --------
    Total other
     expense............    (11,790)      4,418          67        (11,440)   (18,745)
                           --------    --------       -----       --------   --------
Income (loss) before
 income taxes and
 extraordinary loss.....      1,795      13,502         174        (13,676)     1,795
Income tax benefit
 (expense)..............       (718)     (4,717)        (89)         4,806       (718)
                           --------    --------       -----       --------   --------
Net income (loss) before
 extraordinary item.....      1,077       8,785          85         (8,870)     1,077
Extraordinary loss......     (3,557)        --          --             --      (3,557)
                           --------    --------       -----       --------   --------
Net income (loss).......     (2,480)      8,785          85         (8,870)    (2,480)
Preferred dividends.....     (1,446)        --          --             --      (1,446)
                           --------    --------       -----       --------   --------
Net loss applicable to
 common shareholders....   $ (3,926)   $    --        $ --        $    --    $ (3,926)
                           ========    ========       =====       ========   ========

                                THE PANTRY, INC.

        (Unaudited as to March 26, 1998 and March 25, 1999 information)

                                The Pantry, Inc.

                Supplemental Combining Statements of Cash Flows

                        Six Months Ended March 25, 1999
                                  (Unaudited)

                          The Pantry   Guarantor   Non-Guarantor
                           (Issuer)   Subsidiaries  Subsidiary   Eliminations   Total
                          ----------  ------------ ------------- ------------ ---------
                                             (Dollars in thousands)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net Income (loss).......  $  (2,480)    $ 8,785       $   85       $ (8,870)  $  (2,480)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Extraordinary loss.....      3,405         --           --             --        3,405
 Depreciation and
  amortization..........      9,119       8,708            3            --       17,830
 Change in deferred
  income taxes..........       (136)        256          --             --          120
 (Gain) loss on sale of
  property and
  equipment.............       (741)        344          --             (13)       (410)
 Reserves for
  environmental issues..         79         (31)         --             --           48
 Equity earnings of
  affiliates............     (8,950)        --           --           8,950         --
Changes in operating
 assets and liabilities,
 net:
 Receivables............     (9,311)     (7,685)         569         15,479        (948)
 Inventories............     (3,668)       (960)         --             --       (4,628)
 Prepaid expenses.......        (44)         31           (5)           --          (18)
 Other noncurrent
  assets................       (218)     (2,011)         --              13      (2,216)
 Accounts payable.......      6,914         997          --             --        7,911
 Other current
  liabilities and
  accrued expenses......     16,036      (9,863)        (490)       (11,369)     (5,686)
 Employment
  obligations...........       (185)        --           --             --         (185)
 Other noncurrent
  liabilities...........      2,999      (1,703)          (1)          (633)        662
                          ---------     -------       ------       --------   ---------
Net cash provided by
 (used in) operating
 activities.............     12,819      (3,132)         161          3,557      13,405
                          ---------     -------       ------       --------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Additions to property
  held for sale.........        (93)        --           --             --          (93)
 Additions to property
  and equipment.........    (12,259)    (10,907)         --             --      (23,166)
 Proceeds from sale of
  property held for
  sale..................      1,495         --           --             --        1,495
 Proceeds from sale of
  property and
  equipment.............        376         --           --             --          376
 Intercompany notes
  receivable (payable)..     (2,081)    100,139          --         (98,058)        --
 Acquisitions of related
  businesses, net of
  cash acquired ........   (143,610)    (80,791)         --          94,501    (129,900)
                          ---------     -------       ------       --------   ---------
Net cash provided by
 (used in) investing
 activities.............   (156,172)      8,441          --          (3,557)   (151,288)
                          ---------     -------       ------       --------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal repayments
  under capital leases..       (121)       (510)         --             --         (631)
 Principal repayments of
  long-term debt........   (143,979)        (10)         (10)           --     (143,999)
 Proceeds from issuance
  of long-term debt.....    275,000         --           --             --      275,000
 Net proceeds from
  equity issues.........      1,068         --           --             --        1,068
 Other financing costs..     (2,960)        --           --             --       (2,960)
                          ---------     -------       ------       --------   ---------
Net cash provided by
 (used in) financing
 activities.............    129,008        (520)         (10)           --      128,478
                          ---------     -------       ------       --------   ---------
NET INCREASE (DECREASE)
 IN CASH................    (14,345)      4,789          151            --       (9,405)
CASH & CASH EQUIVALENTS,
 BEGINNING OF YEAR......     24,031       6,300        4,073            --       34,404
                          ---------     -------       ------       --------   ---------
CASH & CASH EQUIVALENTS,
 END OF YEAR............  $   9,686     $11,089       $4,224       $    --    $  24,999
                          =========     =======       ======       ========   =========

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Lil' Champ Food Stores, Inc.
Jacksonville, Florida

      We have audited the accompanying balance sheets of Lil' Champ Food Stores, Inc. (a wholly-owned subsidiary of Docks U.S.A., Inc.) as of December 30, 1995 and December 28, 1996, and the related statements of operations, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of Lil' Champ's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of Lil' Champ Food Stores, Inc. as of December 30, 1995 and December 28, 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
February 14, 1997

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                                 BALANCE SHEETS
                (Unaudited as to September 27, 1997 information)
                         (Dollar Amounts in Thousands)

                                         December 30, December 28, September 27,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                                                    (Unaudited)
                ASSETS
                ------

CURRENT ASSETS:
 Cash and equivalents..................    $ 13,553     $ 19,510     $  9,506
 Certificates of deposit...............         805          805          805
 Receivables, net of allowance for
  doubtful accounts (1995-$0; 1996-
  $21; 1997-$21).......................       1,518        1,820        1,824
 Environmental receivables, current
  portion, net of allowance for
  uncollectible amounts (1995-$545;
  1996-$710; 1997-$515)................       1,798        2,066        1,330
 Inventories...........................      17,072       17,938       18,017
 Prepaid income taxes..................          68        2,784          545
 Current portion of deferred income
  taxes................................         313
 Prepaid expenses and other assets.....       1,444        1,365        1,032
 Due from affiliates...................         238          225          304
                                           --------     --------     --------
   Total current assets................      36,809       46,513       33,363
                                           --------     --------     --------
PROPERTY, EQUIPMENT AND LEASEHOLD
 IMPROVEMENTS, net of accumulated
 depreciation and amortization (1995-
 $56,543; 1996-$62,062; 1997-$61,848)..     110,083      117,354      119,158
BUILDINGS UNDER CAPITAL LEASES, net of
 accumulated amortization (1995-$7,592;
 1996-$7,895; 1997-$8,664).............       8,210       11,264       10,396
OTHER ASSETS:
 Investment in The Eli Witt Company....       2,037
 Goodwill, net of accumulated
  amortization (1995-$4,391; 1996-
  $5,166; 1997-$5,747).................      14,981       14,206       13,625
 Environmental receivables, net of
  allowance for uncollectible amounts
  (1995-$1,013; 1996-$429; 1997-
  $734)................................       3,341        1,249        1,521
 Other.................................       1,076          921        1,042
                                           --------     --------     --------
   Total other assets..................      21,435       16,376       16,188
                                           --------     --------     --------
TOTAL ASSETS...........................    $176,537     $191,507     $179,105
                                           ========     ========     ========
 LIABILITIES AND SHAREHOLDER'S EQUITY
 ------------------------------------

CURRENT LIABILITIES:
 Accounts payable, trade...............    $ 12,841     $ 18,287     $ 19,612
 Current portion of obligations under
  capital leases.......................         871        1,037          990
 Current portion of long-term debt.....       4,353        4,355       10,700
 Accrued compensation and employee
  benefits.............................       1,867        2,146        2,182
 Current portion of accrued workers'
  compensation self insurance..........       2,579        2,271        2,261
 Accrued medical and health
  insurance............................         900          630          565
 Accrued interest......................         179          272           46
 Lottery payable.......................       1,828        2,131        1,657
 Other taxes payable...................       4,809        2,766        4,081
 Deferred income taxes payable.........                       90          159
 Money orders trust fund payable.......         242         (309)         766
 Other accrued liabilities.............       4,536        4,690        5,378
                                           --------     --------     --------
   Total current liabilities...........      35,005       38,366       48,397
                                           --------     --------     --------
DEFERRED INCOME........................         211          298          259
DEFERRED INCOME TAXES..................       7,856       10,060        9,824
OBLIGATIONS UNDER CAPITAL LEASES, less
 current portion.......................       9,604       12,547       11,837
ACCRUED WORKERS' COMPENSATION SELF-
 INSURANCE less current portion........       6,391        6,674        7,713
ENVIRONMENTAL RESERVE..................                                 3,150
LONG-TERM DEBT, less current portion...      18,050       22,695
DUE TO DOCKS de FRANCE, S.A............      12,000        6,000
                                           --------     --------     --------
   Total liabilities...................      89,117       96,640       81,180
                                           --------     --------     --------
COMMITMENTS AND CONTINGENCIES (Notes 4,
 6, 8 and 11)
SHAREHOLDER'S EQUITY:
 Common stock; authorized issued and
  outstanding 500 shares of $1 par
  value................................           1            1            1
 Additional paid-in capital............      67,966       67,966       67,966
 Retained earnings.....................      19,453       26,900       29,958
                                           --------     --------     --------
   Total shareholder's equity..........      87,420       94,867       97,925
                                           --------     --------     --------
TOTAL LIABILITIES AND SHAREHOLDER'S
 EQUITY................................    $176,537     $191,507     $179,105
                                           ========     ========     ========


                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                            STATEMENTS OF OPERATIONS
                        (In Thousands Except Store Data)

                                 Years Ended             Nine Months Ended
                          ------------------------- ---------------------------
                          December 30, December 28, September 28, September 27,
                              1995         1996         1996          1997
                          ------------ ------------ ------------- -------------
                                                            (Unaudited)
Number of stores in
 operation at end of
 period.................         501          495          499           488
                            ========     ========     ========      ========
REVENUES:
  Gasoline sales........    $257,056     $278,905     $207,208      $214,676
  Merchandise sales.....     217,282      226,146      171,322       177,426
  Commissions...........       7,978        8,164        5,979         5,971
                            --------     --------     --------      --------
    Total revenues......     482,316      513,215      384,509       398,073
                            --------     --------     --------      --------
COST OF SALES:
  Gasoline..............    $227,592      251,614      186,110       193,499
  Merchandise...........     143,598      148,877      112,909       116,879
                            --------     --------     --------      --------
    Total cost of
     sales..............     371,190      400,491      299,019       310,378
                            --------     --------     --------      --------
GROSS PROFIT............     111,126      112,724       85,490        87,695
                            --------     --------     --------      --------
Store operating
 expense................      70,289       73,721       55,486        56,339
General and
 administrative
 expenses...............      15,452       14,191       11,397        12,581
Environmental
 contamination charge...                                               3,381
Depreciation and
 amortization...........      11,568       11,361        8,439         8,989
                            --------     --------     --------      --------
    Total operating
     expenses...........      97,309       99,273       75,322        81,290
                            --------     --------     --------      --------
INCOME FROM OPERATIONS..      13,817       13,451       10,168         6,405
OTHER INCOME (EXPENSE):
  Interest expense......      (3,219)      (2,670)      (1,994)       (1,712)
  Miscellaneous.........       1,873        1,647          865           588
                            --------     --------     --------      --------
    Total other
     expense............      (1,346)      (1,023)      (1,129)       (1,124)
                            --------     --------     --------      --------
INCOME BEFORE INCOME
 TAXES..................      12,471       12,428        9,039         5,281
INCOME TAX EXPENSE......      (4,985)      (4,981)      (3,622)       (2,223)
                            --------     --------     --------      --------
NET INCOME..............    $  7,486     $  7,447     $  5,417      $  3,058
                            ========     ========     ========      ========

                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                       STATEMENTS OF SHAREHOLDER'S EQUITY
              Years Ended December 30, 1995 and December 28, 1996
       (Unaudited as to Nine Months Ended September 27, 1997 information)
                        (In Thousands Except Share Data)

                                       Common Stock
                                       ------------ Additional
                                               Par   Paid-in   Retained
                                       Shares Value  Capital   Earnings  Total
                                       ------ ----- ---------- -------- -------
BALANCE, DECEMBER 31, 1994............  500    $ 1   $67,966   $11,967  $79,934
  Net income..........................                           7,486    7,486
                                        ---    ---   -------   -------  -------
BALANCE, DECEMBER 30, 1995............  500      1    67,966    19,453   87,420
  Net income..........................                           7,447    7,447
                                        ---    ---   -------   -------  -------
BALANCE, DECEMBER 28, 1996............  500      1    67,966    26,900   94,867
  Net income..........................                           3,058    3,058
                                        ---    ---   -------   -------  -------
BALANCE, SEPTEMBER 27, 1997...........  500    $ 1   $67,966   $29,958  $97,925
                                        ===    ===   =======   =======  =======




                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                Years Ended             Nine Months Ended
                         ------------------------- ---------------------------
                         December 30, December 28, September 28, September 27,
                             1995         1996         1996          1997
                         ------------ ------------ ------------- -------------
                                                           (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income............   $  7,486     $  7,447     $  5,417      $  3,058
  Adjustments to
   reconcile net income
   to cash provided by
   operating activities:
    Depreciation and
     amortization.......     11,568       11,361        8,439         8,989
    Loss on investment..                      37
    (Gain) loss on sale
     of assets..........        225          (90)         193           132
  Changes in assets and
   liabilities
    Deferred income
     taxes..............       (744)       2,607                       (167)
    Receivables.........        (10)        (302)        (300)           (4)
    Inventories.........       (467)        (866)      (1,352)          (79)
    Prepaid taxes.......        (68)      (2,716)        (507)        2,239
    Prepaid expenses and
     other assets.......         89        2,058        1,416           676
    Due from
     affiliates.........        (43)          13           43           (79)
    Accounts payable,
     trade..............        795        5,446        5,630         1,325
    Enviromental
     Reserve............                                              3,150
    Other liabilities...       (345)      (2,066)       2,148         3,565
    Income taxes
     payable............       (598)
    Accrued interest....        (67)          93           92          (226)
                           --------     --------     --------      --------
      Net cash provided
       by operating
       activities.......     17,821       23,022       21,219        22,579
                           --------     --------     --------      --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchase of property,
   equipment and
   leasehold
   improvements.........    (11,977)     (21,353)     (16,124)      (10,153)
  Proceeds from sale of
   equipment and
   leasehold
   improvements.........        632        4,708        3,176           677
  Proceeds related to
   Eli Witt investment..                   2,000
                           --------     --------     --------      --------
      Net cash used in
       investing
       activities.......    (11,345)     (14,645)     (12,948)       (9,476)
                           --------     --------     --------      --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Additional borrowings
   under long-term
   debt.................      2,000       20,000                     12,000
  Payments to Docks de
   France, S.A. ........     (6,000)      (6,000)      (6,000)       (6,000)
  Principal payments
   under long-term
   debt.................     (4,862)     (15,353)      (7,348)      (28,350)
  Principal payments
   under capital lease
   obligations..........       (921)      (1,067)        (890)         (757)
                           --------     --------     --------      --------
      Net cash used in
       financing
       activities.......     (9,783)      (2,420)     (14,238)      (23,107)
                           --------     --------     --------      --------
NET INCREASE
 (DECREASE).............     (3,307)       5,957       (5,967)      (10,004)
CASH AND EQUIVALENTS,
 BEGINNING OF YEAR......     16,860       13,553       13,553        19,510
                           --------     --------     --------      --------
CASH AND EQUIVALENTS,
 END OF YEAR............   $ 13,553     $ 19,510     $  7,586      $  9,506
                           ========     ========     ========      ========
CASH PAID FOR:
  Interest..............   $  3,286     $  2,577     $  1,902      $  1,937
                           ========     ========     ========      ========
  Income taxes..........   $  6,438     $  5,090     $  4,130      $  2,250
                           ========     ========     ========      ========

                       See notes to financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                         NOTES TO FINANCIAL STATEMENTS

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)

1--COMPANY'S BUSINESS

      Lil' Champ Food Stores, Inc. is a convenience store chain operating in central and northern Florida and southeastern Georgia.

2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Fiscal Year--Lil' Champ operates on the basis of a 52-53 week fiscal year ending on the last Saturday in December. The years ended December 28, 1996 and December 30, 1995 consisted of 52 weeks.

      Unaudited Financial Statements--In the opinion of management, the Unaudited Balance Sheet as of September 27, 1997, and the unaudited statements of Operations, Shareholder's Equity, and Cash Flows for the nine months ended September 28, 1996 and September 27, 1997 include all adjustments (which include only normal recurring adjustments) necessary to present the financial position and results of operations and cash flows for the periods then ended in accordance with generally accepted accounting principles.

      Cash and Equivalents--Lil' Champ considers all investments with an original maturity of three months or less to be cash equivalents.

      Certificates of Deposit--Certificates of deposit for $500,000 secure a standby letter of credit and are pledged to the State of Georgia as security for payment of workers' compensation claims.

      Certificates of deposit for $305,000 are pledged to the State of Florida as security for payment of workers' compensation claims.

      Inventories--Merchandise inventories are valued at the lower of last-in, first-out (LIFO) cost or market using the retail method. Information relating to the first-in, first-out (FIFO) method may be useful in comparing operating results to those companies not on LIFO. If the FIFO method had been used by the Company, merchandise inventory would have been $3,112,000 and $3,086,000 higher than as reported as of December 30, 1995 and December 28, 1996. Due to the LIFO method of inventory valuation, income before income taxes was decreased by $206,000 for the year ended December 30, 1995 and increased by $26,000 for the year ended December 28, 1996.

      Gasoline is valued at the lower of FIFO cost or market.

      Property, Equipment and Leasehold Improvements--Property, equipment and leasehold improvements are stated at cost, which includes cost of construction, property taxes and interest incurred during development. Depreciation and amortization for financial reporting purposes are computed using the straight-line method based upon the following estimated useful lives in years:

   Buildings.......................................... 18-30
   Office and store equipment......................... 3-15
   Automotive equipment............................... 3-4
   Leasehold improvements, equipment and buildings     Shorter of the initial
    under lease....................................... lease term or estimated useful under lease life
                                                       of asset.

                         LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)

     Repairs and maintenance are charged to income; major expenditures for renewals and betterments are capitalized. When items of property are sold or otherwise disposed of, the related costs and accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are credited or charged to income.

     Investment in the Eli Witt Company--At December 30, 1995 and December 28, 1996, Lil' Champ owned less than 15% of the outstanding common stock of The Eli Witt Company, formerly known as Certified Grocers of Florida, Inc. Lil' Champ also did not have the ability to exert significant influence over the operations of Eli Witt. As a result, Lil' Champ accounted for its investment in Eli Witt under the cost method of accounting of accounting for investments. Writedowns of this investment are considered to be permanent diminutions in value.

     Goodwill--Goodwill is being amortized using the straight-line method over twenty-five years.

     Advertising Costs--Lil' Champ expenses advertising costs as incurred. For the years ended December 30, 1995 and December 28, 1996, advertising expense totaled approximately $490,000 and $454,000, respectively. There were no advertising costs reported as assets at December 30, 1995 or December 28, 1996.

     Leasing Arrangements--A substantial portion of Lil' Champ's operations are conducted in leased premises. Some leases on convenience store locations provide for a base rental amount per month and contingent additional rentals if an annual gross sales floor is exceeded. Renewal options generally provide for multiple terms of five years each and in some instances are at increased rentals. Some leases require Lil' Champ to pay real estate taxes and other expenses.

     Certain building and equipment leases have been capitalized and are being amortized over the shorter of the lease term or the estimated useful life of the asset. All other leases are accounted for as operating leases. In most cases, management expects that leases will be renewed or replaced by other leases in the normal course of business.

     Workers' Compensation Self-Insurance--Lil' Champ self-insures its exposure to workers' compensation claims up to certain limits. Lil' Champ records estimated liabilities based on currently available information. Ultimate claims and expenses may vary from the current estimates and as adjustments become necessary, they are recorded in earnings in the periods in which they become known.

     Group Health Self Insurance--Lil' Champ self-insures its group health insurance claims to certain limits per occurrence. Estimated liabilities are based on prior years' experience on claims and on current year fixed administrative costs.

     Income Taxes--Lil' Champ's parent files consolidated Federal income tax returns. For financial statement purposes, Lil' Champ determines its income tax liability and provisions using the separate return method.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


     Deferred income taxes are provided on temporary differences between the financial reporting and the tax basis of Lil' Champ's assets and liabilities.

     Deferred Income--Gains resulting from sale/leaseback transactions involving land and buildings have been deferred. Such gains are being amortized in proportion to the amortization of the leased asset, if a capital lease, or in proportion to the related gross rental charged to expense over the lease term, if an operating lease.

     Excise and Use taxes--Lil' Champ collects and remits various federal and state excise taxes on petroleum products. Sales and cost of sales included approximately $62,708,000 and $65,375,000 for the years ended December 30, 1995 and December 28, 1996, respectively.

     Sales and cost of sales included $49,495,000 and $48,099,000 of such taxes for the nine-months ended September 28, 1996 and September 27, 1997, respectively (unaudited).

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3--PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     A summary of property, equipment and leasehold improvements, net, follows (in thousands):

                                                       December 30, December 28,
                                                           1995         1996
                                                       ------------ ------------
   Land...............................................   $ 44,581     $ 44,894
   Buildings..........................................     30,172       29,000
   Store equipment....................................     26,327       34,539
   Leasehold improvements.............................      7,629        7,468
   Automotive equipment...............................        547          581
   Office equipment...................................        589          587
   Construction in progress...........................        238          285
                                                         --------     --------
                                                         $110,083     $117,354
                                                         ========     ========

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


4--LEASES

      Capital Leases--Minimum future lease payments under capital leases at December 28, 1996 are as follows (in thousands):

   Fiscal Year Ending:
     1997............................................................ $ 2,274
     1998............................................................   2,170
     1999............................................................   2,083
     2000............................................................   2,039
     2001............................................................   1,973
     Thereafter......................................................  10,750
                                                                      -------
   Total minimum lease payments......................................  21,289
   Less interest portion.............................................  (7,705)
                                                                      -------
   Present value of minimum lease payments (current portion of
    $1,037).......................................................... $13,584
                                                                      =======


      Operating Leases--Rent expense for the years December 30, 1995 and December 28, 1996 was approximately $7,935,000 and $8,552,000. Minimum annual rentals under noncancellable leases having an initial or remaining term of more than one year at December 28, 1996 are as follows (in thousands):

   Fiscal Year Ending:
     1997.............................................................  $ 4,672
     1998.............................................................    4,342
     1999.............................................................    3,995
     2000.............................................................    3,465
     2001.............................................................    2,756
     Thereafter.......................................................    9,865
                                                                        -------
       Total..........................................................  $29,095
                                                                        =======

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)

5--LONG-TERM DEBT

      At December 30, 1995 and December 28, 1996 long-term debt comprised the following (in thousands):

                                                            1995       1996
                                                          --------   --------
Borrowings under revolving credit agreement with Credit
 Lyonnais; interest is based on the New York interbank
 eurodollar market rate plus .4% (6.30% and 6.08% at
 December 30, 1995 and December 28, 1996); expiring
 January 31, 1997. Guaranteed by Docks de France,
 S.A. ..................................................   $ 6,000    $ 3,000
Note payable to bank under a commitment for total
 borrowings up to $8,000 at a variable rate (6.684% and
 6.50% at December 30, 1995 and December 28, 1996),
 payable in annual installments of 16.67% of the loan
 balance payable January 1996 and 1997 and the balance
 due January 1998; guaranteed by Docks de France,
 S.A. ..................................................     5,334      4,001
Borrowings under $20,000 revolving credit agreement with
 Credit Lyonnais; interest is based on the Paris
 Interbank Official Rate plus .25% (5.84% at
 December 28, 1996), maturing on June 8, 1998.
 Guaranteed by Docks de France, S.A. ...................               20,000
Borrowings under $15,000 revolving credit agreement with
 Societe Generale; interest is based on the New York
 interbank eurodollar market rate plus .35% (6.314% at
 December 30, 1995), guaranteed by Docks de France, S.A.
 On December 30, 1996 the Company secured a letter of
 intent to extend this credit facility for one year.....    11,000
Other notes and mortgages payable, generally due in
 monthly installments of principal plus interest at
 various rates and terms................................        69         49
                                                          --------   --------
                                                            22,403     27,050
Less current portion....................................    (4,353)    (4,355)
                                                          --------   --------
                                                           $18,050    $22,695
                                                          ========   ========

      The borrowings with Credit Lyonnais require Lil' Champ to obtain consent from Credit Lyonnais before paying any dividends.

      Because Lil' Champ has the ability and the intent to refinance $6,000,000 of borrowings from Docks de France, S.A. otherwise coming due during 1997, this amount has been reclassified from current liabilities to long-term as of December 28, 1996.

      Aggregate principal payments required on long-term debt during each of the fiscal years ending subsequent to December 28, 1996 are as follows (in thousands):

     Fiscal Year Ending In:
       1997............................................................ $  4,355
       1998............................................................   22,691
       1999............................................................        4
                                                                        --------
                                                                        $ 27,050
                                                                        ========

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


6--RELATED PARTY TRANSACTIONS

      Lil' Champ is a wholly-owned subsidiary of Docks U.S.A., Inc., and is an affiliate of Docks de France, S.A., the parent company of Docks U.S.A. Certain premises used by Lil' Champ in its operations are leased under arrangements with related parties. The related parties include Julian Jackson, a former owner and a director of Lil' Champ, L.L. and W.T. Huntley, former owners and consultants to Lil' Champ trusts controlled by Julian Jackson, Robert Jackson and Lester Jackson, brothers of an officer of Lil' Champ, Robert Duss, an attorney for Lil' Champ, and James Crowell, former Controller of Lil' Champ. Rental payments under such leases for the years ended December 30, 1995 and December 28, 1996 were approximately $2,417,000 and $2,582,000. Required future rentals, which relate to both capital and operating leases, at December 28, 1996 are as follows (in thousands):

     Fiscal Year Ending In:
       1997............................................................. $ 2,825
       1998.............................................................   2,813
       1999.............................................................   2,749
       2000.............................................................   2,672
       2001.............................................................   2,600
       Thereafter.......................................................  12,498
                                                                         -------
                                                                         $26,157
                                                                         =======

      Sunbelt Wholesale, a company controlled by Robert Jackson, furnishes certain supplies to Lil' Champ. Payments to Sunbelt Wholesale were approximately $2,233,000 and $2,102,000 for the years ended December 30, 1995 and December 28, 1996.

      Allsafe Security Systems, Inc. and Allsafe Paging Systems, Inc., companies controlled by Lester Jackson, supplies burglar alarms, security systems and an alerting system which allows mobility to store personnel. This equipment is subject to a monthly rental fee plus charges for initial installation and maintenance. Approximately $882,000 and $1,207,000 was expended for this service for the years ended December 30, 1995 and December 28, 1996.

      The $6,000,000 due to Docks de France, S.A. is payable June 25, 1997. Interest accrues at 6.6% per annum. Interest of $990,000 and $594,000 was paid for the years ended December 30, 1995 and December 28, 1996. See note 5 related to the classification of this amount.

      Lil' Champ paid Docks U.S.A., Inc. approximately $500,000 of service agreement fees for the years ended December 30, 1995 and December 28, 1996.

      During 1996, Lil' Champ entered into four sale-leaseback transactions with Julian Jackson or to affiliates and one with the spouse of an employee, whereby buildings with a net book value of $4,022,000 were sold to Mr. Jackson and the spouse of an employee for $4,176,000. These same properties were then leased back to Lil' Champ for a 15 year term. The leases require Lil' Champ to

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)

pay customary operating and repair expenses and contain renewal options at lease termination. Minimum annual rentals due to Mr. Jackson and the spouse of an employee under the leases total approximately $418,000 and $41,000, respectively. The leases were classified as capital leases, therefore the underlying property was capitalized and the obligation recognized. Lil' Champ recognized a gain of approximately $155,000 on the sale, $143,000 of which is deferred and is being amortized over the 15 year term of the related capital leases.

7--INCOME TAXES

      The provision for income taxes for the years ended December 30, 1995 and December 28, 1996 is comprised of the following (in thousands):

                                                                  1995    1996
                                                                 ------  ------
     Current:
       Federal.................................................. $4,897  $2,028
       State....................................................    832     346
                                                                 ------  ------
                                                                  5,729   2,374
                                                                 ------  ------
     Deferred:
       Federal..................................................   (634)  2,223
       State....................................................   (110)    384
                                                                 ------  ------
                                                                   (744)  2,607
                                                                 ------  ------
     Provision for income taxes................................. $4,985  $4,981
                                                                 ======  ======

      Income taxes, for the years ended December 30, 1995 and December 28, 1996, differ from the amount computed by applying the federal statutory corporate rate to earnings before income taxes. The amounts of such differences (in thousands) and the reasons are set forth in the table below:

                                                                  1995    1996
                                                                 ------  ------
     Provision based on federal income tax rate................. $4,240  $4,226
     State income taxes--net of federal income tax benefit......    580     481
     Nondeductible amortization.................................    267     267
     Other......................................................   (102)      7
                                                                 ------  ------
     Actual provision for income taxes.......................... $4,985  $4,981
                                                                 ======  ======

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


      The types of temporary differences and their related tax effects which create deferred tax liabilities at December 30, 1995 and December 28, 1996 are summarized below (in thousands):

                                                                  1995   1996
                                                                 ------ -------
     Deferred tax liabilities:
       Fixed asset basis differences............................ $7,960 $10,525
       Reserve for LIFO.........................................  1,821   1,582
       Deductible prepaids......................................  3,066   1,762
       Other....................................................            609
                                                                 ------ -------
                                                                 12,847  14,478
                                                                 ------ -------
     Deferred tax assets:
       Capital leases...........................................    853     874
       Writedown of investment in Eli Witt......................    516
       Self-insured liabilities.................................  3,719   3,454
       Other....................................................    216
                                                                 ------ -------
                                                                  5,304   4,328
                                                                 ------ -------
     Net deferred tax liability................................. $7,543 $10,150
                                                                 ====== =======

8--COMMITMENTS AND CONTINGENCIES

      Lil' Champ is a party to various lawsuits, threatened suits and claims. It is the opinion of management that the resolution of such matters will not have a material adverse effect on Lil' Champ's financial position or results of operations.

9--CASH FLOW

      Supplemental disclosure of noncash investing and financing activities (in thousands):

                                                                    1995  1996
                                                                    ---- ------
     Additional capital lease obligations on buildings............. $-0- $4,176
                                                                    ==== ======

10--RETIREMENT SAVINGS PLAN

      Lil' Champ has a 401(k) plan for all full-time employees who are 21 years of age or older and who have been employed one year with at least 1,000 hours of service. Participants can contribute 1% to 10% of their salary, not to exceed a maximum allowable contribution amount. Participant contributions are 100% vested. Distributions may be made at employment termination, retirement, or in the event participants are disabled or can demonstrate financial hardship. Lil' Champ matches an amount equal to 15% of the participants' contribution. The total contribution for the years ended December 30, 1995 and December 28, 1996 was $83,000 and $98,000.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


11--ENVIRONMENTAL MATTERS

      The ownership and/or operation of underground storage tanks is subject to federal, state and local laws and regulations.

      Prior to 1996, Lil' Champ was involved in evaluating and cleaning up environmental contamination caused by releases of petroleum products at its stores. The costs related to this process are reimbursable from state programs in both Florida and Georgia, which are funded from taxes and fees paid based on the purchase of petroleum products. As a result, Lil' Champ has recorded receivables for such reimbursements totaling $6,697,000 and $4,454,000 at December 30, 1995 and December 28, 1996 and $4,100,000 at September 27, 1997. Lil' Champ has not been able to reasonably estimate that amount which will be reimbursed by the state of Georgia; therefore, amounts expended for clean-up in Georgia have generally been expensed and although some portion of this amount may be reimbursed in the future Lil' Champ has not recorded a receivable for such amounts. Lil' Champ has provided an allowance on environmental receivables of $1,558,000 and $1,139,000 as of December 30, 1995 and December 28, 1996 and
$1,249,000 as of September 27, 1997. This allowance is an estimate of amounts that Lil' Champ has incurred that may not be reimbursed by the state of Florida and outside engineering firms and is based on historical experience of reimbursement from these entities. Amounts due from the State of Florida trust funds are expected to be collected by December 31, 1999. Amounts due from the State of Georgia are expected to be collected over the next two to four years.

      In prior years, Lil' Champ entered into agreements with outside engineering firms to assume the clean-up of contamination sites in Florida. Under these arrangements Lil' Champ was still responsible for the clean-up of the sites but Lil' Champ did not incur significant expenditures to complete the clean-up of existing sites. Lil' Champ had expended funds which were submitted to the State for reimbursement by the outside engineering firms. These amounts, which represent approximately 48% of the gross environmental receivable, will be reimbursed directly to the engineering firms who will in-turn reimburse Lil' Champ.

      During 1996, new legislation was enacted by the State of Florida which replaced the State's previous reimbursement program. All expenditures incurred through March 29, 1995 and submitted for reimbursement by December 31, 1996 will be evaluated and reimbursed on the same basis as prior submissions. Under the new legislation, the State has assumed the responsibility for clean-up of registered sites assessed and reported to the State under the previous program, but not yet remediated, exclusive of tank or other hardware replacement.

      Georgia Underground Storage Tank Fund--Remediation of contaminated sites in Georgia will be reimbursed under the state program for eligible costs to a maximum of $1,000,000 per site. A $10,000 deductible applies to each site. All Lil' Champ sites in Georgia qualify for coverage from this fund. Lil' Champ does not currently expect remediation at any of its sites to exceed $1,000,000 of coverage.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


      Florida Underground Storage Tank Fund--Remediation of contaminated sites in Florida is eligible for reimbursement under the state's program. For incidents discovered and reported to the state prior to July 1, 1992, the state will reimburse for all eligible remediation costs to a maximum of $1,000,000 per incident with an annual aggregate of $2,000,000 per facility. For incidents discovered from July 1, 1992 to June 30, 1993, the state will reimburse for all eligible reimbursement costs to a maximum of $1,000,000 subject to a $1,000 deductible. For incidents discovered from July 1, 1993 to December 31, 1993, the state will reimburse for all eligible reimbursement costs to a maximum of $1,000,000 subject to a $5,000 deductible. For incidents discovered from January 1, 1994 to December 31, 1996 the maximum reimbursement was reduced to $300,000 per site with a $10,000 deductible. For incidents discovered subsequent to December 31, 1996, the maximum reimbursement was reduced to $150,000 per site with a $10,000 deductible. For incidents discovered subsequent to December 31, 1998 no costs will be eligible for reimbursement under this program. Lil' Champ is responsible for all costs in excess of the state limits. Notwithstanding this schedule of limits, certain of the Lil' Champ sites are covered under the other Florida "trust fund" programs pursuant to which the state will pay all required costs.

      During 1997, in response to recent changes to State of Florida laws which limited the maximum coverage amounts of the Florida state trust funds, management of Lil' Champ engaged an independent environmental consulting firm to perform a comprehensive review of the status of its stores as it relates to environmental remediation. As a result, Lil' Champ recorded an environmental contamination charge of approximately $3,381,000. This charge relates to 50 stores and consists of trust fund and private insurance deductibles of $600,000 and clean-up costs for known and future discharges in excess of reimbursement limits set by state trust funds and private insurers of approximately $2,781,000. The charge was established on an undiscounted basis and has been reflected in the accompanying statement of operations for the nine-month period ended September 27, 1997 as a change in estimate. Costs relating to this charge are expected to be incurred over a one to five year period.

      In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities. Statement of Position 96-1 provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The provisions of this Statement of Position are effective for fiscal years beginning after December 15, 1996. Lil' Champ's management does not believe the adoption of this statement will have a material impact on Lil' Champ's financial statements.

                          LIL' CHAMP FOOD STORES, INC.
               (A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

              Years Ended December 30, 1995 and December 28, 1996
    (Unaudited as to September 28, 1996 and September 27, 1997 information)


12--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The methods and assumptions used to estimate the fair value of each class of financial instrument of Lil' Champ are as follows:

    . Long-term debt--The carrying amount of Lil' Champ's borrowings approximate fair value because the interest rates are based on floating rates identified by reference to market rates.

    . Due to Docks de France, S.A.--The fair values of Lil' Champ's account payable to Docks de France, S.A. are estimated based on current rates offered to the Company for debt of the same remaining maturities:

      The carrying amounts and fair values of long-term debt and Due to Docks de France at December 31, 1996 were as follows (in thousands):

                                                               Carrying  Fair
                                                                Amount   Value
                                                               -------- -------
       Long-term debt......................................... $27,050  $27,050
       Due to Docks de France, S. A. ......................... $ 6,000  $ 5,662

13--SUBSEQUENT EVENT (UNAUDITED)

      On October 23, 1997, The Pantry, Inc. purchased all of the capital stock of Lil' Champ for $132.7 million in cash and repaid all outstanding indebtedness of Lil' Champ.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Quick Stop Food Mart, Inc.
Fayetteville, North Carolina

      We have audited the accompanying balance sheets of Quick Stop Food Mart, Inc. as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Quick Stop Food Mart's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quick Stop Food Mart, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Cherry, Bekaert & Holland, L.L.P.

Fayetteville, North Carolina
March 6, 1998, except for Note 10,
as to which the date is February 24, 1999

                           QUICK STOP FOOD MART, INC.

                                 BALANCE SHEETS

                                                 December 31,        June 30,
                                            ----------------------- -----------
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (Unaudited)
                  ASSETS
                  ------
CURRENT ASSETS
  Cash and cash equivalents................ $ 1,489,685 $   930,995 $ 2,209,473
  Receivables (net of allowance for
   doubtful accounts of $30,000 in 1996 and
   $33,000 in 1997 and 1998)...............     971,690   1,241,442     965,351
  Inventories..............................   3,303,988   3,805,653   3,334,167
  Other current assets.....................     147,765     140,265     292,520
                                            ----------- ----------- -----------
      TOTAL CURRENT ASSETS.................   5,913,128   6,118,355   6,801,511
                                            ----------- ----------- -----------
PROPERTY AND EQUIPMENT
  Land and buildings.......................   6,794,281   9,615,335   9,912,660
  Store and office equipment...............  16,135,535  21,651,228  22,345,714
  Transportation equipment.................     937,019   1,026,034   1,094,310
  Leasehold improvements...................   2,575,573   3,117,212   3,277,948
  Construction-in-progress.................   2,308,181     137,347      23,006
                                            ----------- ----------- -----------
                                             28,750,589  35,547,156  36,653,638
    Less accumulated depreciation..........  12,826,346  14,609,791  16,071,013
                                            ----------- ----------- -----------
      NET PROPERTY AND EQUIPMENT...........  15,924,243  20,937,365  20,582,625
                                            ----------- ----------- -----------
OTHER NONCURRENT ASSETS....................   1,510,193   1,724,495   1,799,870
                                            ----------- ----------- -----------
                                            $23,347,564 $28,780,215 $29,184,006
                                            =========== =========== ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
CURRENT LIABILITIES
  Current portion of long-term debt........ $ 1,121,949 $   804,606 $ 5,941,863
  Line of credit...........................         --      600,000   1,300,000
  Bonds payable related party..............      25,829      25,829      25,829
  Accounts payable and accrued expenses....   7,750,842   7,995,854   7,788,880
                                            ----------- ----------- -----------
      TOTAL CURRENT LIABILITIES............   8,898,620   9,426,289  15,056,572
                                            ----------- ----------- -----------
LONG-TERM DEBT.............................   2,002,604   5,529,179         --
                                            ----------- ----------- -----------
      TOTAL LIABILITIES....................  10,901,224  14,955,468  15,056,572
                                            ----------- ----------- -----------
STOCKHOLDERS' EQUITY
  Common stock (par value $1). Authorized
   100,000 shares; issued and outstanding
   1,026 shares in 1996 and 1,078 shares in
   1997 and 1998...........................       1,026       1,078       1,078
  Additional paid-in capital...............     671,577     886,446     886,446
  Retained earnings........................  11,773,737  12,937,223  13,239,910
                                            ----------- ----------- -----------
      TOTAL STOCKHOLDERS' EQUITY...........  12,446,340  13,824,747  14,127,434
                                            ----------- ----------- -----------
                                            $23,347,564 $28,780,215 $29,184,006
                                            =========== =========== ===========

                         See Notes to Financial Statements

                           QUICK STOP FOOD MART, INC.

                              STATEMENTS OF INCOME

                                                                 Six Months Ended June
                                Years Ended December 31,                  30,
                         -------------------------------------- -----------------------
                             1995         1996         1997        1997        1998
                         ------------ ------------ ------------ ----------- -----------
                                                                (Unaudited) (Unaudited)
Revenues:
  Merchandise sales..... $ 54,465,453 $ 55,590,572 $ 62,411,823 $29,491,717 $30,036,745
  Gasoline sales .......   79,150,257   86,041,854   99,372,689  47,635,887  44,527,464
  Commissions...........      268,186      263,966      274,251     134,167     135,549
  Sundry income.........    1,583,258    1,672,132    2,444,771     960,360   1,223,067
                         ------------ ------------ ------------ ----------- -----------
  Total revenues........  135,467,154  143,568,524  164,503,534  78,222,131  75,922,825
                         ------------ ------------ ------------ ----------- -----------
Cost of goods sold:
  Merchandise...........   41,089,562   41,726,964   47,124,314  22,197,881  22,796,664
  Gasoline..............   69,970,070   78,161,250   89,978,556  43,747,671  40,494,066
                         ------------ ------------ ------------ ----------- -----------
  Total cost of goods
   sold.................  111,059,632  119,888,214  137,102,870  65,945,552  63,290,730
                         ------------ ------------ ------------ ----------- -----------
  Gross Profit..........   24,407,522   23,680,310   27,400,664  12,276,579  12,632,095
Operating and
 administrative
 expenses...............   21,639,341   21,812,494   24,569,641  11,878,685  11,278,924
                         ------------ ------------ ------------ ----------- -----------
  Income from
   operations...........    2,768,181    1,867,816    2,831,023     397,894   1,353,171
Other income............      407,372      466,743      254,463     184,370     149,516
                         ------------ ------------ ------------ ----------- -----------
  Net income............ $  3,175,553 $  2,334,559 $  3,085,486 $   582,264 $ 1,502,687
                         ============ ============ ============ =========== ===========




                       See Notes to Financial Statements

                           QUICK STOP FOOD MART, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              Years Ended December 31,
                         -------------------------------------  Six Months Ended
                            1995         1996         1997       June 30, 1998
                         -----------  -----------  -----------  ----------------
                                                                  (Unaudited)
COMMON STOCK
  Beginning of year..... $     1,023  $     1,023  $     1,026    $     1,078
  Additional shares
   issued (3 shares in
   1996 and 52 shares in
   1997)................         --             3           52            --
                         -----------  -----------  -----------    -----------
  End of year........... $     1,023  $     1,026  $     1,078    $     1,078
                         ===========  ===========  ===========    ===========
ADDITIONAL PAID-IN
 CAPITAL
  Beginning of year..... $   649,198  $   649,198  $   671,577    $   886,446
  Additions.............         --        22,379      214,869            --
                         -----------  -----------  -----------    -----------
  End of year........... $   649,198  $   671,577  $   886,446    $   886,446
                         ===========  ===========  ===========    ===========
RETAINED EARNINGS
  Beginning of year..... $ 9,236,916  $11,131,019  $11,773,737    $12,937,223
  Net income............   3,175,553    2,334,559    3,085,486      1,502,687
  Stockholder
   distributions........  (1,281,450)  (1,691,841)  (1,922,000)    (1,200,000)
                         -----------  -----------  -----------    -----------
  End of year........... $11,131,019  $11,773,737  $12,937,223    $13,239,910
                         ===========  ===========  ===========    ===========




                       See Notes to Financial Statements

                           QUICK STOP FOOD MART, INC.

                            STATEMENTS OF CASH FLOWS

                               Years Ended December 31,          Six Months Ended June 30,
                         --------------------------------------  ----------------------------
                            1995         1996          1997         1997         1998
                         -----------  -----------  ------------  -----------  ----------
                                                                 (Unaudited)  (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income............. $ 3,175,553  $ 2,334,559  $  3,085,486  $   582,264  $1,502,687
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities                                                             --
   Depreciation and
    amortization........   1,778,181    1,880,460     2,514,142    1,084,392   1,465,309
   (Gain) loss on
    disposal of property
    and equipment.......     (68,573)      17,114        89,722          --          --
   (Increase) decrease
    in receivables......      13,954      (53,488)     (269,752)      20,381     276,091
   (Increase) decrease
    in inventories......     119,566     (392,916)     (501,665)    (397,216)    471,486
   (Increase) decrease
    in other current
    assets..............    (248,229)      91,243         7,500      (36,576)   (152,255)
   (Increase) decrease
    in other noncurrent
    assets..............    (237,213)    (355,925)     (223,322)     142,680     (79,463)
   Increase (decrease)
    in accounts payable
    and accrued
    expenses............     436,565    1,253,749       245,012      355,484    (206,973)
                         -----------  -----------  ------------  -----------  ----------
     NET CASH PROVIDED
      BY OPERATING
      ACTIVITIES........   4,969,804    4,774,796     4,947,123    1,751,409   3,276,882
                         -----------  -----------  ------------  -----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Proceeds from sale of
  property and
  equipment.............     155,000       45,575     1,852,021          --          --
 Additions to property
  and equipment.........  (1,248,986)  (6,613,166)   (9,459,986)  (4,455,070) (1,106,482)
                         -----------  -----------  ------------  -----------  ----------
     NET CASH USED BY
      INVESTING
      ACTIVITIES........  (1,093,986)  (6,567,591)   (7,607,965) (4,455,070)  (1,106,482)
                         -----------  -----------  ------------  -----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Proceeds from issuance
  of debt...............   1,285,000          --     20,936,250    4,304,469     700,000
 Principal payments on
  debt..................  (2,202,716)    (461,494)  (17,127,019)    (254,765)   (391,922)
 Proceeds from sale of
  stock.................         --        22,382       214,921      214,921         --
 Stockholder
  distributions.........  (1,281,450)  (1,691,841)   (1,922,000)  (1,300,000) (1,200,000)
                         -----------  -----------  ------------  -----------  ----------
     NET CASH FLOWS
      PROVIDED (USED) BY
      FINANCING
      ACTIVITIES........  (2,199,166)  (2,130,953)    2,102,152    2,964,625    (891,922)
                         -----------  -----------  ------------  -----------  ----------
     NET INCREASE
      (DECREASE) IN CASH
      AND CASH
      EQUIVALENTS.......   1,676,652   (3,923,748)     (558,690)     260,964   1,278,478
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....   3,736,781    5,413,433     1,489,685    1,489,685     930,995
                         -----------  -----------  ------------  -----------  ----------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD................. $ 5,413,433  $ 1,489,685  $    930,995  $ 1,750,649  $2,209,473
                         ===========  ===========  ============  ===========  ==========
SUPPLEMENTAL CASH FLOW
 INFORMATION
 Interest paid.......... $   356,158  $   295,729  $    537,603  $   240,106  $  310,571
                         ===========  ===========  ============  ===========  ==========

                       See Notes to Financial Statements.

                           QUICK STOP FOOD MART, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

      Quick Stop Food Mart, Inc. operates convenience stores under the name of "Quick Stop" in North and South Carolina. Revenues are generated primarily by the sale of various merchandise and petroleum products to the general public.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Statements of Cash Flows

      For purposes of the statements of cash flows, Quick Stop considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Inventories

      Substantially all merchandise inventories are stated at the lower of cost or market using the retail last-in, first-out (LIFO) inventory method. Gasoline inventories are stated at the lower of cost or market using the LIFO method. The current cost of inventories valued under the first-in, first-out, (FIFO) method exceeded their LIFO carrying values by approximately $1,738,000, $1,717,000, and $1,717,000 at December 31, 1996 and 1997, and June 30, 1998
respectively.

Property and Equipment

      Property and equipment is stated at cost. Maintenance and repairs are charged to operations as incurred, and renewals and betterments are capitalized. Gains or losses on disposals are credited or charged to operations.

Depreciation

      Depreciation and amortization is charged to income over the estimated useful lives of assets using the straight-line method for financial statement purposes. The estimated useful lives are as follows:

       Buildings..................................................... 7-25 years
       Store and office equipment.................................... 3-10 years
       Transportation equipment...................................... 5 years
       Leasehold improvements........................................ 5-30 years

      Depreciation expense for the years ended December 31, 1995, 1996, and 1997 and for the 6-month periods ended June 30, 1997 and 1998, was $1,767,540, $1,869,819, $2,503,455, $1,079,072 and $1,461,222, respectively.

                           QUICK STOP FOOD MART, INC.

Stockholders' Equity

      All stockholders have equal voting rights according to the number of shares held. Distributions are primarily made to compensate for the individual tax impact of Subchapter "S" earnings passed through to each stockholder.

Excise and Use Taxes

      Quick Stop collects and remits various federal and state excise taxes on petroleum products. Sales and cost of sales included $24,910,081, $25,142,217, and $31,721,206 for the years ended December 31, 1995, 1996, and 1997, respectively.

      Sales and cost of sales included $15,148,212 and $14,052,868 of such taxes for the six-months ended June 30, 1997 and 1998, respectively (unaudited).

Advertising

      Quick Stop expenses advertising costs as incurred. Advertising costs for the years ended 1995, 1996 and 1997 were approximately $253,000, $299,000 and $207,000, respectively.

Income Taxes

      Quick Stop has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter "S" of the Internal Revenue code. Under those provisions, Quick Stop does not pay federal and state income taxes on its taxable income. Instead, the stockholders are liable for individual federal and state income taxes on their respective shares of Quick Stop's taxable income.

Profit-Sharing Plan

      Quick Stop sponsors a profit-sharing plan covering full-time employees who meet specified age and length of service requirements. Contributions are determined annually based on a percentage of net income as approved by the board of directors. Contributions amounted to $367,000 in 1995 $278,000 in 1996 and $386,000 in 1997. The board of directors intends to terminate the plan after receipt of a determination letter from the IRS. No contributions were made to the plan after December 31, 1997.

Environmental Remediation

      Quick Stop accrues environmental remediation costs if it is probable that an asset has been impaired or a liability incurred at the financial statement date and the amount can be reasonably estimated. At December 31, 1996 and 1997 and June 30, 1998, Quick Stop was not aware of any liability for environmental remediation costs nor was it aware of any environmental loss contingencies requiring accrual in accordance with Statement of Financial Accounting Standards No. 5 or Statement of Position 96-1. Therefore, no accruals were established.

Unaudited Interim Financial Statements

      The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

                           QUICK STOP FOOD MART, INC.

NOTE 2--CASH AND CASH EQUIVALENTS

      Quick Stop maintains cash and cash equivalent balances at several financial institutions in North and South Carolina. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996 and 1997, Quick Stop's uninsured bank balances totalled approximately $1,339,000 and $760,000, respectively.

NOTE 3--LINES OF CREDIT

      Quick Stop has entered into four credit line arrangements with a local bank providing maximum borrowings of $15,750,000. Amounts borrowed under these agreements are due on May 31, 1998 and require monthly interest payments at the prevailing prime rate minus 1/4%. On May 31, 1998, any unpaid principal balances shall be set up as a term note. The credit lines are guaranteed by related parties and secured by inventory, accounts receivable, and equipment.

      These credit lines and certain other long term debt obligations contain restrictions on the combined amounts of stockholders' compensation, dividends which may be paid, the issuance of additional debt, and other covenants. In addition, the loan agreements provide that certain financial ratios and other financial requirements be maintained.

      The lines of credit were renewed on May 31, 1998 for a year under the same terms. These obligations were repaid in full on July 2, 1998 in connection with the sale of assets (see Note 10).

      No advances were outstanding at December 31, 1996; advances outstanding at December 31, 1997, and June 30, 1998, totalled $600,000 and $1,300,000, respectively.

NOTE 4--BONDS PAYABLE RELATED PARTY

      Bonds payable related party includes obligations to majority stockholders that are due currently and includes interest at the applicable federal rate. The obligations are unsecured.

NOTE 5--LONG-TERM DEBT

      Long-term debt consists of the following:

                                                  December 31,
                                              ---------------------  June 30,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (Unaudited)
   Notes payable to individuals, due in
    monthly installments of $4,371 including
    interest at 7.5%; collateralized by
    deeds of trust..........................  $  221,146 $  184,016  $ 164,364
   Notes payable to bank, due in monthly
    installments of approximately $48,700
    plus interest ranging from the
    prevailing prime rate minus 1/4% to the
    prevailing prime rate plus 1/2%;
    collateralized by inventories, property
    and equipment, assignment of leases on
    certain properties, and deeds of trust..   2,535,298  5,950,639  5,667,300
   Note payable to bank, due in monthly
    installments of $15,747 including
    interest at 6.75%. The loan is
    collaterized by inventories and property
    and equipment...........................     368,109    199,130    110,199
                                              ---------- ----------  ---------
                                               3,124,553  6,333,785  5,941,863
   Less current installments................   1,121,949    804,606  5,941,863
                                              ---------- ----------  ---------
                                              $2,002,604 $5,529,179  $     --
                                              ========== ==========  =========

                           QUICK STOP FOOD MART, INC.

      Maturities of long-term debt at December 31, 1997, are as follows:

       December 31
       -----------
        1998.........................................................   $804,606
        1999.........................................................    697,313
        2000.........................................................  1,684,049
        2001.........................................................  1,611,178
        2002.........................................................  1,536,639
                                                                      ----------
                                                                      $6,333,785
                                                                      ==========

      Interest expense for years ended December 31, 1995, 1996 and 1997 totalled approximately $354,000, $293,000 and $553,000, respectively.

      In connection with the sale of assets and corporate dissolution described in Note 10, the notes payable balances outstanding at June 30, 1998, were repaid during 1998 and 1999. Accordingly, these balances have been reflected as current liabilities at June 30, 1998.

NOTE 6--STOCK OPTION PLANS

      In accordance with a non-qualified stock option plan for key employees, options have been granted to purchase 281 shares of common stock. The purchase price of these options are fixed at prices ranging from $4,000 to $7,461 per share.

      Options granted, exercised and canceled during 1995, 1996 and 1997 are as follows,

                                                                   December 31,
                                                                  --------------
                                                                  1995 1996 1997
                                                                  ---- ---- ----
       Options outstanding on January 1.......................... 148  148  145
       Granted................................................... --   --   --
       Exercised................................................. --     3   52
       Canceled.................................................. --   --   --
       Options outstanding at December 31........................ 148  145   93

      The weighted average exercise price for options outstanding at December 31, 1995, 1996 and 1997 was $6,175, $6,220 and $7,461. Options exercised during
1996 and 1997 had a weighted average exercise price of $4,000 in each year.

      All options outstanding at December 31, 1997, were exercised on July 1, 1998, for $7,461 per share, in connection with the sale of assets and corporate dissolution (see Note 10).

NOTE 7--STOCKHOLDER DISTRIBUTIONS

      During the years ended December 31, 1995, 1996, and 1997, and the six-month period ended June 30, 1998, Quick Stop made distributions to its stockholders of amounts estimated to compensate for the individual tax impact of Sub chapter "S" earnings passed through to each stockholder. Total distributions amounted to approximately $1,281,000, $1,692,000, $1,922,000, and $1,200,000 in each of the respective periods.

                           QUICK STOP FOOD MART, INC.

NOTE 8--SALE TO RELATED PARTY

      During 1997, Quick Stop sold land and buildings with a book value of approximately $1,697,000 to a company owned by the majority shareholders of Quick Stop, realizing a gain of approximately $5,000.

NOTE 9--COMMITMENTS AND CONTINGENT LIABILITIES

Lessee Arrangements

      Quick Stop conducts substantially all of its operations utilizing leased facilities. Some of the operating leases provide that Quick Stop pay taxes, maintenance and other occupancy expenses applicable to leased premises. Generally, the leases provide for renewal for various periods at stipulated rates. Some leases also provide for contingent rents, which are based on store sales. These contingent amounts are payable in addition to minimum rental payments.

      At December 31, 1997, minimum rental payments under noncancellable operating leases are as follows:

   Years Ending                                      Related Parties   Other
   ------------                                      --------------- ----------
    1998............................................   $ 1,505,118   $1,080,622
    1999............................................     1,505,118      879,891
    2000............................................     1,505,118      848,379
    2001............................................     1,505,118      705,236
    2002............................................     1,505,118      565,215
    Thereafter......................................     4,013,647    2,116,449
                                                       -----------   ----------
      Total minimum lease payments..................   $11,539,237   $6,195,792
                                                       ===========   ==========

      Rental expense charged to operations is summarized as follows:

                                                  Years Ended December 31,
                                              --------------------------------
                                                 1995       1996       1997
                                              ---------- ---------- ----------
   Minimum rentals under operating leases.... $2,469,107 $2,948,423 $3,125,215
   Contingent rentals under operating
    leases...................................     15,604     20,573     24,955
                                              ---------- ---------- ----------
                                              $2,484,711 $2,968,996 $3,150,170
                                              ========== ========== ==========

      The principal owners of Quick Stop and other companies which they own or with which they are associated are considered related parties. Rental expense listed above included minimum rental payments to related parties of approximately $1,466,000, $1,485,000 and $1,521,000 for years ended December 31, 1995, 1996 and 1997, respectively.

                           QUICK STOP FOOD MART, INC.

Lessor Arrangements

      Quick Stop subleases facilities to others primarily through noncancellable operating leases with terms ranging from five to twenty years. The following is a schedule of future minimum rental income for noncancellable operating leases with remaining terms of one year or more at December 31, 1997:

       Years Ending
       ------------
        1998........................................................ $  160,572
        1999........................................................    157,642
        2000........................................................    132,642
        2001........................................................    120,792
        2002........................................................    105,192
        Thereafter..................................................    452,890
                                                                     ----------
       Total minimum rental income.................................. $1,129,730
                                                                     ==========

      Quick Stop has guaranteed the repayment of principal and interest on certain obligations of a related corporation. These obligations are collateralized by all inventories and equipment of Quick Stop. At December 31, 1997 and June 30, 1998 such guarantees totalled approximately $3,300,000 and $3,150,000, respectively.

      At December 31, 1997 and June 30, 1998 Quick Stop had letters of credit outstanding totaling $350,000 and $250,000, respectively, which may be drawn upon to cover a corrective action arising from operating underground storage tanks and to cover workers' compensation claims.

      At December 31, 1997 and June 30, 1998 Quick Stop had contracted with outside parties for approximately $800,000 for various construction projects.

      Quick Stop is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly any future remediation and other compliance efforts, in the opinion of management, compliance with the present environmental protection laws will not have a material adverse effect on the financial position, competitive position, or capital expenditures of Quick Stop.

      Quick Stop is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of Quick Stop.

NOTE 10--SUBSEQUENT EVENT--SALE OF ASSETS AND CORPORATE DISSOLUTION

      Effective July 2, 1998, Quick Stop sold certain assets to The Pantry, Inc., including the operating assets of Quick Stop's seventy-five (75) convenience stores, inventory and the "Quick Stop" name. The sales price was $50,000,000 in cash, plus inventory at cost. Quick Stop retained primarily cash and cash equivalents, real estate and debt associated with the real estate.

      In connection with the acquisition, Quick Stop changed its name from "Quick Stop Food Mart, Inc." to "Southern Carolina Property, Inc." paid off all line of credit balances and equipment

                           QUICK STOP FOOD MART, INC.

loans outstanding at July 2, 1998, and negotiated long term real estate operating leases with The Pantry, Inc. In addition, certain operating lease obligations between Quick Stop and related parties were renegotiated between these related parties and The Pantry, Inc.

      All stock options outstanding at December 31, 1997, were exercised prior to July 2, 1998, for $7,461 per share.

      Effective January 29, 1999, the board of directors elected to dissolve Quick Stop and distribute all remaining assets and liabilities to the shareholders. Quick Stop is currently redeeding real estate and renegotiating mortgages associated with the real estate.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Express Stop, Inc.
Fayetteville, North Carolina

      We have audited the accompanying balance sheet of Express Stop, Inc. as of December 31, 1997, and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the representation of Express Stop's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Express Stop, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Griffin, Maxwell, & Frazelle,
                                           P.A.

Fayetteville, North Carolina
September 25, 1998

                               EXPRESS STOP, INC.

                                 BALANCE SHEETS
                             (dollars in thousands)

                                                    December 31, September 30,
                                                        1997         1998
                                                    ------------ -------------
                                                                  (Unaudited)
                      ASSETS
                      ------

CURRENT ASSETS
  Cash and cash equivalents (Note 2)...............    $1,654       $1,315
  Certificates of deposit..........................       279          283
  Accounts receivable: (Note 5)
    Trade..........................................        36           13
    Merchandise distributors.......................       353          158
    Credit cards...................................       190          252
  Inventories (Notes 3 and 5)......................     1,364        1,393
  Prepaid expenses and other.......................        34           86
                                                       ------       ------
      Total current assets.........................     3,910        3,500
                                                       ------       ------
LONG-TERM RECEIVABLES AND OTHER ASSETS
  Environmental remediation receivables (Note 11)..     1,100        1,100
  Advances to affiliated companies, unsecured......       116          251
  Investment in partnership (Note 4)...............       109          149
  Other (Note 12)..................................        77          185
                                                       ------       ------
                                                        1,402        1,685
                                                       ------       ------
PROPERTY AND EQUIPMENT (Note 5)
  Equipment........................................     4,387        4,146
  Vehicles.........................................       160          137
  Leasehold improvements...........................       914        1,026
  Construction and equipment installations in
   progress........................................       --           575
                                                       ------       ------
                                                        5,461        5,884
  Less accumulated depreciation and amortization...     3,337        3,271
                                                       ------       ------
                                                        2,124        2,613
                                                       ------       ------
                                                       $7,436       $7,798
                                                       ======       ======
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------

CURRENT LIABILITIES
  Current maturities of long-term debt (Note 5)....    $  177       $  532
  Accounts payable:
    Trade..........................................     2,151        1,751
    Other..........................................        69           60
  Accrued expenses:
    Salaries.......................................       185          102
    Profit sharing.................................        25          --
    Other..........................................        58           69
                                                       ------       ------
      Total current liabilities....................     2,665        2,514
                                                       ------       ------
LONG-TERM DEBT, less current maturities (Note 5)...     1,073          612
                                                       ------       ------
OTHER NONCURRENT LIABILITIES
  Environmental remediation liabilities (Note 11)..     1,100        1,100
  Deferred income, net (Note 7)....................        81           76
  Other............................................        56           56
                                                       ------       ------
                                                        1,237        1,232
                                                       ------       ------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 11)

STOCKHOLDERS' EQUITY
Common stock, par value $15 per share, authorized
 and issued 2,000 shares...........................        30           30
  Retained earnings................................     2,431        3,410
                                                       ------       ------
                                                        2,461        3,440
                                                       ------       ------
                                                       $7,436       $7,798
                                                       ======       ======

                       See Notes to Financial Statements.

                               EXPRESS STOP, INC.

                              STATEMENTS OF INCOME
                             (dollars in thousands)

                                                          Nine Months Ended
                                        ------------ ---------------------------
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
                                                      (Unaudited)   (Unaudited)
Revenues:
  Merchandise sales...................    $18,439       $13,630       $15,910
  Fuel sales (Note 6).................     29,984        22,631        20,384
  Video sales.........................      1,432         1,042         1,402
  Commissions and other (Note 10).....        347           176           233
                                          -------       -------       -------
                                           50,202        37,479        37,929
                                          -------       -------       -------
Cost of sales:
  Merchandise.........................     13,960        10,241        12,028
  Fuel (Note 6).......................     27,222        20,714        18,257
                                          -------       -------       -------
                                           41,182        30,955        30,285
                                          -------       -------       -------
    Gross Profit......................      9,020         6,524         7,644
                                          -------       -------       -------
Operating expenses: (Notes 7, 8, 9 and
 10)
  Store expenses......................      5,291         3,901         3,889
  General and administrative..........        851           611           721
  Depreciation and amortization.......        753           537           572
                                          -------       -------       -------
                                            6,895         5,049         5,182
                                          -------       -------       -------
Income from operations................      2,125         1,475         2,462
                                          -------       -------       -------
Financial revenue (expense):
  Interest and dividends..............         49            32            66
  Interest expense....................       (122)          (95)          (89)
  Gain on sale of equipment...........          5             7            48
  Equity in partnership earnings (Note
   4).................................         42            31            41
                                          -------       -------       -------
                                              (26)          (25)           66
                                          -------       -------       -------
Net income............................    $ 2,099       $ 1,450       $ 2,528
                                          =======       =======       =======

                       See Notes to Financial Statements.

                               EXPRESS STOP, INC.

                        STATEMENTS OF RETAINED EARNINGS
                             (dollars in thousands)

                                                         Nine Months Ended
                                                    ---------------------------
                                       December 31, September 30, September 30,
                                           1997         1997          1998
                                       ------------ ------------- -------------
                                                     (Unaudited)   (Unaudited)
Balance, beginning....................   $ 1,370       $1,370        $2,431
Net income............................     2,099        1,450         2,528
Less cash dividends on common stock,
 $519.00, $419.00, and $775.00 per
 share, respectively..................    (1,038)        (838)       (1,549)
                                         -------       ------        ------
Balance, ending.......................   $ 2,431       $1,982        $3,410
                                         =======       ======        ======



                       See Notes to Financial Statements.

                               EXPRESS STOP, INC.

                            STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                          Nine Months Ended
                                                     ---------------------------
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
                                                      (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Cash received from customers.........    $ 49,723     $ 36,881      $ 37,650
 Cash paid to suppliers and
  employees...........................     (47,037)     (35,676)      (35,393)
 Other operating revenue..............         347          175           233
 Interest and dividends received......          49           32            66
 Interest paid........................        (122)         (95)          (89)
                                          --------     --------      --------
   Net cash provided by operating
    activities........................       2,960        1,317         2,467
                                          --------     --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of certificates of deposit..        (161)        (161)           (4)
 Repayments by (advances to)
  affiliated companies................         (26)          90          (135)
 Purchase of property and equipment...        (689)        (512)       (1,124)
 Proceeds from sale of equipment......          19           47           111
 Partnership distributions received...          42           32             1
                                          --------     --------      --------
   Net cash used in investing
    activities........................        (815)        (504)       (1,151)
                                          --------     --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from long-term borrowings...         --           200           269
 Principal payments on long-term
  borrowings..........................         (81)         --            --
 Repayments to affiliates.............        (195)        (209)         (375)
 Dividend payments to shareholders....      (1,038)        (838)       (1,549)
                                          --------     --------      --------
   Net cash used in financing
    activities........................      (1,314)        (847)       (1,655)
                                          --------     --------      --------
Net increase (decrease) in cash and
 cash equivalents.....................         831          (34)         (339)
Cash and cash equivalents at beginning
 of period............................         823          823         1,654
                                          --------     --------      --------
Cash and cash equivalents at end of
 period...............................    $  1,654     $    789      $  1,315
                                          ========     ========      ========
RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
 Net income...........................    $  2,099     $  1,450      $  2,528
 Adjustments to reconcile net income
  to net cash provided by
  operating activities:
  Depreciation and amortization.......         773          537           572
  Distributive share of partnership
   income.............................         (42)         (31)          (41)
  Gain on sale of assets..............          (5)          (7)          (48)
  Change in assets and liabilities:
  Accounts receivable.................        (257)        (422)           19
  Inventory...........................        (208)        (227)          (29)
  Prepaid expenses....................          29           24           (52)
  Deposits............................         134          --            --
  Other assets........................         (43)         --             29
  Accounts payable....................         410           79          (389)
  Accrued expenses....................          37          (86)          (97)
  Deferred income.....................          33          --            (25)
                                          --------     --------      --------
   Net cash provided by operating
    activities........................    $  2,960     $  1,317      $  2,467
                                          ========     ========      ========

                       See Notes to Financial Statements

                               EXPRESS STOP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business:

      Express Stop, Inc.'s operations consist primarily of the operation of convenience stores located in North and South Carolina.

      A summary of Express Stop's significant accounting policies follows:

Estimates:

      The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Statements of cash flows:

      For purposes of the statements of cash flows, Express Stop considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Financial instruments:

      The carrying value of cash, receivables and accounts payable approximate fair value due to the short maturity of these instruments. The fair value of investment in partnership is not subject to estimation because of its illiquid nature. The fair values of long-term debt, which are approximately equal to their carrying values, are estimated based on interest rates commercially available for the same or similar debt.

Inventories:

      Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Property and equipment:

      Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is provided primarily by the use of accelerated methods over the estimated useful lives of the assets.

Impairment of assets:

      Express Stop reviews long-lived assets on a store-by-store basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation were required, the projected future undiscounted cash flows attributable to each store would be compared to the carrying value of the long-lived assets of that store to determine if a write-down to fair value is required.

                               EXPRESS STOP, INC.

Investment in partnership:

      Investment in partnership is accounted for using the equity method. The initial investment was recorded at cost. Subsequently, the carrying amount has been increased to reflect Express Stop's share of income, and has been reduced to reflect Express Stop's share of losses and cash distributions.


Advertising:

      Express Stop expenses advertising as incurred. Advertising expense was $57,000 for the year ended December, 31, 1997.

Income taxes:

      Express Stop, with the consent of its stockholders, has elected to be taxed under sections of the federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of Express Stop's items of income, deductions, losses and credits. Therefore, these statements do not include any provision for corporation income taxes.

Unaudited interim financial statements

      The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

NOTE 2--CASH

      Express Stop maintains cash deposits in several commercial banks. The amounts on deposit at December 31, 1997 exceeded the insurance limits provided by the Federal Deposit Insurance Corporation by approximately $1,667,000.

NOTE 3--INVENTORIES

      Inventories consist of the following: (in thousands)

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (Unaudited)
     Merchandise.....................................    $  987       $1,059
     Fuel............................................       377          334
                                                         ------       ------
                                                         $1,364       $1,393
                                                         ======       ======

                               EXPRESS STOP, INC.

NOTE 4--INVESTMENT IN PARTNERSHIP

      Express Stop owns a 50% interest in a general partnership (Mexican Express) which sells branded food items in two of Express Stop's store locations. Express Stop has included $43,000 of income in the statement of operations for the year ended December 31, 1997.

NOTE 5--LINE OF CREDIT AND LONG-TERM DEBT

      Express Stop, its stockholders and an affiliated partnership have been granted a financing arrangement which provides for

    . a term loan up to $1,700,000, payable $23,500 per month including interest

    . a term loan up to $950,000, payable $12,500 per month including interest

    . a term loan up to $750,000, payable $9,900 per month including interest

    . a line of credit of up to $500,000 payable accrued interest only per month with credit line due upon demand

      Interest on the first two advances is calculated at LIBOR rate plus 2.15%. Interest on the third and fourth advances is calculated at LIBOR rate plus 2.00%. Collateral includes equipment with a cost of $2,719,000 and a book value of $1,103,000, inventory with a book value of $575,000, accounts receivable of $288,000, deed of trust on property owned by affiliates, and the personal guarantee of the stockholders. Total advances to all parties to this agreement amounted to $1,805,000 as of December 31, 1997. All of these advances were made subject to the term loan agreements described above.

      Long-term debt consists of the following as of December 31, 1997: (in thousands)

     Outstanding advances under the above financing agreement...........  $1,190
     Note payable to bank, due in monthly installments of $435 including interest at 7.59% to September, 2006 collateralized by equipment with a book value of $61,000 and a deed of trust on real estate
      owned by the stockholders.........................................      33
     Note payable to utility company, due in monthly installments of
      $1,082 including interest at 7% to March, 2000. Collateralized by
      equipment with a book value of $22,000............................      27
                                                                          ------
                                                                           1,250
     Less current maturities............................................     177
                                                                          ------
                                                                          $1,073
                                                                          ======

      The prime rate of interest was 8.50% and the LIBOR rate was 5.95% as of December 31, 1997.

                               EXPRESS STOP, INC.

      Approximate principal maturities of long-term debt for the years following December 31, 1997 are as follows: (in thousands)

     1998................................................................   $177
     1999................................................................    192
     2000................................................................    197
     2001................................................................    210
     2002................................................................    227
     Later...............................................................    247
                                                                          ------
                                                                          $1,250
                                                                          ======

      As of September 30, 1998, Express Stop and its stockholders and affiliates had borrowed $750,000 subject to the term loan agreement described in 3) above and $500,000 subject to the line of credit described in 4) above, to finance the construction and equipping of two additional stores. (Unaudited)

NOTE 6--EXCISE AND USE TAXES

      Express Stop collects and remits various federal and state excise and use taxes on petroleum products. Sales and cost of sales included approximately $9,655,000 of such taxes for the year ended December 31, 1997.

      Sales and cost of sales included approximately $7,200,000 and $6,500,000 of such taxes, respectively, for the nine months ended September 30, 1997 and 1998. (Unaudited)

NOTE 7--DEFERRED INCOME

      Express Stop has received funds from a major oil company in conjunction with a modernization assistance program to help pay for new or newly modernized retail outlets. Express Stop opened one such outlet in 1994, two in 1996, and one in 1997. Amounts received are amortized over the terms of the modernization assistance program amortization and/or loan agreements, which range from 10 to 15 years. The unamortized amount is refundable to the oil company if Express Stop discontinues marketing the major brand of fuel or ceases to be an approved distributor for the major oil company. As of December 31, 1997 accumulated amortization was $12,500, and $7,000 was credited to expense in 1997.

NOTE 8--DEFINED CONTRIBUTION RETIREMENT PLAN

      Express Stop has adopted a defined contribution retirement plan covering all employees who have completed three years of service. Contributions totaled $25,000 for the year ended December 31, 1997.

NOTE 9--LEASE COMMITMENTS AND RENTAL EXPENSE

      Express Stop leases store buildings, land, store equipment and office facilities under operating leases. The real estate leases require the payment by Express Stop of property taxes, utilities and routine maintenance.

                               EXPRESS STOP, INC.

      Rent expense for operating leases of real estate and equipment amounted to $725,000 and $257,000, respectively for the year ended December 31, 1997.

      Future minimum lease payments as of December 31, 1997 for operating leases with an initial or remaining term in excess of one year are as follows:
(in thousands)

                                                           Real Estate Equipment
                                                           ----------- ---------
     1998.................................................   $  700      $160
     1999.................................................      521       107
     2000.................................................      437         7
     2001.................................................      437       --
     2002.................................................      408       --
     Thereafter...........................................    2,031       --
                                                             ------      ----
                                                             $4,534      $274
                                                             ======      ====

NOTE 10--RELATED PARTY TRANSACTIONS

      The majority of the above leases are with the stockholders or with entities controlled by the stockholders. Rents paid under these real estate and equipment leases amounted to $583,000 and $195,000, respectively for the year ended December 31, 1997.

      Commissions and other income include $80,000 paid to Express Stop by entities controlled by the stockholders, for accounting, data processing and administrative services provided.

NOTE 11--COMMITMENTS AND CONTINGENCIES

      The State of South Carolina Administrative Law Judge Division has affirmed a decision by the Department of Revenue to revoke the business license of one of Express Stop's stores because of an alleged violation of the South Carolina Video Games Machine Act. Express Stop has appealed this action, and the order has been stayed by the Court of Common Pleas for Richmond County, South Carolina. No further action has been taken or is expected, and Express Stop does not anticipate that any material loss will be incurred.

      The South Carolina Department of Health and Environmental Control has made inquiries about a third party settlement received by Express Stop for damages incurred by the faulty supply and installation of petroleum tanks and equipment at one of its stores. The purpose of the inquiry is to determine if any outside funding source would have to be exhausted prior to payment of future remediation costs at this site. No action has been taken or is expected to be commenced, and Express Stop intends to vigorously contest this matter if it is asserted in the future. Express Stop has deferred $56,000 of the settlement received from the third party. Legal counsel has estimated that the potential loss, although unlikely, could range from $0 to $82,000 in excess of the deferral.

      Express Stop is involved in certain other legal proceedings arising in the course of normal business activities. In the opinion of management, the ultimate settlement of these proceedings will not have a material adverse effect on the financial statements.

      The shareholders have contracted for the construction of two new store buildings in the total amount of $1,335,000. None of these funds were expended as of December 31, 1997.

                               EXPRESS STOP, INC.

      Express Stop is subject to Federal and state environmental laws and regulations governing the use and maintenance of underground storage tanks. These laws and regulations require expenditures for compliance, and establish requirements for the installation and upgrading of tank systems, continual monitoring and inspection, recordkeeping, identification of leaking or otherwise defective tank systems, and possible corrective actions.

      The Environmental Protection Agency has required that leak detection procedures be implemented at all stores, and that corrosion protection and overfill/spill prevention devices be installed by the end of 1998. Express Stop anticipates that it will meet the 1998 deadline for all of its underground storage tanks.

      North and South Carolina have established trust funds for the sharing, recovery, and reimbursement of costs incurred as a result of releases from underground storage tanks. The Company participates in these programs by virtue of the payment of registration fees on each underground storage tank and taxes on the purchase of motor fuels. The trust funds essentially provide insurance of up to $1,000,000 per site for cleanup of environmental contamination, exclusive of per-site deductibles, contamination which occurred prior to the establishment of the trusts, and the removal and disposal of defective underground storage tanks.

      As of December 31, 1997, Express Stop is responsible for the remediation of contamination at six sites. $1,100,000 has been accrued for these estimated future remediation costs, which includes the costs of remediation, tank removal (2 sites) and potential litigation (1 site). The cost estimate is predicated on management's evaluation of the effect of presently enacted laws and regulations, cleanup and removal technology which is currently in existence, and currently available facts. Express Stop's policy is to expense all deductibles from trust funds and private insurers as incurred. To date, all deductibles for current claims have been paid. The remaining costs accrued and the related receivable are undiscounted because the timing and amounts of future payments and receipts are uncertain. Based on presently enacted laws and regulations, the current classification and priority of the contaminated sites, management's evaluation of the financial viability of its insurance carriers, and prior reimbursement experience from trust funds, Express Stop expects to be able to recoup all of these estimated expenditures from either trust funds ($750,000) or insurance carriers ($350,000), should they be incurred.

      Although Express Stop is not aware of releases or contamination at other locations which it operates, any such event could require material remediation costs, some or all of which may not be reimbursable from trust funds, insurance or other third parties.

NOTE 12--SUBSEQUENT EVENTS

      In May 1998, Express Stop sold its store operation located in Mebane, North Carolina to an unrelated third party. The sales price was $240,000 for fixtures and equipment and $50,000 for inventory, and a gain of $33,000 was realized upon completion of the transaction. Express Stop took a note receivable from the buyer, collateralized by a security agreement on the assets acquired, in the amount of $145,000, repayable in sixty monthly installments of $2,940 including interest at 8.00%.

                               EXPRESS STOP, INC.

      At September 25, 1998, Express Stop has reached an agreement in principal to sell substantially all of its operating assets to The Pantry, Inc. The sales price is $20,300,000 plus the cost of inventory acquired. $2,500,000 of the purchase price is subject to an escrow agreement until March 1999, and may be forfeited upon the occurrence of specific events or conditions relating to the operating of video poker machines in the State of South Carolina.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Miller Enterprises, Inc. and
Peninsular Petroleum Company:

   We have audited the accompanying combined balance sheets of Miller Enterprises, Inc. and Peninsular Petroleum Company, (Florida corporations) as of April 2, 1997 and April 1, 1998 and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended April 1, 1998. These financial statements are the responsibility of Miller Enterprises' and Peninsular Petroleum's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miller Enterprises, Inc. and Peninsular Petroleum Company as of April 2, 1997 and April 1, 1998, and the results of their operations and their cash flows for each of the three years in the period ended April 1, 1998 in conformity with generally accepted accounting principles.

   As explained in Note 1 and Note 5 to the financial statements, previously issued financial statements were restated to reclassify receivables due from stockholders as a deduction of stockholders' equity.

/s/ ARTHUR ANDERSEN LLP

Jacksonville, Florida

June 4, 1999

                          MILLER ENTERPRISES, INC. AND

                          PENINSULAR PETROLEUM COMPANY

                            COMBINED BALANCE SHEETS
              APRIL 2, 1997, APRIL 1, 1998, AND DECEMBER 30, 1998

                                        April 2,      April 1,    December 30,
                                          1997          1998          1998
                                      ------------  ------------  ------------
                                                                  (Unaudited)
               ASSETS
               ------
Current Assets
  Cash and cash equivalents.........  $ 13,905,044  $ 12,282,797  $ 10,648,576
  Accounts and notes receivable.....     3,846,452     4,878,095     5,507,034
  Inventories.......................     7,401,844     4,659,131     5,862,141
  Prepaid expenses and other........     1,383,597     1,605,777     1,854,862
                                      ------------  ------------  ------------
    Total current assets............    26,536,937    23,425,800    23,872,613
                                      ------------  ------------  ------------
Property and equipment..............    42,230,649    44,624,853    52,203,049
  Less accumulated depreciation.....   (23,183,642)  (19,728,258)  (21,393,897)
                                      ------------  ------------  ------------
  Property and equipment, net.......    19,047,007    24,896,595    30,809,152
                                      ------------  ------------  ------------
Other assets:
  Note receivable from related
   party............................           --            --      1,272,595
  Other assets......................       438,181       172,985     2,161,993
                                      ------------  ------------  ------------
    Total other assets..............       438,181       172,985     3,434,588
                                      ------------  ------------  ------------
    Total assets....................  $ 46,022,125  $ 48,495,380  $ 58,116,353
                                      ============  ============  ============

    LIABILITIES AND STOCKHOLDERS'
               EQUITY
    -----------------------------

Current liabilities:
  Accounts payable..................  $ 13,341,528  $ 10,205,305  $ 12,542,871
  Income taxes payable..............     3,409,519     3,461,841     3,069,184
  Accrued payroll expenses..........       872,192       680,124       853,973
  Accrued self-insurance reserves...     1,613,670     1,564,454     1,026,754
  Other accrued expenses and
   liabilities......................     3,084,949     2,330,980     3,134,328
  Current portion of long-term
   debt.............................     1,071,270     1,238,976     1,530,675
                                      ------------  ------------  ------------
    Total current liabilities.......    23,393,128    19,481,680    22,157,785
Long-term debt, less current
 portion............................     7,645,975     6,602,138     9,762,094
Other noncurrent liabilities........     1,507,965     2,270,353     5,426,394
                                      ------------  ------------  ------------
    Total liabilities...............    32,547,068    28,354,171    37,346,273
                                      ------------  ------------  ------------
Commitments and contingencies (Notes
 1, 7, 8, 9, 10, and 12)
Stockholders' equity:
  Capital stock.....................     6,877,922     6,163,314     6,163,314
  Additional paid-in capital........       749,577     1,019,663     1,019,663
  Retained earnings.................    10,360,729    17,627,285    18,371,490
  Receivables due from
   stockholders.....................    (4,513,171)   (4,669,053)   (4,784,387)
                                      ------------  ------------  ------------
    Total stockholders' equity......    13,475,057    20,141,209    20,770,080
                                      ------------  ------------  ------------
Total liabilities and stockholders'
 equity.............................  $ 46,022,125  $ 48,495,380  $ 58,116,353
                                      ============  ============  ============

 The accompanying notes are an integral part of these combined balance sheets.

                          MILLER ENTERPRISES, INC. AND
                          PENINSULAR PETROLEUM COMPANY

                         COMBINED STATEMENTS OF INCOME

      For the Years Ended March 27, 1996, April 2, 1997, and April 1, 1998 and For the Nine Months Ended December 25, 1997 and December 30, 1998

                                       Years Ended                      Nine Months Ended
                          ----------------------------------------  --------------------------
                           March 27,      April 2,      April 1,    December 25,  December 30,
                              1996          1997          1998          1997          1998
                          ------------  ------------  ------------  ------------  ------------
                                                                           (Unaudited)
Revenues:
  Merchandise sales.....  $136,626,214  $148,222,390  $122,554,607  $ 97,853,788  $ 80,886,319
  Gasoline sales........   113,623,513   139,233,090   145,186,322   108,962,544   106,293,593
  Commissions...........     2,843,857     2,740,526     2,720,675     2,027,707     1,609,443
  Other.................        99,110       139,981       138,745       130,073       151,792
                          ------------  ------------  ------------  ------------  ------------
    Total revenues......   253,192,694   290,335,987   270,600,349   208,974,112   188,941,147
                          ------------  ------------  ------------  ------------  ------------
Cost of sales:
  Merchandise...........    93,672,065   100,427,933    79,136,610    65,137,202    50,700,620
  Gasoline..............    98,232,796   122,936,536   126,285,061    94,925,918    91,656,914
                          ------------  ------------  ------------  ------------  ------------
    Total cost of
     sales..............   191,904,861   223,364,469   205,421,671   160,063,120   142,357,534
                          ------------  ------------  ------------  ------------  ------------
Gross Profit............    61,287,833    66,971,518    65,178,678    48,910,992    46,583,613
                          ------------  ------------  ------------  ------------  ------------
Operating Expenses:
  Store expenses........    41,483,791    44,727,224    42,205,094    33,468,781    31,760,582
  General and
   administrative
   expenses.............    13,044,366    14,739,025    15,540,929     9,755,926    10,772,133
  Depreciation and
   amortization.........     3,327,063     3,276,034     3,153,420     2,284,203     2,552,342
                          ------------  ------------  ------------  ------------  ------------
    Total operating
     expenses...........    57,855,220    62,742,283    60,899,443    45,508,910    45,085,057
                          ------------  ------------  ------------  ------------  ------------
Income from operations..     3,432,613     4,229,235     4,279,235     3,402,082     1,498,556
Other Income (Expenses):
  Interest income.......        12,456        78,312       267,129       127,395        92,975
  Interest expense......      (517,408)     (457,480)     (389,641)     (295,641)     (223,091)
  Gain on sale of fixed
   assets...............       425,219        97,229    10,639,819    10,639,819           --
  Other (expense)
   income...............        30,874       129,991      (237,274)     (149,081)       66,138
                          ------------  ------------  ------------  ------------  ------------
    Total other
     (expense) income...       (48,859)     (151,948)   10,280,033    10,322,492       (63,978)
                          ------------  ------------  ------------  ------------  ------------
Income before income
 taxes..................     3,383,754     4,077,287    14,559,268    13,724,574     1,434,578
Income tax expense......     1,186,206     1,463,472     5,472,857     5,340,591       425,322
                          ------------  ------------  ------------  ------------  ------------
Net income..............  $  2,197,548  $  2,613,815  $  9,086,411  $  8,383,983  $  1,009,256
                          ============  ============  ============  ============  ============
Pro forma tax adjustment
 on
 S Corporation income...       103,739       108,100       150,330        60,863       126,990
                          ------------  ------------  ------------  ------------  ------------
Pro forma net income....  $  2,093,809  $  2,505,715  $  8,936,081  $  8,323,120  $    882,266
                          ============  ============  ============  ============  ============

   The accompanying notes are an integral part of these combined statements.

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
      For The Years Ended March 27, 1996, April 2, 1997, and April 1, 1998

                                         Miller Enterprises, Inc.
                  ---------------------------------------------------------------------------
                                          Class A          Class B                               Peninsular
                   Preferred Stock      Common Stock    Common Stock  Additional  Receivable    Common Stock
                  -------------------  ---------------  -------------  Paid-In     Due from    --------------  Retained
                  Shares     Amount    Shares   Amount  Shares Amount  Capital   Stockholders  Shares Amount   Earnings
                  -------  ----------  -------  ------  ------ ------ ---------- ------------  ------ ------- -----------
Balance at March
 29, 1995.......  695,860  $6,958,620  277,938  $2,779  16,251  $163  $  464,295 $(3,840,361)  10,000 $10,000 $ 6,250,133
Net income......      --          --       --      --      --    --          --          --       --      --    2,197,548
Shareholder
 distributions..      --          --       --      --      --    --          --          --       --      --     (105,000)
Purchase and
 retirement of
 stock..........   (3,955)    (39,550)  (1,541)    (15)    --    --          --          --       --      --      (56,450)
Issuance of
 common stock...      --          --       --      --    2,032    20     105,293         --       --      --          --
Advances to
 Stockholders...                                                                    (535,646)
                  -------  ----------  -------  ------  ------  ----  ---------- -----------   ------ ------- -----------
Balance at March
 27, 1996.......  691,905   6,919,070  276,397   2,764  18,283   183     569,588  (4,376,007)  10,000  10,000   8,286,231
Net income......      --          --       --      --      --    --          --          --       --      --    2,613,815
Shareholder
 distributions..      --          --       --      --      --    --          --          --       --      --     (450,000)
Purchase and
 retirement of
 stock..........   (5,412)    (54,120)  (1,581)    (16)    --    --          --          --       --      --      (89,317)
Issuance of
 common stock...      --          --       --      --    4,092    41     179,989         --       --      --          --
Advances to
 Stockholders...                                                                    (137,164)
                  -------  ----------  -------  ------  ------  ----  ---------- -----------   ------ ------- -----------
Balance at April
 2, 1997........  686,493   6,864,950  274,816   2,748  22,375   224     749,577  (4,513,171)  10,000  10,000  10,360,729
Net income......      --          --       --      --      --    --          --          --       --      --    9,086,411
Shareholder
 distributions..      --          --       --      --      --    --          --          --       --      --     (650,000)
Purchase and
 retirement of
 stock..........  (71,441)   (714,410) (23,668)   (237)    --    --          --          --       --      --   (1,169,855)
Issuance of
 common stock...      --          --       --      --    3,972    39     270,086         --       --      --          --
Advances to
 Stockholders...                                                                    (155,882)
                  -------  ----------  -------  ------  ------  ----  ---------- -----------   ------ ------- -----------
Balance at April
 1, 1998........  615,052  $6,150,540  251,148  $2,511  26,347  $263  $1,019,663 $(4,669,053)  10,000 $10,000 $17,627,285
                  =======  ==========  =======  ======  ======  ====  ========== ===========   ====== ======= ===========
                     Total
                  ------------
Balance at March
 29, 1995.......  $ 9,845,629
Net income......    2,197,548
Shareholder
 distributions..     (105,000)
Purchase and
 retirement of
 stock..........      (96,015)
Issuance of
 common stock...      105,313
Advances to
 Stockholders...     (535,646)
                  ------------
Balance at March
 27, 1996.......   11,411,829
Net income......    2,613,815
Shareholder
 distributions..     (450,000)
Purchase and
 retirement of
 stock..........     (143,453)
Issuance of
 common stock...      180,030
Advances to
 Stockholders...     (137,164)
                  ------------
Balance at April
 2, 1997........   13,475,057
Net income......    9,086,411
Shareholder
 distributions..     (650,000)
Purchase and
 retirement of
 stock..........   (1,884,502)
Issuance of
 common stock...      270,125
Advances to
 Stockholders...     (155,882)
                  ------------
Balance at April
 1, 1998........  $20,141,209
                  ============


   The accompanying notes are an integral part of these combined statements.

                          MILLER ENTERPRISES, INC. AND

                          PENINSULAR PETROLEUM COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

     FOR THE YEARS ENDED MARCH 27, 1996, APRIL 2, 1997, AND APRIL 1, 1998,

     AND FOR THE NINE MONTHS ENDED DECEMBER 25, 1997, AND DECEMBER 30, 1998

                                      Years Ended                     Nine Months Ended
                          --------------------------------------  --------------------------
                           March 27,    April 2,      April 1,    December 25,  December 30,
                             1996         1997          1998          1997          1998
                          -----------  -----------  ------------  ------------  ------------
                                                                         (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income.............  $ 2,197,548  $ 2,613,815  $  9,086,411  $  8,383,983  $ 1,009,256
                          -----------  -----------  ------------  ------------  -----------
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in )
  operating activities:
   Depreciation and
    amortization........    3,327,063    3,276,034     3,153,420     2,284,203    2,552,342
   Deferred income tax
    (benefit)
    provision...........     (622,904)    (169,655)    1,119,392     1,475,811      543,451
   Gain on sales of
    assets..............     (425,219)     (97,229)  (10,639,819)  (10,639,819)         --
   Loss on investment in
    Eli Witt Company....          --       743,757           --            --           --
   Stock issued as
    compensation........      105,313      180,030       270,125           --           --
   Changes in assets and
    liabilities:
     Accounts and notes
      receivable........      269,538   (1,462,545)   (1,031,643)    1,289,534     (628,939)
     Inventories........     (616,684)    (402,283)      417,273       227,096   (1,203,010)
     Prepaid expenses
      and other assets..      (10,376)     361,022      (250,447)   (1,284,745)  (2,397,682)
     Accounts payable...      847,906    2,029,929    (3,136,223)   (4,415,711)   2,337,566
     Accrued expenses
      and other
      liabilities.......    2,128,656     (830,598)     (691,580)     (466,093)   2,941,115
                          -----------  -----------  ------------  ------------  -----------
      Total
       adjustments......    5,003,293    3,628,462   (10,789,502)  (11,529,724)   4,144,843
                          -----------  -----------  ------------  ------------  -----------
      Net cash provided
       by (used in)
       operating
       activities.......    7,200,841    6,242,277    (1,703,091)   (3,145,741)   5,154,099
                          -----------  -----------  ------------  ------------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from sales of
  assets................    1,161,579      768,010    15,225,292    15,018,477       11,833
 Purchases of property
  and equipment.........   (6,497,411)  (2,332,016)  (11,382,933)   (6,492,767)  (9,749,027)
 Proceeds from sale of
  investment in Eli Witt
  Company...............          --       750,000           --            --           --
                          -----------  -----------  ------------  ------------  -----------
      Net cash (used in)
       provided by
       investing
       activities.......   (5,335,832)    (814,006)    3,842,359     8,525,710   (9,737,194)
                          -----------  -----------  ------------  ------------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal payments on
  long-term debt........   (3,517,902)  (2,552,850)   (1,071,131)   (6,013,846)    (119,379)
 Borrowings on long-term
  debt..................    3,738,944    2,382,978           --            --     3,571,034
 Shareholder
  distributions.........     (105,000)    (450,000)     (650,000)     (650,000)    (375,000)
 Purchase and retirement
  of stock..............      (96,015)    (143,453)   (1,884,502)   (1,884,502)         --
 Advances to
  Stockholders..........     (535,646)    (137,164)     (155,882)     (102,873)    (127,781)
                          -----------  -----------  ------------  ------------  -----------
      Net cash provided
       by (used in)
       financing
       activities.......     (515,619)    (900,489)   (3,761,515)   (8,651,221)   2,948,874
                          -----------  -----------  ------------  ------------  -----------
NET INCREASE (DECREASE)
 IN CASH................    1,349,390    4,527,782    (1,622,247)   (3,271,252)  (1,634,221)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............    8,027,872    9,377,262    13,905,044    13,905,044   12,282,797
                          -----------  -----------  ------------  ------------  -----------
CASH AND CASH
 EQUIVALENTS, end of
 period.................  $ 9,377,262  $13,905,044  $ 12,282,797  $ 10,633,792  $10,648,576
                          ===========  ===========  ============  ============  ===========
SUPPLEMENTAL
 DISCLOSURES:
 Income taxes paid......  $   990,219  $ 2,446,000  $  4,815,500  $  3,165,500  $ 1,424,000
                          ===========  ===========  ============  ============  ===========
 Interest paid..........  $   490,067  $   403,499  $    392,714  $    295,941  $   222,563
                          ===========  ===========  ============  ============  ===========
NONCASH INVESTING
 ACTIVITY:
 Purchase of property
  and equipment for note
  payable...............  $       --   $       --   $    195,000  $    195,000  $       --
                          ===========  ===========  ============  ============  ===========
 Sale of property and
  equipment for note
  receivable............  $   108,028  $       --   $        --   $        --   $ 1,272,595
                          ===========  ===========  ============  ============  ===========

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                March 27, 1996, April 2, 1997, and April 1, 1998

1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description and Principles of Combination

      These financial statements are the combined financial statements of Miller Enterprises, Inc. and Peninsular Petroleum Company (an S corporation). These entities are combined as they are under common control by a group of related parties. Miller Enterprises, Inc. currently owns and operates convenience stores throughout central Florida. Peninsular Petroleum Company operates a petroleum-shipping business, where approximately 95% of its shipping is derived from the convenience stores owned by Miller Enterprises. All intercompany transactions are eliminated in the combination. On January 28, 1999, the shareholders of Miller Enterprises and Peninsular Petroleum sold the stock of Miller Enterprises and Peninsular Petroleum and certain real property owned by other related entities to Lil' Champ Food Stores, Inc., a subsidiary of The Pantry, a convenience store company headquartered in Sanford, North Carolina (Note 11).

Fiscal Year-Ends and Combined Periods

      Miller Enterprises operates under a 52- to 53-week fiscal year. The fiscal years ended March 27, 1996, April 2, 1997, and April 1, 1998 were comprised of 52 weeks, 53 weeks, and 52 weeks, respectively. Peninsular operates on a calendar year basis. For purposes of the combination, the calendar years ended December 31, 1995, 1996, and 1997 were combined with Miller Enterprises's fiscal years ended March 27, 1996, April 2, 1997, and April 1, 1998, respectively.

Unaudited Financial Statements

      In the opinion of management, the unaudited statements of income and cash flows for the nine months ended December 25, 1997 and December 30, 1998 and the unaudited balance sheet as of December 30, 1998 include all adjustments (which include only normal recurring adjustments) necessary to present the financial position and results of operations and cash flows for those periods in accordance with generally accepted accounting principles.

Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

      Cash and cash equivalents generally consist of cash held at banks and money market instruments with original maturity dates of less than three months.

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                March 27, 1996, April 2, 1997, and April 1, 1998

Inventories

      Inventories are stated at the lower of cost or market, which is defined as net realizable value. Cost is determined using the last-in, first-out ("LIFO") method for merchandise inventories and the first-in, first-out ("FIFO") method for gasoline and other inventories. Such inventory value is approximately $4,800,000 and $2,596,000 for merchandise inventories and $2,602,000 and $2,063,000 for gasoline and other inventories as of April 2, 1997 and April 1, 1998, respectively. Merchandise inventories would have been $3,442,000 and $2,254,000 higher if the FIFO method was used in 1997 and 1998 respectively. Net income of approximately $814,000, was recorded in fiscal 1998 as a result of the liquidation of LIFO inventory quantities.

Property and Equipment

      Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following useful lives:

     Buildings............................... 15-30 years
     Furniture and equipment................. 7-10 years
     Leasehold improvements, equipment under  Shorter of initial lease term or lease..................................  estimated useful life of asset

      The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any gain or loss from sale or retirement of property and equipment is recognized in the accompanying statements of income. Maintenance and repair costs are charged to expense as incurred, and major renewals and betterments are capitalized.

      Property and equipment and other long-lived assets are evaluated periodically for other than temporary impairment. If circumstances suggest that their values may be impaired and the related write-downs would be material, an assessment of recoverability is performed prior to any write-down of the asset.

Investment in Eli Witt Company

      Miller Enterprises owned 139,393 shares (17.6%) of Series A nonvoting preferred stock and 139,393 shares (17.6%) of Series C nonvoting preferred stock of Eli Witt Company, a subsidiary of Culbro Corporation. This investment was accounted for on the cost method of accounting. The Company recorded no income or loss on this investment until the fiscal year ended April 2, 1997 when on April 24, 1996, the Company sold 75,272 shares of the Series A preferred stock to a third party for $750,000, resulting in a gain of $45,755. Subsequently, later that year Eli Witt went bankrupt and the remaining investment was written off resulting in a loss of $743,757.

Income Taxes

      Miller records deferred tax assets and liabilities based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the periods in which the particular deferred tax asset or liability is expected to be settled or realized.

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

               March 27, 1996, April 2, 1997, and April 1, 1998

      Peninsular Petroleum is an S corporation, and accordingly, does not provide for federal or state income taxes. Each shareholder in this entity reports their share of the profits and losses, and federal and state income taxes are computed on each shareholders' total income from all sources.
Pro forma income tax expense is disclosed on the combined income statement assuming the same effective rate as Miller Enterprises.

Excise and Use Taxes

      Miller Enterprises collects and remits various federal, state and county excise and use taxes on petroleum products. Sales and cost of sales included approximately $40,880,000, $45,700,000 and $50,490,000 for the years ended
March 27, 1996, April 3, 1997 and April 1, 1998, respectively. Sales and cost of sales included approximately $37,030,000 and $43,610,000 of such taxes respectively, for the nine months ended December 25, 1997 and December 30, 1998.

Self-Insurance Reserves

      Miller Enterprises is partially self-insured for workers' compensation and has included reserves estimated by a third-party administrator and a third-party actuary, in current and other noncurrent liabilities in the accompanying combined balance sheets of approximately $1,981,000, and $1,637,000 for 1997 and 1998, respectively. Miller Enterprises also has related receivables, included in accounts and notes receivable in the accompanying combined balance sheets, from the State of Florida Disability Fund in the amounts of approximately $647,000 and $818,000 for 1997 and 1998, respectively.

Advertising Costs

      Miller Enterprises expenses all advertising costs as incurred. Advertising costs expensed for the three fiscal years ended March 27, 1996, April 2, 1997 and April 1, 1998 were approximately $590,000, $700,000 and $590,000 respectively.

Fair Market Value of Financial Instruments

      The carrying value of Miller's financial instruments, including cash and cash equivalents, short-term accounts and notes receivable, and accounts payable, approximate their fair value due to the short-term nature of these assets and liabilities. The carrying value of long-term debt approximates fair value as the related interest rates are based on the prime rate. The carrying value of the note receivable from related party approximates its fair value due to its original maturity period of 13 months and the fact that it was distributed to selling shareholders in January 1999 (see Note 12).

Reclassifications

      Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation. Also, previously issued financial statements were restated to reclassify receivables due from stockholders from other assets to a deduction of stockholders' equity. (See Note 5.)

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

               March 27, 1996, April 2, 1997, and April 1, 1998

2. PROPERTY AND EQUIPMENT

      Property and equipment consist of the following as of April 2, 1997 and April 1, 1998:

                                                         1997         1998
                                                      -----------  -----------
   Land.............................................. $ 1,616,671  $ 4,521,630
   Buildings.........................................     535,950      523,455
   Equipment and fixtures............................  22,902,401   21,619,208
   Construction in progress..........................   1,591,983    2,662,241
   Leasehold improvements............................  15,583,644   15,298,319
                                                      -----------  -----------
                                                       42,230,649   44,624,853
   Less accumulated depreciation and amortization.... (23,183,642) (19,728,258)
                                                      -----------  -----------
                                                      $19,047,007  $24,896,595
                                                      ===========  ===========

3. NOTE RECEIVABLE FROM RELATED PARTY

      The note receivable from related party was a note for certain real estate assets sold at book value which management estimates to be fair value to a real estate partnership in which the selling shareholders are Partners. The note calls for full payment of the principal balance on September 30, 1999 and charges interest to the partnership of 5.35% per annum.

4.  LONG-TERM DEBT

      At April 2, 1997 and April 1, 1998, long-term debt consisted of the following (the prime rate at April 1, 1998 was 8.5%):

                                                           1997        1998
                                                        ----------  ----------
   Revolving line of credit payable to bank with
    interest at prime, providing borrowings up to
    $5,000,000, maturing April 30, 1999, unsecured..... $5,000,000  $5,000,000
   Notes payable to a bank in equal monthly
    installments aggregating $66,223, including
    interest ranging from the prime rate to the prime
    rate plus .75%, collateralized by equipment........  2,298,544   1,618,322
   Other notes, generally due in monthly installments
    of principal plus variable interest rates ranging
    from the prime rate to the prime rate plus .5% or a
    fixed interest rate of 8.75%.......................  1,418,701   1,222,792
                                                        ----------  ----------
                                                         8,717,245   7,841,114
   Less current maturities............................. (1,071,270) (1,238,976)
                                                        ----------  ----------
                                                        $7,645,975  $6,602,138
                                                        ==========  ==========

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                March 27, 1996, April 2, 1997, and April 1, 1998

      Peninsular Petroleum has an unsecured line of credit of $500,000. Interest on the unpaid balance accrues at the bank's prime rate and is paid monthly. No amount was outstanding at April 1, 1998 and April 2, 1997.

      Certain of Miller Enterprises' and Peninsular Petroleum's debt agreements contain restrictive financial covenants, including minimum current ratio, tangible net worth, debt to net worth, and debt service coverage, all as defined in the agreements.

      The scheduled annual maturities of long-term debt are as follows as of April 1, 1998:

       1999.......................................................... $1,238,976
       2000..........................................................  5,820,805
       2001..........................................................    494,481
       2002..........................................................    105,072
       2003..........................................................     79,273
       Thereafter....................................................    102,507
                                                                      ----------
         Total....................................................... $7,841,114
                                                                      ==========

5. STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

      At April 2, 1997 and April 1, 1998, individual equity and capital accounts of Miller Enterprises and Peninsular Petroleum were as follows:

                                                         1997         1998
                                                      -----------  -----------
Miller Enterprises, Inc.:
  Preferred stock, $10 par value; 760,000 shares
   authorized, 686,493 and 615,052 shares issued and
   outstanding in 1997 and 1998, respectively........ $ 6,864,950  $ 6,150,540
  Class A common stock, $.01 par value; 2,500,000
   shares authorized, 274,816 and 251,148 shares
   issued and outstanding in 1997 and 1998,
   respectively......................................       2,748        2,511
  Class B common stock, $.01 par value; 2,500,000
   shares authorized, and 22,375 and 26,347 shares
   issued and outstanding in 1997 and 1998,
   respectively......................................         224          263
  Additional paid-in capital.........................     749,577    1,019,663
  Retained earnings..................................   9,819,653   17,345,741
  Receivables due from stockholders..................  (4,513,171)  (4,669,053)
                                                      -----------  -----------
                                                      $12,923,981  $19,849,665
                                                      ===========  ===========
Peninsular Petroleum Company:
  Common stock, $1 par value; 10,000 shares
   authorized, issued and outstanding................ $    10,000  $    10,000
  Retained earnings..................................     541,076      281,544
                                                      -----------  -----------
                                                      $   551,076  $   291,544
                                                      ===========  ===========
    Total combined stockholders' equity.............. $13,475,057  $20,141,209
                                                      ===========  ===========

      Receivables from stockholders are classified as a deduction from stockholders' equity, as there were no repayment terms and these receivables were subsequently distributed to stockholders. (See Note 12.)

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                March 27, 1996, April 2, 1997, and April 1, 1998

6. INCOME TAXES

      The components of income tax expense (benefit) for the years ended March 27, 1996, April 2, 1997, and April 1, 1998 are summarized below:

                                                 1996        1997        1998
                                              ----------  ----------  ----------
   Current:
     Federal................................. $1,544,691  $1,394,429  $3,720,658
     State...................................    264,419     238,698     632,807
                                              ----------  ----------  ----------
                                               1,809,110   1,633,127   4,353,465
                                              ----------  ----------  ----------
   Deferred:
     Federal.................................   (531,718)   (144,858)    966,463
     State...................................    (91,186)    (24,797)    152,929
                                              ----------  ----------  ----------
                                                (622,904)   (169,655)  1,119,392
                                              ----------  ----------  ----------
                                              $1,186,206  $1,463,472  $5,472,857
                                              ==========  ==========  ==========

      As of April 2, 1997 and April 1, 1998, deferred tax (liabilities) assets are comprised of the following:

                                                         1997         1998
                                                      -----------  -----------
   Depreciation...................................... $  (736,986) $  (986,025)
   Deferred gain on sale of assets...................         --      (961,060)
   Other.............................................    (343,079)    (204,839)
                                                      -----------  -----------
     Deferred tax liabilities........................  (1,080,065)  (2,151,924)
                                                      -----------  -----------
   Accrued compensation..............................     376,645      469,445
   Insurance reserves................................     626,667      422,226
   Environmental expenses............................      59,856      113,857
   Other.............................................      60,456       70,563
                                                      -----------  -----------
     Deferred tax assets.............................   1,123,624    1,076,091
                                                      -----------  -----------
                                                      $    43,559  $(1,075,833)
                                                      ===========  ===========

      As of April 2, 1997 and April 1, 1998, net current deferred income tax assets totaled $700,963 and $490,686, respectively, and net noncurrent deferred income tax liabilities totaled $(657,404) and $(1,566,519), respectively. All deferred tax assets are considered to be realizable due to projected future taxable income; thus, no valuation allowance has been recorded.

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                March 27, 1996, April 2, 1997, and April 1, 1998

      Reconciliation of income taxes at the federal statutory rate (34%) to actual taxes for the years ended March 27, 1996, April 2, 1997 and April 1, 1998 provided are as follows:

                                              1996        1997        1998
                                           ----------  ----------  ----------
   Tax provision at federal statutory
    rate.................................. $1,150,476  $1,386,277   5,095,744
   Tax provision at state rate, net of
    federal income tax benefit............    122,830     148,006     492,467
   Effect of S corporation income.........   (103,739)   (108,100)   (150,330)
   Permanent differences:
     Other................................     16,637      37,289      34,976
                                           ----------  ----------  ----------
                                           $1,186,206  $1,463,472  $5,472,857
                                           ==========  ==========  ==========

7. OPERATING LEASES

      Miller Enterprises leases all of its convenience stores, of which approximately 60% are leased from related parties. Lease terms generally range up to 15 years, with options to renew for additional 5-year periods. Certain of the leases provide for contingent rentals based on sales in excess of stipulated amounts or based on increases in the costs of insurance or taxes.

      Future minimum rental commitments under noncancelable operating leases as of April 1, 1998 are as follows:

                                              Total Lease             Net Lease
                                              Obligations Subleases  Obligations
                                              ----------- ---------- -----------
   1999...................................... $ 7,788,946 $  340,463 $ 7,448,483
   2000......................................   8,008,866    266,023   7,742,843
   2001......................................   6,231,174    250,023   5,981,151
   2002......................................   5,540,094    246,526   5,293,568
   Thereafter................................  27,251,519    806,290  26,445,229
                                              ----------- ---------- -----------
                                              $54,820,599 $1,909,325 $52,911,274
                                              =========== ========== ===========

      For the fiscal years ended March 27, 1996, April 2, 1997, and April 1, 1998, total rental expense included in store expenses was approximately $6,711,636, $7,970,000, and $8,666,000, respectively. Rental expense paid to related parties and stockholders was approximately $3,050,000, $4,480,000, and $4,872,000 in 1996, 1997, and 1998, respectively.

8. EMPLOYEE BENEFIT PLANS

Retirement Plans

      Miller Enterprises sponsors a 401(k) and profit-sharing plan and an employee stock ownership plan covering eligible employees. With respect to employer contributions, participants in the plans vest after five years of service. On December 18, 1997, the trustees approved the termination and liquidation of the employee stock ownership plan and the purchase by Miller Enterprises of all capital stock owned by the employee stock ownership plan at its fair value. Miller Enterprises purchased 71,441 shares of its preferred stock and 23,668 shares of its Class A common

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                March 27, 1996, April 2, 1997, and April 1, 1998

stock in connection with the termination and liquidation of the ESOP. Miller Enterprises purchased the preferred stock and the Class A common stock based on fair value as determined by independent appraisal. The amount of the repurchase price of the shares in excess of par value was recorded as a reduction of retained earnings. Miller matches 50% of employee contributions to the 401(k) up to 6% of the employee's salary. Miller Enterprises contributed approximately $208,000, $252,000, and $271,000 for the years ended March 27, 1996, April 2,
1997, and April 1, 1998, respectively. Peninsular Petroleum also sponsors a 401(k) plan covering eligible employees. Matching contributions to this plan were not significant.

Incentive Cash/Restricted Stock Bonus Plan

      Miller Enterprises sponsors an annual achievement based incentive cash/restricted stock bonus plan whereby Miller Enterprises may award cash or Class B (restricted voting rights) common stock to key employees based on a percentage of earnings each year, as defined in the bonus plan. Miller Enterprises applies the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees, in accounting for its stock based awards. Accordingly, for the three years ended March 27, 1996, April 2, 1997 and April 1, 1998, Miller Enterprises issued 2,633, 4,092 and 3,972 shares of Class B common stock under the provisions of this plan at no cost to the employees and recorded expense for all shares issued of approximately $105,000, $180,000, and $270,000, based on fair value of the stock as valued by independent appraisal of $40, $44 and $68 per share at March 27, 1996, April 2, 1997 and April 1, 1998, respectively. As of the years ended April 2, 1997 and April 1, 1998, Miller Enterprises had awarded 22,375 and 26,347 shares of
Class B stock under the provisions of this plan. Subsequent to year end, on January 26, 1999 all shares in this plan were repurchased at fair value based on the purchase price by the Company and retired. In connection with this transaction approximately $2.0 million of compensation expense was recognized which represents the difference between the fair value on January 26, 1999 and the original compensation cost for shares outstanding under this plan that were still restricted.

9. ENVIRONMENTAL COMPLIANCE

      The ownership and/or operation of underground gasoline storage tanks is subject to federal, state, and local laws and regulations.

      Miller Enterprises meets federal and state financial responsibility requirements through the retention of third-party insurance coverage. In addition, Miller Enterprises' facilities are generally covered under the State of Florida's superfund. Miller Enterprises has an agreement with an environmental consulting and engineering firm whereby the firm will make contamination assessments, prepare contamination reports, and manage site remediation activities and required agency coordination for the Miller Enterprises' properties. The Firm will provide all labor, materials, supplies, equipment, transportation, and supervision required to perform the rehabilitation services. Under the terms of the agreement, the firm is paid solely by reimbursement from the State of Florida's superfund.

      For situations not covered by this agreement, Miller Enterprises determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably

           MILLER ENTERPRISES, INC. AND PENINSULAR PETROLEUM COMPANY

                March 27, 1996, April 2, 1997, and April 1, 1998
estimated. The estimated liability is not discounted. As of March 27, 1996, April 2, 1997 and April 1, 1998 Miller Enterprises had recorded liabilities of approximately $394,000, $460,000, and $300,000 related to environmental remediation and tank closure costs on approximately 15 to 20 sites not covered by this agreement that are included in other accrued expenses and liabilities on the balance sheet.

10. LITIGATION

      In the normal course of conducting business, Miller Enterprises and Peninsular Petroleum are involved in various routine claims, disputes, and litigation. In the opinion of management, the resolution of these claims, disputes, and litigation as of period-end will not have a material adverse effect on the financial position, results of operations, or liquidity of Miller Enterprises and Peninsular Petroleum.

11. GAIN ON SALE OF ASSETS

      On September 24, 1997, Miller Enterprises reached an agreement to sell certain store assets consisting primarily of inventory and property and equipment to SuperValu Operations, Inc. for net cash proceeds of $15.1 million, resulting in a pre-tax gain of approximately $10.5 million. The net book value of these assets was approximately $4.1 million. Revenues of approximately $54.9 million, $55.8 million, and $25.5 million, gross profit of approximately $12.2 million, $13.2 million, and $6.3 million, and operating income (including depreciation expense) of approximately $2.3 million, $2.8 million, and $1.3 million relating to these stores are included in the results of operations of Miller Enterprises, Inc. included in the combined statements of income for the years ended March 27, 1996, April 2, 1997, and April 1, 1998, respectively.

12. SUBSEQUENT EVENT

      On January 28, 1999, the shareholders of Miller Enterprises and Peninsular Petroleum sold the stock of Miller Enterprises and Peninsular Petroleum and certain real property owned by other related entities to Lil' Champ Food Stores, Inc., a subsidiary of The Pantry, a convenience store company headquartered in Sanford, North Carolina, for $82,000,000, subject to adjustment in accordance with the terms of the purchase agreement. Per the purchase agreement, certain assets amounting to approximately $7,700,000 were distributed to the shareholders of Miller Enterprises prior to the transaction and all of the outstanding debt of Miller Enterprises and the debt related to the real property purchased from the other related entities was repaid. The assets distributed to the shareholders of Miller Enterprises prior to the sale of the stock of Miller Enterprises to Lil' Champ Food Stores consisted of receivables due from stockholders, life insurance policies and the note receivable from a related real estate partnership.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of The Pantry, Inc.
Sanford, North Carolina

      We have audited the accompanying statement of net assets acquired from Miller Brothers and Circle Investments, Ltd. as of Janaury 28, 1999, by The Pantry, Inc. This statement is the responsibility of The Pantry, Inc.'s management. Our responsibility is to express an opinion on the statement based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the accompanying statement of net assets acquired presents fairly, in all material respects, the net assets acquired as of January 28, 1999 by The Pantry, Inc. from Miller Brothers and Circle Investments, Ltd., in conformity with generally accepted principles.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 30, 1999

                                THE PANTRY, INC.

                     STATEMENT OF NET ASSETS ACQUIRED FROM
                  MILLER BROTHERS AND CIRCLE INVESTMENTS, LTD.
                             As of January 28, 1999
                                 (in thousands)

Assets acquired:
  Land.................................................................  $19,608
  Buildings............................................................   29,060
                                                                        --------
Total assets acquired..................................................   48,668
Deferred income taxes..................................................    2,218
                                                                        --------
Net assets acquired.................................................... $ 46,450
                                                                        ========




            See accompanying notes to statement of assets acquired.

                                THE PANTRY, INC.

                   NOTES TO STATEMENT OF NET ASSETS ACQUIRED
                             As of January 28, 1999

1. Background

      On January 28, 1999, The Pantry, Inc. acquired the real estate assets of Miller Brothers and Circle Investments, Ltd., in connection with the acquisition of 100% of the outstanding capital stock of Miller Enterprises, Inc. Miller Enterprises, Inc. is a leading operator of convenience stores, operating 121 stores located in central Florida and operated under the name "Handy Way". The assets acquired from Miller Brothers and Circle Investments, Ltd., represent real estate, including land and buildings, leased to and used in the convenience store operations of Miller Enterprises, Inc.

      The accompanying statement relates solely to the net assets acquired by The Pantry and is not intended to represent the complete financial position of Miller Brothers and Circle Investments.

2. Summary of Significant Accounting Policies

      The Miller acquisition, including the net assets acquired from Miller Brothers and Circle Investments, has been accounted for using purchase accounting. In accordance with Accounting Principles Board Opinion No. 16, Business Combinations ("APB 16"), the acquired assets have been recorded at their fair values at the date of acquisition, utilizing internal and third-party appraisals.

      Deferred income taxes have been provided for the difference between the tax basis of the assets ($43,124,000, as established in the acquisition agreement) and the fair value of the assets determined in accordance with APB 16.

      The preliminary purchase price allocation for the Miller acquisition results in estimated goodwill of $19,760,000. Such estimate is subject to change pending completion of appraisals and other final allocations related to Miller Enterprises, Inc. For purposes of the accompanying statement of net assets acquired, no goodwill has been allocated, pending the finalization of the fair values of the assets and liabilities acquired of Miller Enterprises, Inc.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. Actual amounts could differ from these estimates.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Taylor Oil Company

      We have audited the accompanying statement of assets sold of Taylor Oil Company as of December 31, 1998 and the related statements of income from retail operations and cash flows from retail operations for the three years ended December 31, 1998. These statements are the responsibility of Taylor Oil Company. Our responsibility is to express an opinion on these statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying statements were prepared to present the assets of Taylor Oil Company as of December 31, 1998 which were sold to The Pantry, Inc. on February 25, 1999, pursuant to the purchase agreement described in Note 4, and the income and cash flows from the retail operations of Taylor Oil Company for the three years ended December 31, 1998. These statements are not intended to be a complete presentation of the financial position, results of operations and cash flows of Taylor Oil Company.

      In our opinion, the accompanying statement of assets sold presents fairly, in all material respects, the assets of Taylor Oil Company as of December 31, 1998 which were sold to The Pantry, Inc. on February 25, 1999, and the income and cash flows from retail operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Edwards, Falls & Renegar, P.L.L.C.

Winston-Salem, North Carolina

February 12, 1999

                               TAYLOR OIL COMPANY

                            STATEMENT OF ASSETS SOLD
                               December 31, 1998

Current assets:
  Cash............................................................... $   70,350
  Receivables........................................................    702,068
  Inventories (Note 2)...............................................  2,706,987
  Prepaid expenses...................................................     60,676
                                                                      ----------
    Total current assets.............................................  3,540,081
                                                                      ----------
Equipment, net (Note 3)..............................................  5,398,019
                                                                      ----------
Total assets sold.................................................... $8,938,100
                                                                      ==========



        The accompanying notes are an integral part of these statements.

                               TAYLOR OIL COMPANY

                  STATEMENTS OF INCOME FROM RETAIL OPERATIONS

                                                 Years Ended December 31,
                                          --------------------------------------
                                              1996         1997         1998
                                          ------------ ------------ ------------
Revenues
  Merchandise sales...................... $ 22,707,097 $ 22,661,868 $ 25,586,745
  Petroleum sales........................  104,428,629   96,059,829   83,054,192
  Commissions............................      137,711      142,569      267,518
                                          ------------ ------------ ------------
    Total revenues.......................  127,273,437  118,864,266  108,908,455
                                          ------------ ------------ ------------
Cost of sales
  Merchandise............................   15,874,846   15,453,283   17,022,253
  Petroleum..............................   94,458,961   85,047,451   72,855,822
                                          ------------ ------------ ------------
    Total cost of sales..................  110,333,807  100,500,734   89,878,075
                                          ------------ ------------ ------------
Gross profit.............................   16,939,630   18,363,532   19,030,380
                                          ------------ ------------ ------------
Operating expenses
  Store expenses.........................   11,142,200    9,777,086    9,946,725
  Store expenses--related parties........    1,196,982    1,187,408    1,188,978
  General and administrative expenses....    1,887,641    1,932,235    1,926,520
  Impairment of long-lived assets........      261,319           --      187,761
  Depreciation...........................    1,139,265    1,365,436    1,399,534
                                          ------------ ------------ ------------
    Total operating expenses.............   15,627,407   14,262,165   14,649,518
                                          ------------ ------------ ------------
Net income from retail operations........ $  1,312,223 $  4,101,367 $  4,380,862
                                          ============ ============ ============



        The accompanying notes are an integral part of these statements.

                               TAYLOR OIL COMPANY

                STATEMENTS OF CASH FLOWS FROM RETAIL OPERATIONS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                Year Ended December 31,
                                           -----------------------------------
                                              1996        1997         1998
                                           ----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income from retail operations........ $1,312,223  $ 4,101,367  $4,380,862
 Adjustments to reconcile net income to
  net cash provided by retail operations
  Impairment of long-lived assets.........    261,319          --      187,761
  Depreciation............................  1,139,265    1,365,436   1,399,534
  (Gain) loss on sale of equipment........    (23,799)      34,848       7,283
  Provision for environmental expenses....     65,708        2,415      42,803
 Changes in operating assets and
  liabilities
  Receivables and prepaids................    (76,707)     211,697      94,905
  Inventories.............................   (623,352)     470,145     501,096
  Accounts payable........................  1,063,344   (1,002,313)   (784,605)
  Accrued expenses........................   (995,384)     684,334     224,769
                                           ----------  -----------  ----------
 Net cash provided by retail operations... $2,122,617  $ 5,867,929  $6,054,408
                                           ==========  ===========  ==========


        The accompanying notes are an integral part of these statements.

                               TAYLOR OIL COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

      The balance sheet as presented includes only the assets of Taylor Oil as of December 31, 1998, which were sold to The Pantry, Inc. on February 25, 1999 (see Note 4). The accompanying statements of income and cash flows include only items applicable to the retail operations which were sold. Because not all of Taylor Oil's assets, liabilities, income, expenses and sources and uses of cash are included, these statements are not intended to be a complete presentation of the financial position, results of operations and cash flows of Taylor Oil in accordance with generally accepted accounting principles.

Organization:

      Taylor Oil Company is engaged primarily in retail sales of petroleum products and convenience items through stores located in North Carolina and Virginia.

Cash equivalents:

      Taylor Oil Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories:

      Inventories are valued at the lower of cost or market with cost determined by the last-in, first-out (LIFO) method.

Depreciation:

      Depreciation expense is computed using the straight-line method over the estimated useful lives of five to seven years.

Long-lived assets:

      In accordance with SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, assets held and used by Taylor Oil Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of particular assets may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows of the individual stores and consolidated undiscounted net cash flows for long lived assets not identifiable to individual stores.

Environmental cleanup matters:

      Taylor Oil Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Taylor Oil determines its liability on a site by site basis and records an undiscounted liability when it is probable and can be reasonably estimated. Estimated costs are reduced by anticipated reimbursements from state administered trust funds.

                               TAYLOR OIL COMPANY

Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2--INVENTORIES

                                                                    December 31,
                                                                        1998
                                                                    ------------
     Inventories at FIFO cost
       Merchandise.................................................  $2,171,856
       Petroleum products..........................................   1,218,674
                                                                     ----------
                                                                      3,390,530
     Less adjustment to LIFO cost
       Merchandise.................................................    (229,360)
       Petroleum products..........................................    (454,183)
                                                                     ----------
     Inventories at LIFO cost......................................  $2,706,987
                                                                     ==========

NOTE 3--EQUIPMENT SOLD

                                                                     December
                                                                     31, 1998
                                                                    -----------
     Original cost................................................. $16,519,068
     Less accumulated depreciation.................................  11,121,049
                                                                    -----------
                                                                    $ 5,398,019
                                                                    ===========

NOTE 4--CONCENTRATIONS OF CREDIT RISK AND CONTINGENT LIABILITIES

      Financial instruments which potentially subject the company to credit risk consist of temporary cash investments, trade accounts receivable and notes receivable. Taylor Oil Company regularly maintains cash balances in excess of federally insured limits only with financial institutions of high credit standing. Credit risk with respect to retail accounts receivable is limited due to the large number of customers in different industries and localities, all of whom are regularly reviewed for credit worthiness. Wholesale accounts receivable risk is minimized by performing ongoing credit evaluations of each customers financial condition. Risk of loss from notes receivable, which generally arise from the sale of company properties, is limited by maintaining a deed of trust on the underlying property.

      Taylor Oil Company is contingently liable as a guarantor of a $1,000,000 line of credit and two letters of credit totalling $750,000 for related corporations.

      Historically, the Companys credit losses have been insignificant.

NOTE 5--CONVENIENCE STORE LEASES

      As of December 31, 1998, the Taylor Oil leases 38 convenience store properties, of which 30 are owned by Taylor Oil Company shareholders or other related parties. Two other ancillary properties are leased by Taylor Oil, one of which is subleased.

                               TAYLOR OIL COMPANY

      Total net rent expense for 1996, 1997 and 1998 was $1,308,267, $1,361,498 and $1,369,278 respectively. Of these totals, related parties were paid $1,196,982 in 1996, $1,187,408 in 1997 and $1,188,978 in 1998.

NOTE 6--EMPLOYEE PROFIT SHARING PLAN

      Taylor Oil maintains a combination 401(k)/profit sharing plan for the benefit of all employees meeting age and length of service requirements. Under the plan, for each $1 of salary deferred by plan participants, up to three percent of total compensation, Taylor Oil will contribute $1. Taylor Oil makes additional contributions for the benefit of all eligible employees, with discretionary contributions allocated based on participant compensation. Total retirement plan expense was $300,000 for 1996, $338,000 for 1997 and $388,000 for 1998.

NOTE 7--SUBSEQUENT EVENT

      On February 25, 1999, Taylor Oil sold its retail operation to The Pantry, Inc. The specific assets and the prices for which they were sold are as follows:

     Cash (change fund)............................................ $    69,600
     Receivables...................................................     551,949
     Inventories...................................................   3,173,811
     Prepaid expenses..............................................      47,296
     Property and equipment........................................   4,750,000
     Goodwill......................................................  13,300,000
     Non-compete agreement.........................................     950,000
                                                                    -----------
                                                                    $22,842,656
                                                                    ===========

      All real estate used in Taylor Oil's operations will continue to be owned by Taylor Oil, its shareholders or outside third parties.

      Taylor Oil or its affiliates will continue to own the real property at 52 of the 60 former Taylor Oil locations transferred to The Pantry. These properties will be leased to The Pantry under operating lease agreements with terms of fifteen years and aggregate minimum annual rentals totaling approximately $3,396,000. These leases expire through March 31, 2014, and contain renewal clauses allowing The Pantry to extend the leases for four additional five-year periods. The leases also contain rental escalation clauses which provide for increases in the base rents every five years of the initial term, based on increases in the consumer price index for the five-year period, not to exceed 7.5%.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,250,000 Shares

                                The Pantry, Inc.

                                  Common Stock


                               ----------------

                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.

                         Banc of America Securities LLC

                              Goldman, Sachs & Co.

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses expected to be incurred by The Pantry in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

                                                                    Payable by
                                                                    the Company
                                                                    -----------
   SEC registration fee............................................ $   27,800
   National Association of Securities Dealers, Inc. filing fee.....     10,500
   Nasdaq National Market listing fee..............................     95,000
   Accounting fees and expenses....................................    280,000
   Legal fees and expenses.........................................    350,000
   Printing expenses...............................................    200,000
   Registrar and Transfer Agent's fees.............................     15,000
   Miscellaneous fees and expenses.................................     21,700
                                                                    ----------
     Total......................................................... $1,000,000
                                                                    ==========

Item 14. Indemnification of Directors and Officers

      Under Section 145 of the Delaware General Corporation Law, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Prior to the consummation of the offering, our directors and officers have been indemnified to the full extent permitted by Delaware law under our certificate of incorporation and bylaws. Upon consummation of the offering our bylaws will provide that The Pantry may indemnify its directors and officers and we intend to enter into agreements to indemnify our directors to the full extent permitted by law. These agreements, among other things, will indemnify our directors for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including but not limited to any action by or in the right of The Pantry, on account of services as a director of The Pantry, or as a director or officer of any other company or enterprise to which the person provides services at our request. We have also purchased liability insurance covering our director and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by The Pantry of expenses incurred or paid by a director or officer of The Pantry in the successful defense of any action, suit or proceeding, is asserted by such director or officer in connection with the securities being registered, The Pantry will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Our certificate of incorporation provides that our directors shall not be liable for monetary damages for breach of such director's fiduciary duty of care to us and our stockholders except for liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal or state securities or environmental laws.

      The Purchase Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of The Pantry, and its directors and officers, severally but not jointly, and by The Pantry of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

      In November 1995, The Pantry sold (i) 16,779 shares of its common stock and 75.012 shares of its Series A preferred stock to Freeman Spogli in consideration of $125,120 in cash, and (ii) 698,700 shares of its common stock and 3,123.600 shares of its Series A preferred stock to affiliates of Chase in consideration of $5,206,000 in cash.

      In December 1996, The Pantry sold 17,500 shares of its Series B preferred stock and warrants to purchase 2,346,000 shares of common stock to Freeman Spogli in consideration of an aggregate of $17,500,002 in cash.

      In October 1997, The Pantry sold (i) 3,030,471 shares of its common stock to Freeman Spogli in consideration of $26,739,450 in cash, (ii) 596,190 shares of its common stock to Chase in consideration of $5,260,500 in cash, and (iii) 45,339 shares of its common stock to Peter J. Sodini in consideration of (x) $185,000 in cash and (y) $215,050 in the form of a secured promissory note to the Company. Also in October 1997, all of The Pantry's issued and outstanding Series A preferred stock was contributed back to The Pantry and cancelled.

      In July 1998, The Pantry sold (i) 1,845,690 shares of its common stock to Freeman Spogli in consideration of $20,809,250 in cash and (ii) 371,688 shares of its common stock to Chase in consideration of $4,190,600 in cash.

      In November 1998, The Pantry sold 22,185 shares of its common stock to a director under its stock subscription plan in consideration of $250,125 in cash.

      The sale and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof, as transactions not involving a public offering. The purchasers in these transactions were institutional investors and the chief executive officer and a director of The Pantry. The Pantry did not engage in any general solicitation in connection with these shares. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about The Pantry. No underwriter was employed with respect to any such sales.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits

      The following Exhibits are attached hereto and incorporated herein by reference.

  Exhibit
   Number                         Description of Document
 ----------                       -----------------------
  1.1*      Form of Purchase Agreement.

  2.1(1)    Stock Purchase Agreement dated August 26, 1997 by and between PH
             Holding Corporation ("PH Holding") and Docks U.S.A., Inc.

  2.2(1)    Assignment and Assumption Agreement dated October 23, 1997 between
             PH Holding and The Pantry.

  2.3(2)    Asset Purchase Agreement dated June 5, 1998 between Quick Stop Food
             Mart, Inc. and The Pantry.

  2.4(3)    Asset Purchase Agreement dated July 6, 1998 between Stallings Oil
             Company and the Company.

  2.5(4)    Asset Purchase Agreement dated September 28, 1998, as amended on
             November 5, 1998, by and among Express Stop, Inc., Bryan Oil
             Company, Inc., Market Express of Shallotte, Inc., Lennon Oil
             Company and The Pantry.

  2.6(9)    Purchase Agreement dated November 30, 1998 among Lil Champ Food
             Stores, Inc. and the Selling Shareholders of Miller: Thomas A.
             Miller, Joseph E. Miller, The Miller Investments Trust U/A dated
             October 11, 1995 and The George C. Miller, Jr. Estate Trust U/A
             dated June 30, 1989, and Miller Brothers and Circle Investments,
             Ltd. and Miller.

  2.7(12)   Asset Purchase Agreement dated January 14, 1999 between Taylor Oil
             Company and the Pantry.

  3.1(1)    Restated Certificate of Incorporation of The Pantry, as amended to date.

  3.2(11)   Bylaws of The Pantry, as amended to date.

  3.3*      Form of Amended and Restated Certificate of Incorporation of The
             Pantry (to be effective upon consummation of the offering).

  3.4*      Amended and Restated Bylaws of The Pantry (to be effective upon consummation of the offering).

  4.1(5)    Indenture dated as of October 23, 1997 among The Pantry, Sandhills,
             Lil' Champ (together with Sandhills, the "Guarantors") and United
             States Trust Company of New York, as Trustee, with respect to the
             10 1/4% Senior Subordinated Notes due 2007 (including the form of
             10 1/4% Senior Subordinated Note due 2007).

  4.2*      Amended and Restated Registration Rights Agreement dated July 2,
             1998 among The Pantry, FS Equity Partners III, L.P. ("FSEP III"),
             FS Equity Partners IV, L.P. ("FSEP IV") FS Equity Partners
             International, L.P. ("FSEP International"), Peter J. Sodini, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., and Baseball
             Partners.

  4.3*      Amended and Restated Stockholders' Agreement dated July 2, 1998 among The Pantry, FSEP III, FSEP IV, FSEP International, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., Baseball
             Partners and Peter J. Sodini.

  5.1*      Opinion of Riordan & McKinzie as to the legality of the securities registered hereunder.

 10.1(6)(7) The Pantry, Inc. 1998 Stock Option Plan.

 10.2*      Form of Incentive Stock Option Agreement.


 Exhibit
 Number                            Description of Document
 -------                           -----------------------
 10.3(1)     Stock Purchase Agreement dated October 23, 1997 among The Pantry,
              FSEP III, FSEP International, CB Capital Investors, L.P. and
              Peter J. Sodini.

 10.4(1)     Contribution to Capital Agreement dated October 23, 1997 among The
              Pantry, FSEP III, FSEP International, Chase Manhattan Capital,
              L.P., and Baseball Partners.

 10.5(1)     Stock Pledge Agreement dated October 23, 1997 between Peter J.
              Sodini and The Pantry.

 10.6(1)     Secured Promissory Note dated October 23, 1997 between Peter J.
              Sodini and The Pantry.

 10.7(1)(7)  Employment Agreement dated June 3, 1996 between Dennis R. Crook and The Pantry (same form of agreement with Daniel McCormack and Douglas Sweeney).

 10.8(10)    Amended and Restated Credit Agreement dated as of January 27, 1999 among The Pantry, the financial institutions listed therein
              (collectively, "Lenders"), First Union National Bank ("First
              Union"), as administrative agent, and Canadian Imperial Bank of
              Commerce ("CIBC"), as syndication agent for Lenders.

 10.9(1)     Company Security Agreement dated as of October 23, 1997 between
              The Pantry and First Union, as administrative agent.

 10.10(1)    Company Pledge Agreement dated as of October 23, 1997 between The
              Pantry and First Union, as administrative agent.

 10.11(1)    Company Trademark Security Agreement dated as of October 23, 1997 between The Pantry and First Union, as administrative agent.

 10.12(1)    Collateral Account Agreement dated as of October 23, 1997 between
              The Pantry and First Union, as administrative agent.

 10.13(1)(7) Employment Agreement dated October 1, 1997 between Peter J. Sodini and The Pantry.

 10.14(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (North
              Carolina) dated October 23, 1997 among The Pantry, David R.
              Cannon, as Trustee, and First Union as Agent.

 10.15(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (South
              Carolina) dated October 23, 1997 between The Pantry and First
              Union, as Agent.

 10.16(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Tennessee)
              dated October 23, 1997 among The Pantry, David R. Cannon, as
              Trustee, and First Union, as Agent.

 10.17(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases (Kentucky) dated October 23, 1997 between The Pantry and First Union, as Agent.

 10.18(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Indiana) dated as of October 23, 1997 between The Pantry and First Union, as
              Agent.

 10.19(1)    Form of Mortgage, Security Agreement, Assignment of Rents and
              Leases and Fixture Filing (Florida) dated October 23, 1997 between Lil' Champ and First Union, as Agent.

 10.20(1)    Form of Deed to Secure Debt, Security Agreement, and Assignment of
              Rents (Georgia) dated October 23, 1997 between Lil' Champ and
              First Union, as Agent.

 10.21*      Form of Subsidiary Guaranty.

 10.22*      Form of Subsidiary Security Agreement.

 10.23*      Form of Subsidiary Pledge Agreement.

 10.24*      Form of Subsidiary Trademark Security Agreement.


 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.25(8) The Pantry Inc. 1998 Stock Subscription Plan.

 10.26*   Form of Stock Subscription Agreement.

 10.27*   Stock Purchase Agreement dated July 2, 1998 among The Pantry, FSEP IV and CB Capital Investors, L.P.

 10.28*   Distribution Service Agreement dated as of March 29, 1998 among The
           Pantry, Lil' Champ and McLane Company, Inc., as amended (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the
           Securities and Exchange Commission).

 10.29*   Form of Indemnification Agreement.

 10.30*   Common Stock Purchase Warrant dated December 30, 1996.

 10.31*   Common Stock Purchase Warrant dated December 30, 1996.

 10.32*   Form of 1999 Stock Option Plan.

 12.1*    Statement re Computation of Earnings to Fixed Charges Ratio.

 21.1*    Subsidiaries of The Pantry.

 23.1*    Consent of Riordan & McKinzie (included as part of Exhibit 5.1).

 23.2     Consent of Deloitte & Touche LLP.

 23.3     Consent of Deloitte & Touche LLP.

 23.4     Consent of Cherry, Bekaert & Holland, L.L.P.

 23.5     Consent of Griffin, Maxwell, Frazelle, P.A.

 23.6     Consent of Edwards, Falls & Renegar, P.L.L.C.

 23.7     Consent of Arthur Andersen LLP.

 23.8     Consent of Deloitte & Touche LLP.

 23.9*    Consent of the National Association of Convenience Stores.

 24.1*    Powers of Attorney (included on signature page).

 27.1*    Financial Data Schedule.

--------

 *   Previously filed.

 (1) Incorporated by reference to the exhibit designated by the same number in The Pantry's Registration Statement on Form S-4 (Registration No. 333-42811) (the "Form S-4").

 (2) Incorporated by reference to the exhibit designated by exhibit number 2.1 in The Pantry's Current Report on Form 8-K dated July 17, 1998.

 (3) Incorporated by reference to the exhibit designated by exhibit number 2.3 in The Pantry's Current Report on Form 8-K dated July 17, 1998.

 (4) Incorporated by reference to the exhibit designated by exhibit number 2.1 in The Pantry's Current Report on Form 8-K dated November 6, 1998.

 (5) Incorporated by reference to the exhibit designated by exhibit number 4.5 in The Pantry's Form S-4.

 (6) Incorporated by reference to the exhibit designated by the same number in The Pantry's Quarterly Report on Form 10-Q for the quarterly period ended December 25, 1997.

 (7) Represents a management contract or compensation plan arrangement.

 (8) Incorporated by reference to the exhibit designated by the same number in The Pantry's Annual Report on Form 10-K dated December 23, 1998.

 (9) Incorporated by reference to the exhibit designated by exhibit 2.1 in The Pantry's Current Report on Form 8-K dated February 5, 1999.

(10) Incorporated by reference to the exhibit designated by exhibit 10.1 in The Pantry's Current Report on Form 8-K dated February 5, 1999.

(11) Incorporated by reference to the exhibit designated by the same number in The Pantry's Annual Report on Form 10-K for the year ended September 28, 1995.

(12) Incorporated by reference to the exhibit designated by exhibit number 2.1 in The Pantry's Current Report on Form 8-K dated March 12, 1999.

      (b) Financial Statement Schedules

      Schedule
      --------
      Schedule II Valuation and Qualifying Accounts

      Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of The Pantry pursuant to the foregoing provisions, or otherwise, The Pantry has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by The Pantry of expenses incurred or paid by a director, officer or controlling person of The Pantry in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Pantry will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      The undersigned hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on the 4th day of June 1999.

                                          THE PANTRY, INC.

                                                    /s/ William T. Flyg
                                          By: _________________________________
                                                      William T. Flyg
                                              Senior Vice President and Chief
                                                     Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                           Title                 Date
             ---------                           -----                 ----

                 *                   President, Chief Executive    June 4, 1999
____________________________________  Officer and Director
          Peter J. Sodini             (Principal Executive
                                      Officer)

        /s/ William T. Flyg          Senior Vice President and     June 4, 1999
____________________________________  Chief Financial Officer
          William T. Flyg             (Principal Financial
                                      Officer)

                 *                   Vice President and Corporate  June 4, 1999
____________________________________  Controller (Principal
          Joseph J. Duncan            Accounting Officer)

                 *                   Director                      June 4, 1999
____________________________________
         William M. Wardlaw
                 *                   Director                      June 4, 1999
____________________________________
         Charles P. Rullman

                 *                   Director                      June 4, 1999
____________________________________
            Jon D. Ralph

                 *                   Director                      June 4, 1999
____________________________________
          Todd W. Halloran


             Signature                           Title                 Date
             ---------                           -----                 ----
                 *                   Director                      June 4, 1999
____________________________________
       Christopher C. Behrens

                 *                   Director                      June 4, 1999
____________________________________
         Peter M. Starrett

        /s/ William T. Flyg
*By: __________________________
        William T. Flyg
        Attorney-in-Fact

                                THE PANTRY, INC.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (Dollars In Thousands)

                                       Additions              Deductions
                           Balance at  Charged to Additions  for Payments  Balance
                          Beginning of Costs and  Charged to  or Write-    at End
                             Period     Expenses   Goodwill      offs     of Period
                          ------------ ---------- ---------- ------------ ---------
Year ended September 26,
 1996:
  Allowance for doubtful
   accounts.............    $   251      $  (46)    $  --       $ (55)     $   150
  Reserve for
   environmental
   issues...............      5,720         617        --        (105)       6,232
  Reserve for closed
   stores...............        463         707        --        (210)         960
  Deferred tax asset
   valuation allowance..        573       1,209        --         --         1,782
                            -------      ------     ------      -----      -------
                            $ 7,007      $2,487     $  --       $(370)     $ 9,124
                            =======      ======     ======      =====      =======
Year ended September 25,
 1997:
  Allowance for doubtful
   accounts.............    $   150      $  --      $  --       $ --       $   150
  Reserve for
   environmental
   issues...............      6,232       1,620        --         (46)       7,806
  Reserve for closed
   stores...............        960          60        --         (70)         950
  Deferred tax asset
   valuation allowance..      1,782         (96)       --         --         1,686
                            -------      ------     ------      -----      -------
                            $ 9,124      $1,584     $  --       $(116)     $10,592
                            =======      ======     ======      =====      =======
Year ended September 24,
 1998:
  Allowance for doubtful
   accounts.............    $   150      $  130     $  --       $ --       $   280
  Reserve for
   environmental
   issues...............      7,806       6,456      3,150       (275)      17,137
  Reserve for closed
   stores...............        950         380        383       (110)       1,603
  Deferred tax asset
   valuation allowance..      1,686         750        --         --         2,436
                            -------      ------     ------      -----      -------
                            $10,592      $7,716     $3,533      $(385)     $21,456
                            =======      ======     ======      =====      =======

                                 EXHIBIT INDEX

 Exhibit
 Number                           Description of Document
 -------                          -----------------------
  1.1*      Form of Purchase Agreement.

  2.1(1)    Stock Purchase Agreement dated August 26, 1997 by and between PH
             Holding Corporation ("PH Holding") and Docks U.S.A., Inc.

  2.2(1)    Assignment and Assumption Agreement dated October 23, 1997 between
             PH Holding and The Pantry.

  2.3(2)    Asset Purchase Agreement dated June 5, 1998 between Quick Stop Food
             Mart, Inc. and The Pantry.

  2.4(3)    Asset Purchase Agreement dated July 6, 1998 between Stallings Oil
             Company and The Pantry.

  2.5(4)    Asset Purchase Agreement dated September 28, 1998, as amended on
             November 5, 1998, by and among Express Stop, Inc., Bryan Oil
             Company, Inc., Market Express of Shallotte, Inc., Lennon Oil
             Company and The Pantry.

  2.6(9)    Purchase Agreement dated November 30, 1998 among Lil Champ Food
             Stores, Inc. and the Selling Shareholders of Miller: Thomas A.
             Miller, Joseph E. Miller, The Miller Investments Trust U/A dated
             October 11, 1995 and The George C. Miller, Jr. Estate Trust U/A
             dated June 30, 1989, and Miller Brothers and Circle Investments,
             Ltd. and Miller.
  2.7(12)   Asset Purchase Agreement dated January 14, 1999 between Taylor Oil
             Company and The Pantry.

  3.1(1)    Restated Certificate of Incorporation of The Pantry, as amended to date.

  3.2(11)   Bylaws of The Pantry, as amended to date.

  3.3*      Form of Amended and Restated Certificate of Incorporation of The
             Pantry (to be effective upon consummation of the offering).

  3.4*      Amended and Restated Bylaws of The Pantry (to be effective upon consummation of the offering).

  4.1(5)    Indenture dated as of October 23, 1997 among The Pantry, Sandhills,
             Lil' Champ (together with Sandhills, the "Guarantors") and United
             States Trust Company of New York, as Trustee, with respect to the
             10 1/4% Senior Subordinated Notes due 2007 (including the form of
             10 1/4% Senior Subordinated Note due 2007).

  4.2*      Amended and Restated Registration Rights Agreement dated July 2,
             1998 among The Pantry, FS Equity Partners III, L.P. ("FSEP III"),
             FS Equity Partners IV, L.P. ("FSEP IV") FS Equity Partners
             International, L.P. ("FSEP International"), Peter J. Sodini, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., and Baseball
             Partners.

  4.3*      Amended and Restated Stockholders' Agreement dated July 2, 1998 among The Pantry, FSEP III, FSEP IV, FSEP International, Chase
             Manhattan Capital, L.P., CB Capital Investors, L.P., Baseball
             Partners and Peter J. Sodini.

  5.1*      Opinion of Riordan & McKinzie as to the legality of the securities registered hereunder.

 10.1(6)(7) The Pantry, Inc. 1998 Stock Option Plan.

 10.2*      Form of Incentive Stock Option Agreement.

 10.3(1)    Stock Purchase Agreement dated October 23, 1997 among The Pantry,
             FSEP III, FSEP International, CB Capital Investors, L.P. and Peter
             J. Sodini.

 10.4(1)    Contribution to Capital Agreement dated October 23, 1997 among The
             Pantry, FSEP III, FSEP International, Chase Manhattan Capital,
             L.P., and Baseball Partners.

 10.5(1)    Stock Pledge Agreement dated October 23, 1997 between Peter J.
             Sodini and The Pantry.

 10.6(1)    Secured Promissory Note dated October 23, 1997 between Peter J.
             Sodini and The Pantry.

 Exhibit
 Number                            Description of Document
 -------                           -----------------------
 10.7(1)(7)  Employment Agreement dated June 3, 1996 between Dennis R. Crook and The Pantry (same form of agreement with Daniel McCormack and
              Douglas Sweeney).

 10.8(10)    Amended and Restated Credit Agreement dated as of January 27, 1999 among The Pantry, the financial institutions listed therein
              (collectively, "Lenders"), First Union National Bank ("First
              Union"), as administrative agent, and Canadian Imperial Bank of
              Commerce ("CIBC"), as syndication agent for Lenders.

 10.9(1)     Company Security Agreement dated as of October 23, 1997 between
              The Pantry and First Union, as administrative agent.

 10.10(1)    Company Pledge Agreement dated as of October 23, 1997 between The
              Pantry and First Union, as administrative agent.

 10.11(1)    Company Trademark Security Agreement dated as of October 23, 1997 between The Pantry and First Union, as administrative agent.

 10.12(1)    Collateral Account Agreement dated as of October 23, 1997 between
              The Pantry and First Union, as administrative agent.

 10.13(1)(7) Employment Agreement dated October 1, 1997 between Peter J. Sodini and The Pantry.

 10.14(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (North
              Carolina) dated October 23, 1997 among The Pantry, David R.
              Cannon, as Trustee, and First Union as Agent.

 10.15(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (South
              Carolina) dated October 23, 1997 between The Pantry and First
              Union, as Agent.

 10.16(1)    Form of Amended and Restated Deed of Trust, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Tennessee)
              dated October 23, 1997 among The Pantry, David R. Cannon, as
              Trustee, and First Union, as Agent.

 10.17(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases (Kentucky) dated October 23, 1997 between The Pantry and First Union, as Agent.

 10.18(1)    Form of Amended and Restated Mortgage, Security Agreement,
              Assignment of Rents and Leases and Fixture Filing (Indiana) dated as of October 23, 1997 between The Pantry and First Union, as
              Agent.

 10.19(1)    Form of Mortgage, Security Agreement, Assignment of Rents and
              Leases and Fixture Filing (Florida) dated October 23, 1997 between Lil' Champ and First Union, as Agent.

 10.20(1)    Form of Deed to Secure Debt, Security Agreement, and Assignment of
              Rents (Georgia) dated October 23, 1997 between Lil' Champ and
              First Union, as Agent.

 10.21*      Form of Subsidiary Guaranty.

 10.22*      Form of Subsidiary Security Agreement.

 10.23*      Form of Subsidiary Pledge Agreement.

 10.24*      Form of Subsidiary Trademark Security Agreement.

 10.25(8)    The Pantry Inc. 1998 Stock Subscription Plan.

 10.26*      Form of Stock Subscription Agreement.

 10.27*      Stock Purchase Agreement dated July 2, 1998 among The Pantry, FSEP
              IV and CB Capital Investors, L.P.

 10.28*      Distribution Service Agreement dated as of March 29, 1998 among
              The Pantry, Lil' Champ and McLane Company, Inc., as amended
              (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission).

 Exhibit
  Number                       Description of Document
 --------                      -----------------------
 10.29*   Form of Indemnification Agreement.

 10.30*   Common Stock Purchase Warrant dated December 26, 1996.

 10.31*   Common Stock Purchase Warrant dated December 26, 1996.

 10.32(7) Form of 1999 Stock Option Plan.

 12.1*    Statement re Computation of Earnings to Fixed Charges Ratio.

 21.1*    Subsidiaries of The Pantry.

 23.1*    Consent of Riordan & McKinzie (included as part of Exhibit 5.1).

 23.2     Consent of Deloitte & Touche LLP.

 23.3     Consent of Deloitte & Touche LLP.

 23.4     Consent of Cherry, Bekaert & Holland, L.L.P.

 23.5     Consent of Griffin, Maxwell, Frazelle, P.A.

 23.6     Consent of Edwards, Falls & Renegar, P.L.L.C.

 23.7     Consent of Arthur Andersen LLP.

 23.8     Consent of Deloitte & Touche LLP.

 23.9*    Consent of the National Association of Convenience Stores.

 24.1*    Powers of Attorney (included on signature page).

 27.1*    Financial Data Schedule.

--------

 *   Previously filed.

 (1) Incorporated by reference to the exhibit designated by the same number in The Pantry's Registration Statement on Form S-4 (Registration No. 333-42811) (the "Form S-4").

 (2) Incorporated by reference to the exhibit designated by exhibit number 2.1 in The Pantry's Current Report on Form 8-K dated July 17, 1998.

 (3) Incorporated by reference to the exhibit designated by exhibit number 2.3 in The Pantry's Current Report on Form 8-K dated July 17, 1998.

 (4) Incorporated by reference to the exhibit designated by exhibit number 2.1 in The Pantry's Current Report on Form 8-K dated November 6, 1998.

 (5) Incorporated by reference to the exhibit designated by exhibit number 4.5 in The Pantry's Form S-4.

 (6) Incorporated by reference to the exhibit designated by the same number in The Pantry's Quarterly Report on Form 10-Q for the quarterly period ended December 25, 1997.

 (7) Represents a management contract or compensation plan arrangement.

 (8) Incorporated by reference to the exhibit designated by the same number in The Pantry's Annual Report on Form 10-K dated December 23, 1998.

 (9) Incorporated by reference to the exhibit designated by exhibit 2.1 in The Pantry's Current Report on Form 8-K dated February 5, 1999.

(10) Incorporated by reference to the exhibit designated by exhibit 10.1 in The Pantry's Current Report on Form 8-K dated February 5, 1999.

(11) Incorporated by reference to the exhibit designated by the same number in The Pantry's Annual Report on Form 10-K for the year ended September 28, 1995.

(12) Incorporated by reference to the exhibit designated by exhibit number 2.1 in The Pantry's Current Report on Form 8-K dated March 12, 1999.